As filed with the Securities and Exchange Commission on December 22, 2004
No. 333-120002

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Viskase Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3089	95-2677354
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

625 Willowbrook Centre Parkway

Willowbrook, Illinois 60527
(630) 789-4900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gordon S. Donovan

Vice President and Chief Financial Officer
Viskase Companies, Inc.
625 Willowbrook Centre Parkway
Willowbrook, Illinois 60527
(630) 789-4900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Thomas A. Monson
Jenner & Block LLP
One IBM Plaza
Chicago, Illinois 60611
(312) 222-9350
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

    If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY DRAFT DATED DECEMBER 22, 2004, SUBJECT TO COMPLETION

OFFER TO EXCHANGE

$90,000,000 11 1/2% Senior Secured Notes due 2011

Which Have Been Registered Under the Securities Act of 1933
for
Any and All Outstanding
$90,000,000 11 1/2% Senior Secured Notes Due 2011,
of
Viskase Companies, Inc.

PRINCIPAL TERMS OF THE EXCHANGE OFFER AND THE EXCHANGE NOTES

•	We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “Exchange Offer”), all outstanding 11 1/2% senior secured notes due 2011 (the “Outstanding Notes”) that are validly tendered and not withdrawn for an equal principal amount of new 11 1/2% senior secured notes due 2011 (the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

•	You may withdraw tenders of Outstanding Notes at any time prior to the expiration of the Exchange Offer.

•	The Exchange Offer will expire 5:00 p.m., New York City time, on ● , 2004, unless extended.

•	The terms of the Exchange Notes are substantially identical to the Outstanding Notes, except that the Exchange Notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the Outstanding Notes do not apply to the Exchange Notes.

•	The Exchange Notes will represent the same debt as the Outstanding Notes, and we will issue the Exchange Notes under the same indenture.

•	The terms of the Exchange Offer and the Exchange Notes are summarized below and more fully described in this prospectus.

•	There is no existing market for the Outstanding Notes or the Exchange Notes. We do not intend to list the Exchange Notes on any securities exchange or seek approval for quotation through any automated trading system.

You should carefully consider the “Risk Factors” beginning on page 11 of this prospectus before participating in the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus.
Any representation to the contrary is a criminal offense.

The date of this prospectus is ● , 2004.

Additional Information	i
Prospectus Summary	1
Risk Factors	11
The Exchange Offer	26
Capitalization	35
Selected Consolidated Historical Financial Data	36
Management’s Discussion and Analysis of Financial Condition and Results of Operations	39
Business	56
Management	64
Security Ownership of Certain Beneficial Owners and Management	71
Certain Relationships and Related Transactions	73
Use of Proceeds	74
Description of Certain Indebtedness	75
Description of the Notes	77
United States Federal Income Tax Considerations	130
Plan of Distribution	133
Legal Matters	133
Experts	133
Forward-Looking Statements	134
Index to Consolidated Financial Statements	F-1
Indenture
Opinion of Jenner & Block LLP
Loan and Security Agreement
Intellectual Property Security Agreement
Pledge Agreement (Domestic)
Pledge Agreement (Foreign)
First Supplemental Indenure, dated as of June 29, 2004
Management Incentive Plan
Severance Plan
Restructuring Agreement
Security Agreement
Intellectual Property Security Agreement
Pledge Agreement
List of Subsidiaries of the Company
Consent of PricewaterhouseCoopers, LLP
Consent of Grant Thornton, LLP
Form of Letter of Transmittal

ADDITIONAL INFORMATION

      We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and in its exhibits. For further information relating to us and the Exchange Notes, we refer you to the registration statement and its exhibits, from which this prospectus incorporates important business and financial information about the Company that is not included in or delivered herewith. You may read and copy the registration statement, including its exhibits, at the SEC’s Public Reading Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reading Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains a Web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants like us who file electronically with the SEC. You can obtain a copy of any of our filings, without charge, by contacting us at the following address:

Corporate Secretary

Viskase Companies, Inc.
625 Willowbrook Centre Parkway
Willowbrook, Illinois 60527
(630) 789-4900

      To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the Exchange Offer.

      We are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following effectiveness of the registration statement of which this prospectus is a part, we will file annual, quarterly and current reports and other information with the SEC in accordance with the Exchange Act. You may read and copy any document we file with the SEC at the SEC’s address set forth above.

i

PROSPECTUS SUMMARY

      This summary highlights certain information that we believe is especially important concerning our business and this Exchange Offer. It does not contain all of the information that may be important to you and to your investment decision. You should carefully read the entire prospectus and should consider, among other things, the matters set forth in the section entitled “Risk Factors” before deciding to participate in the Exchange Offer. In this prospectus, unless indicated otherwise, “Viskase” or the “Company” refers to Viskase Companies, Inc., the issuer of the notes, and “we,” “us,” and “our” refer to Viskase and its subsidiaries.

Our Company

      We are a leading worldwide producer of non-edible cellulosic, fibrous and plastic casings used to prepare and package processed meat products. We provide value-added support services relating to these products to our customers, which include some of the world’s largest global consumer products companies. In 1925, one of our predecessors invented the basic process for producing casings from regenerated cellulose for commercial production, and we and/or our predecessors have been in the processed meat flexible packaging business for over 79 years. We believe we are one of the two largest worldwide producers of non-edible cellulosic casings for small-diameter processed meats, such as hot dogs. In addition, we believe we are one of the leading producers of non-edible fibrous casings for large-diameter sausages, salami, hams and other processed meat products. We also produce plastic casings for a wide range of processed meat and poultry applications. Our high-quality product offering and superior customer service have resulted in strong and longstanding relationships with our blue-chip customer base that includes Kraft, Smithfield Foods and ConAgra. The average length of our relationships with our top 15 customers is greater than ten years. We operate seven manufacturing facilities and eight distribution centers in North America, Europe and Latin America, and, as a result, we are able to sell our products in most countries throughout the world.

      The Company is a Delaware corporation. Our principal executive offices are located at 625 Willowbrook Centre Parkway, Willowbrook, Illinois 60527, and our telephone number is (630) 789-4900. Our website is www.viskase.com. Our website and the information included therein are not part of this prospectus.

The Industry

      The flexible packaging market in the United States is comprised of paper, plastic film or foil products and laminations of these materials. According to industry sources, domestic demand for flexible packaging was 6.0 billion pounds in 2003, and has grown from 5.5 billion pounds in 1998, reflecting a compound annual growth rate of 1.9%. Industry analysts expect the flexible packaging market as a whole to continue to expand at a steady rate due to technological advances and manufacturers’ needs for higher performance packaging. According to industry sources, domestic demand for flexible packaging is expected to reach 6.8 billion pounds by 2008, which would reflect a compound annual growth rate of 2.4% from 2003. Furthermore, domestic demand for flexible packaging for meat, poultry and seafood, the subsection of the flexible packaging market in which we operate, has been growing. Industry sources report that domestic demand for flexible packaging used for meat, poultry and seafood increased to 540 million pounds in 2003 from 515 million pounds in 1998, reflecting a compound annual growth rate of 1.0%. Domestic demand for flexible packaging for meat, poultry and seafood is expected to reach 594 million pounds by 2008, which would reflect a compound annual growth rate of 1.9% from 2003. We believe that we will continue to benefit from these stable United States industry fundamentals in both the general and the meat, poultry and seafood flexible packaging markets. We also believe that growth in demand for flexible meat, poultry and seafood packaging will occur in international markets. We expect modest growth in developed countries and, due to increasing wealth and availability of quality nutrition, more expansive growth in developing countries.

      We participate in the small-diameter cellulosic, fibrous and plastic casings segments of the general flexible packaging market. Casings are used in the production of processed meat and poultry products, such as hot dogs, sausages, salami, ham and bologna. In the manufacturing of these products, a meat preparation is stuffed into a casing and then cooked, smoked or dried. The casing utilized determines the size, consistency of shape, and overall appearance and quality of the final product. Small-diameter cellulosic, fibrous and plastic casings also permit high-speed stuffing and processing of products on commercially available, automated equipment, which provides a meat processor with consistent product quality, high production output rates and lower manufacturing costs.

SUMMARY OF THE EXCHANGE OFFER

      The summary below describes the principal terms of the Exchange Offer. The description below is subject to important limitations and exceptions. Please read the section entitled “The Exchange Offer” in this prospectus, which contains a more detailed description of the Exchange Offer.

The Exchange Offer	On June 29, 2004, we completed the private offering of $90,000,000 aggregate principal amount of 11 1/2% Senior Secured Notes due 2011, which we refer to as the “Outstanding Notes.” The Outstanding Notes were issued under an indenture (the “Indenture”), between the Company and LaSalle Bank, National Association, as Trustee (the “Trustee”). As part of the offering of the Outstanding Notes, we entered into a registration rights agreement in respect of the Outstanding Notes in which we agreed, among other things, to deliver this prospectus to you and to complete the Exchange Offer for the Outstanding Notes.

We are offering to exchange $90,000,000 aggregate principal amount of our new 11 1/2% Senior Secured Notes due 2011 which we refer to as the “Exchange Notes,” for all Outstanding Notes. Throughout this prospectus, we refer to the Exchange Notes and the Outstanding Notes, collectively, as the “Notes.” The Exchange Notes have been registered under the Securities Act and will be issued under the same Indenture as the Outstanding Notes.

We intend to satisfy our obligations to complete the Exchange Offer under the registration rights agreement through the issuance of the Exchange Notes. The Exchange Notes have terms substantially identical to the terms of the Outstanding Notes, except that the Exchange Notes have been registered under the Securities Act and are not entitled to registration rights under the registration rights agreement. In order to be exchanged, an Outstanding Note must be properly tendered and accepted. All Outstanding Notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $90,000,000 aggregate principal amount of the Outstanding Notes outstanding. We will issue Exchange Notes promptly after the expiration of the Exchange Offer. You may tender your Outstanding Notes for exchange in whole or in part in integral multiples of $1,000 principal amount.

See “The Exchange Offer.”

Resales	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Notes issued in the Exchange Offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the Exchange Notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes; and

• you are not an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Notes:

• you cannot rely on the applicable interpretations of the staff of the SEC; and

• you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the Exchange Notes issued in the Exchange Offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the Exchange Notes.

Furthermore, any broker-dealer that acquired any of its Outstanding Notes directly from us:

• may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan, Stanley & Co.
  Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2,
1993); and

• must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

See “Plan of Distribution.”

Expiration Date; Withdrawal of Tenders	The Exchange Offer will expire at 5:00 p.m., New York City time, on ● , 2004, or such later date and time to which we extend the expiration date. A tender of Outstanding Notes pursuant to the Exchange Offer may be withdrawn at any time before 5:00 p.m., New York City time on the expiration date. Any Outstanding Notes not accepted for exchange for any reason will be returned promptly after the expiration or termination of the Exchange Offer without expense to the tendering holder.

Conditions to the Exchange Offer	The Exchange Offer is subject to customary conditions, some of which we may waive in our discretion. Holders of Outstanding Notes will have specified rights against us under the registration rights agreement executed as part of the private offering of the Outstanding Notes should we fail to complete the Exchange Offer.

See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to accept the Exchange Offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the Outstanding Notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold Outstanding Notes through The Depository Trust Company (“DTC”), and wish to participate in the Exchange Offer, you must comply with the Automated Tender Offer Program (“ATOP”), by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal you represent to us that, among other things:

• any Exchange Notes that you receive will be acquired in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person or entity to participate in a distribution of the Exchange Notes;

• if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes; and

• you are not an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of ours.

Please do not send your letter of transmittal or your Outstanding Notes to us. Those documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of Outstanding Notes that are not registered in your name and you wish to tender such Outstanding Notes in the Exchange Offer, you should contact the registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures	If you wish to tender your Outstanding Notes and your Outstanding Notes are not immediately available, or you cannot deliver your Outstanding Notes, the letter of transmittal or any other documents required by the letter of transmittal, or you cannot comply with the applicable procedures under ATOP prior to the expiration date, you must tender your Outstanding Notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making and consummation of the Exchange Offer, we will fulfill a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the Outstanding Notes under the circumstances described in the registration rights agreement. If you are a holder of Outstanding Notes and you do not tender your Outstanding Notes in the Exchange Offer, you will continue to be entitled to all the rights and subject to all the limitations applicable to the Outstanding Notes in the Indenture, except as noted above.

To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, any trading market for Outstanding Notes could be adversely affected.

Interest on the Exchange Notes and the Outstanding Notes	The Exchange Notes will bear interest from the most recent interest payment date to which interest has been paid on the applicable series of notes or, if no interest has been paid, from the issue date of the applicable series of Outstanding Notes. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon the issuance of the Exchange Notes.

Consequences of Failure To Exchange	All Outstanding Notes not tendered in the Exchange Offer will continue to be subject to the restrictions on transfer provided for in the Outstanding Notes and in the Indenture. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the Exchange Offer, we do not currently intend to register the Outstanding Notes under the Securities Act.

U.S. Federal Income Tax Considerations	The exchange of Outstanding Notes for Exchange Notes in the Exchange Offer will not result in any income, gain or loss to the holders who participate in the Exchange Offer or to us for U.S. federal income tax purposes. See “United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of Exchange Notes pursuant to the Exchange Offer.

Exchange Agent	LaSalle Bank N.A. is the exchange agent for the Exchange Offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer — Exchange Agent.”

Summary Description of the Notes

      The summary below describes the principal terms of the Exchange Notes. The terms of the Exchange Notes are substantially identical to the terms of the Outstanding Notes, except that the Exchange Notes are registered under the Securities Act and the registration rights and transfer restrictions applicable to the Outstanding Notes are not applicable to the Exchange Notes. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be governed by the same Indenture. Please read the section entitled “description of the Notes” in this prospectus, which contains a more detailed description of the terms and conditions of the Notes.

Issuer	Viskase Companies, Inc.

Total Amount of Exchange Notes Offered	$90,000,000 aggregate principal amount of 11 1/2% Senior Secured Notes due 2011.

Maturity	June 15, 2011.

Interest Rate	We will pay interest on the Exchange Notes at an annual rate of 11 1/2%.

Interest Payment Dates	Semi-annually in cash, in arrears, on June 15 and December 15, beginning on December 15, 2004.

Guarantees	The Exchange Notes will be guaranteed by all of our future domestic restricted subsidiaries that are not immaterial subsidiaries, however, the Exchange Notes are not currently guaranteed by any of our subsidiaries.

Ranking	The Exchange Notes are senior secured obligations and will rank equally with all of our existing and future senior debt and senior to all of our existing and future subordinated debt. Any guarantees by any of our future domestic restricted subsidiaries will be senior secured obligations and will rank equally with all of the existing and future senior debt of such domestic restricted subsidiaries that guarantee the Exchange Notes and senior to all of their existing and future subordinated debt. The Exchange Notes and any related guarantees will effectively be subordinated to certain secured indebtedness permitted to be incurred under the Indenture, in each case to the extent of the assets securing such indebtedness and so long as the liens on such assets under such indebtedness are senior to the liens securing the Exchange Notes and any such guarantees. The Exchange Notes and any guarantees will also be effectively junior to any liabilities (including trade payables) of our unrestricted subsidiaries, foreign restricted subsidiaries and immaterial subsidiaries. As of September 30, 2004, we had $15,675,000 of indebtedness ranking subordinate to the Notes and $450,000 of indebtedness secured by assets not securing the Notes and therefore ranking effectively senior to the Notes. As of September 30, 2004, the maximum additional amount of indebtedness that we could incur under our existing credit arrangements was $22,500,000.

Security Interest	The Exchange Notes and any related guarantees by any of our future domestic restricted subsidiaries will be secured by substantially all of our and those domestic restricted subsidiaries’ current and future tangible and intangible assets, including all or a portion of the stock of our and their subsidiaries (except that no more than

65% of the voting stock of any foreign subsidiary will constitute collateral securing the Exchange Notes).

The Indenture permits us to incur other senior secured indebtedness and to grant liens on our assets under certain circumstances.

See “Description of the Notes — Collateral.”

Optional Redemption	At any time prior to June 15, 2008, the Company may redeem, at its option, some or all of the Exchange Notes at a make-whole redemption price, plus accrued and unpaid interest on the Exchange Notes to the date of redemption, as more fully described under “Description of the Notes — Redemption — Optional Make-Whole Redemption Prior to June 15, 2008.”

On or after June 15, 2008, we may redeem, at our option, some or all of the Exchange Notes at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest to the date of redemption:

For the Periods	Percentage

On or after June 15, 2008	105	3/4%
On or after June 15, 2009	102	7/8%
On or after June 15, 2010	100%

Prior to June 15, 2007, we may redeem, at our option, up to 35% of the aggregate principal amount of the Exchange Notes with the net proceeds of any equity offering at 111 1/2% of their principal amount, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the Exchange Notes remain outstanding.

See “Description of the Notes — Redemption.”

Excess Cash Flow Offer	Within 90 days after the end of each fiscal year (beginning with the fiscal year ending 2006) for which our “excess cash flow” (as defined in “Description of the Notes — Certain Definitions”) was greater than or equal to $2.0 million, we may be required to offer to repurchase (subject to certain exceptions) a portion of the Notes at 101% of principal amount, plus accrued and unpaid interest to the date of purchase, with 50% of the excess cash flow from such fiscal year.

See “Description of the Notes — Excess Cash Flow Offer.”

Change of Control Offer	If we undergo a change of control, the holders of the Exchange Notes will have the right to put their Exchange Notes to us at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. If the holders of the Exchange Notes exercise such right, we may not have funds available to pay the purchase price, and we may be unable to obtain the necessary third party financing to meet our purchase obligations pursuant to a change of control offer.

See “Description of the Notes — Repurchase upon Change of Control.”

Asset Sale Proceeds	If we engage in asset sales, we must either invest the net cash proceeds from such sales in our business within a certain period of time (subject to certain exceptions), prepay indebtedness under our revolving credit facility (unless the assets that are the subject of such sales are comprised of real property, fixtures or improvements thereon or equipment) or make an offer to purchase at 100% of principal amount, plus accrued and unpaid interest to the date of purchase, a principal amount of the Exchange Notes equal to any excess net cash proceeds.

See “Description of the Notes — Certain Covenants — Limitation on Asset Sales.”

Certain Indenture Provisions	The Indenture contains covenants that, among other things, limit our ability to:

• incur additional indebtedness or issue disqualified capital stock;

• pay dividends, redeem subordinated debt or make other restricted payments;

• make certain investments or acquisitions;

• issue stock of subsidiaries;

• grant or permit certain liens on our assets;

• enter into certain transactions with affiliates;

• merge, consolidate or transfer substantially all of our assets;

• incur dividend or other payment restrictions affecting certain of our subsidiaries;

• transfer, sell or acquire assets, including capital stock of our subsidiaries; and

• change the business we conduct.

These covenants are subject to a number of important limitations and exceptions.

In addition, the Indenture contains a financial covenant requiring us to maintain a minimum amount of “Consolidated EBITDA” (as defined in “Description of the Notes — Definitions”) at the end of each fiscal quarter unless we maintain a certain level of liquidity.

See “Description of the Notes — Certain Covenants.”

Trading	We do not intend to list the Exchange Notes on any securities exchange or seek approval for quotation of the Exchange Notes through any automated trading system. The initial purchaser of the Outstanding Notes currently makes a market in the Outstanding Notes and has informed us that, while it is not obligated to do so, it currently intends to make a market in the Exchange Notes to be issued. The initial purchaser, however, may cease its market-making activities at any time.

      For more information about the Exchange Notes, see “Description of the Notes.”

Risk Factors

      You should carefully consider all of the information set forth in this prospectus and, in particular, you should refer to the section captioned “Risk Factors” for an explanation of certain risks related to the Exchange Notes and participation in the Exchange Offer.

SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

      The following table sets forth our summary historical, unaudited interim and unaudited pro forma consolidated financial data for the periods ended and the dates indicated. We have derived the summary historical consolidated financial data for the years ended December 31, 2001, 2002 and 2003 from our audited consolidated financial statements and related notes for such years included elsewhere in this prospectus. We have derived the summary historical consolidated financial data as of September 30, 2004 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. We have derived the summary historical consolidated financial data for the period April 3, 2003 through December 31, 2003 from our audited consolidated financial statements and related notes for the year ended December 31, 2003. We have derived the summary historical consolidated financial data for the periods January 1 through April 2, 2003 and April 3, 2003 through September 30, 2003 from our unaudited interim consolidated financial statements and related notes for the periods January 1 through April 2, 2003 and April 3, 2003 through September 30, 2003 included elsewhere in this prospectus. In the opinion of our management, our unaudited interim consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, the results of our operations and cash flows. The results of operations for the nine-month period ended September 30, 2004 are not necessarily indicative of the operating results to be expected for a full fiscal year.

      Moreover, as a result of our emergence from Chapter 11 bankruptcy and the application of fresh-start accounting, our unaudited historical and pro forma consolidated financial data for the periods subsequent to April 2, 2003, following the effective date of our plan of reorganization in the bankruptcy proceedings, are referred to as the “Reorganized Company” and are not comparable to those for the periods prior to April 3, 2003, which are referred to as the “Predecessor Company.”

      The pro forma data for the nine-month period ended September 30, 2004 gives effect to the original offering of the Notes, the repayment of certain capital lease obligations and the purchase of $55.5 million of our 8% Senior Notes at a purchase price of 90% of the aggregate principal amount thereof, together with accrued and unpaid interest to the purchase date therefor, as if they occurred on October 1, 2003, while the pro forma balance sheet data give effect to these transactions as if they occurred as of September 30, 2004. The summary historical and unaudited interim consolidated financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes included elsewhere in this prospectus.

	Predecessor Company			Reorganized Company

	Year Ended		January 1	April 3	April 3	Nine Months
	December 31,		Through	Through	Through	Ended
			April 2,	December 31,	September 30,	September 30,
	2001	2002	2003	2003	2003	2004

	(Dollars in thousands)
Income Statement Data:
Net sales	$189,315	$183,577	$45,402	$152,408	$101,094	$154,366
Gross margin	33,057	36,736	7,371	32,419	22,446	32,676
Selling, general and administrative expenses	40,027	38,526	8,890	24,664	16,645	22,779
Operating (loss) income	(13,736)	2,342	(2,019)	(40,813)	4,100	8,421
Net (loss) income	(25,526)	(19,330)	151,873	(46,627)	(465)	(15,103)
Other Financial Data:
Depreciation and amortization	23,125	22,959	5,338	10,067	6,722	8,819
Capital expenditures	5,882	3,824	527	3,764	1,349 (1)	3,898 (1)

Pro Forma Data:
Total interest expense(2)(3)	$13,503
Cash interest expense(4)	10,977
Domestic collateral(5)	83,302
Net debt(6)	67,470
Domestic collateral/ Net debt(7)	1.2	x

	As of September 30, 2004

	Actual	Pro Forma(8)

Balance Sheet Data:
Cash and cash equivalents(9)	$33,249	$33,249
Property, plant and equipment, net	86,260	86,260
Total assets	203,545	203,545
Total debt	100,719	100,719
Total stockholders’ (deficit) equity	(55,826)	(55,826)

(1)	Capital expenditures total does not include $9,500 for reacquisition of leased assets.

(2)	Pro forma total interest expense includes $183 of amortization of deferred financing costs.

(3)	The effect of the Note issuance, repayment of the GECC lease and repurchase of the 8% Senior Notes on pro forma interest expense was $7,812, $(5,304) and $(2,148), respectively.

(4)	Pro forma cash interest expense is calculated as total interest expense less non-cash interest on 8% Senior Notes of $2,200, effective interest of $143 on the Notes and non-cash charges of $183 related to the amortization of deferred financing costs.

(5)	Domestic collateral is defined as the sum of domestic receivables, domestic inventories and domestic property, plant and equipment, net as of September 30, 2004. Domestic collateral does not include the value of the stock of foreign subsidiaries.

(6)	Net debt is defined as total debt less cash and cash equivalents as of September 30, 2004.

(7)	Calculated as the pro forma domestic collateral divided by the pro forma net debt at September 30, 2004.

(8)	Pro forma numbers assume $55.5 million of our 8% Senior Notes were repurchased by the Company concurrently with completion of the June 29, 2004 offering of the Outstanding Notes, at a price equal to 90% of the aggregate principal amount as of December 31, 2003.

(9)	Includes $2.7 million of restricted cash primarily securing letters of credit.

RISK FACTORS

      In addition to the information contained elsewhere in this prospectus, the following risk factors should be carefully considered in evaluating the Exchange Offer and an investment in the Exchange Notes. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest and principal on the Notes and could adversely affect the value of the Notes. The following risk factors, other than “If you do not exchange your Outstanding Notes, they may be difficult to resell,” generally apply both to the Outstanding Notes and to the Exchange Notes.

Risks Related to the Exchange Offer

If you do not exchange your Outstanding Notes, they may be difficult to resell.

      As Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining Outstanding Notes that are not tendered or are tendered but not accepted will be adversely affected. We anticipate that most holders of the Outstanding Notes will elect to exchange their Outstanding Notes for Exchange Notes as a result of the general absence of restrictions on the resale of Exchange Notes under the Securities Act. Therefore, we anticipate that the liquidity of the market for any Outstanding Notes remaining after the consummation of the Exchange Offer will be substantially limited.

      The restrictions on transfer of your Outstanding Notes arise because we issued the Outstanding Notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Outstanding Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from these requirements. If you do not tender your Outstanding Notes, or if your Outstanding Notes are not accepted for exchange, you will generally have no further right to require us to register your Outstanding Notes after the Exchange Offer. Except in connection with this Exchange Offer, we do not presently intend to register the Outstanding Notes under the Securities Act.

      You should review the more detailed discussion in “The Exchange Offer — Procedures for Tendering” and “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Outstanding Notes.”

You cannot be sure that an active trading market will develop for the Exchange Notes, and you may not be able to sell the Exchange Notes quickly or at attractive prices.

      The Exchange Notes will constitute a new issue of securities, with no established trading market. A market may not develop, and you may not be able to resell your Exchange Notes. We do not intend to apply for the Exchange Notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems; however, we expect that the Exchange Notes will be eligible for trading by qualified institutional buyers (“QIBs”) in PORTAL. As a result, we cannot assure you as to the liquidity of any trading market for the Exchange Notes. You may not be able to sell any of your Exchange Notes at a particular time or at favorable prices and may be required to bear the financial risk of your investment in the Exchange Notes indefinitely. If a trading market were to develop, future trading prices of the Exchange Notes may be volatile and will depend on many factors, including:

•	our ability to complete the Exchange Offer; and

•	the market interest for the Exchange Notes and similar securities.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market for the Exchange Notes, if any, may be subject to similar disruptions that could adversely affect the value of the Exchange Notes.

If you exchange your Outstanding Notes, you may not be able to resell the Exchange Notes you receive in the Exchange Offer without registering them and delivering a prospectus.

      Based solely on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as certain criteria are satisfied. These criteria include that you are not an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of ours, that you acquired your Exchange Notes in the ordinary course of your business and that you are not engaging in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of your Exchange Notes. If any of these criteria is not satisfied, you will be subject to additional limitations, and you may not be able to resell Exchange Notes you receive in the Exchange Offer without registering those Exchange Notes or delivering a prospectus. Moreover, even if you do satisfy the foregoing criteria, we have not submitted a no-action letter to the SEC in connection with this Exchange Offer, and we cannot assure you that the SEC would make a similar determination with respect to this Exchange Offer. See “The Exchange Offer — Resales of the Exchange Notes.”

      In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of Exchange Notes acquired in the Exchange Offer. Holders that are broker-dealers must acknowledge that they acquired their Outstanding Notes in market-making activities or other trading activities and must deliver a prospectus when they resell the Exchange Notes they acquire in the Exchange Offer in order not to be deemed an underwriter.

Risks Related to the Notes

Our substantial level of indebtedness could adversely affect our results of operations, cash flows and ability to compete in our industry. This could, among other things, prevent us from fulfilling our obligations under the Exchange Notes.

      We have substantial indebtedness. In addition, subject to restrictions in the Indenture, we may incur additional indebtedness. This may make it more difficult for us to satisfy our obligations under the Notes. As of September 30, 2004, we had approximately $100.7 million ($106.1 million aggregate principal) of total debt, not including the availability of additional indebtedness, of up to $20.0 million, that we may borrow under our revolving credit facility. Of the total debt, $89.0 million ($90 million aggregate principal) relates to these Notes. We also have $11.2 million ($15.7 million aggregate principal) of our 8% Senior Notes outstanding, which are now unsecured and subordinated to our obligations under certain of our indebtedness, including the Notes and our revolving credit facility.

      Our high level of indebtedness has important implications, including the following:

•	if we fail to satisfy our obligations under the Notes or our other indebtedness, including our revolving credit facility and the 8% Senior Notes, or fail to comply with the restrictive covenants contained in the Indenture or our revolving credit facility, it may result in an event of default, all of our indebtedness could become immediately due and payable, and our lender under our revolving credit facility could foreclose on our assets securing such indebtedness following the occurrence and during the continuance of an event of default; and

•	it may require us to dedicate a substantial portion of our cash flow from our business operations to pay our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, development projects, general operational requirements and other purposes.

      We expect to obtain the money to pay our expenses and to pay the amounts due under the Notes and our other debt primarily from our operations. Our ability to meet our expenses and make these payments thus depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, including the Notes, or to fund other liquidity needs. If we do not have enough money, we may be required to refinance all or part of our then existing debt (including the Notes), sell assets or borrow more money, which we may not be able to accomplish on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements, including the Indenture, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the Notes and our ability to pay the amounts due under the notes.

Despite current indebtedness levels, we may still incur substantially more debt. This could decrease cash or other collateral available to pay the Notes.

      We may incur substantial additional indebtedness in the future. Although the Indenture and our revolving credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, we have the ability to borrow up to $20.0 million under our revolving credit facility, which is secured by liens on all of our personal and real property assets, with certain exceptions. Under certain circumstances, we are permitted to incur in excess of $20.0 million under our revolving credit facility. The liens on collateral comprised of inventory, accounts receivable, lockboxes, deposit accounts into which payments therefor are deposited and proceeds thereof that secure our revolving credit facility are contractually senior, pursuant to an intercreditor agreement, to the liens thereon that secure the Notes. See “Capitalization,” “Selected Consolidated Historical Financial Data,” “Description of Certain Indebtedness” and “Description of the Notes.”

We may not be able to generate the significant amount of cash needed to pay interest and principal amounts on our debt, including the Notes, which could result in our inability to fulfill our obligations under the Notes.

      Our earnings, excluding gains on the early extinguishment of debt, were insufficient to cover our fixed charges for the nine-month period ended September 30, 2004. If our cash flow and capital resources are insufficient to pay interest and principal under our revolving credit facility, the Notes, the 8% Senior Notes and our other debt, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or attempt to restructure our debt. If any of those alternative measures do not permit us to meet our scheduled debt service obligations, we could face substantial liquidity problems and the possibility of a default under our revolving credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

      Unless we were to obtain an appropriate waiver, an event of default would give our lender under our revolving credit facility the right to demand immediate repayment, a demand we might not be able to meet. The Notes will effectively be subordinated in right of payment to our indebtedness under the our revolving credit facility to the extent of our assets securing such indebtedness. We urge you to consider the information under “Capitalization,” “Prospectus Summary — Summary Consolidated Historical and Pro Forma Financial Data,” “Description of the Notes” and “Description of Certain Indebtedness” for more information.

A substantial portion of our business is conducted through foreign subsidiaries, and our failure to generate sufficient cash flow from these subsidiaries, or otherwise repatriate or receive cash from these subsidiaries, could result in our inability to repay our indebtedness, including the Notes.

      Our sales to customers located outside the United States are conducted primarily through subsidiaries organized under the laws of jurisdictions outside of the United States. For the nine-month period ended September 30, 2004, our foreign restricted subsidiaries contributed approximately 41% of our consolidated revenues. As of September 30, 2004, 45% of our consolidated assets, based on book value, were held by foreign subsidiaries. No more than 65% of the voting stock of our foreign subsidiaries will be pledged as security for the Notes, and neither will our foreign subsidiaries be guarantors of the Notes nor is it likely that any of the underlying assets of such foreign subsidiaries will ever be pledged as security for the Notes. Accordingly, our ability to meet our debt service obligations, including our obligations with respect to the Notes, with cash from foreign subsidiaries will depend upon the results of operations of these subsidiaries and may be subject to contractual or other restrictions and other business considerations. In addition, dividend and interest payments to us from our foreign subsidiaries may be subject to foreign withholding taxes, which would reduce the amount of funds we receive from such foreign subsidiaries. Dividends and other distributions from our foreign subsidiaries may also be subject to fluctuations in currency exchange rates and restrictions on repatriation, which could further reduce the amount of funds we receive from such foreign subsidiaries.

None of our foreign restricted subsidiaries, unrestricted subsidiaries or immaterial subsidiaries are guarantors with respect to the Notes, and therefore any claims you may have in respect of the Notes are effectively subordinated to the liabilities of those subsidiaries.

      None of our foreign restricted subsidiaries, unrestricted subsidiaries or immaterial subsidiaries will guarantee the Notes, and it is very unlikely that any assets of any of our foreign subsidiaries will constitute collateral for the Notes. If any of our foreign restricted subsidiaries, unrestricted subsidiaries or immaterial subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of such subsidiary before any of those assets would be made available to us. Consequently, your claims in respect of the Notes would effectively be subordinated to all of the existing and future liabilities of our foreign restricted subsidiaries, unrestricted subsidiaries and immaterial subsidiaries. As of September 30, 2004, our foreign restricted subsidiaries and our immaterial subsidiaries that are domestic restricted subsidiaries have $0.5 million and $0.0 million, respectively, of indebtedness (other than intercompany loans) outstanding, and we will not have any material unrestricted subsidiaries. For the nine-month period ended September 30, 2004, our foreign restricted subsidiaries and those immaterial subsidiaries contributed approximately 45% and 0%, respectively, of our consolidated revenues. As of September 30, 2004, assets of our foreign restricted subsidiaries and of those immaterial subsidiaries had a book value of approximately $92.0 million and $0.3 million, respectively. In addition, because the liens on the collateral securing the Notes include pledges of a portion of the stock (or equivalent equity interest) of our foreign subsidiaries, the validity of those pledges under local law, if applicable, and the ability of the holders of the Notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law, which limitations may or may not affect such liens.

Our obligation to secure the Notes and any related guarantee with a lien on foreign assets is very limited, and because such a lien could result in adverse tax consequences to us at some point in time, it is very unlikely that the Notes or any guarantee will ever be secured by such a lien. As a result, your right to receive payments under the Exchange Notes from cash flow generated by foreign subsidiaries may be subordinated to other senior indebtedness of such subsidiaries.

      We have an obligation under the Indenture to use our reasonable best efforts to cause a lien to be granted on assets acquired by our foreign restricted subsidiaries to secure the Notes and any related guarantees, so long as we determine that obtaining such a lien could not possibly result in any adverse tax consequences to us. The failure to grant liens on assets held by foreign restricted subsidiaries means that the Notes will be effectively subordinated to the indebtedness of such subsidiaries. It is likely that in nearly all conceivable circumstances, we would determine that granting such a lien could result in adverse tax consequences to us at some point in time. Consequently, your right to receive payments under the Notes will effectively be subordinated to payments under our capital leases and our other senior secured indebtedness to the extent of the value of the assets securing such indebtedness and so long as the liens on such assets under such indebtedness are senior to the liens securing the Notes. The proceeds from the collateral securing the Notes may not be sufficient to pay all amounts owed under the Notes if an event of default occurs.

The ability of the trustee to foreclose on the collateral may be limited or delayed pursuant to bankruptcy laws. Your claims under the Notes may be subordinated or limited as a result.

      Federal bankruptcy law could impair the trustee’s ability to foreclose upon the collateral. This may result in the effective subordination of the Notes or otherwise limit your recovery. If we or a guarantor become a debtor in a case under the United States Bankruptcy Code, as amended (the “Bankruptcy Code”), the automatic stay, imposed by the Bankruptcy Code upon the commencement of a case, could prevent the trustee from foreclosing upon the collateral or, if a trustee has already taken control of the collateral, from disposing of it, without prior bankruptcy court approval. Furthermore, other provisions of the Bankruptcy Code permit a debtor to continue to retain and use the collateral (and the proceeds, products, rents or profits of such collateral) so long as the secured creditor is afforded “adequate protection” of its interest in the collateral. Although the precise meaning of the term “adequate protection” may vary according to circumstances, it is generally intended to protect a secured creditor against any diminution in the value of the creditor’s interest in its collateral. Accordingly, the bankruptcy court may find that a secured creditor is “adequately protected” if, for example, the debtor makes certain cash payments or grants the creditor liens on additional or replacement collateral as security for any diminution in the value of the collateral occurring for any reason during the pendency of the bankruptcy case. Because the courts have not precisely defined the term “adequate protection” and have broad discretionary powers, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral, or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

      Moreover, potential liabilities to third parties may preclude the trustee from foreclosing on collateral. For example, secured creditors that foreclose on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at the real property. Consequently, the trustee may decline to foreclose on our real property or exercise other remedies available if it does not receive indemnification to its satisfaction from the holders of the Notes.

      For these and other reasons, if we, or our subsidiary guarantors, become debtors in cases under the Bankruptcy Code, there can be no certainty as to whether:

•	any payments under the Notes would be made;

•	the trustee could foreclose upon or sell the collateral; or

•	the trustee or you would be able to enforce your rights against the subsidiary guarantors under their guarantees.

      In addition, if any of our foreign restricted subsidiaries were to grant a security interest in any of its acquired assets to secure the Notes and any related guarantees, applicable foreign bankruptcy or insolvency laws and statutes may similarly prevent, limit and/or delay the exercise of any remedies by the trustee with respect to such assets.

      Finally, the trustee’s ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, prior liens, including the security interests that will be held by the lender under our revolving credit facility, and practical problems associated with the realization of the trustee’s security interest in the collateral.

In the event we were to become subject to liquidation or bankruptcy proceedings, the treatment of our pension and postretirement benefit liabilities in bankruptcy could adversely affect the recovery of the holders of the Notes.

      Our postretirement benefit and qualified and non-qualified pension plans for our North American employees have unfunded liabilities of $55.8 million and $47.1 million, respectively, as of September 30, 2004. Under the terms of these plans, we have the right to terminate, amend or change benefits at any time. The Company will terminate postretirement medical benefits as of December 31, 2004 for all active employees and retirees in the U.S. who are not covered by a collective bargaining agreement. It is estimated that said termination will result in a projected $35 million reduction in the unfunded postretirement liability. With respect to any continuing postretirement medical benefits and non-qualified pension plans, if we were unable to terminate our postretirement benefit and non-qualified pension plans in connection with a bankruptcy or liquidation proceeding, these benefits would be treated as administrative claims and would be payable during the pendency of the bankruptcy case until such plans were either modified or terminated. In such event, these administrative claims would rank senior in priority to general unsecured claims (including any deficiency claim of the holders of the Notes) but would be subordinated to secured claims, including the Notes to the extent of the value of the collateral available to repay such indebtedness. Under certain circumstances prior to bankruptcy, the Pension Benefit Guaranty Corporation can seek to secure any unfunded qualified pension liability claims. If the Pension Benefit Guaranty Corporation does not perfect such liens prior to the commencement of a bankruptcy proceeding or the trustee in such proceeding voids such liens, then the claims of the Pension Benefit Guaranty Corporation would be treated as general unsecured claims. Additionally, if the qualified pension plan is terminated in any such proceeding, the unfunded qualified pension liability would be treated as a general unsecured claim and any claims of the holders of the Notes that remain unpaid following the application of proceeds of collateral securing such claims would rank pari passu in right of payment with all such pension liability claims.

The capital stock securing the Notes will automatically be released from the collateral to the extent the pledge of such collateral would require the filing with the SEC of separate financial statements for any of our subsidiaries, resulting in your loss of a security interest to the extent of the collateral released.

      The Indenture and the security documents related thereto provide that, to the extent that any rule is adopted, amended or interpreted that would require the filing with the SEC (or any other governmental agency) of separate financial statements for any of our subsidiaries due to the fact that such subsidiary’s capital stock secures the Notes, then such capital stock will automatically be deemed not to be part of the collateral securing the Notes to the extent necessary to not be subject to such requirement. In such event, the security documents may be amended, without the consent of any holder of Notes, to the extent necessary to release the liens on such capital stock. As a result, holders of the Notes could lose their security interest in such portion of the collateral if, and for so long as, any such rule is in effect. At this time, and at all times since the issuance of the Outstanding Notes, only one of our subsidiaries, Viskase Europe Limited, represents collateral exceeding 10% of the principal amount of the Notes. The release of capital stock of a subsidiary pursuant to this provision in certain circumstances could result in less than a majority of the capital stock of a subsidiary being pledged to secure the Notes, which could impair the ability of the trustee to sell a controlling interest in such subsidiary or to otherwise realize value on its security interest in such subsidiary’s stock or assets. Finally, the liens of the lenders under our revolving credit facility are not subject to any such restriction, and as a result, the Notes will effectively be subordinated in right of payment to our indebtedness under our revolving credit facility to the extent of the value of such capital stock so released.

Your right to exercise remedies with respect to certain collateral will be limited by an intercreditor agreement between the trustee and the lender under our revolving credit facility.

      A number of the trustee’s rights and remedies with respect to certain collateral to be shared with the administrative agent under our revolving credit facility are significantly limited under the intercreditor agreement between the trustee for the holders of the Notes and the administrative agent under our revolving credit facility. For instance, if the Notes become due and payable prior to the stated maturity or are not paid in full at the stated maturity at a time during which we have indebtedness outstanding under our revolving credit facility, the trustee will not have the right to foreclose upon any collateral comprised of inventory, accounts receivable, lockboxes, deposit accounts into which payments therefor are deposited and proceeds thereof under certain conditions specified in such intercreditor agreement. Similarly, the administrative agent is subject to reciprocal restrictions relating to collateral securing the Notes and any related guarantees that consist of real property, fixtures and improvements thereon, equipment and proceeds thereof. In the case of all other collateral, the liens in favor of the trustee and the administrative agent will be pari passu, and the intercreditor agreement provides for the process under which the trustee or the administrative agent may exercise any remedy in respect thereof.

      In addition, the intercreditor agreement limits the trustee from commencing enforcement actions against the collateral consisting of our or any guarantor’s real property, fixtures and improvements thereon and equipment for a period of 90 days from the date that the trustee or the administrative agent receives written notice of an event of default under the revolving credit facility or the Indenture, respectively.

The Indenture and our other indebtedness impose significant operating and financial restrictions, and a breach of any such restriction may result in a default and the possible acceleration of repayment obligations.

      The Indenture and the credit agreement governing our revolving credit facility impose significant operating and financial restrictions on us. These restrictions restrict our ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of our current business. More specifically, they restrict our ability to, among other things:

•	incur additional indebtedness or issue disqualified capital stock;

•	pay dividends, redeem subordinated debt or make other restricted payments;

•	make certain investments or acquisitions;

•	grant liens on our assets;

•	merge, consolidate or transfer substantially all of our assets; and

•	transfer, sell or acquire assets, including capital stock of our subsidiaries.

      The credit agreement governing our revolving credit facility also requires us to meet a number of financial ratios and tests. Compliance with these financial ratios and tests may adversely affect our ability to adequately finance our operations or capital needs in the future or to pursue attractive business opportunities that may arise in the future. Our ability to meet these ratios and tests and to comply with other provisions governing our indebtedness may be adversely affected by our operations and by changes in economic or business conditions or other events beyond our control. Our failure to comply with our debt-related obligations could result in an event of default under the Notes and our other indebtedness, resulting in accelerated repayment obligations and giving our secured creditors certain rights against our collateral.

The interests of our stockholders may not be aligned with yours, and their actions may conflict with your interests.

      To our knowledge, Carl C. Icahn is the beneficial owner of approximately 29.1% of our outstanding Common Stock. Two employees of companies affiliated with Mr. Icahn are members of our Board of Directors, which is comprised of five directors. When we emerged from bankruptcy, a third individual was designated as a member of our Board of Directors by a company affiliated with Mr. Icahn. As the beneficial owner of 29.1% of our Common Stock, Mr. Icahn has significant influence regarding the election of our Board of Directors and stockholder voting on decisions relating to fundamental corporate actions. It is possible that the interests of Mr. Icahn and our other stockholders, as such, could conflict in certain circumstances with your interest as a holder of the Notes.

If we have excess cash flow, we may not have sufficient funds to satisfy our purchase obligations with respect to an excess cash flow offer.

      If we have at least $2.0 million of excess cash flow in fiscal year 2006 or any fiscal year thereafter, the holders of the Notes will have the right, under certain circumstances, to require us to purchase their Notes at a price equal to 101% of the principal amount of the Notes, together with any accrued and unpaid interest to the date of purchase, with 50% of such excess cash flow, subject to certain conditions imposed under our revolving credit facility, including the requirement that there be no default or event of default then continuing under the terms of our revolving credit facility. See “Description of the Notes — Excess Cash Flow Offer.”

      If we are required to make an offer to purchase Notes with 50% of our excess cash flow for any such fiscal year, we may not have available funds sufficient to consummate such an offer or we may not be able to satisfy each of the conditions to the consummation of such a purchase. Our failure to consummate such an offer (except when prohibited under the revolving credit facility) in a timely manner will constitute a default under the Indenture and give the trustee and the holders of the Notes the rights described in “Description of the Notes — Events of Default.” If such a default arises, an event of default may arise under our revolving credit facility and permit the lender under our revolving credit facility to accelerate the indebtedness outstanding thereunder. If such indebtedness is not paid, the lender may enforce security interests in the collateral comprised of inventory, accounts receivable, lockboxes, deposit accounts into which payments therefor are deposited and proceeds thereof that secures such indebtedness, thereby limiting our ability to raise cash to purchase the Notes and reducing the practical benefit to the holders of the Notes of the excess cash flow offer provisions of the Indenture.

Upon a change of control, we may not have sufficient funds to satisfy our purchase obligations with respect to a change of control offer.

      Upon the occurrence of a change of control, the holders of the Notes will have the right to require us to purchase their Notes at a price equal to 101% of the principal amount of the Notes, together with any accrued and unpaid interest to the date of purchase. See “Description of the Notes — Repurchase Upon Change of Control.” The lender under our revolving credit facility will have a similar right to be repaid or to terminate the facility upon a change of control. Any of our future debt agreements may contain a similar provision.

      If a change of control occurs, we may not have available funds sufficient to meet any of our repurchase obligations. Accordingly, we may be unable to pay the holders of the Notes the change of control purchase price for their Notes. Our failure to pay the change of control purchase price when due will constitute a default under the Indenture and give the trustee and the holders of the Notes the rights described in “Description of the Notes — Events of Default.” The same events constituting a change of control under the Indenture may also constitute an event of default under our revolving credit facility and permit the lender under our revolving credit facility to accelerate the indebtedness outstanding thereunder. If such indebtedness is not paid, the lender may enforce security interests in the collateral comprised of inventory, accounts receivable, lockboxes, deposit accounts into which payments therefor are deposited and proceeds thereof that secures such indebtedness, thereby limiting our ability to raise cash to purchase the Notes and reducing the practical benefit to the holders of the Notes of the offer to purchase provisions of the Indenture. Acquisition of control of voting stock by affiliates of Carl C. Icahn will not constitute a change of control under the Indenture.

Bankruptcy and fraudulent transfer laws could limit your claims against any subsidiary guarantors.

      Each of our future domestic restricted subsidiaries that are not immaterial subsidiaries will guarantee the Notes. Although standards may vary depending upon the applicable law, generally under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could, if a subsidiary guarantor became a debtor in bankruptcy, void or cancel all or a portion of any such guarantees of the Notes or subordinate any such guarantees to other obligations of our subsidiary guarantors. The court might do so if it found that, when the subsidiary guarantor entered into its guarantee or, in some states, when payments became due thereunder, it (a) received less than reasonably equivalent value or fair consideration for the guarantee and (b) either (i) was insolvent or was rendered insolvent, (ii) was left with inadequate capital to conduct its business, or (iii) believed or should have believed that it would incur debts beyond its ability to pay them. The court might also avoid a guarantee, without regard to the above factors, if it found that the subsidiary guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the Notes.

      If a subsidiary’s guarantee were to be voided by the bankruptcy court, you would have no claim against that subsidiary. If a subsidiary’s guarantee were held to be subordinated in favor of other creditors of that subsidiary, the other creditors would be entitled to be paid in full before you could be paid on the Notes. In addition, the court might direct you to repay any amounts already received from the subsidiary. If the court were to avoid or subordinate any subsidiary’s guarantee, there may not be funds available to pay the Notes from another subsidiary guarantor or from any other source.

      Each guarantee will state that the liability of each subsidiary guarantor thereunder is limited to the maximum amount that the subsidiary guarantor can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance attack or, if it does, ensure that the guarantees will be in amounts sufficient, if necessary, to pay obligations under the Notes when due.

Risks Related to our Business

We have recently emerged from bankruptcy, have a history of losses and may not become profitable.

      We have recently emerged from bankruptcy and have a history of losses. We may not grow or achieve and maintain profitability in the near future, or at all. On November 13, 2002, we filed a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division. On April 3, 2003, we consummated our prepackaged plan of reorganization, as modified by the bankruptcy court, and emerged from bankruptcy. If we cannot achieve and maintain profitability, the value of an investment in the Notes may decline. Should we file for bankruptcy again in the future, the value of an investment in the Notes could decline even further.

Our results of operations and financial condition for the periods subsequent to our emergence from bankruptcy may vary significantly from any projections that were prepared in connection with our plan of reorganization and you may be unable to make meaningful comparisons to our historical financial statements for the period prior to our bankruptcy.

      In connection with our plan of reorganization, we were required to prepare projected financial information to demonstrate to the United States Bankruptcy Court the feasibility of our plan of reorganization and ability to continue operations upon our emergence from bankruptcy. Also in connection with our emergence from bankruptcy, we have applied the “fresh start” accounting method. This method requires us to revalue all our assets and liabilities based on our estimate of our enterprise value and the fair value of each of our assets and liabilities. These projections and enterprise valuation were prepared solely for the purpose of the bankruptcy and should not be relied upon for any other purpose. The determination of these values was subject to significant estimates, and the fair values recorded based on these estimates may not be fully realized in periods subsequent to our emergence from bankruptcy. The recorded amounts of our assets and liabilities and the results of our operations reflected in the financial statements for periods subsequent to our emergence from bankruptcy are not comparable to the financial statements for the period prior to the emergence from bankruptcy. You may not be able to make meaningful comparisons of certain information reflecting our results of operations and financial condition to the previous periods.

We face competitors that are better capitalized, and the continuous-flow nature of the casings manufacturing process forces competitors to compete based on volume, which could adversely affect our revenues and results.

      We face competition in the United States and internationally from competitors that may have substantially greater financial resources than we have. The cellulosic casings industry includes several competitors that are larger and better capitalized than we are. Currently, our primary competitors include Teepak LLC, Viscofan, S.A. and Kalle Nalo GmbH, although new competitors could enter the market or competing products could be introduced. Since 1995, there have been steady declines in the prices of cellulosic casing products; nevertheless, we believe prices have stabilized recently. Also, although we believe that the current output in our industry is in balance with global demand, the continuous-flow nature of the casings manufacturing process requires competitors in our industry to compete based on volume. Recently, some of our competitors have announced plans to expand extrusion capacity at their existing facilities, which we anticipate will increase global capacity by approximately 5%. Upon completion of these projects, the industry may return to a condition of overcapacity, likely leading the industry to compete more aggressively based on volume. We attempt to differentiate our products on the basis of product quality and performance, product development, service, sales and distribution, but competitors in our industry may use price as a competitive factor in an attempt to obtain greater volumes. If prices decline further, we may not be able to achieve profitability whereas certain of our competitors who are better capitalized may be positioned to absorb such price declines. Any of these factors could result in a material reduction of our revenue, gross profit margins and operating results.

We receive our raw materials from a limited number of suppliers, and problems with their supply could impair our ability to meet our customer’s product demands.

      Our principal raw materials, paper and pulp, constitute an important aspect and cost factor of our operations. We generally purchase our paper and pulp from a single source or a small number of suppliers. Any inability of our suppliers to timely deliver raw materials or any unanticipated adverse change in our suppliers could be disruptive and costly to us. Our inability to obtain raw materials from our suppliers would require us to seek alternative sources. These alternative sources may not be adequate for all of our raw material needs, nor may adequate raw material substitutes exist in a form that our processes could be modified to use. These risks could materially and adversely impact our sales volume, revenues, costs of goods sold and, ultimately, profit margins.

Our failure to efficiently respond to industry changes in casings technology could jeopardize our ability to retain our customers and maintain our market share.

      We and other participants in our industry have considered alternatives to cellulosic casings for many years. As resin technology improves, alternative casings may be developed that threaten the long-term sustainability and profitability of our cellulosic casings, our core product, and our fibrous casings. Our failure to anticipate, develop or efficiently and timely integrate new technologies that provide viable alternatives to cellulosic casings, including plastics and film alternatives, may cause us to lose customers and market share to competitors integrating such technologies, which, in turn, would negatively impact our revenues and operating results.

Sales of our products could be negatively affected by problems or concerns with the safety and quality of food products.

      We could be adversely affected if consumers in the food markets were to lose confidence in the safety and quality of meat products, particularly with respect to processed meat products for which casings are used, such as hot dogs and sausages. Outbreaks of, or even adverse publicity about the possibility of, diseases such as “mad cow disease” and “foot and mouth disease,” food-borne pathogens such as E. coli and listeria, and any other food safety problems or concerns relating to meat products, may discourage consumers from buying meat products. These risks could also result in additional governmental regulations, and/or cause production and delivery disruptions or product recalls. Each of these risks could adversely affect the demand for our products, and consequently, our revenues and liquidity.

Changing dietary trends and consumer preferences could weaken the demand for our products.

      Various medical studies detailing the health-related attributes of particular foods, including meat products, affect the purchase patterns, dietary trends and consumption preferences of consumers. These patterns, trends and preferences are routinely changing. For example, general dietary concerns about meat products, such as the cholesterol, calorie, sodium and fat content of such products, could result in reduced demand for such products, which would, in turn, cause a reduction in the demand for our products and a decrease in our sales volume and revenue.

Our facilities are capital intensive and we may not be able to obtain financing to fund necessary capital expenditures.

      Our business is capital intensive. We operate seven manufacturing facilities and eight distribution centers as part of our business. We are required to make substantial capital expenditures and substantial repair and maintenance expenditures to maintain, repair, upgrade and expand existing equipment and facilities to keep pace with competitive developments. In addition, we are required to invest in technological advances to maintain compliance with safety standards and environmental laws or regulations. For example, we have already expended $2.9 million, and expect to expend another $7.4 million over the next 12 months, on maximum achievable control technology (“MACT”) to meet certain air emissions standards related to carbon disulfide under the Clean Air Act Amendments of 1990. Historically, we have spent approximately $5.0 million each year on capital expenditures. We currently estimate that we will need to spend approximately $9.9 million for capital expenditures in 2004, $8.0 million in 2005 and approximately $6.5 million annually thereafter. At some point in the future, we may be required to obtain additional financing to fund capital expenditures. If we need to obtain additional funds, we may not be able to do so on terms favorable to us, or at all, which would ultimately negatively affect our production and operating results.

Business interruptions at any of our production facilities could increase our operating costs, decrease our sales or cause us to lose customers.

      The reliability of our production facilities is critical to the success of our business. In recent years, we have streamlined our productive capacity to be better aligned with our sales. At current operating levels, we have little or no excess production capacity for certain products. Additionally, our collective bargaining agreement covering union employees at our Loudon, Tennessee facility expires on September 30, 2005. When the current agreement expires, we do not know whether we will be able to negotiate a replacement agreement on similar or more favorable terms as the current agreement or at all or whether we will be able to do so without production interruptions or labor stoppages. If the operations of any of our manufacturing facilities were interrupted or significantly delayed for any reason, we may be unable to shift production to another facility without incurring a significant drop in production. Such a drop in production would negatively affect our sales and our relationships with our customers.

We are subject to significant minimum contribution requirements with respect to our pension plan, and we are subject to market exposure with respect to our defined benefit plan, both of which could adversely affect our cash flow.

      We maintain a pension plan for our domestic employees, through which monthly benefits are paid to our retired employees. We are subject to substantial minimum contribution requirements with respect to our pension plan. Although the amount fluctuates, our aggregate minimum funding contribution requirement from September 30, 2004 through 2008 is approximately $36.1 million. This amount could increase or decrease due to market factors, including expected returns on plan assets and the discount rate used to measure accounting liabilities, among other factors.

      Our unfunded pension plan liabilities with respect to our North American employees were projected to be $47.1 million as of September 30, 2004. The funds in our defined benefit plan are subject to market risks, including fluctuating discount rates, interest rates and asset returns. As of April 1, 2004 for all employees not covered by a collective bargaining agreement, we eliminated the unreduced early retirement benefit within our defined benefit plan and, in addition, we replaced the current defined benefit plan for all employees who were not defined benefit plan participants as of March 31, 2003 with a new defined contribution plan.

      Plan documents governing our pension plan reserve our right to terminate, amend or change the pension plan.

Underfunding with respect to our postretirement medical and life insurance benefits provided to our eligible North American retirees could adversely affect our cash position.

      We have historically provided postretirement medical and life insurance benefits to eligible North American retirees. The retirees contribute between 50% and 80% of the “premium costs” depending on their credited years of service with us. We fund the postretirement employee benefits (“PREB”) on a “pay-as-you-go” basis. The actuarially computed unfunded PREB liability with respect to our North American employees was approximately $55.8 million as of September 30, 2004. Plan documents governing our postretirement medical and life insurance benefits reserve our right to terminate, amend or change the plans under which such benefits are offered.

      The Company will terminate postretirement medical benefits as of December 31, 2004 for all active employees and retirees in the U.S. who are not covered by a collective bargaining agreement. It is estimated that said termination will result in a projected $35 million reduction in the Company’s unfunded postretirement liability.

Our international operations expose us to political and economic risks in foreign countries, as well as to risks related to currency fluctuations, all of which could impair our ability to do business at the international level.

      We currently have manufacturing or sales and distribution centers in six foreign countries, including Brazil, Canada, France, Germany, Italy and Poland. Our international sales and operations may be subject to various political and economic risks including, but not limited to:

•	possible unfavorable exchange rate fluctuations or hyperinflation;

•	changes in a country’s or region’s political or economic conditions;

•	governmental regulations, including import and export controls; and

•	tariffs.

      Our sales to customers located outside the United States generally are subject to taxes on the repatriation of funds. In addition, international operations in certain parts of the world may be subject to international balance of payments difficulties that may raise the possibility of delay or loss in the collection of accounts receivable from sales to customers in those countries. Net sales to customers located outside the United States represented approximately 59% and 59% of total net sales in 2003 and the nine-month period ended September 30, 2004, respectively.

      Should any of these risks occur, it could impair our ability to export our products or conduct sales to customers located outside of the United States and result in a loss of sales and profits from our international operations.

Continued consolidation of our customers and increasing competition for those customers may put pressures on our operating margins.

      In recent years, the trend among our customers has been towards consolidation within the meat processing industry. These consolidations have enhanced the purchasing power of our customers who, not being contractually obligated to purchase our products, tend to exert increased pressure with respect to pricing terms, product quality and new products. As our customer base continues to consolidate, the already high level of competition for the business of fewer customers is expected to intensify. If we do not continue to enhance the value of our product offering in a way that provides greater benefit to our customers, our sales volume and revenues could decrease.

We may engage in strategic transactions, which could require significant attention and resources.

      In connection with our business strategies and goals of growth of our operations and market share, we may seek to acquire, merge with, enter into partnerships with or enter into other similar transactions with, other companies, including companies that complement our existing products, technologies or distribution, or lower our costs, and we regularly engage in discussions with other companies or their representatives with respect to such transactions. Nonetheless, we may be unable to identify and/or successfully acquire, merge with, partner with or enter into other similar transactions with suitable companies under terms advantageous to our business. If we do enter into such transactions, we may be unable to efficiently and effectively integrate our business and achieve the anticipated synergies. The integration of the businesses may also result in unforeseen difficulties that require a disproportionate amount of management’s attention and other resources, which, in turn, may negatively affect our profitability.

Continued compliance with environmental regulations may result in significant costs, which could negatively affect our financial condition.

      Our operations are subject to extensive and increasingly stringent environmental, health and safety laws and regulations pertaining to the discharge of material into the environment, the handling and disposition of wastes and land reclamation and remediation of hazardous substance releases. We are also subject to differing environmental regulations and standards due to the fact we operate in many different countries. These laws and regulations are complex and subject to change at any time.

      Failure to comply with environmental laws and regulations can have serious consequences for us, including criminal as well as civil and administrative penalties and negative publicity. Liability under these laws and regulations involves inherent uncertainties. In addition, continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ongoing operations, which will be charged against income from future operations. Present and future environmental laws and regulations applicable to our operations may require substantial capital expenditures and may have a material adverse effect on our business, financial condition and results of operations.

      We have incurred, and will continue to incur, significant capital and operating expenditures to comply with various environmental laws and regulations. For example, we have already expended $2.9 million, and expect to expend another $7.4 million over the next 12 months, on “maximum achievable control technology” to meet certain air emissions standards related to carbon disulfide under the Clean Air Act Amendments of 1990. Although we expect to implement the technology necessary to meet these emissions standards at our two U.S. extrusion facilities, our failure to do so, could result in substantial penalties, including civil fines of approximately $50,000 per facility per day or a shutdown of our U.S. extrusion operations. Additional environmental requirements imposed in the future could require currently unanticipated investigations, assessments or expenditures, and may require us to incur significant additional costs. As the nature of these potential future charges is unknown, management is not able to estimate the magnitude of any future costs, and we have not accrued any reserve for any potential future costs.

      Some of our facilities have been in operation for many years. During that time, we and previous owners of these facilities may have generated and disposed of wastes that are or may be considered hazardous or may have polluted the soil or groundwater at our facilities, including adjacent properties. Some environmental regulations impose liability on certain categories of persons who are deemed to be responsible for the release of “hazardous substances” or other pollutants into the environment, without regard to fault or to the legality of such person’s conduct. Under certain circumstances, a party may be required to bear more than its proportional share of cleanup costs at a contaminated site for which it has liability if payments sufficient to remediate the site cannot be obtained from other responsible parties.

      For example, our Canadian subsidiary, Viskase Canada Inc. (“Viskase Canada”), among others, has been identified, and is currently being investigated by the Ontario Ministry of the Environment (the “MOE”), as a potentially responsible party for polychlorinated biphenyl (“PCB”) contamination at its facility in Lindsay, Ontario, Canada. While Viskase Canada did not engage in the activities that deposited the PCB contamination at the Lindsay facility, it is possible that it could ultimately be held responsible for costs associated with the clean-up of the site.

      These costs could be substantial. Moreover, the MOE could seek to hold the Company liable for a portion of these costs, although we believe that risk is low. See “Business — Legal Matters.”

Our Canadian subsidiary is a subject of an investigation by Canadian provincial governmental authorities in connection with contamination at its Lindsay, Ontario facility, and we could be held responsible for costs associated with the clean-up of such facility.

      We are currently involved in both litigation and ongoing governmental proceedings arising out of environmental contamination at a facility owned by Viskase Canada in Lindsay, Ontario, Canada. Viskase Canada acquired the facility from Union Carbide Corporation and its affiliates, including Union Carbide

Canada Limited (together, “Union Carbide”), as part of the purchase of Union Carbide’s cellulosic casings and plastic barrier films businesses by several of our former subsidiaries. Shortly after the acquisition, Viskase Canada commenced a lawsuit in Canada against Union Carbide seeking damages resulting from the discovery of ammonium sulphate contamination at the Lindsay facility and Union Carbide’s breach of contractual representations and warranties relating to the environmental condition of the facility. In the meantime, the MOE notified Viskase Canada that it had evidence suggesting that the Lindsay facility was also a source of PCB contamination. The Dow Chemical Company (the corporate successor to Union Carbide) and its relevant affiliates (collectively, “Dow”) have replaced or soon will replace Union Carbide as the defendant in the ongoing litigation, which is still pending and is expected to proceed to trial sometime during 2005. Dow has consented to an amendment to the lawsuit that adds a claim against Union Carbide relating to the PCB contamination, which amendment Viskase Canada intends to file with the court as soon as the claim can be adequately quantified.

      Viskase Canada was recently advised by the MOE that it expects to issue certain orders against the Company, Viskase Canada, Dow and others in the next few months requiring remediation under applicable Canadian provincial environmental laws and regulations. Canadian provincial environmental law provides for joint and several liability among responsible parties for remediation of contaminated sites. It further extends responsibility for environmental contamination, under certain circumstances, not only to parties who actively release substances into the environment, but also to those who at any time had “management or control” of the contaminated property. Consequently, the MOE has further indicated that it will seek to require such parties (including the Company and Viskase Canada) to post a bond preliminarily set in an aggregate amount of $20.0 million (Canadian) in connection with anticipated remediation of the site. The bond, if required, would impose joint and several obligations on the parties. We have vigorously opposed any such obligation on the grounds that neither Viskase Canada nor the Company engaged in any of the operations or conduct producing the contamination found at the Lindsay facility, and on the grounds that the Company, as a high-level parent company, has had no significant connection to the property or control of operations there. Nevertheless, Viskase Canada, and possibly the Company, may be deemed a responsible party with respect to remediation of PCB contamination at the Lindsay facility, or limited portions or aspects thereof. While no definitive clean-up cost estimates have been arrived at concerning the PCB contamination, remediation costs could be substantial. We have reserved $0.75 million for remediation of the Lindsay facility, and our present estimate of the cost of remediating the PCB contamination at the Lindsay facility is $2.0 million (Canadian).

We may be subject to significant tax assessments, which could affect our financial condition.

      In 1993, the Illinois Department of Revenue submitted a proof of claim against Envirodyne Industries, Inc. (our former corporate name) and its subsidiaries in the United States Bankruptcy Court, for liability with respect to our allegedly incorrect utilization of certain loss carry-forwards of certain of our subsidiaries. We believe the potential tax liability, interest and penalties totaled approximately $2.5 million as of September 30, 2004. Our liability could be materially greater than or less than our current estimates and could materially affect our financial condition. See “Business — Legal Matters” for more information.

      In August 2001, the Department of Revenue of the Province of Quebec, Canada, issued an assessment against Viskase Canada in the amount of $2.7 million (Canadian), plus additional interest and possible penalties to accrue after August 31, 2001. This assessment is based upon Viskase Canada’s failure to collect and remit sales tax during the period July 1, 1997 to May 31, 2001. During this period, Viskase Canada did not collect and remit sales tax in Quebec in reliance on the written advice of its outside accounting firm. We have provided for a reserve of $0.3 million for interest and penalties, if any, but have not provided for a reserve for the underlying sales tax. Although the ultimate liability for the Quebec sales tax lies with the customers of Viskase Canada during the relevant period, Viskase Canada could be required to pay the amount of the underlying sales tax prior to receiving reimbursement for such tax from its customers, and there is no guarantee that customers will fully reimburse Viskase Canada for such tax. See “Business — Legal Matters” for more information.

Our intellectual property rights may be inadequate or violated, or we may be subject to claims of infringement.

      We rely on a combination of trademarks, patents, trade secret rights and other rights to protect our intellectual property. Our trademark or patent applications may not be approved and our trademarks or patents may be challenged by third parties. We cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our rights as fully as the laws of the United States. From time to time, it has been necessary for us to enforce our intellectual property rights against infringements by third parties, and we expect to continue to do so in the ordinary course of our business. We also may be subjected to claims by others that we have violated their intellectual property rights. Even if we prevail, third party-initiated or Company-initiated claims may be time consuming and expensive to resolve, and may result in a diversion of our time and resources. The occurrence of any of these factors could diminish the value of our trademark, patent and intellectual property portfolio, increase competition within our industry and negatively impact our sales volume and revenues.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

      On June 29, 2004, the Company completed the private offering of 90,000 units (the “Units”) consisting of $90,000,000 aggregate principal amount of the Outstanding Notes and 90,000 common stock purchase warrants (the “Warrants”). The Company originally sold the Units to Jefferies & Company, Inc., the initial purchaser, under the terms of a purchase agreement dated June 29, 2004. The initial purchaser subsequently resold the Units to QIBs in reliance on Rule 144A and Regulation S under the Securities Act.

      In connection with the issuance and sale of the Outstanding Notes, the Company entered into a registration rights agreement with the initial purchaser of the Outstanding Notes in which the Company agreed:

•	to use its reasonable best efforts to file a registration statement within 120 days after the date of original issuance of the Outstanding Notes, with the SEC with respect to an offer to exchange the Outstanding Notes for other notes issued by the Company having terms identical in all material respects to the Outstanding Notes (except that such notes will not contain terms with respect to transfer restrictions or registration rights) that would be registered under the Securities Act;

•	to use its reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 210 days after the date of the original issuance of the Outstanding Notes;

•	to commence the Exchange Offer and use its best efforts to issue, within 45 days after the date on which the registration statement is declared effective, Exchange Notes in exchange for all Outstanding Notes tendered before the expiration date.

      The Exchange Offer is not being made to holders of Outstanding Notes in any jurisdiction in which the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

      Upon the terms and conditions set forth in this prospectus and the accompanying letter of transmittal, the Company will accept for exchange all Outstanding Notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. The Company will issue $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Outstanding Notes in the Exchange Offer in integral multiples of $1,000. As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on        ●       , 2004. However, if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term “expiration date” means the latest time and date to which the Company extends the Exchange Offer.

      The form and terms of the Exchange Notes will be substantially identical to the form and terms of the Outstanding Notes except the Exchange Notes will be registered under the Securities Act and will not bear legends restricting their transfer. The Exchange Notes will evidence the same debt as the Outstanding Notes. The Exchange Notes will be issued under and entitled to the benefits of the same Indenture that authorized the issuance of the Outstanding Notes. Consequently, both series will be treated as a single class of debt securities under the Indenture. For a description of the Indenture, see “Description of the Notes” below.

      The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange.

      As of the date of this prospectus, there are $90,000,000 aggregate principal amount of the Outstanding Notes outstanding. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the Exchange Offer. This prospectus is first being sent on or about        ●       , 2004 to all registered holders of Outstanding Notes. The Company’s obligation to accept Outstanding Notes for exchange in the Exchange Offer is subject to the conditions described below under “— Conditions to the Exchange Offer.” The Company reserves the right to extend the period of time during which the Exchange Offer is open. We would then delay acceptance for exchange of any Outstanding Notes by giving oral or written notice of an extension to the holders of Outstanding Notes as described below. During any extension period, all Outstanding Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Outstanding Notes not accepted for exchange will be returned to the tendering holder promptly after the expiration or termination of the Exchange Offer.

      The Company intends to conduct the Exchange Offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture and under the registration rights agreement.

      The Company reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under “— Conditions to the Exchange Offer.” The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Notes as promptly as practicable. If the Company materially changes the terms of the Exchange Offer, it will resolicit tenders of the Outstanding Notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the Exchange Offer, the Company will extend the offer so that the noteholders have at least five business days to tender or withdraw. The Company will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City, time on the next business day after the expiration date.

      The tender of Outstanding Notes by a holder that is not withdrawn before the expiration date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

Procedures for Tendering

      Only a holder of Outstanding Notes may tender such Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed, if the letter of transmittal so requires, and transmit such letter of transmittal to the exchange agent before the expiration date; or

•	comply with the ATOP procedures described below.

      In addition, either:

•	the exchange agent must receive such Outstanding Notes along with the letter of transmittal; or

•	the exchange agent must receive, before the expiration date, a timely confirmation of book-entry transfer of such Outstanding Notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

      To be properly tendered, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” before the expiration date.

      The method of delivery of Outstanding Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or

Outstanding Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

      Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If such beneficial owner wishes to tender on its own behalf, it must, before completing and executing the letter of transmittal and delivering its Outstanding Notes, either:

•	make appropriate arrangements to register ownership of the Outstanding Notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of such Outstanding Notes.

      The transfer of registered ownership may take considerable time and may not be completed before the expiration date.

      Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Outstanding Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

      If the letter of transmittal is signed by a person other than the registered holder of any Outstanding Notes listed on the Outstanding Notes, such Outstanding Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Outstanding Notes and an eligible guarantor institution must guarantee the signature on the bond power.

      If the letter of transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s ATOP to effect tenders. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the Exchange Offer electronically. They may do so by causing DTC to transfer the Outstanding Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in ATOP that is tendering Outstanding Notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against such participant.

      The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes. The Company’s determination will be final and binding on all holders of Notes. The Company reserves the absolute right to reject any Outstanding Notes not properly tendered or any

Outstanding Notes the acceptance of which would, in the opinion of its counsel, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. If the Company exercises the right to waive any condition relating to the Exchange Offer, such waiver will apply to all holders of the Outstanding Notes. The Company’s interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither it, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned promptly by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In all cases, the Company will issue Exchange Notes for Outstanding Notes that have been accepted for exchange under the Exchange Offer only after the exchange agent timely receives:

•	such Outstanding Notes or a timely book-entry confirmation of such Outstanding Notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

      By signing the letter of transmittal, each tendering holder of Outstanding Notes will represent to the Company that, among other things:

•	any Exchange Notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the Exchange Notes;

•	if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes (see “Plan of Distribution”); and

•	the holder is not an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of ours.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the Outstanding Notes at DTC for purposes of the Exchange Offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of Outstanding Notes by causing DTC to transfer such Outstanding Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of Outstanding Notes who are unable to deliver confirmation of the book-entry tender of their Outstanding Notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or before the expiration date must tender their Outstanding Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      Holders wishing to tender their Outstanding Notes but whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under ATOP prior to the expiration date may tender if:

•	the tender is made through an eligible guarantor institution;

•	before the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such Outstanding Notes and the principal amount of Outstanding Notes tendered;

•	stating that the tender is being made thereby;

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or a facsimile of the letter of transmittal, together with the Outstanding Notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal, or a facsimile of the letter of transmittal, as well as all tendered Outstanding Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

      Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the expiration date, all Outstanding Notes properly tendered. The Company will issue the Exchange Notes promptly after acceptance of the Outstanding Notes. See “— Conditions to the Exchange Offer” below. For purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered Outstanding Notes for exchange when, as and if it has given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

      For each Outstanding Note accepted for exchange, the holder of such Outstanding Note will receive an Exchange Note of the same series as and having a principal amount equal to that of the surrendered Outstanding Note. The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Outstanding Notes. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the completion of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Outstanding Notes. Outstanding Notes accepted for exchange will cease to accrue interest from and after the date of completion of the Exchange Offer. Holders of Outstanding Notes whose Outstanding Notes are accepted for exchange will not receive any payment for accrued interest on the Outstanding Notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the Exchange Offer and will be deemed to have waived their rights to receive the accrued interest on the Outstanding Notes.

      In all cases, issuance of Exchange Notes for Outstanding Notes will be made only after the exchange agent timely receives Outstanding Notes or a timely book-entry confirmation of the Outstanding Notes into the exchange agent’s account at DTC and a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Withdrawal Rights

      Except as otherwise provided in this prospectus, holders of Outstanding Notes may withdraw their tenders at any time prior to the expiration date.

      For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by facsimile transmission, mail or hand delivery, of withdrawal at one of the addresses set forth below under “— Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s ATOP procedures.

      Any such notice of withdrawal must:

•	specify the name of the person who tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn (including the principal amount of such Outstanding Notes);

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Outstanding Notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Outstanding Notes register the transfer of such notes into the name of the person withdrawing the tender and a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder; and

•	where certificates for Outstanding Notes have been transmitted, specify the name in which such Outstanding Notes were registered, if different from that of the withdrawing holder.

      If certificates for Outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution, unless such holder is an eligible guarantor institution.

      If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and its determination shall be final and binding on all parties. The Company will deem any Outstanding Notes so withdrawn not to have been validly tendered for exchange for purposes of the Exchange Offer. No Exchange Notes will be issued with respect to such Outstanding Notes unless the Outstanding Notes so withdrawn are validly re-tendered. Any Outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such Outstanding Notes will be credited to an account maintained with DTC for Outstanding Notes, as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be re-tendered by following one of the procedures described under “— Procedures for Tendering” above at any time on or before the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the Exchange Offer, the Company’s acceptance of Outstanding Notes for exchange, or issuance of Exchange Notes in exchange for, any Outstanding Notes, are subject to the following conditions:

•	that the Exchange Offer does not violate any applicable laws or any applicable policy or interpretation of the SEC;

•	the valid tendering of Outstanding Notes in accordance with the terms of the Exchange Offer; and

•	in the event no Outstanding Notes are tendered, the Exchange Offer may expire, unless extended by the Company in its sole discretion, 20 business days after the date notice thereof is mailed to holders.

      These conditions to the Exchange Offer are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any of these conditions, or may be waived in whole or in part in its reasonable discretion. All conditions to the Exchange Offer (other than those dependent upon the receipt of necessary governmental approval) must be satisfied or waived at or before the expiration of the Exchange Offer, and the Company may only terminate or amend the Exchange Offer if any of the specified conditions are not satisfied before the expiration of the Exchange Offer. If the Company exercises the right to make any condition relating to the Exchange Offer, such waiver will apply to all holders of the Outstanding Notes. The Company will announce any such waiver in a manner reasonably calculated to inform the holders of Outstanding Notes of such waiver. The Exchange Offer will remain open for at least five business days following the Company’s waiver of any of the preceding conditions. The Company’s failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

Resales of the Exchange Notes

      Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, we believe that holders of Outstanding Notes who exchange their Outstanding Notes for Exchange Notes in the Exchange Offer may offer for resale, resell or otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act. This would not apply, however, to any holder that is a broker-dealer that acquired Outstanding Notes as a result of market-making activities or other trading activities or directly from us for resale under an available exemption under the Securities Act. Also, resale would only be permitted for Exchange Notes that (1) are acquired in the ordinary course of a holder’s business, (2) where such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (3) where such holder is not an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of the Company. The Company has not sought a no-action letter from the staff of the SEC with respect to the Exchange Offer, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer. Each broker or dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the Exchange Notes issued in the Exchange Offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the Exchange Notes. See “Plan of Distribution.”

Exchange Agent

      The Company has appointed LaSalle Bank N.A. as the exchange agent for the Exchange Offer. You should direct questions and requests for assistance or requests for additional copies of this prospectus to the exchange agent addressed as follows:

LaSalle Bank N.A.

Corporate Trust Services
135 South LaSalle Street
Suite 1960
Chicago, Illinois 60603

Facsimile:

(312) 904-2236

For information, or to confirm transmission by facsimile, call:

(312) 904-5619

      Any deliveries to an address or facsimile number other than as set forth above will not constitute a valid delivery.

Fees and Expenses

      The Company will bear the expenses of soliciting tenders. The solicitation is being made principally by mail; however, the Company may make additional solicitations by telegraph, telephone or in person by its officers and regular employees and those of its affiliates.

      The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. The Company will, however, pay the exchange agent reasonable and customary fees for services and reimburse it for its related reasonable out-of-pocket expenses.

      The Company will pay the cash expenses to be incurred in connection with the Exchange Offer, including SEC registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees, and printing and mailing costs. The Company estimates these expenses in the aggregate to be approximately $350,000.

Reimbursement of Nominee Forwarding Expenses

      Banks, brokerage firms, or other nominees holding the notes on your behalf will be reimbursed for reasonable expenses incurred in transmitting this document and all related materials with respect to this offer to their customers and account executives via First Class Mail and via Internet Email. Any such reimbursement will be made at levels consistent with those established by the New York Stock Exchange.

Transfer Taxes

      The Company will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes under the Exchange Offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

•	certificates representing Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Outstanding Notes tendered;

•	tendered Outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Outstanding Notes under the Exchange Offer.

      If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Exchanging or Failing to Exchange Outstanding Notes

      Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes in the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Outstanding Notes and the restrictions on transfer of the Outstanding Notes as described in the legend on the Outstanding Notes as a consequence of the issuance of the Outstanding Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Notes would generally be freely transferable by holders after the Exchange Offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of Exchange Notes, as set forth below. However, any purchaser of Exchange Notes who is an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of the Company, or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes:

•	will not be able to rely on the interpretation of the SEC’s staff;

•	will not be able to tender its Outstanding Notes in the Exchange Offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

      The Company does not intend to seek its own interpretation regarding the Exchange Offer and there can be no assurance that the SEC’s staff would make a similar determination with respect to the Exchange Notes as it has in other interpretations to other parties, although the Company has no reason to believe otherwise.

Accounting Treatment

      The Company will record the Exchange Notes in its accounting records at the same carrying value as the Outstanding Notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, the Company will not recognize any gain or loss for accounting purposes in connection with the Exchange Offer. Expenses of the Exchange Offer will be capitalized and amortized over the term of the Exchange Notes.

Other

      Participation in the Exchange Offer is voluntary, and you should carefully consider whether to exchange your Outstanding Notes for Exchange Notes. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

      The Company may in the future seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers, as required pursuant to the terms of the Indenture or otherwise. The Company has no present plans to acquire any Outstanding Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Outstanding Notes not tendered in the Exchange Offer.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents, debt and total capitalization as of September 30, 2004. This table should be read in conjunction with “Use of Proceeds,” “Selected Consolidated Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	As of September 30, 2004

	(Dollars in millions)
Cash and Cash Equivalents	$33.2	(1)

Debt:
Revolving Credit Facility	0.0	(2)
11 1/2% Senior Secured Notes due 2011	90.0	(3)
8% Senior Notes due 2008	15.7	(4)
Other Debt	0.5

Total Debt	106.2
Stockholder’s (Deficit)	(55.8)

Total Capitalization	$50.4

(1)	Includes $2.7 million of restricted cash primarily securing letters of credit.

(2)	We currently have a $20 million revolving credit facility in place with Wells Fargo Foothill.

(3)	Represents aggregate principal amount of 11 1/2% Senior Secured Notes as of September 30, 2004. The carrying value of the 11 1/2% Senior Secured Notes as of September 30, 2004 was $89.0 million.

(4)	Represents aggregate principal amount of the 8% Senior Notes as of September 30, 2004. The carrying value of the 8% Senior Notes as of September 30, 2004 was $11.2 million.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

      The following table contains our selected consolidated financial data for the years ended December 31, 1999, 2000, 2001 and 2002, the periods from January 1, 2003 to April 2, 2003 and from April 3, 2003 to December 31, 2003 and the nine months ended September 30, 2004, which have been derived from audited consolidated financial statements for 1999, 2000, 2001, 2002 and 2003 and unaudited interim consolidated financial statements for the periods from January 1, 2003 to April 2, 2003, April 3, 2003 to September 30, 2003 and for the nine months ended September 30, 2004. The selected consolidated balance sheet data as of September 30, 2004 have been derived from our unaudited interim consolidated financial statements and, in our opinion, reflects all adjustments, consisting of normal accruals, necessary for a fair presentation of the data. Our unaudited interim consolidated results of operations for the nine months ended September 30, 2004 may not be indicative of the results that may be expected for 2004. You should read the information set forth below in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

      As a result of our emergence from Chapter 11 bankruptcy and the application of fresh-start accounting, our consolidated financial statements for the periods subsequent to April 2, 2003, following the effective date of our plan of reorganization in the bankruptcy proceedings, are referred to as the “Reorganized Company” and are not comparable to those for the periods prior to April 3, 2003, which are referred to as the “Predecessor Company.” A black line has been drawn in the data presented below to distinguish, for accounting purposes, the periods associated with the Reorganized Company and the Predecessor Company. Aside from the effects of fresh-start accounting and new accounting pronouncements adopted as of the effective date of the plan of reorganization, the Reorganized Company follows the same accounting policies as the Predecessor Company.

	Predecessor Company					Reorganized Company

					January 1	April 3	April 3	Nine Months
	Year Ended December 31,				Through	Through	Through	Ended
					April 2,	December 31,	September 30,	September 30,
	1999	2000	2001	2002	2003	2003	2003	2004

	(Dollars in thousands, except for number of shares and per share amounts)
Statements of Operations Data:
Net sales	$225,767	$200,142	$189,315	$183,577	$45,402	$152,408	$101,094	$154,366
Cost of sales	166,079	157,560	156,258	146,841	38,031	119,989	78,648	121,690

Gross margin	59,688	42,582	33,057	36,736	7,371	32,419	22,446	32,676
Other expenses:
Selling, general and administrative	41,854	39,374	40,027	38,526	8,890	24,664	16,645	22,779
Amortization of intangibles	2,000	2,000	2,000	2,000	500	809	539	808
Restructuring expense (income)	—	94,910	4,766	(6,132)	—	954	1,162	668
Asset writedown	—	—	—	—	—	46,805	—	—

Operating (loss) income	15,834	(93,702)	(13,736)	2,342	(2,019)	(40,813)	4,100	8,421
Interest income	375	2,299	2,479	1,161	323	517	354	349
Interest expense	44,403	45,406	25,520	22,222	1,204	10,362	6,821	9,747
(Loss) gain on early extinguishment of debt	—	6,511	8,137	—	153,946	—	—	(13,083)
Other (income) expense, net	3,923	5,330	3,445	(1,493)	(1,505)	(3,844)	(2,292)	1,436
Patent infringement settlement income	—	46,900	—	—	—	—	—	—

(Loss) income from continuing operations before taxes and reorganization expense	(32,117)	(88,728)	(32,085)	(17,226)	152,551	(46,814)	(75)	(15,496)
Reorganization expense	—	—	—	3,401	399	403	403	—
Income tax (benefit) provision	(2,190)	728	(3,370)	(1,297)	279	(590)	(13)	(393)

(Loss) income from continuing operations	(29,927)	(89,456)	(28,715)	(19,330)	151,873	(46,627)	(465)	(15,103)
Income (loss) from discontinued operations net of income taxes	(1,831)	3,435	—	—	—	—	—	—
Gain on sale of discontinued operations net of income tax provision of $0 in 2001 and $6,633 in 2000	—	68,185	3,189	—	—	—	—	—

Net (loss) income	$(31,758)	$(17,836)	$(25,526)	$(19,330)	$151,873	$(46,627)	$(465)	$(15,103)

Net (loss) income from continuing operations per common share	$(2.00)	$(5.91)	$(1.88)	$(1.26)	$9.91	$(4.37)	$(0.04)	$(1.45)
Net (loss) income per common share	$(2.12)	$(1.18)	$(1.67)	$(1.26)	$9.91	$(4.37)	$(0.04)	$(1.45)
Cash dividends declared per common share	—	—	—	—	—	—	—	—

	Predecessor Company					Reorganized Company

					January 1	April 3	April 3	Nine Months
	Year Ended December 31,				Through	Through	Through	Ended
					April 2,	December 31,	September 30,	September 30,
	1999	2000	2001	2002	2003	2003	2003	2004

	(Dollars in thousands, except for ratios)
Balance Sheet Data:
Total assets	$493,818	$322,364	$234,028	$218,681	$200,301	$212,093	$250,250	$203,545
Total long-term debt	404,151	73,183	194	85	34,235	69,850	67,563	100,368
Total debt	427,246	273,859	236,253	64,368	49,129	91,153	88,766	100,719
Stockholders’ (deficit) equity	(89,442)	(107,397)	(138,053)	(175,146)	(178,041)	(41,100)	1,750	(55,826)
Other Data:
Capital expenditures	27,943	13,735	5,882	3,824	527	3,764	1,349	2,504 (2)
Depreciation and amortization	43,672	34,427	23,125	22,959	5,338	10,067	6,722	5,868
Ratio of earnings to fixed charges(1)	NM	NM	NM	NM	118.96	NM	NM	NM
Shortfall of earnings to fixed charges	35,323	89,171	32,375	17,307	—	46,912	16,328	17,498

(1)	Ratio of earnings to fixed charges includes gain (loss) from continuing operations before taxes and reorganization expense and gain on debt extinguishment, plus fixed charges, less capitalized interest net of amortization of capitalized interest, divided by fixed charges. Fixed charges include interest costs expensed and capitalized, including amortization of the discount associated with the 8% Senior Notes and estimated interest within rental expense. Where “NM” is indicated, the ratio is not meaningful since earnings (as defined herein) were negative.

(2)	Capital expenditures total does not include $9,500 for reacquisition of leased assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Results of Operations

Company Overview

      We are a worldwide leader in the manufacture and sale of cellulosic, fibrous and plastic casings for the processed meat industry. We currently operate seven manufacturing facilities and eight distribution centers throughout North America, Europe and South America, and we derive approximately 60% of our total net sales from customers located outside the United States. We believe we are one of the two largest manufacturers of non-edible cellulosic casings for small-diameter processed meats and one of the three largest manufacturers of non-edible fibrous casings. Our management believes that the factors most critical to the success of our business are:

•	maintaining and building upon our reputation for providing a high level of customer and technical services;

•	maintaining and building upon our long-standing customer relationships, many of which have continued for decades;

•	developing additional sources of revenue through new products and services; and

•	continuing to streamline our cost structure.

      Our net sales are primarily driven by consumer demand for meat products, but are also driven by demand for casings by processed meat manufacturers and by the prices of our casings relative to the market. More specifically, demand for our casings is dependent on overall consumption of processed meats and the types of meat products purchased by consumers. Demand for meat products is driven by general economic conditions, population growth, changing consumer preferences and dietary trends, and expansion into developing world markets. Average selling prices are dependent on overall supply and demand for processed meat casings and on our product mix.

      Our industry is capital-intensive and is characterized by high fixed costs. The industry’s operating results have historically been sensitive to the global balance of capacity and demand. We believe that the industry’s current output is in balance with global demand and that the downward trend in casing prices during recent years has stabilized. Recently, some of our competitors announced plans to expand extrusion capacity at their existing facilities. The projected increase in global capacity from these expansion projects is approximately 5%.

      Our contribution margin varies with changes in selling price, input material costs, labor costs and manufacturing efficiencies. Subject to the limits of our capacity discussed below, our total contribution margin increases as demand for our casings increases. Our financial results benefit from increased volume because we do not have to increase our fixed cost structure in proportion to increases in demand. For certain products, we operate at near-capacity in our existing facilities. We continue to seek ways to increase our throughput at these facilities; however, should demand for those products increase substantially, we would not be able to meet such increased demand in the short-term. We regularly evaluate our capacity limitations and compare those limitations to projected market demand.

      We operate in a competitive environment. During the mid-1990’s, we experienced significant pricing pressure and volume loss as a consequence of the entrance of a foreign competitor into the U.S. market. The market for cellulosic casings experienced declines in selling price over the last ten years, which we believe only recently has stabilized. While the overall market volume has expanded during this period, the industry continued to experience pressure on pricing. Our financial performance moves in direct relation to our average selling price.

      We have continued to reduce our fixed cost structure in response to market and economic conditions. Since 1998, we have reduced annual fixed costs by approximately $35 million by:

•	closing our Chicago, Illinois plant and selling the facility;

•	reconfiguring our Loudon, Tennessee and Beauvais, France plants;

•	closing our Thâon-les-Vosges, France extrusion operations;

•	discontinuing our Nucel® operations;

•	ceasing operations at our Lindsay, Ontario, Canada facility; and

•	reducing the number of employees at our headquarters and most of our facilities by approximately 30%.

      Despite these restructuring efforts, the significance of our debt load caused us to be unable to continue meeting our debt service obligations in 2002. As a result, we filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on November 13, 2002. The bankruptcy court confirmed our plan of reorganization and we emerged from bankruptcy on April 3, 2003. We adopted fresh-start accounting in accordance with SOP 90-7, and reflected the effects of the adoption in the consolidated financial statements in 2003.

      As a result of our adoption of fresh-start accounting, the results of operations for periods ended after April 2, 2003 are prepared on a different basis of accounting. Therefore, the results of operations prior to April 3, 2003 are not comparable to the periods after April 2, 2003.

Comparison of Results of Operations for the Three Months Ended September 30, 2003 and the Three Months Ended September 30, 2004

	Reorganized Company

	3 Months Ended	3 Months Ended	%
	September 30, 2004	September 30, 2003	Change

NET SALES	$52,954	$51,458	2.9%
COSTS AND EXPENSES
Cost of sales	42,048	39,774	5.7%
Selling, general and administrative	7,373	8,313	-11.3%
Amortization of intangibles	269	269	0.0%
Restructuring (income)	—	1,500	NM

OPERATING INCOME	3,264	1,602	103.7%
Interest income	131	145	-9.7%
Interest expense	3,409	3,496	-2.5%
Other expense (income), net	(1,860)	(335)	455.2%
Loss on early extinguishment of debt, net of income tax provisions of $0 in 2004	—	—	NM

(LOSS) INCOME BEFORE REORGANIZATION EXPENSES AND INCOME TAXES	1,846	(1,414)	NM
Reorganization expense	—	17	NM

(LOSS) INCOME BEFORE INCOME TAXES	1,846	(1,431)	NM
Income tax (benefit) provision	$(154)	$(136)	13.2

	Reorganized Company

	3 Months Ended	3 Months Ended	%
	September 30, 2004	September 30, 2003	Change

NET INCOME (LOSS)	$2,000	$(1,295)	NM
Other comprehensive income (loss)	—
Foreign currency translation adjustments	(659)	(1,596)	-58.7%

COMPREHENSIVE INCOME (LOSS)	$1,341	$(2,891)	NM

NM = Not meaningful when comparing positive to negative numbers or to zero.

Third Quarter 2004 Versus Third Quarter 2003

      Net Sales. Our net sales for the third quarter of 2004 were $53.0 million, which represents an increase of $1.5 million or 2.9% from the prior year period. Sales benefited from strong volume in the fibrous casing market in the U.S. Additionally, U.S. sales pricing in the small diameter cellulosic casings market was slightly favorable. Offsetting these benefits was pressure on selling prices in the worldwide market. Increased European sales dollars primarily reflect the strengthened Euro against the U.S. dollar, which benefited net sales by $1.4 million; increased volume of $0.7 million and decreased price and or mix of $1.2 million.

      Cost of Sales. The cost of sales increased 5.7% from the prior year; and increased as a percent of sales from 77.3% in third quarter 2003 to 79.4% in third quarter 2004. The increase in cost of sales as a percent of sales can be attributed to higher plant costs in our European facilities and 0.4% of additional depreciation related to the repurchase of the GECC leased equipment.

      Selling, General Administrative Expenses. We were able to reduce selling, general and administrative expenses from 16.2% of sales in third quarter 2003 to 13.9% of sales in third quarter 2004. This can be attributed to reductions in overall spending and internal cost savings measures implemented during the third and fourth quarters of 2003 and the first quarter of 2004, which reduced employee costs.

      Operating Income. The operating income for the third quarter of 2004 was $3.3 million, representing an improvement of $1.7 million from the prior year period. The improvement in the operating income resulted primarily from reduced selling, general and administrative expenses, the absence of restructuring expenses during 2004 offset by higher cost of goods due to higher European plant costs.

      Interest Expense. Interest expense, net of interest income, for the third quarter of 2004 and 2003 both totaled $3.3 million. The principal components of the third quarter 2004 interest expense were approximately $0.5 million on the 8% Senior Notes and $2.7 million on the Notes. The principal components of the third quarter 2003 interest expense were approximately $1.0 million on the GECC lease and $2.3 million on the 8% Senior Notes.

      Other Income. Other income of approximately $1.9 million and $0.3 million for the third quarter of 2004 and the prior year quarter, respectively, consists principally of foreign exchange losses and gains.

      Income Tax Benefit. In the third quarter of 2004, a tax benefit of $0.2 million was recognized on the income before income taxes of $1.8 million resulting from the tax benefit related to operations of foreign subsidiaries.

      The net income for the quarter ended September 30, 2004 was $2.0 million compared to net (loss) of $1.3 million for the comparable period of 2003.

Comparison of Results of Operations for the Periods January 1 through April 2, 2003 and April 3 through September 30, 2003 and the Nine Months Ended September 30, 2004

			Predecessor
	Reorganized Company		Company
			January 1
	Nine Months		Through
	Ended	April 3 Through	April 2,	%
	September 30, 2004	September 30, 2003	2003	Change(1)

NET SALES	$154,366	$101,094	$45,402	5.4%
COSTS AND EXPENSES
Cost of sales	121,690	78,648	38,031	4.3%
Selling, general and administrative	22,779	16,645	8,890	-10.8%
Amortization of intangibles	808	539	500	-22.2%
Restructuring expense (income)	668	1,162	0	-42.5%

OPERATING INCOME (LOSS)	8,421	4,100	(2,019)	304.7%
Interest income	349	354	323	-48.4%
Interest expense	9,747	6,821	1,204	21.5%
Other expense (income), net	1,436	(2,292)	(1,505)	NM
Loss (gain) on early extinguishment of debt, net of income tax provisions of $0 in 2004 and 2003	13,083	—	(153,946)	NM

(LOSS) INCOME BEFORE REORGANIZATION EXPENSES AND INCOME TAXES	(15,496)	(75)	152,551	NM
Reorganization expense	—	403	399	NM

(LOSS) INCOME BEFORE INCOME TAXES	(15,496)	(478)	152,152	NM
Income tax (benefit) provision	(393)	(13)	279	NM

NET (LOSS) INCOME	(15,103)	(465)	151,873	NM
Other comprehensive (loss)
Foreign currency translation adjustments	(332)	1,239	(845)	NM

COMPREHENSIVE (LOSS) INCOME	$(15,435)	$774	$151,028	NM

NM = Not meaningful when comparing positive to negative numbers or to zero.

(1)	- % Change is computed as the percentage difference between the column entitled “Nine Months Ended September 30, 2004 and the sum of the columns entitled “Predecessor Company January 1 through April 2, 2003” plus “April 3 through September 30, 2003.”

First Nine Months 2004 Versus First Nine Months 2003

      Net Sales. Our net sales for the first nine months of 2004 were $154.4 million, which represents an increase of $7.9 million or 5.4% from the predecessor period January 1 through April 2, 2003 and reorganized period April 3, 2003 through September 30, 2003. Sales benefited from strong volumes in the small diameter cellulosic casings market in the U.S. domestic and export markets. Additionally, sales benefited from stronger volumes in the fibrous casing market in the U.S., which more than offset the pressure selling prices had on our U.S. sales. Increased European sales dollars primarily reflect the strengthened Euro against the U.S. dollar, which benefited net sales by $6.7 million; increased volume of $2.7 million and decreased price and or mix of $2.2 million.

      Cost of Sales. The cost of sales increased 4.3% over the prior year due to the increased sales level for the same period, and increased as a percent of sales from 78.8% in first nine months of 2003 to 79.6% in first nine months 2004. The increase in cost of sales as a percent of sales can be attributed to higher plant costs in Europe and 0.3% of additional depreciation related to the repurchase of the GECC leased equipment.

      Selling, General Administrative Expenses. We were able to reduce selling, general and administrative expenses from 17.4% of sales in first nine months of 2003 to 14.8% in first nine months of 2004. This can be attributed to reductions in overall spending and internal reorganizations that occurred in July 2003 and March 2004, which reduced employee costs. Additionally, in the first quarter of 2004 there was an unusual income charge of $0.4 million consisting of a reversal of a legal liability recorded in fresh-start accounting that has been settled.

      Operating Income. The operating income for the first nine months of 2004 was $8.4 million, representing an improvement of $6.3 million from the prior year period. The improvement in the operating income resulted primarily from lower employee costs, reduced selling, general and administrative expenses and a $3.0 million decrease in depreciation during the first nine months of 2004 versus the same period of 2003. Operating income in 2004 includes a restructuring charge of $0.8 million, offset by a reversal of $.1 million for the 2003 restructuring, in keeping with the Company’s strategy to streamline its cost structure. Also included in the 2004 operating income is an unusual income charge of $0.4 million consisting of a reversal of a legal liability recorded in fresh-start accounting that has been settled.

      Interest Expense. Interest expense, net of interest income, for the first nine months of 2004 totaled $9.4 million, which represented an increase of $2.1 million from the $7.3 million for the comparable period of the prior year predecessor and reorganized periods. The principal components of the first nine months of 2004 interest expense were approximately $1.1 million on the GECC lease; $5.2 million on the 8% Senior Notes and $2.7 million on the Notes. The principal components of the first nine months of 2003 interest expense were approximately $3.1 million on the GECC lease and $4.3 million on the 8% Senior Notes issued upon the emergence from bankruptcy in April 2003.

      Other Expense (Income). Other expense of approximately $1.4 million for the first nine months of 2004 and other income of $3.8 million for the prior year predecessor and reorganized periods, respectively, consists principally of foreign exchange losses and gains, the loss on disposal of an asset in 2004, and the gain associated with the disposal of property held for sale in 2003.

      Debt Extinguishment. The loss on debt extinguishment for the first nine months of 2004 of $13.1 million consists of the losses from the early retirement of $55.5 million of the 8% Senior Notes and of the early termination of the General Electric Capital Corporation (“GECC”) capital lease. The 8% Senior Notes were purchased at a discount to the principal amount, however, the purchase price exceeded the carrying value of the 8% Senior Notes as established in fresh-start accounting. The gain on debt extinguishment for the period from January 1 through April 2, 2003 of $153.9 million consisted of the elimination of the old senior debt of $163.1 million, a gain on the elimination of the accrued interest on the debt of $25.1 million, a loss on the establishment at fair market value of the 8% Senior Notes of $33.2 million and a loss on the fair market value of the new equity at $1.0 million.

      Reorganization Expense. The 2003 reorganization expenses of $0.8 million consist principally of fees for legal, financial advisory and professional services incurred due to the Chapter 11 proceeding.

      Income Tax Benefit. In the first nine months of 2004, a tax benefit of $.2 million was recognized on the (loss) before income taxes of $(17.3) million, resulting from the tax benefit related to operations of foreign subsidiaries.

      Primarily as a result of factors discussed above, net (loss) for the nine months ended September 30, 2004 was $(15.1) million compared to net income of $151.8 million for the predecessor and reorganized periods of 2003.

Comparison of Results of Operations for Fiscal Years Ended December 31, 2001, 2002 and 2003

      The following discussion compares the results of operations for the fiscal year ended December 31, 2001 to the results of operations for the fiscal year ended December 31, 2002, and compares the results of operations for the fiscal year ended December 31, 2002 to the results of operations for the fiscal year ended December 31, 2003. We have provided the table below in order to facilitate an understanding of this discussion. The table shows our results of operations for the 2001, 2002 and 2003 fiscal years. Results of operations for 2003 include the combined income statement activity of the Predecessor Company and the Reorganized Company, and are not intended to be a presentation in accordance with accounting principles generally accepted in the United States. The table (dollars in thousands) is as follows:

		%		%
		Change		Change
		over		over
	2001	2001	2002	2002	2003

NET SALES	$189,315	(3.0)%	$183,577	7.8%	$197,810
COST AND EXPENSES
Cost of sales	156,258	(6.0)%	146,841	7.6%	158,020
Selling, general and administrative	40,027	(3.7)%	38,526	(12.9)%	33,554
Amortization of intangibles	2,000	0.0%	2,000	(34.6)%	1,309
Restructuring expense (income)	4,766	—	(6,132)	NM	954
Asset writedown	—	NM	—	NM	46,805

OPERATING (LOSS) INCOME	(13,736)	NM	2,342	NM	(42,832)
Interest income	2,479	(53.2)%	1,161	(27.6)%	840
Interest expense	25,520	(12.9)%	22,222	(48.0)%	11,566
Gain on early extinguishment of debt	8,137	NM	—	NM	153,946
Other (income) expense, net	3,445	NM	(1,493)	258.3%	(5,349)
Reorganization expense	—	NM	3,410	(76.4)%	802
Income tax benefit	(3,370)	(61.5)%	(1,297)	(76.0)%	(311)
Gain on sale of discontinued operations	3,189	NM	—	NM	—

NET INCOME (LOSS)	$(25,526)	24.3%	$(19,330)	NM	$105,246

2003 Versus 2002

      Net Sales. Our 2003 net sales were $197.8 million, which represented an increase of 14.2 million from 2002. The increase in sales reflected slightly higher volumes and the strengthening of the Euro against the U.S. dollar, which positively benefited net sales by approximately $13.8 million. This benefit was partially offset by the continuing effect of reduced selling prices in the worldwide casings industry.

      Cost of Sales. Our cost of sales increased proportionately with net sales in 2003 (from 80.0% of net sales in 2002 to 79.9% of net sales in 2003), with the benefit of various cost reduction programs and lower depreciation due to fresh-start accounting being offset, for the most part, by increases in the costs of labor and materials.

      Selling, General and Administration Expense. We were able to reduce our selling, general and administrative expenses in 2003 by $5.0 million compared to 2002, and from 21.0% to 17.0% of net sales in the same period. This reduction reflected decreases in depreciation of certain assets that reached the end of their depreciable lives, employee expenses and other costs associated with our headquarters facility.

      Operating Income (Loss). Our operating loss during 2003 was $42.8 million. This operating loss included net restructuring expense of $1.0 million and an asset write-down of $46.8 million. The asset write-down occurred during our annual impairment review in the fourth quarter of the year and resulted in a complete write-off of the goodwill created under fresh-start accounting after consummation of our bankruptcy reorganization plan. The restructuring expense was the result of a year 2003 charge of $2.6 million to reduce employees and employee-related costs to offset the effects of the industry’s competitive environment. This expense was offset by a reversal of $1.2 million from our year 2002 restructuring accrual due to a revised estimate of employee costs, and by a reversal of $0.3 million from our year 2000 restructuring accrual due to the renegotiated Nucel® license fee.

      Debt Extinguishment. We recognized a gain on the early extinguishment of debt in the amount of $153.9 million in the period January 1 through April 2, 2003. We did not recognize income tax expense on that gain. Internal Revenue Code Section 108 prescribes that we will not recognize any taxable income for calendar year 2003 but that we must reduce tax attributes up to the extent of the cancellation of debt income (COD). In 2003, the tax benefit recognized of $0.3 million resulted from the benefit related to sales to customers outside the U.S.

      Interest Expense. Interest expense during 2003 totaled $11.6 million, which represented a decrease of $10.7 million from 2002. The decrease was due to the emergence from bankruptcy and the establishment of 8% Senior Notes with a fair market value of $33.3 million, which replaced $163.1 million of 10.25% Senior Notes. The principal components of the 2003 interest expense were approximately $4.2 million on the GECC lease and $6.6 million on the 8% Senior Notes issued upon emergence from bankruptcy in April 2003. The principal components of the 2002 interest expense were approximately $15.2 million on the 10.25% Senior Notes that were cancelled upon emergence bankruptcy in April 2003 and $6.0 million on the GECC lease. Cash interest paid was $4.4 million in 2003, which compared to $3.2 million in 2002. This increase was primarily associated with the timing of payments under the GECC capital lease.

      Other Income (Expense). Other income (expense) of approximately $5.3 million and $1.5 million in 2003 and 2002, respectively, consisted principally of foreign exchange gains.

      Reorganization Expense. The reorganization expenses in 2003 of $0.8 million consisted principally of fees for legal, financial advisory and professional services incurred due to the Chapter 11 proceeding, which compared to $3.4 million in 2002.

      Income Tax Benefit. Net domestic cash income taxes paid (refunded) in 2003 and 2002 were $0.0 and $(2.1) million, respectively. In 2002, we received a refund of a 2001 alternative minimum tax payment, resulting from passage of the 2002 Job Creation Act which retroactively changed the law under which we made the 2001 payment. Net foreign cash income taxes paid during the same periods were $3.0 million and $0.9 million respectively. The increase in 2003 compared to 2002 was due to improved profits reported for tax purposes in our foreign subsidiaries.

2002 Versus 2001

      Net Sales. Our 2002 net sales were $183.6 million, which represented a decrease of $5.7 million from 2001. The decline in sales reflected the continuing effect of reduced selling prices in the casings industry and slightly lower sales volumes, offset by the strengthening Euro against the U.S. dollar that positively benefited net sales by approximately $3.2 million.

      Cost of Sales. Cost of sales decreased from 82.5% of net sales in 2001 to 80.0% of net sales in 2002 primarily as a result of a reduction in raw materials costs, but also as a result of our continuing cost-reduction initiatives.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased by $1.5 million, but remained at 21.0% as a percentage of sales as a result of the 2002 restructuring, which reduced headcount throughout our organization.

      Operating Income (Loss). Our operating income during 2002 was $2.3 million. Operating income included net restructuring income of $6.1 million recognized in the second quarter of 2002. This restructuring income was the result of a reversal of $9.3 million of excess reserves that were originally recorded in 2000 due to the negotiation of reduced Nucel® technology third party license fees, offset by a year 2002 restructuring charge of $3.2 million. During the second quarter of 2002, we committed to a restructuring plan to address the industry’s competitive environment. This loss compared favorably to Operating (Loss) from the comparable prior year period of $(13.7) million. The improvement in this amount, excluding the effects of $4.8 million of restructuring items, resulted primarily from operating efficiencies from previous cost saving measures and reduced raw material costs.

      Interest Expense. Interest expense during 2002 totaled $22.2 million, which represented a decrease of $3.3 million from 2001. The decrease was due primarily to the lower amount of interest expense related to the GECC lease payment for 2002 compared to 2001. Cash interest paid decreased from $11.7 million in 2001 to $3.2 million in 2002, primarily as a result of ceasing interest payments on the 10.25% Senior Notes due 2001.

      Other Income (Expense). Other income (expense) for 2002 increased by $4.9 million compared to 2001, and consisted primarily of foreign exchange gains.

      Reorganization Expense. The reorganization expenses of $3.4 million consisted principally of professional fees for services incurred due to our Chapter 11 proceeding.

      Income Tax Benefit. In 2002, the tax benefit of $1.3 million resulted from the benefit of a U.S. income tax refund resulting from the Job Creation Act enacted in March 2002, offset by the tax provision related to operations of foreign subsidiaries. Net domestic cash income taxes paid (refunded) in 2002 and 2001 were $(2.1) million and $2.2 million, respectively. The 2001 payment was due to alternative minimum tax rules which were superseded in 2002 with passage of the Job Creation Act and under which we received a 2002 refund. Net foreign cash income taxes paid during the same periods were $0.9 million and $2.5 million respectively. The decrease in 2002 compared to 2001 was due to lower profits reported for tax purposes in our foreign subsidiaries.

Effect of Changes in Exchange Rates

      In general, our financial results are affected by changes in foreign exchange rates. Subject to market conditions, we price most of our products in our foreign operations in local currencies, with the exception of the Brazilian export market and the U.S. export markets, which are priced in U.S. dollars. As a result, a decline in the U.S. dollar relative to the local currencies of profitable foreign subsidiaries can have a favorable effect on our profitability, and an increase in the value of the U.S. dollar relative to the local currencies of profitable foreign subsidiaries can have a negative effect on our profitability. Exchange rate fluctuations improved the comprehensive loss by $3.7 million in both 2003 and 2002. Exchange rate fluctuations decreased comprehensive income by $0.3 million for the nine months ended September 30, 2004 and increased comprehensive income by $0.3 million for the comparable predecessor and reorganized periods of 2003.

Discontinued Operations

      During 2001, we recognized a net gain of $3.2 million, which was a residual amount left over from the sale of our plastic barrier and non-barrier shrink films business in 2000. The business sold included production facilities in the United States, United Kingdom, and Brazil. In conjunction with the sale of the films business, we shut down our oriented polypropylene films business located in Newton Aycliffe, England and our films operation in Canada. The costs of shutting down these operations are included in the business discontinuance.

Liquidity and Capital Resources

      Cash and cash equivalents increased by $7.4 million during the first nine months of 2004. Cash flows provided by operating activities were $14.3 million, provided by investing activities were $11.2 million, and used in financing activities were $17.9 million. Cash flows provided by operating activities were principally attributable to depreciation, amortization, the loss on debt extinguishment and the non-cash accrued interest on the debt offset by the net loss and increase in working capital usage. Cash flows provided by investing activities were principally attributable to the release of restricted cash, which was used to pay the GECC capital lease obligation, capital expenditures, and the reacquisition of the leased assets. Cash flows used in financing activities principally consisted of the proceeds from the issuance of 11.5% Senior Secured Notes offset by the repurchase of $55.5 million of 8% Senior Notes at a discount, the payment of the renegotiated GECC lease and the incurrence of financing fees associated with the issuance of 11.5% Senior Secured Notes.

      Cash and cash equivalents increased by $13.3 million during the period from April 3 through December 31, 2003. Cash flows provided by operating activities were $16.6 million, used for reorganization items were $0.4 million, provided by investing activities were $0.7 million, and used in financing activities were $4.5 million. Cash flows provided by operating activities were principally attributable to the effect of depreciation and amortization, and a decrease in working capital usage. Cash flows used for reorganization items consist principally of fees for legal, financial advisory and professional services incurred due to our Chapter 11 proceeding. Cash flows provided by investing activities were principally attributable to a decrease in restrictions on cash and the proceeds on disposition of assets, offset by capital expenditures for property, plant and equipment. Cash flows used in financing activities principally consisted of the payment of the scheduled GECC capital lease obligation.

      On June 29, 2004, the Company issued $90 million of 11.5% Senior Secured Notes and 90,000 Warrants to purchase an aggregate of 805,230 shares of common stock of the Company. The proceeds of the 11.5% Senior Secured Notes and the 90,000 Warrants totaled $90 million. The 11.5% Senior Secured Notes have a maturity date of, and the Warrants expire on, June 15, 2011. The $90 million of proceeds were used for the (i) repurchase $55.5 million principal amount of the 8% Senior Notes at a price of 90% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon; (ii) early termination of the GECC capital lease and repurchase of the operating assets subject thereto for a purchase price of $33.0 million; and (iii) payment of fees and expenses associated with the refinancing and repurchase of existing debt. In addition, the Company entered into a $20.0 million revolving credit facility. The revolving credit facility is a five-year facility with a June 29, 2009 maturity date.

      The 11.5% Senior Secured Notes require that the Company maintain a minimum annual level of EBITDA calculated at the end of each fiscal quarter as follows:

Fiscal Quarter Ending	Amount

September 30, 2004 through September 30, 2006	$16,000
December 31, 2006 through September 30, 2008	$18,000
December 31, 2008 and thereafter	$20,000

unless the sum of (i) unrestricted cash of the Company and its restricted subsidiaries as of such day and (ii) the aggregate amount of advances that the Company is actually able to borrow under the revolving credit facility on such day (after giving effect to any borrowings thereunder on such day) is at least $15 million. The minimum annual level of EBITDA covenant is not currently in effect as the Company’s unrestricted cash and the amount of available credit under the revolving credit facility exceeds $15 million.

      The 11.5% Senior Secured Notes limit our ability to (i) incur additional indebtedness; (ii) pay dividends, redeem subordinated debt, or make other restricted payments, (iii) make certain investments or acquisitions; (iv) issue stock of subsidiaries; (v) grant or permit to exist certain liens; (vi) enter into certain transactions with affiliates; (vii) merge, consolidate, or transfer substantially all of our assets; (viii) incur dividend or other payment restrictions affecting certain subsidiaries; (ix) transfer or sell assets, including capital stock of subsidiaries; and, (x) change the nature of our business.

      The revolving credit facility contains various covenants that restrict the Company’s ability to, among other things, incur indebtedness, enter into mergers or consolidation transactions, dispose of assets (other than in the ordinary course of business), acquire assets, make certain restricted payments, prepay any of the 8% Senior Notes at a purchase price in excess of 90% of the aggregate principal amount thereof (together with accrued and unpaid interest to the date of such prepayment), create liens on our assets, make investments, create guarantee obligations and enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The revolving credit facility also requires that we comply with various financial covenants, including meeting a minimum four-quarter EBITDA (calculated each calendar quarter) of $19,400 through September 30, 2006 and $21,000 thereafter and an annual limitation on capital expenditures of $9,700 in 2004, $5,500 in 2005 and $6,000 in 2006 and thereafter (with any unused amount being carried over to the immediately following fiscal year), as well as certain other covenants, if our usage of the revolving credit facility exceeds 30%. The minimum level of EBITDA and annual limitations on capital expenditures are not currently in effect because the Company has no borrowings outstanding, and as such, its usage is below the 30% threshold applicable to the covenant. The revolving credit facility also requires payment of a prepayment premium in the event that it is terminated prior to maturity. The prepayment premium, as a percentage of the $20.0 million facility amount, is 3% through June 29, 2005, 2% through June 29, 2006, and 1% through June 29, 2007.

      In April 2004, the Company renegotiated and amended its lease arrangement with GECC. Under terms of the amended lease, six payments of approximately $6.1 million were due semi-annually on February 28 and August 28 beginning in February 2005. The Company and GECC mutually agreed to a $9.5 million fair market sales value for the leased equipment, which amount was used to value the equipment in fresh-start accounting. The Company had the option to terminate the lease early upon payment of $33.0 million through February 28, 2005, thereafter the amount of the early termination payment would decrease upon payment of each semi-annual capital lease payment. The equipment would have transferred to the Company free and clear of all liens on the earlier of (i) the payment of the early termination amount, plus any accrued interest due and payable at 6% per annum or (ii) the payment of the final installment due August  28, 2007. On June 29, 2004, the Company exercised its $33.0 million early termination payment option, terminated the lease and acquired title to the leased equipment. The leased equipment was transferred to the Company free and clear of all liens.

      Capital expenditures (excluding the repurchase of the leased equipment under the GECC capital lease) for the nine months ended September 30, 2004 and 2003 totaled $3.9 million and $1.9 million, respectively. In June 2004, the Company repurchased the leased assets under the GECC capital lease for $9.5 million. Significant 2004 capital expenditures, other than the repurchase of the leased equipment, are related to the installation of environmental equipment to conform to MACT standards for casing manufacturers. Significant 2003 capital expenditures included costs associated with the Viskase Food Science Quality Institute (“FSQI”) plastic casing line. Capital expenditures for 2004, excluding the repurchase of the leased equipment from GECC, are expected to be approximately $9.9 million.

      Capital expenditures for the year ended December 31, 2003 and 2002 totaled $4.3 and $3.8 million, respectively. Significant 2003 expenditures included costs for Osceola and Loudon environmental control technology systems. Significant 2002 capital expenditures included costs associated with FSQI and numerous smaller projects throughout our manufacturing facilities worldwide. Significant 2001 capital expenditures for continuing operations included costs associated with the VisflexTM and VismaxTM plastic casing product line and with the corporate office relocation.

      During the first nine months of 2004, we spent approximately $2.0 million on research and development programs, including product and process development, and on new technology development. Our 2004 research and development and product introduction expenses are expected to be approximately $3.0 million. Among the projects included in the current research and development efforts are the development of SmokeMasterTM casing, the anti-listeria NOJAX® ALTM casing, and the application of certain patents and technology being licensed by Viskase to the manufacture of cellulosic casings.

      We paid $5.0 million and $1.0 million for our pension and postretirement contributions in the third quarter of 2004. We anticipate we will pay $0.2 million additional pension contributions and approximately $0.9 million of postretirement contributions during the remainder of the year.

Letter of Credit Facility

      Letters of credit in the amount of $1.9 million were outstanding under letter of credit facilities with commercial banks, and were cash collateralized at September 30, 2004.

      We finance our working capital needs through a combination of internally generated cash from operations, cash on hand and our revolving credit facility.

Revolving Credit Facility

      On June 29, 2004, we terminated our existing revolving credit facility with Arnos Corp., an affiliate of Carl C. Icahn, and entered into a credit facility for up to $20.0 million with Wells Fargo Foothill. This revolving credit facility will be used for working capital and other general corporate purposes.

      Borrowings under the loan and security agreement governing this revolving credit facility (the “Credit Agreement”) are subject to a borrowing base formula based on percentages of eligible domestic receivables and eligible domestic inventory. Under the Credit Agreement, we are able to choose between two per annum interest rate options: (x) the lender’s prime rate and (y) (1) LIBOR plus (2) a margin of 2.25% (which margin will be subject to performance based increases up to 2.50% and decreases down to 2.00%); provided that LIBOR shall be at least equal to 1.00%. Letter of credit fees will be charged a per annum rate equal to the then applicable margin described in clause (y)(2) of the immediately preceding sentence less 50 basis points. The Credit Agreement also provides for an unused line fee of 0.375% per annum and a monthly servicing fee. The Credit Agreement has a term of five years from the date of the closing thereof.

      Indebtedness under the Credit Agreement is secured by liens on substantially all of our and our domestic subsidiaries’ assets, which liens (i) on inventory, account receivables, lockboxes, deposit accounts into which payments therefor are deposited and proceeds thereof, are contractually senior to the liens securing the Notes and the related guarantees pursuant to an intercreditor agreement, (ii) on real property, fixtures and improvements thereon, equipment and proceeds thereof, are contractually subordinate to the liens securing the Notes and such guarantees pursuant to such intercreditor agreement, (iii) on all other assets, are contractually pari passu with the liens securing the Notes and such guarantees pursuant to such intercreditor agreement.

      The Credit Agreement also contains various covenants that restrict our and our subsidiaries’ ability to, among other things, incur indebtedness, enter into mergers or consolidation transactions, dispose of assets (other than in the ordinary course of business), acquire assets (with permitted exceptions), make certain restricted payments, prepay any of the 8% Senior Notes at a purchase price in excess of 90% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of such prepayment, create liens on our assets, make investments, create guarantee obligations and enter into sale and leaseback transactions and transactions with affiliates. The Credit Agreement also requires that we comply with various financial covenants, including meeting a minimum EBITDA requirement and limitations on capital expenditures as well as, in the event our usage of the Credit Agreement exceeds 30%, certain other financial covenants. The Credit Agreement provides for certain events of default, including default upon the nonpayment of principal, interest, fees or other amounts, a cross default with respect to other obligations of ours and our subsidiaries, failure to comply with certain covenants, conditions or provisions under the Credit Agreement, the existence of certain unstayed or undischarged judgments, the invalidity or unenforceability of the relevant security documents, the making of materially false or misleading representations or warranties, commencement of reorganization, bankruptcy, insolvency or similar proceedings and the occurrence of certain ERISA events. Upon the occurrence of an event of default under the Credit Agreement, the lender will be entitled to declare all obligations thereunder to be immediately due and payable. The Credit Agreement requires us to pay a prepayment premium in the event that it is prepaid prior to maturity.

8% Senior Notes

      The 8% Senior Notes are unsecured, bear interest at a rate of 8% per year, and will accrue interest from December 1, 2001, payable semi-annually (except annually with respect to year four and quarterly with respect to year five), with interest payable in the form of 8% Senior Notes (paid-in-kind) for the first three years. Interest for years four and five will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of 8% Senior Notes (paid-in-kind). Thereafter, interest will be payable in cash. The 8% Senior Notes will mature on December 1, 2008 with a principal value of approximately $18.7 million, assuming interest in the first five years is paid-in-kind.

      The 8% Senior Notes were valued at market under fresh-start accounting. The 8% Senior Notes were recorded on the books at April 3, 2003 at their discounted value of $33.2 million. The discount to face value is being amortized using the effective-interest rate methodology through maturity with an effective interest rate of 10.46%.

      On June 29, 2004, we purchased $55.5 million aggregate principal amount of the outstanding 8% Senior Notes. In connection therewith and in accordance with the indenture for the 8% Senior Notes, the holders thereof agreed to, among other things, release the liens on the collateral that had been securing the 8% Senior Notes and may eliminate substantially all of the restrictive covenants contained in such indentures governing the 8% Senior Notes. From time to time, we may offer to purchase at a substantial discount any or all of the remaining 8% Senior Notes through privately negotiated transactions, purchases in the public marketplace or otherwise. The following table summarizes the carrying value of the 8% Senior Notes at December 31 (in millions):

	2004	2005	2006	2007

8% Senior Notes Principal amount outstanding	$16.0	$17.3	$18.7	$18.7
Discount	(4.2)	(3.3)	(2.3)	(1.2)

Carrying value	$11.8	$14.0	$16.4	$17.5

      As a result of the purchase of 8% Senior Notes and the termination of the GECC lease on June 29, 2004, we have recorded a net loss of approximately $13.1 million during the second quarter of 2004, which reduced our operating income and net income (loss), and we expect interest expense to be $11.3 million on a pro forma annual basis for 2004.

Pension and Postretirement Benefits

      Our long-term pension and postretirement benefit liabilities totaled $101.7 million at December 31, 2003. Expected cash contributions for pension and postretirement benefit liabilities are expected to be (in millions):

	2004	2005	2006	2007	2008

Pension	$6.0	$3.8	$13.1	$8.7	$7.7
Postretirement Benefit(1)	3.0	1.4	1.4	1.4	1.4

Total	$9.0	$5.0	$14.5	$10.1	$9.1

(1)	Net of retiree contributions.

Other

      The fair value of our debt obligations (excluding capital lease obligations) is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to us for the debt of the same remaining maturities. At September 30, 2004, the carrying amount and estimated fair value of our debt obligations (excluding capital lease obligations) were $100.7 million and $103.8 million, respectively.

      As of September 30, 2004, aggregate maturities of debt for each of the next five years are (in millions):

	2004		2005		2006		2007		2008

11 1/2% Senior Secured Notes		$—		$—		$—		$—	$—
8% Senior Notes		—		—		—		—	18.7
Other		—		—		—		—	—

Total	$		$		$		$		$18.7

Critical Accounting Policies

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying financial statements. In preparing these financial statements, management bases its estimates on historical experience and other assumptions that they believe are reasonable. We do not believe there is a great likelihood that materially different amounts would be reported under different conditions or using different assumptions related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and the use of assumptions as to uncertainties and, as a result, actual results could differ from these estimates. If actual amounts are ultimately different from previous estimates, the revisions are included in our results for the period in which the actual amounts become known. Historically, the aggregate differences, if any, between our estimates and actual amounts in any year have not had a significant impact on our consolidated financial statements. The Company is not aware of any trend, event or uncertainty that would materially affect the methodology or assumptions used within its critical accounting policies. The Company has not made any material changes to accounting estimates in the past three years, and at this time the Company does not intend to make any changes in the underlying assumptions to its accounting estimates.

Revenue Recognition

      Substantially all of the Company’s revenues are recognized at the time the products are shipped to the customer, under F.O.B. Shipping Point terms or under F.O.B. Port terms. Revenues are net of any discounts, rebates and allowances. The Company records all labor, raw materials, in-bound freight, plant receiving and purchasing, warehousing, handling and distribution costs as a component of cost of goods sold.

Allowance for Doubtful Accounts Receivable

      Accounts receivable have been reduced by an allowance for amounts that may become uncollectible in the future. This estimated allowance is primarily based upon our evaluation of the financial condition of each customer, each customer’s ability to pay and historical write-offs.

Allowance for Obsolete and Slow Moving Inventories

      Inventories are valued at the lower of cost or market. The inventories have been reduced by an allowance for slow moving and obsolete inventories. The estimated allowance is based upon management’s estimate of specifically identified items, the age of the inventory and historical write-offs of obsolete and excess inventories.

Deferred Income Taxes

      Deferred tax assets and liabilities are measured using enacted tax laws and tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. In addition, the amounts of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be realized on a more likely than not basis.

Pension Plans and Other Postretirement Benefit Plans

      Our North American operations have a defined benefit retirement plan that covers substantially all salaried and full-time hourly employees who were hired prior to April 1, 2003 and a fixed defined contribution plan and a discretionary profit sharing plan that covers substantially all salaried and full-time hourly employees who were hired on or after April 1, 2003. Our operations in Germany have a defined benefit retirement plan that covers substantially all salaried and full-time hourly employees. Pension cost is computed using the projected unit credit method. The discount rate used approximates the average yield for high quality corporate bonds as of the valuation date. Our funding policy is consistent with funding requirements of the applicable federal and foreign laws and regulations.

      Our North American operations have postretirement health care and life insurance benefits. We accrue for the accumulated postretirement benefit obligation that represents the actuarial present value of the anticipated benefits. Measurement is based on assumptions regarding such items as the expected cost of providing future benefits and any cost sharing provisions. The Company will terminate postretirement medical benefits as of December 31, 2004 for all active employees and retirees in the U.S. who are not covered by a collective bargaining agreement. It is estimated that said termination will result in a $35 million reduction in the Company’s unfunded postretirement liability.

Fresh-Start Accounting

      As previously discussed, the accompanying consolidated financial statements reflect the use of fresh-start accounting as required by SOP 90-7. Under fresh-start accounting, our assets and liabilities were adjusted to fair values and a reorganization value for the entity was determined based upon the estimated fair value of the enterprise before considering values allocated to debt. The portion of the reorganization value that could not be attributed to specific tangible or identified intangible assets of the Reorganized Company totaled $44.4 million. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” this amount is reported as “Goodwill” in the consolidated financial statements. Fresh-start accounting results in the creation of a new reporting entity with no accumulated deficit as of April 3, 2003. Our reorganization value was based on the consideration of many factors and various valuation methods, including discounted cash flow analysis using projected financial information, selected publicly traded company market multiples of certain companies operating businesses viewed to be similar to us, and other applicable ratios and valuation techniques believed by us to be representative of our business and industry.

      The valuation was based upon a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies beyond our control.

      Upon the adoption of fresh-start accounting, as of April 3, 2003, we recorded goodwill of $44.4 million, which equals the reorganization value in excess of amounts allocable to identifiable net assets recorded in accordance with SOP 90-7. In the fourth quarter of 2003, we performed our first annual goodwill impairment analysis under SFAS No. 142. Due to the fact the fair value of our single reporting unit, as estimated by our market capitalization, was significantly less than the net book value at December 31, 2003, we wrote off the entire $44.4 million goodwill balance in the fourth quarter of 2003.

Goodwill and Intangible Assets

      Goodwill and intangible assets that have an indefinite useful life are not amortized and are tested at least annually for impairment. Due to the prepackaged nature of our bankruptcy plan, goodwill was tested for impairment by comparing the fair value with its recorded amount. As a result of adopting SFAS No. 142, we used a discounted cash flow methodology for determining fair value. This methodology identified an impairment of goodwill and intangible assets in the amount of $49.4 million, which was written off in the fourth quarter of 2003. As part of fresh-start accounting, the Company recognized intangible assets that are being amortized. Non-compete agreements in the amount of $1.2 million are being amortized over two years. The intangible backlog in the amount of $2.4 million was written-off in its entirety during 2003.

Property, Plant and Equipment

      We carry property, plant and equipment at cost less accumulated depreciation. Property and equipment additions include acquisition of property and equipment and costs incurred for computer software purchased for internal use including related external direct costs of materials and services and payroll costs for employees directly associated with the project. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from 2 to 32 years. Upon retirement or other disposition, cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in results of operations.

Long-Lived Assets

      We continue to evaluate the recoverability of long-lived assets including property, plant and equipment, patents and other intangible assets. Impairments are recognized when the expected undiscounted future operating cash flows derived from long-lived assets are less than their carrying value. If impairment is identified, valuation techniques deemed appropriate under the particular circumstances will be used to determine the asset’s fair value. The loss will be measured based on the excess of carrying value over the determined fair value. The review for impairment is performed at least once a year or when circumstances warrant.

Other Matters

      We do not have off-balance sheet arrangements (sometimes referred to as “special purpose entities”), financing or other relations with unconsolidated entities or other persons. In the ordinary course of business, we lease certain casing manufacturing and finishing equipment, and certain real property, consisting of manufacturing and distribution facilities and office facilities. Substantially all such leases as of September 30, 2004 were operating leases, with the majority of those leases requiring the Company to pay maintenance, insurance and real estate taxes.

Liquidity

      The Company emerged from bankruptcy on April 3, 2003. For the period April 3 through December 31, 2003, the Company recorded a net loss of $46,627 and positive cash flow from operating activities before reorganization expense of $16,645. In connection with its emergence from bankruptcy, the Company restructured its debt and equity. In addition, the amounts due under capital leases were renegotiated with the lessor. As of December 31, 2003, the Company had positive working capital of approximately $52,201 and unrestricted cash of $23,160, with additional amounts available under its revolving credit facility. While the Company could decide to raise additional amounts through the issuance of new debt or equity, management believes that the existing resources available to it will be adequate to satisfy current and planned operations for at least the next twelve months.

Contractual Obligations Related to Debt, Leases and Related Risk Disclosure

      The following table reflects our future contractual cash obligations and commercial commitments as of December 31, 2003, determined on a pro forma basis (in millions):

		Payments Due by Pay Period

		Less than	Years	Years	More than
Contractual Obligations	Total	1 Year	2 & 3	4 & 5	5 Years

Long-term debt	$90.0	$	$	$	$90.0
Cash interest obligations	20.2	2.5	3.5	14.2
Other long-term debt	18.8			18.7	0.1
Pension	51.7	5.7	16.9	16.4	12.7
Postretirement benefits	54.3	3.0	6.0	6.0	39.3
Operating leases	10.9	2.1	3.8	3.1	1.9
Third-party license fees	0.2	0.2

Total	$246.1	$13.5	$30.2	$58.4	$144.0

      The following table reflects our future contractual cash obligations and commercial commitments as of September 30, 2004, determined on a pro forma basis (in millions):

		Payments Due by Pay Period

		Less than	Years	Years	More than
Contractual Obligations	Total	1 Year	2 & 3	4 & 5	5 Years

Long-term debt	$90.0	$	$	$	$90.0
Cash interest obligations	75.2	9.9	22.0	22.6	20.7
Other long-term debt	18.8			18.7	0.1
Pension	47.1	2.5	20.9	12.7	11.0
Postretirement benefits	20.8	2.2	2.6	2.6	13.4
Operating leases	10.9	2.1	3.8	3.1	1.9
Third-party license fees	0.2	0.2

Total	$263.0	$16.9	$49.3	$59.7	$137.1

      Cash interest obligations changed between December 31, 2003 and September 30, 2004 as a result of the issuance of the Notes, which pay interest in cash, in comparison with the 8% Senior Notes, with respect to which a substantial portion of the interest is payable in kind. The decrease in postretirement benefits between December 31, 2003 and September 30, 2004 relates to the Company’s decision to discontinue certain postretirement benefits effective December 31, 2004.

Recent Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board (FASB) issued EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF 00-21 provides guidance on how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF 00-21 is effective for arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a material impact on our results of operations or financial position.

      In January 2003, the FASB issued FASB Interpretation No. (FIN) 46, “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51.” FIN 46 clarified the application of Accounting Research Bulletin Number 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Qualifying special purpose entities as defined by FASB Statement Number 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are excluded from the scope of FIN 46. FIN 46 applied immediately to all variable interest entities created after January 31, 2003 and was originally effective for fiscal periods beginning after July 1, 2003 for existing variable interest entities. In October 2003, the FASB postponed the effective date of FIN 46 to December 31, 2003. We do not have any variable interest entities and, therefore, believe that the adoption of the provisions of FIN 46 will not have a material impact on our results of operations or financial position.

      In December 2003, a revised version of FIN 46 (Revised FIN 46) was issued by the FASB. The revisions clarify some requirements, ease some implementation problems, add new scope exceptions and add applicability judgments. Revised FIN 46 is required to be adopted by most public companies no later than March 31, 2004. We believe that the adoption of revised FIN 46 will not have a material impact on our results of operations or financial position.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instrument and Hedging Activities.” SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is

effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on our results of operations or financial position.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. In November 2003, the FASB issued FASB Staff Position Number 150-3, which deferred indefinitely the effective date of SFAS No. 150 as it relates to certain mandatory redeemable non-controlling interests. SFAS No. 150 was effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on our results of operations or financial position.

      In December 2003, the FASB issued SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits — an Amendment of FASB Statements No. 87, 88, and 106.” The statement was developed in response to concerns expressed by users of financial statements regarding more information about pension plan assets, obligations, benefit payments, contributions and net benefit cost. Disclosures about postretirement benefits other than pensions are required. All new provisions for domestic plans are effective for fiscal years ending after December 15, 2003. Foreign and nonpublic entities disclosures are required effective for fiscal years ending after June 15, 2004. We are considering the standard and its effect on our financial statements.

      On December 17, 2003, the staff of the SEC issued Staff Accounting Bulletin (SAB) 104, “Revenue Recognition,” which amends SAB 101, “Revenue Recognition in Financial Statements.” SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21. Additionally, SAB 104 rescinds the SEC’s “Revenue Recognition in Financial Statements Frequently Asked Questions and Answers” (the FAQ) issued with SAB 101 (that had been codified in SEC Topic 13, “Revenue Recognition”). Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on our results of operations or financial position.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The statement is applicable for fiscal years beginning after May  15, 2002 and requires, among other things, that any gain or loss on extinguishment of debt that does not meet criteria in Opinion 30, as amended, no longer be classified as an extraordinary item. We adopted SFAS No. 145 in 2003 and accordingly reclassified extraordinary gains as a separate caption in accordance with this statement.

Quantitative and Qualitative Disclosure About Market Risk

      We are exposed to certain market risks related to foreign currency exchange rates. In order to manage the risk associated with this exposure to such fluctuations, we occasionally use derivative financial instruments. We do not enter into derivatives for trading purposes.

      We have prepared sensitivity analyses to determine the impact of a hypothetical 10% devaluation of the U.S. dollar relative to our European receivables, payables, sales and purchases denominated in U.S. dollars. Based on our sensitivity analyses at September 30, 2004, a 10% devaluation of the U.S. dollar would affect our consolidated financial position by $16 thousand.

      We purchase gas futures contracts to lock in set rates on gas purchases. We use this strategy to minimize our exposure to volatility in the price of natural gas. These products are not linked to specific assets and liabilities that appear on the balance sheet or to a forecasted transaction and, therefore, do not qualify for hedge accounting. As such, gains on the change in fair value of the futures contracts are not recorded in other income, whereas losses are recognized. There were no natural gas futures contracts outstanding at September 30, 2004.

BUSINESS

Our Company

      We are a leading worldwide producer of non-edible cellulosic, fibrous and plastic casings used to prepare and package processed meat products. We provide value-added support services relating to these products to our customers, which include some of the world’s largest global consumer products companies. We are a Delaware corporation organized in 1970 and were known as Envirodyne Industries, Inc. until we changed our name in 1998. In 1925, one of our predecessors invented the basic process for producing casings from regenerated cellulose for commercial production, and we and/or our predecessors have been in the processed meat flexible packaging business for over 79 years. We believe we are one of the two largest worldwide producers of non-edible cellulosic casings for small-diameter processed meats, such as hot dogs. In addition, we believe we are one of the leading producers of non-edible fibrous casings for large-diameter sausages, salami, hams and other processed meat products. We also produce plastic casings for a wide range of processed meat and poultry applications. Our high-quality product offering and superior customer service have resulted in strong and longstanding relationships with our blue-chip customer base, which includes Kraft, Smithfield Foods and ConAgra. The average length of our relationships with our top 15 customers is greater than ten years. We operate seven manufacturing facilities and eight distribution centers in North America, Europe and South America and, as a result, we are able to sell our products in most countries throughout the world.

      Since 1998, we have sold certain of our operations in order to reduce indebtedness and increase our operational focus. As a result of these efforts, we sold our wholly-owned subsidiary, Sandusky Plastics, Inc. in June 1998, our wholly-owned subsidiary, Clear Shield National, Inc. in July 1998, and our plastic barrier and non-barrier shrink film business in August 2000. These divestitures have left the cellulosic, fibrous and plastic casings business as our primary operating activity.

      Upon emergence from bankruptcy in April 2003, our wholly-owned subsidiary, Viskase Corporation, merged with and into us. In addition, since emerging from bankruptcy, we have implemented a number of restructuring measures to reduce the fixed cost structure of our remaining business and to address competitive price pressures and increases in various production costs in our business. In September 2003, we dissolved two of our subsidiaries, Envirosonics, Inc. and Viskase Puerto Rico Corporation, and in October 2003, we dissolved another subsidiary, Viskase Australia Limited. In January 2004, we merged two of our subsidiaries, Viskase Holding Corporation and Viskase Sales Corporation, with and into us, and merged another subsidiary, Envirodyne Subsidiary, Inc., with and into one of our domestic subsidiaries.

Bankruptcy and Plan of Reorganization

      On November 13, 2002, we filed a prepackaged Chapter 11 bankruptcy in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Bankruptcy Court”). The Chapter 11 filing was for Viskase Companies, Inc. alone and did not include any of our domestic or foreign subsidiaries. On December 20, 2002, the Bankruptcy Court confirmed our prepackaged plan of reorganization, as modified (the “Plan”), and we consummated the Plan and emerged from bankruptcy on April 3, 2003. Throughout the bankruptcy proceeding, our domestic and foreign operating subsidiaries continued to provide an uninterrupted supply of products and services to customers worldwide. Trade creditors and vendors were unaffected and were paid in the ordinary course of business, and the employees of our operating subsidiaries were paid all wages, salaries and benefits on a timely basis.

      Under the terms of the Plan, our 10.25% Senior Notes due 2001 (the “10.25% Senior Notes”) were converted into 8% Senior Notes and shares of our Common Stock on the basis of $367.96271 principal amount of 8% Senior Notes (i.e., $60 million) and 63.4122 shares of Common Stock for each $1,000 principal amount of the 10.25% Senior Notes. The previously outstanding shares of our common stock were canceled pursuant to the Plan and the holders thereof received warrants with a term of seven years (expiring April 2, 2010) to purchase shares of Common Stock equal to 2.7% of our Common Stock outstanding immediately after the consummation of the Plan on a fully-diluted basis at an exercise price of $10.00 per share. On a fully-diluted basis, holders of the 10.25% Senior Notes received approximately 91.5% of our Common Stock, and approximately 5.8%, or 660,000 shares, of our Common Stock was issued or reserved for issuance to our management and employees.

      Upon emerging from bankruptcy our Board of Directors was reconstituted into five members.

The Industry

      The flexible packaging market in the U.S. is comprised of paper, plastic film or foil products, and laminations of these materials. According to industry sources, domestic demand for flexible packaging was 6.0 billion pounds in 2003, and has grown from 5.5 billion pounds in 1998, reflecting a compound annual growth rate of 1.9%. Industry analysts expect the flexible packaging market as a whole to continue to expand at a steady rate due to technological advances and manufacturers’ needs for higher performance packaging. According to industry sources, domestic demand for flexible packaging is expected to reach 6.8 billion pounds by 2008, which would reflect a compound annual growth rate of 2.4% from 2003. Furthermore, domestic demand for flexible packaging for meat, poultry and seafood, the subsection of the flexible packaging market in which we operate, has been growing. Industry sources report that domestic demand for flexible packaging used for meat, poultry and seafood increased to 540 million pounds in 2003 from 515 million pounds in 1998, reflecting a compound annual growth rate of 1.0%. Domestic demand for flexible packaging for meat, poultry and seafood is expected to reach 594 million pounds by 2008, which would reflect a compound annual growth rate of 1.9% from 2003. We believe that we will continue to benefit from these stable U.S. industry fundamentals in both the general and the meat, poultry and seafood flexible packaging markets. We also believe that growth in demand for flexible meat, poultry and seafood packaging will occur in international markets. We expect modest growth in developed countries and, due to increasing wealth and availability of quality nutrition, more expansive growth in developing countries.

      We participate in the small-diameter cellulosic, fibrous and plastic casings segments of the general flexible packaging market. Casings are used in the production of processed meat and poultry products, such as hot dogs, sausages, salami, ham and bologna. In the manufacturing of these products, a meat preparation is stuffed into a casing and then cooked, smoked or dried. The casing utilized dictates the size, consistency of shape, and overall appearance and quality of the final meat product. Small-diameter cellulosic, fibrous and plastic casings also permit high-speed stuffing and processing of products on commercially available automated equipment, which provides a meat processor with consistent product quality, high production output rates and lower manufacturing costs.

      The processed meat casings market can be sub-divided as follows:

Edible Casings

      Natural (Gut) Casings. Natural casings, made from animal intestines, are the most commonly used edible casings, although their share of the worldwide market is believed to be decreasing due to their inconsistent quality and lack of compatibility with automated production equipment.

      Edible Collagen Casings. Edible collagen (derived from animal proteins) is used for fresh sausages, snack sticks and some small-diameter cooked sausages because its consistency in performance is generally improved over natural casings.

Non-Edible Casings

      Cellulosic Casings. Cellulosic casings are the highest volume non-edible casings and are used in the production of small-diameter processed meat products (less than 35 millimeters), such as hot dogs, frankfurters and other small-diameter cooked sausages. Cellulosic casings are typically peeled off of the meat product and discarded prior to final packaging. Cellulosic casings’ advantages in strength, uniformity and machinability on high speed, automatic stuffing equipment allow for higher productivity and lower manufacturing costs compared to processing with edible natural or collagen casings.

      Fibrous Casings. Fibrous casings are paper-reinforced cellulosic casings used in large-diameter products (greater than 35 millimeters) because the fibrous material enhances casing strength and provides uniformity in product diameter. Applications include a wide variety of cooked, smoked and dried processed meats, including large sausages, salami, hams and deli meats.

      Non-Edible Collagen Casings. Non-edible collagen is used for large-diameter sausages such as chorizo and certain types of specialty dried salamis.

      Plastic Casings. Plastic casings are traditionally used in steam or water cooking applications, such as boiled ham, poultry rolls and other processed sausages where the plastic casing lends itself to higher cooking yields and can serve as a final package. Plastic casings are growing in market demand because they can provide a lower-cost alternative to fibrous casings when cook yields and re-packaging costs are taken into consideration.

      We compete in the cellulosic, fibrous and plastic casing segments of the non-edible casings market.

Products

      Our main product lines are as follows:

      NOJAX® casings — Small-diameter cellulosic casings designed for the production of hot dogs, wieners, frankfurters, viennas, cocktail sausages, coarse ground dinner sausages, dry mini-salamis and other small-diameter processed meats.

      Fibrous casings — Paper-reinforced cellulosic casings utilized in the manufacturing of a wide variety of cooked, smoked and dried processed meats, including large sausages, bologna, salami, ham, pepperoni and deli meats.

      VisflexTM, VismaxTM and Vislon® casings — Plastic (polyamide) casings, each designed with distinct performance characteristics targeted at a wide range of sausage, deli meat and other processed meat and poultry applications.

      We also manufacture other specialty cellulosic products, notably a family of large cellulosic casings with limited applications for mortadella and specialty sausages, as well as some non-food products targeted at dialysis membrane and specialized battery separator market applications. Furthermore, on a limited and geographic basis, we sometimes take on distributor product lines of certain allied products that serve as complimentary supply items to casings. Examples of such products include an elastic netting line that we distribute in North America and shrinkable barrier bags that we distribute in Italy.

International Operations

      We have four manufacturing and/or finishing facilities located outside the continental United States, in Beauvais, France; Thâon-les-Vosges, France; Guarulhos, Brazil, and Caronno, Italy.

      Net sales from customers located outside the United States represented approximately 59% of our total net sales during 2003. Our operations in France are responsible for distributing products, directly or through distributors, in Europe, Africa, the Middle East and parts of Asia. While overall consumption of processed meat products in North America and Western Europe has apparently stabilized, we believe there is a potential for market growth in Eastern Europe, Latin America, South America and Southeast Asia.

      The following table shows our net sales, operating (loss) income, identifiable assets and U.S. export sales by geographic region during the last three fiscal years (in millions):

	YearPredecessor Company			Reorganized Company

	December 31,		January 1
			Through	April 3 Through	January 1 Through
	2001	2002	April 2, 2003	December 31, 2003	September 30, 2004

Net Sales
United States	$120.3	$115.8	$29.5	$97.8	$98.4
Canada	8.2	6.8	—	—	—
South America	7.9	7.4	1.6	5.9	5.8
Europe	70.1	66.5	17.9	60.7	63.6
Other and eliminations	(17.2)	(12.9)	(3.6)	(12.0)	(13.4)

Total	$189.3	$183.6	$45.4	$152.3	$154.4

Operating (loss) income
United States	$(10.3)	$4.0	$(1.4)	$(37.1)	$10.3
Canada	(0.5)	(0.5)	(0.1)	(0.4)	(0.5)
South America	(0.6)	(1.4)	(0.2)	(0.9)	(0.7)
Europe	(2.3)	0.2	(0.3)	(2.4)	(0.7)
Other and eliminations	—	—	—	—	—

Total	$(13.7)	$2.3	$(2.0)	$(40.8)	$8.4

Identifiable Assets
United States	$138.2	$131.4	$115.0	$115.7	$111.6
Canada	6.8	1.5	0.8	0.7	0.6
South America	9.5	8.8	8.9	7.9	7.5
Europe	79.5	77.0	75.6	87.8	83.8
Other and eliminations	—	—	—	—	—

Total	$234.0	$218.7	$200.3	$212.1	$203.5

Manufacturing

      The production of regenerated cellulosic casings generally involves four principal steps: (i) production of a viscose slurry from wood pulp; (ii) regeneration of cellulosic fibers; (iii) extrusion of a continuous tube during the regeneration process; and (iv) “shirring” of the final product. Shirring is a finishing process that involves pleating and compressing the casing in tubular form for subsequent use in high-speed stuffing machines. The production of regenerated cellulosic casings involves a complex and continuous series of chemical and manufacturing processes, and we believe that our facilities and expertise in the manufacture of extruded cellulose are important factors in maintaining our product quality and operating efficiencies.

      Our product line includes NOJAX® cellulosic casings, which are used for small-diameter processed meat products such as hot dogs; fibrous casings, which are paper-reinforced cellulosic casings used in the production of large-diameter sausages, salami, hams and other processed meat products; and VisflexTM and VismaxTM plastic casings, which are used for a wide range of processed meat, poultry and cheese applications.

Sales and Distribution

      We have a broad base of customers, with no single customer accounting for more than 7.0% of our net sales. We are able to sell our products in most countries throughout the world. We have 40 people staffing our technical and sales teams who are responsible for sales and service to processed meat and poultry producers. Approximately 69 distributors market our products to customers in Europe, Africa, the Middle

East, Asia, and Latin/ South America. Our products are marketed through our own subsidiaries in France, Germany, Italy, Poland and Brazil, and we maintain eight distribution centers located in the United States, Canada, Germany and Poland to provide warehousing and distribution of our products. See “— Facilities.”

      As of September 30, 2004, we had backlog orders of approximately $34.8 million. As of December 31, 2003 and 2002, we had backlog orders of approximately $36.6 million and $28.0 million, respectively. Orders on backlog typically are filled within 90 days.

Competition

      We are one of the world’s leading producers of cellulosic casings. While our industry generally competes based on volume and price, we seek to maintain our competitive advantage and differentiate ourselves from our competitors by manufacturing products that have higher quality and superior performance characteristics when compared to our competitors’ products; by responding quickly to customer product requirements; by providing technical support services to our customers for production and formulation requirements; and by producing niche products to satisfy individual customer needs.

      Our principal competitors in the cellulosic casing market are Teepak LLC, located in the United States with manufacturing facilities in the United States, Belgium, Mexico and the Czech Republic; Viscofan, S.A., located in Spain with manufacturing facilities in Germany, Brazil, the Czech Republic and the United States; Kalle Nalo GmbH, located in Germany; Case Tech, a wholly-owned subsidiary of Bayer AG, located in Germany; Oy Visko AB, located in Finland; and two Japanese manufacturers, Futamura Chemical, marketed by Meatlonn, and Toho. Our primary competitors include several corporations that are larger and better capitalized than we are and, thus, are less vulnerable to price reductions in the market. During the previous ten years, we have experienced reduced profits due to overcapacity in our industry and intense competition based on volume.

Research and Development

      We believe our continuing emphasis on research and development is central to our ability to maintain industry leadership. In particular, we have focused on the development of new products that increase our customers’ operating efficiencies, reduce their operating costs and expand their markets. Our research and development projects also include the development of new processes and products to improve our own manufacturing efficiencies. Our research scientists, engineers and technicians are engaged in continuous product and equipment development, and also provide direct technical and educational support to our customers.

      We believe we have achieved and maintained our position as a leading producer of cellulosic casings for packaging meats through significant expenditures on research and development. We expect to continue our research and development efforts. The commercialization of certain of our product and process applications, and related capital expenditures to achieve commercialization, may require substantial financial commitments in future periods. Research and development costs from continuing operations are expensed as incurred and totaled $3.6 million, $4.1 million and $4.8 million during 2003, 2002 and 2001, respectively.

Seasonality

      Historically, our domestic sales and profits have been seasonal in nature, increasing in the spring and summer months. Sales outside of the U.S. remain relatively stable throughout the year.

Raw Materials

      The raw materials we use include cellulose (derived from wood pulp), specialty fibrous paper and various other chemicals. We generally purchase our raw materials from a single source or a small number of suppliers with whom we maintain good relations. Certain primary and alternative sources of supply are located outside the U.S. We believe that adequate alternative sources of supply currently exist for all of our raw materials or that raw material substitutes are available, which we could utilize by modifying our manufacturing processes.

Facilities

      The following table lists each of our facilities, including location, use, approximate square footage and status:

Manufacturing Facilities

		Approximate	Owned or
Facility	Primary Use	Square Footage	Leased

Beauvais, France	Casings production and finishing	235,000	Leased
Caronno, Italy	Casings finishing	73,000	Owned
Guarulhos, Brazil	Casings finishing	25,000	Leased
Kentland, Indiana	Casings finishing	125,000	Owned
Loudon, Tennessee	Casings production	250,000	Owned
Osceola, Arkansas	Casings production and casings finishing	223,000	Owned
Thâon-les-Vosges, France	Casings finishing	239,000	Owned

Distribution Centers

Facility	Owned or Leased

Atlanta, Georgia	Leased
Buffalo, New York	Leased
Fresno, California	Leased
Remington, Indiana	Leased
Lindsay, Ontario, Canada	Owned
Saskatoon, Saskatchewan, Canada	Leased
Dormagen, Germany	Leased
Warsaw, Poland	Leased

Headquarters

Facility	Owned or Leased

Willowbrook, Illinois (Worldwide headquarters)	Leased
Pantin, France (European headquarters)	Leased

Employees

      We believe we maintain productive and amicable relationships with our approximately 1,360 employees worldwide. Approximately 480 of our 1,360 employees are union members. One of our domestic facilities, located in Loudon, Tennessee, is unionized. Our collective bargaining agreement covering union employees at the Loudon facility expires on September 30, 2005. Additionally, all of our European and Brazilian facilities have national agreements with annual renewals. Employees at our European facilities are involved in labor negotiations at both the local and national levels.

Trademarks and Patents

      We hold patents on many of our major technologies, including those used in our manufacturing processes and those embodied in products sold to our customers. We believe our ongoing market leadership is derived, in part, from our technology. We vigorously protect and defend our patents against infringement on an international basis. As part of our research and development program, we have developed and expect to continue to develop new proprietary technology and have licensed proprietary technology from third parties.

We believe these activities will enable us to maintain our competitive position. However, we do not believe that any single patent or group of patents is material to us. We also own numerous trademarks and registered trade names that are used actively in marketing our products. We periodically license our process and product patents to competitors on a royalty basis.

Environmental Regulations

      In manufacturing our products, we employ certain hazardous chemicals and generate toxic and hazardous wastes. The use of these chemicals and the disposal of such wastes are subject to stringent regulation by several governmental entities, including the United States Environmental Protection Agency (the “EPA”) and similar state, local and foreign environmental control entities. We are subject to various environmental, health and safety laws, rules and regulations including those of the United States Occupational Safety and Health Administration and the EPA. These laws, rules and regulations are subject to amendment and to future changes in public policy or interpretation, which may affect our operations.

      Certain of our facilities are or may become potentially responsible parties with respect to on-site and off-site waste disposal facilities and remediation of environmental contamination. See “— Legal Matters” with respect to potential environmental liabilities at the Lindsay, Ontario facility of our Canadian subsidiary, Viskase Canada.

      Under the Clean Air Act Amendments of 1990, various industries, including casings manufacturers, will be required to meet MACT air emissions standards for certain chemicals. MACT standards applicable to all U.S. cellulosic casing manufacturers were promulgated June 11, 2002. We submitted extensive comments to the EPA during the public comment period. Compliance with these new rules is required by June 13, 2005, although the Company has obtained a one-year extension for both of its facilities. To date, we have over $2.9 million in capital expenditures, and we expect to spend over $7.4 million over the next 12 months, to become compliant with MACT rules at our two U.S. extrusion facilities. Although we expect to implement the technology necessary to meet these emissions standards at our two extrusion facilities, our failure to do so, or our failure to receive a compliance extension that we anticipate requesting from regulatory agencies, could result in substantial penalties, including civil fines of up to $50,000 per facility per day or a shutdown of our U.S. extrusion operations.

      Under the Resource Conservation and Recovery Act, regulations have been proposed that, in the future, may impose design and/or operating requirements on the use of surface impoundments for wastewater. Two of our plants use surface impoundments. We do not foresee these regulations being imposed for several years.

Legal Matters

Lindsay, Ontario Environmental Matters

      In 1988, our subsidiary, Viskase Canada, commenced a lawsuit against Union Carbide claiming that Union Carbide had breached several representations and warranties and deliberately and/or negligently failed to disclose the existence of ammonium sulphate contamination on the premises of a facility in Lindsay, Ontario, Canada that Viskase Canada purchased from Union Carbide in 1986.

      In November 2000, the MOE notified Viskase Canada that it had evidence to suggest that the Lindsay facility was a source of PCB contamination in surrounding areas. Viskase Canada has been working with the MOE in investigating the alleged PCB contamination and developing and implementing, if appropriate, a remedial plan for the Lindsay facility and the affected area. Viskase Canada and others have been advised by the MOE that the MOE has prepared certain Director’s Orders requiring remediation under applicable environmental laws and regulations against Viskase Canada, Dow and others, the timing of issuance of the any orders is subject to resolution of site investigations and if appropriate, developing an acceptable remedial plan. Dow, which has replaced or soon will replace Union Carbide as the defendant in the lawsuit against Union Carbide, has consented to an amendment to the lawsuit, which Viskase Canada will file with the court as soon as the claim can be adequately quantified, that alleges further that any PCB contamination at the Lindsay facility was generated from Union Carbide’s prior plastics extrusion business, which was not part of the business Viskase Canada purchased from Union Carbide. Viskase Canada is seeking an order to require Union Carbide to repurchase the Lindsay facility and award Viskase Canada damages in excess of

$2.0 million (Canadian). We have reserved $0.75 million for the property remediation. The lawsuit is currently pending and is expected to proceed to trial in 2005.

Illinois Loss Carry-Forwards

      In 1993, the Illinois Department of Revenue (“IDR”) submitted a proof of claim against Envirodyne Industries, Inc. (our former corporate name) and its subsidiaries in the United States Bankruptcy Court for the Northern District of Illinois, for liability with respect to IDR’s denial of our allegedly incorrect utilization of certain loss carry-forwards of certain of our subsidiaries. In September 2001, the bankruptcy court denied IDR’s claim and determined that we were not responsible for 1998 and 1999 tax liabilities, interest and penalties. IDR appealed the bankruptcy court’s decision to the United States District Court, Northern District of Illinois, and in February 2002 the district court affirmed the bankruptcy court’s order. IDR appealed the district court’s order to the United States Court of Appeals for the Seventh Circuit. On January 6, 2004, the appeals court reversed the judgment of the district court and remanded the case for further proceedings. The matter is now before the bankruptcy court for further determination. As of September 30, 2004, the tax liabilities, interest and penalties totaled approximately $2.5 million. See “Risk Factors.”

Quebec Sales Taxes

      In August 2001, the Department of Revenue of the Province of Quebec, Canada issued an assessment against Viskase Canada in the amount of approximately $2.7 million (Canadian), plus additional interest and possible penalties to accrue from August 31, 2001. This assessment is based upon Viskase Canada’s failure to collect and remit sales tax during the period July 1, 1997 to May 31, 2001. During this period, Viskase Canada did not collect and remit sales tax in Quebec in reliance on the written advice of its outside accounting firm. Viskase Canada filed a Notice of Objection in November 2001 with a supplementary submission in October 2002. The Notice of Objection found in favor of the Department of Revenue. The Company has appealed the decision. We have provided for a reserve of $0.3 million for interest and penalties, if any, but have not provided for a reserve for the underlying sales tax. Although the ultimate liability for the Quebec sales tax lies with the customers of Viskase Canada during the relevant period, Viskase Canada could be required to pay the amount of the underlying sales tax prior to collecting such tax from its customers, and there is no guarantee that customers will fully reimburse Viskase Canada for such tax. Viskase Canada is negotiating with the Quebec Department of Ministry to avoid having to collect the sales tax from customers.

Employment Matters

      On December 23, 2003, our former vice president, secretary and general counsel, Kimberly K. Duttlinger, filed suit against us in the Circuit Court of the Eighteenth Judicial Circuit, DuPage County, Illinois, alleging that she terminated her employment for “good reason,” as defined in her employment agreement with us, and is therefore entitled to termination compensation of approximately $368,000. Ms. Duttlinger is alleging that, under her employment agreement, if she terminated her employment for “good reason,” she is entitled to receive two years’ of salary and certain bonus and other amounts. We strongly deny the allegations set forth in this complaint and intend to vigorously defend this claim. We filed a motion to dismiss the complaint in April 2004, which was dismissed without prejudice. We are currently engaged in pre-trial discovery.

Other Legal Matters

      In addition to the matters we have described above, we, and our subsidiaries, are involved in various other legal proceedings arising in the ordinary course of our business, none of which is expected to have a material adverse effect upon our results of operations, cash flows or financial condition.

MANAGEMENT

      The following table sets forth certain information regarding the members of our board of directors and our executive officers and other senior officers.

Name	Age	Position

Robert L. Weisman	56	President and Chief Executive Officer
Gordon S. Donovan	51	Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Stephen E. Foli	60	Vice President, Worldwide Operations
Maurice J. Ryan	52	Vice President, Sales, North America
John O. Cunningham	55	Vice President, Administration/ Human Resources, Compensation and Benefits
Jean-Luc Tillon	45	President, Viskase S.A.S.
Jeffrey B. Sherry	42	Vice President, Marketing
Paul J. Fitzsimmons	48	Vice President, Sales, Asia Pacific/ Latin America
Vincent J. Intrieri	48	Chairman of the Board, Director
Eugene I. Davis	49	Director
Thomas S. Hyland	61	Director
James L. Nelson	55	Director
Jon F. Weber	46	Director

      Robert L Weisman, 56, has been President and Chief Executive Officer since October 2004. From December 2002 to June 2004, he served as the Vice President, Innovation and Business Development for Sara Lee Corporation. Mr. Weisman also served as the Chief Executive Officer, Sara Lee Bakery from May 2001 to December 2002 and the Group President of Sara Lee’s Specialty Meat Companies from June 1996 through May 2001.

      Gordon S. Donovan, 51, has been our Vice President and Chief Financial Officer since January 1997. Mr. Donovan has also served as our Treasurer and Assistant Secretary since November 1989, and as a Vice President since May 1995. Mr. Donovan has been employed by us since 1987.

      Stephen E. Foli, 60, has been our Vice President, Worldwide Operations since August 2003. He also served as our Vice President, Logistics from January 1998 to August 2003 and our Vice President, West Region Sales from August 1995 to January 1998. Mr. Foli has been employed by us since 1967.

      Maurice J. Ryan, 52, has served as our Vice President, Sales, North America since September 2000. He also served as our Vice President, U.S. and Canada Sales beginning in 2000, our Vice President, West Region from 1997 to 2000, Vice President, Strategic Accounts from 1995 to 1997 and our Vice President, Sales from 1993 to 1995. Mr. Ryan has been employed by us since 1977.

      John O. Cunningham, 55, has served as our Vice President, Administration/ Human Resources, Compensation and Benefits since October, 2002. He also served as our Director, Human Resources/ Compensation and Benefits from September 1995 to September 2002. Mr. Cunningham has been employed by us since 1990.

      Jean-Luc Tillon, 45, has served as our President, Viskase S.A.S. since January 1999. He previously served as our Director of Finance, Europe from January 1999 to June 2003 and as our Director of Sales and Marketing, Europe from July 2003 to March 2004. Mr. Tillon has been employed by us since 1986 and currently also serves as a director of Viskase Spa, Viskase Gmbh and Viskase Polska.

      Jeffrey B. Sherry, 42, has served as our Vice President, Marketing since May 2003. Mr. Sherry also served as our Director, Sales, Western Region from June 2002 to May 2003 and as our Director, Worldwide Marketing from November 1997 to June 2002. Mr. Sherry has been employed by us since June 1984.

      Paul J. Fitzsimmons, 48, has served as our Vice President, Sales, Asia Pacific/ Latin America since June 2003. Mr. Fitzsimmons also served as our Director, Sales, Asia Pacific/ Latin America from May 2000 to June 2003 and as our Director, Customer Service from January 1999 to May 2000. Mr. Fitzsimmons has been employed by us since March 1990.

      Vincent J. Intrieri, 48, has served as Chairman of the Board of Directors and as a director since April 2003. Since March 2003, he has been Managing Director of Icahn Associates Corp., an entity controlled by Carl C. Icahn, who may be deemed to be a beneficial owner of approximately 29.07% of our Common Stock. Mr. Intrieri served as a portfolio manager of High River Limited Partnership from 1998 to March 2003. From 1995 to 1998, he served as a portfolio manager for distressed investments with Elliot Associates L.P., a New York investment fund. Mr. Intrieri currently serves on the boards of XO Communications, Inc. and Trans Texas Gas Corporation, each of which are affiliated with Mr. Icahn.

      Eugene I. Davis, 49, has been a director since April 2003. Since 1999, Mr. Davis has been chairman and chief executive officer of Pirinate Consulting Group, L.L.C., a consulting firm that specializes in, among other things, crisis and turn-around management, mergers and acquisitions and strategic planning services. From January 2001 to December 2003, he was chairman, chief executive officer and president of RBX Industries, Inc., a manufacturer and distributor of rubber and plastic based foam products, and prior to that served as RBX Industries’ chief restructuring officer, and from 1998 to 1999, he served as chief operating officer of Total-Tel USA Communications, Inc. Mr. Davis has been the chief executive officer, chief operating officer or president of other companies including Murdock Communications Corporation and SmarTalk Teleservices, Inc. RBX Industries and SmarTalk Teleservices were debtors under the federal bankruptcy code for which Mr. Davis was retained to provide turnaround management services. Mr. Davis is currently a member of the CFN Liquidating Trust Committee for the former Contifinancial Corporation and its affiliates, and is a director of Metals USA, Inc., Metrocall Holdings, Inc., Flag Telecom Group Limited, Elder-Beerman Stores, Inc., Tipperary Corporation, Knology, Inc., TelCove, Inc., Exide Technologies and a number of private companies. In addition, he is a member of the Board of Advisors of PPM America Special Investment Funds.

      Thomas S. Hyland, 61, has been a director since April 2003. Mr. Hyland has been associated as a consultant for the past six years with the Service Corps of Retired Executives, a nonprofit association that provides counseling and educational programs for small businesses.

      James L. Nelson, 55, has served as a director since April 2003. From March 1998 until July 2004, Mr. Nelson has been Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing 737 Business Jets for private and corporate clients. From 1986 until the present, Mr. Nelson has been Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company. From August 1995 until July 1999, he was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc. Mr. Nelson currently serves on the board of American Real Estate Partners LP, which is affiliated with Mr. Icahn.

      Jon F. Weber, 46, has been a Director since May 2003 and was President and Chief Executive Officer from May 2003 until October 2004. Since April 2003, he has been Head of Portfolio Company Operations and Chief Financial Officer at Icahn Associates Corp., an entity controlled by Carl C. Icahn, who may be deemed to be a beneficial owner of approximately 29.07% of our Common Stock. Since March 2003, he has served as Chief Executive Officer and a director of Philip Services Corporation, a metal recycling and, industrial services company affiliated with Mr. Icahn. He served as Chief Financial Officer of venture-backed companies QuantumShift Inc. and Alchemedia Ltd. from October 2001 to July 2002 and November 2000 to October 2001, respectively. From May 1998 to November 2000, Mr. Weber served as Managing Director — Investment Banking for JP Morgan Chase and its predecessor, Chase Manhattan Bank, in São Paulo, Brazil. Previously, Mr. Weber was an investment banker at Morgan Stanley and Salomon Brothers. Mr. Weber began his career as a corporate lawyer following his graduation from Harvard Law School. He also holds an MBA and Bachelor’s degree from Babson College. He currently serves as an Overseer (previously a trustee) of Babson College.

Summary Compensation Table

      The following table sets forth information regarding compensation for the fiscal years 2003, 2002 and 2001 awarded to, earned by or paid to the individuals serving as our Chief Executive Officer in fiscal year 2003 and the other four most highly compensated executive officers at December 31, 2003. Mr. Gustafson resigned as our President and Chief Executive Officer effective as of May 30, 2003 and was replaced by Mr. Weber effective as of May 31, 2003. Effective October 4, 2004, Jon F. Weber resigned as President and Chief Executive Officer and Robert L. Weisman was appointed President and Chief Executive Officer. Mr. Weber will continue his duties as a member of the Company’s board of directors.

				Other Annual		Restricted	All Other
		Salary	Bonus	Compensation		Stock	Compensation
Name and Principal Position	Year	($)	($)	($)		Award(s) ($)(1)	($)

Robert L Weisman(2)	2003	—	—	—		—	—
President and Chief Executive Officer
Jon F. Weber(3)	2003	94,318	—	—		—	—
President and Chief Executive Officer
F. Edward Gustafson(4)	2003	222,917	—	—		—	2,104,303	(5)
Chairman of the Board,	2002	535,000	267,500	67,004	(6)	—	16,050	(7)
President and Chief Executive	2001	513,000	—	—		—	24,745	(8)
Officer
Gordon S. Donovan	2003	193,020	22,084	12,131	(9)	456	8,524	(10)
Vice President,	2002	186,060	74,126	10,989	(9)	—	6,496	(11)
Chief Financial Officer,	2001	178,728	14,012	10,663	(9)	—	7,855	(12)
Treasurer and Assistant Secretary
Stephen E. Foli	2003	159,264	64,789	7,195	(9)	100	6,700	(13)
Vice President,	2002	153,504	53,189	5,054	(9)	—	6,512	(14)
Worldwide Operations	2001	147,456	10,115	7,204	(9)	—	6,332	(15)
Maurice J. Ryan	2003	141,540	43,184	5,790	(9)	100	4,621	(16)
Vice President,Sales	2002	136,140	47,173	5,147	(9)	—	4,446	(17)
North America	2001	130,524	8,771	5,340	(9)	—	4,277	(18)
John O. Cunningham	2003	141,396	43,140	5,340	(9)	100	4,617	(19)
Vice President,	2002	127,780	44,308	1,843	(9)	—	4,174	(20)
Human Resources	2001	120,000	4,560	—		—	3,931	(21)

(1)	On April 3, 2003, Mr. Donovan was granted 45,605 restricted shares of our Common Stock and Messrs. Foli, Ryan and Cunningham each were granted 10,000 restricted shares of our Common Stock. The per share value as of the grant date was $0.01. These restricted shares are entitled to receive dividends should we authorize dividends on our Common Stock. These restricted shares vest according to the schedule described in “— Restricted Stock Plan.” As of December 31, 2003, the value of the vested restricted shares held by Mr. Donovan was $2,280 and the value of the vested restricted shares held by Messrs. Foli, Ryan and Cunningham was $500 each.

(2)	Mr. Weisman was appointed President and Chief Executive Officer effective as of October 4, 2004.

(3)	Mr. Weber was appointed President and Chief Executive Officer effective as of May 31, 2003. Effective October 4, 2004, Jon F. Weber resigned as President and Chief Executive Officer. Mr. Weber will continue his duties as a member of the Company’s board of directors.

(4)	Mr. Gustafson resigned as Chairman, President and Chief Executive Officer and director of the Company effective as of May 30, 2003.

(5)	Includes a $1,605,000 severance equal to three times his annual salary, a $267,500 payment equal to the bonus that would have been otherwise payable for achievement of a 50% bonus level for fiscal year 2003, and a $185,192 payout for accrued vacation, which were paid to Mr. Gustafson upon his resignation in accordance with his employment agreement. Also includes $6,688 contributed to the Viskase SAVE Plan (401(k)), $7,512 contributed to the Viskase Parallel Non-Qualified Savings Plan (the

“Non-Qualified Plan”), $32,136 paid for deferred salary and Company contributions made under our Non-Qualified Plan and $275 paid for group life insurance.

(6)	Includes $30,000 for automobile allowance and $20,084 for reimbursement of legal services.

(7)	Includes $8,175 contributed to the Viskase SAVE Plan, $7,215 contributed to the Non-Qualified Plan and $660 paid for group life insurance.

(8)	Includes $7,815 contributed to the Viskase SAVE Plan, $15,780 contributed to the Non-Qualified Plan and $1,150 paid for group life insurance.

(9)	Represents tax gross-up payments for automobile allowances.

(10)	Includes $5,791 contributed to the Viskase SAVE Plan, $2,221 contributed to the Non-Qualified Plan and $512 paid for group life insurance.

(11)	Includes $5,582 contributed to the Viskase SAVE Plan, $420 contributed to the Non-Qualified Plan and $494 paid for group life insurance.

(12)	Includes $5,362 contributed to the Viskase SAVE Plan, $1,999 contributed to the Non-Qualified Plan and $494 paid for group life insurance.

(13)	Includes $4,778 contributed to the Viskase SAVE Plan, $1,500 contributed to the Viskase Corporation Non-Qualified Executive Benefit Trust, our non-qualified supplemental pension plan (the “Executive Benefit Trust”) and $422 paid for group life insurance.

(14)	Includes $4,605 contributed to the Viskase SAVE Plan, $1,500 contributed to the Executive Benefit Trust and $407 paid for group life insurance.

(15)	Includes $4,424 contributed to the Viskase SAVE Plan, $1,500 contributed to the Executive Benefit Trust and $408 paid for group life insurance.

(16)	Includes $4,246 contributed to the Viskase SAVE Plan and $375 paid for group life insurance.

(17)	Includes $4,084 contributed to the Viskase SAVE Plan and $362 paid for group life insurance.

(18)	Includes $3,916 contributed to the Viskase SAVE Plan and $362 paid for group life insurance.

(19)	Includes $4,242 contributed to the Viskase SAVE Plan and $375 paid for group life insurance.

(20)	Includes $3,836 contributed to the Viskase SAVE Plan and $338 paid for group life insurance.

(21)	Includes $3,600 contributed to the Viskase SAVE Plan and $331 paid for group life insurance.

Restricted Stock Plan

      There were initially 660,000 shares of Common Stock reserved for grant to our management and employees under the Viskase Companies, Inc. Restricted Stock Plan. On April 3, 2003, the Company granted 330,070 shares of restricted Common Stock (“Restricted Stock”) under the Restricted Stock Plan. Shares granted under the Restricted Stock Plan vested 12.5% on the grant date and vest 17.5%, 20%, 20% and 30% on the first, second, third and fourth anniversaries, respectively, of the grant date, subject to acceleration upon the occurrence of certain events. The Restricted Stock expense for the nine-month period ending December 31, 2003 for the Reorganized Company was $20,000.

Pension Plan

      The following table sets forth estimated annual benefits payable upon retirement under the Retirement Program for Employees of Viskase Corporation (the “Retirement Program”) to employees of the U.S. operations of the Company in specified remuneration and years of service classifications.

	Annual Benefits for Years of Service Indicated(2)

Assumed Final Average Annual Salary(1)	15	20	25	30	35

$100,000	$18,000	$24,000	$30,000	$36,000	$42,000
$150,000	27,000	36,000	45,000	54,000	63,000
$200,000	36,000	48,000	60,000	72,000	84,000
$250,000	45,000	60,000	75,000	90,000	105,000
$300,000	54,000	72,000	90,000	108,000	126,000
$350,000	63,000	84,000	105,000	126,000	147,000
$400,000	72,000	96,000	120,000	144,000	168,000
$450,000	81,000	108,000	135,000	162,000	189,000
$500,000	90,000	120,000	150,000	180,000	210,000
$550,000	99,000	132,000	165,000	198,000	231,000

(1)	Annual benefits payable under the Retirement Program are calculated based on the participant’s average base salary for the consecutive thirty-six (36) month period immediately prior to retirement.

(2)	The annual benefits payable are based on straight-life annuity basis at normal retirement age. The benefits reported in this table are not subject to any reduction for benefits paid by other sources, including Social Security. As of December 31, 2003, Messrs. Donovan, Foli, Ryan and Cunningham are credited with 16, 37, 27 and 14 years of service, respectively.

Compensation of Directors

      Each director who is not an officer of the Company received an annual retainer of $10,000 in 2003 and a fee of $1,000 for each meeting of the Board of Directors attended. Chairmen of committees of the Board of Directors receive an additional annual retainer of $1,500. Directors receive a fee of $1,000 ($500 in the case of committee meetings occurring immediately before or after meetings of the full Board of Directors) for each meeting of a committee of the Board of Directors attended. Directors who are officers of the Company do not receive compensation in their capacity as directors.

Compensation Committee Interlocks and Insider Participation

      We have no standing compensation committee. All compensation decisions are made by our full Board of Directors.

Employment Agreements and Change-in-Control Arrangements

      On October 4, 2004, we entered into an employment agreement with Robert L. Weisman. Pursuant to this agreement, Mr. Weisman agreed to serve as our President and Chief Executive Officer. The initial term of the agreement is three years, commencing on October 4, 2004 and ending on October 4, 2007. However, Mr. Weisman’s employment is at will, and it may be terminated by us for various reasons set forth in the agreement and by Mr. Weisman for any reason.

      Under the agreement, Mr. Weisman receives an annual base salary of at least $250,000. This salary may be increased annually based on reviews by the Board of Directors. Mr. Weisman is also eligible to participate in our: (i) Management Incentive Plan, a bonus program calculated as a percentage of his base salary depending on our performance and our appraisal of his personal performance; (ii) Non-Qualified Parallel Plan; and (iii) other employee and fringe benefit and/or profit sharing plans that we provide to other senior executive employees, including medical and health plans.

      Under the Agreement, Mr. Weisman will receive stock options with respect to 500,000 shares of Common Stock, at an exercise price of $2.40 per share. Generally, options with respect to one-third of the shares will vest at every anniversary of the agreement. However, no stock options will vest after the employment is terminated, other than the stock options that would have vested upon the anniversary of the agreement immediately after the termination if the termination had not been taken place; provided, however, that Mr. Weisman has completed at least six months of employment with us before termination. If we experience a change of control such that Mr. Weisman ceases to serve as our principal executive officer, the stock options with respect to all 500,000 shares will vest. The stock options will expire on the fifth anniversary of their issuance.

      If Mr. Weisman’s employment is terminated by us for reasons other than disability or “Cause,” as defined in the agreement, we will: (1) continue to pay Mr. Weisman for six months at a per annum rate equivalent to his base salary; (2) provide Mr. Weisman and his spouse medical and health insurance coverage for six months or until Mr. Weisman receives such coverage from another employer, whichever is earlier; and (3) pay Mr. Weisman a pro rata portion of the bonus for which he is eligible.

      Pursuant to the agreement, Mr. Weisman is generally prohibited during the term of the agreement, and for a period of twelve months thereafter, from competing with us, soliciting any of our customers or inducing or attempting to persuade any of our employees to terminate his or her employment with us to enter into competitive employment.

      On November 29, 2001, we entered into an employment agreement with Gordon S. Donovan. Pursuant to the employment agreement, Mr. Donovan agreed to serve as our Vice President, Chief Financial Officer and Treasurer. The initial term of the employment agreement is approximately three years ending December 31, 2004; provided, however, that on January 1, 2003 and each subsequent anniversary thereof, the term of the employment agreement is automatically extended for a period of one year unless either we or Mr. Donovan give written notice to the other party at least 30 days prior to the anniversary date that the term shall not be so extended.

      Under the employment agreement, Mr. Donovan receives an annual base salary of at least $193,020. Mr. Donovan’s base salary will be increased by the President of the Company each year in a manner consistent with increases in base salary for our other senior officers. In addition, the employment agreement provides that Mr. Donovan is eligible to participate in our: (i) Management Incentive Plan, a bonus program calculated as a percentage of his base salary depending on our performance and our appraisal of his personal performance; (ii) Non-Qualified Parallel Plan; (iii) Executive Auto Allowance Program; and (iv) certain equity incentive compensation plans. Mr. Donovan is also entitled to participate in any employee benefit plans in effect for, and to receive other fringe benefits provided to, other executive officers.

      If Mr. Donovan’s employment is terminated by us for “cause,” as defined in the employment agreement, or by Mr. Donovan other than for “good reason” or “disability,” each as defined in the employment agreement, Mr. Donovan will be paid all “accrued compensation,” as defined in the employment agreement, through the date of termination of employment. If Mr. Donovan’s employment is terminated by us for any reason other than for cause, death or disability, or by Mr. Donovan for good reason: (i) Mr. Donovan will be paid all accrued compensation plus 200% of his base salary and the prorated amount of annual bonus that would have been payable to him with respect to the fiscal year in which his employment is terminated, provided that the performance targets have been actually achieved as of the date of termination (unless such termination of employment follows a “change in control,” as defined in the employment agreement, in which case Mr. Donovan will receive a bonus equal to 40% of his base salary regardless of our performance); (ii) Mr. Donovan will continue to receive life insurance, medical, dental and hospitalization benefits for a period of twenty-four (24) months following termination of employment; and (iii) all outstanding stock options and restricted shares will become immediately exercisable, vested and nonforfeitable.

      Pursuant to the employment agreement, Mr. Donovan is generally prohibited during the term of the employment agreement, and for a period of two (2) years thereafter, from competing with us, soliciting any of our customers or inducing or attempting to persuade any of our employees to terminate his or her employment with us in order to enter into competitive employment. For purposes of the employment agreement, the “Company” includes Viskase Companies, Inc. and any of its subsidiaries over which Mr. Donovan exercised, directly or indirectly, any supervisory, management, fiscal or operating control during the term of the employment agreement.

      We have provided notice to Mr. Donovan that the employment agreement will not be renewed at the end of the current term of the agreement, which ends December 31, 2005, although it is not our intention that the non-renewal of the employment agreement be deemed a termination of his employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

General

      The following table sets forth the beneficial ownership of our Common Stock as of September 30, 2004 of (i) each person or group of persons known to us to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table above and (iv) all executive officers and directors of the Company as a group. In June 2003, we terminated our registration under Section 12(g) of the Exchange Act and, therefore, we have not been subject to the reporting requirements of the Exchange Act since that time. All information below is taken from or based upon ownership filings previously made by such persons with the SEC or upon information provided to us by such persons, but because such persons have not been subject to the beneficial ownership reporting requirements of the Exchange Act, complete and accurate information with respect to current beneficial ownership provided may be unavailable. To our knowledge, each of the holders of Common Stock listed below has sole voting and investment power as to the shares of Common Stock owned, unless otherwise noted.

		Percentage of Total
	Number of Shares of	Common Stock
Name and Address of Beneficial Owner	Common Stock	(%)

Carl C. Icahn(1)	2,868,005	29.07%
Barberry Corp.
High River Limited Partnership
Meadow Walk Limited Partnership
Merrill Lynch & Co., Inc.(2)	1,428,423	14.48%
Debt Strategies Fund, Inc.
Northeast Investors Trust(3)	1,293,291	13.11%
Robert L. Weisman(4)	0	*
Gordon S. Donovan(4)(5)	46,188	*
Stephen E. Foli(4)(6)	10,000	*
Maurice J. Ryan(4)(6)	10,000	*
John O. Cunningham(4)(6)	10,000	*
Vincent J. Intrieri(4)	0	*
Eugene I. Davis(4)	0	*
Thomas S. Hyland(4)	0	*
James L. Nelson(4)	0	*
Jon F. Weber(4)	0	*
All directors and named executive officers as a group (9 persons)	76,188	*

*	Represents less than 1%.

(1)	The ownership indicated is according to a Schedule 13D filed with the SEC on April 14, 2003, rounded down to reflect the actual number of shares issued by the disbursement agent. Mr. Icahn is the sole shareholder, director and executive officer of Barberry Corp. (“Barberry”), which is the general partner of each of High River Limited Partnership (“High River”) and Meadow Walk Limited Partnership (“Meadow Walk”). As such, Mr. Icahn is in a position, directly or indirectly, to determine the investment and voting decisions with respect to the Common Stock owned by Barberry, High River and Meadow Walk. The ownership indicated (rounded down to reflect the actual number of shares issued by the disbursing agent) includes 1,236,537 owned directly by Barberry, 1,331,656 owned directly by High River and 299,812 owned directly by Meadow Walk. The address for Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153 and the address for each of Barberry, High River and Meadow Walk is 100 South Bedford Road, Mount Kisco, New York 10549.

(2)	The ownership indicated is according to a Schedule 13G filed with the SEC on January 27, 2004. The ownership indicated includes shares of Common Stock over which Merrill Lynch & Co., Inc. (“ML&Co.”) and Debt Strategies Fund, Inc. share voting and dispositive power, which shares are owned directly by asset management subsidiaries of ML&Co., including Fund Asset Management, L.P. ML&Co. and Debt Strategies Fund, Inc. disclaim beneficial ownership of the shares held by their subsidiaries. The address of ML&Co. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381 and the address of Debt Strategies Fund, Inc. is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

(3)	The ownership indicated is according to a Schedule 13G filed with the SEC on June 11, 2003. The address for Northeast Investors Trust is 50 Congress Street, Boston, Massachusetts 02109-4096.

(4)	The address for each of our officers and directors is c/o Viskase Companies, Inc., 625 Willowbrook Centre Parkway, Willowbrook, Illinois 60527.

(5)	Mr. Donovan was granted 45,605 shares of Restricted Stock pursuant to the Restricted Stock Plan, 13,682 shares of which are vested. Mr. Donovan also directly owns warrants to purchase 160 shares of Common Stock and beneficially owns through our 401(k) Plan, our Non-Qualified Plan, his IRA and his spouse’s IRA, warrants to purchase 324, 59, 20 and 20 shares of Common Stock, respectively. Mr. Donovan disclaims beneficial ownership of the warrants to purchase 20 shares of Common Stock held in his spouse’s IRA.

(6)	Messrs. Foli, Ryan and Cunningham were each granted 10,000 shares of Restricted Stock pursuant to the Restricted Stock Plan, 3,000 shares of which are vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During the period from April 2003 to December 2003, Mr. Weber, our former President and Chief Executive Officer, received a salary of $170,000 and other benefits (including 401(k) contributions and medical and life insurance) of approximately $10,000 from a wholly-owned subsidiary of Icahn Associates Corp. as compensation for Mr. Weber’s services to us and to other companies affiliated with Icahn Associates Corp.

      During the nine months ended September 30, 2004, we purchased $66,000 in telecommunication services in the ordinary course of business from XO Communications, Inc., an affiliate of Carl C. Icahn, who may be deemed to be a beneficial owner of approximately 29.1% of our Common Stock. The Company believes that the purchase of the telecommunications services were on terms at least as favorable as those that the Company would expect to negotiate with an unaffiliated party.

      Arnos Corp., an affiliate of Mr. Icahn, was the lender under our former revolving credit facility. We paid Arnos Corp. origination fees, interest and unused commitment fees of $175,000 during the period from April 3, 2003 through December 31, 2003 and $144,000 during the period ended from January 1, 2004 through September 30, 2004. The Company believes that the terms of the former revolving credit facility were at least as favorable as those that the Company would have expected to negotiate with unaffiliated party.

      Gregory R. Page, the President and Chief Operating Officer of Cargill, Inc., resigned as one of our directors as of the date we emerged from bankruptcy in April 2003. During 2003, we had sales in the ordinary course of business of $613,162 to Cargill, Inc. and its affiliates, $199,598 of which occurred prior to Mr. Page’s resignation in April 2003.

      On June 29, 2004 we repurchased 805,270 shares of our Common Stock (representing approximately 7.34% of our issued and outstanding Common Stock on a fully-diluted basis as of June 17, 2004 held by Jefferies & Company, Inc., the initial purchaser of the Outstanding Notes, or its affiliates for total consideration of $298,000.

USE OF PROCEEDS

      We will not receive any proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated by this prospectus, we will receive in exchange a like principal amount of Outstanding Notes, the terms of which are substantially identical to the Exchange Notes. The Outstanding Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

      We received approximately $86.1 million in net proceeds from the sale of the Units, which included the Notes and the Warrants, after deducting the fees and expenses of the offering of the Units. Approximately $52.2 million of the net proceeds were used to repurchase $55.5 million of 8% Senior Notes (which bear interest at the rate of 8% per year and mature on December 1, 2008) at a price of 90% of the principal amount thereof, plus accrued and unpaid interest thereon, and approximately $33.0 million of the net proceeds were used for the early termination of the GECC capital lease and repurchase of the operating assets subject thereto. The remainder of the net proceeds are available for general corporate purposes.

DESCRIPTION OF CERTAIN INDEBTEDNESS

      The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete, but it does discuss the provisions that are, in our view, material for investors in the Notes, and is subject to all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Revolving Credit Facility

      On June 29, 2004, the Company and all of its domestic subsidiaries entered into a senior secured revolving credit facility for up to $20.0 million (which includes a letter of credit subfacility of up to $10.0 million) as borrowers thereunder. This revolving credit facility will be used for working capital and other general corporate purposes.

      Borrowings under the loan and security agreement governing the revolving credit facility (the “Credit Agreement”) will be subject to a borrowing base formula based on percentages of eligible domestic receivables and eligible domestic inventory. Under the Credit Agreement, we are able to choose between two per annum interest rate options: (x) the lender’s prime rate and (y) (1) LIBOR plus (2) a margin of 2.25% (which margin will be subject to performance based increases up to 2.50% and decreases down to 2.00%); provided that LIBOR shall be at least equal to 1.00%. Letter of credit fees are charged a per annum rate equal to the then applicable margin described in clause (y)(2) of the immediately preceding sentence less 50 basis points. The Credit Agreement also provides for an unused line fee of 0.375% per annum and a monthly servicing fee. The Credit Agreement has a term of five years.

      Indebtedness under the Credit Agreement is secured by liens on substantially all of our and our domestic subsidiaries’ assets, which liens (i) on inventory, account receivables, lockboxes, deposit accounts into which payments therefor are deposited and proceeds thereof, are contractually senior to the liens securing the Notes and the related guarantees pursuant to an intercreditor agreement, (ii) on real property, fixtures and improvements thereon, equipment and proceeds thereof, are contractually subordinate to the liens securing the Notes and such guarantees pursuant to such intercreditor agreement, (iii) on all other assets, are contractually pari passu with the liens securing the Notes and such guarantees pursuant to such intercreditor agreement.

      The Credit Agreement contains various covenants that restrict our ability to, among other things, incur indebtedness, enter into mergers or consolidation transactions, dispose of assets (other than in the ordinary course of business), acquire assets (with permitted exceptions), make certain restricted payments, prepay any of the 8% Senior Notes at a purchase price in excess of 90% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of such prepayment, create liens on our assets, make investments, create guarantee obligations and enter into sale and leaseback transactions and transactions with affiliates. The Credit Agreement also requires that we comply with various financial covenants, including meeting a minimum EBITDA requirement and limitations on capital expenditures as well as, in the event our usage of the Credit Agreement exceeds 30%, certain other financial covenants. For a description of the revolving credit facility’s covenants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Credit Agreement provides for certain events of default, including default upon the nonpayment of principal, interest, fees or other amounts, a cross default with respect to other obligations of ours, failure to comply with certain covenants, conditions or provisions under the Credit Agreement, the existence of certain unstayed or undischarged judgments, the invalidity or unenforceability of the relevant security documents, the making of materially false or misleading representations or warranties, commencement of reorganization, bankruptcy, insolvency or similar proceedings and the occurrence of certain ERISA events. Upon the occurrence of an event of default under the Credit Agreement, the lender will be entitled to declare all obligations thereunder to be immediately due and payable. The Credit Agreement requires us to pay a prepayment premium in the event that it is prepaid prior to maturity.

8% Senior Notes Due 2008

      The 8% Senior Notes accrue interest from December 1, 2001 at the rate of 8% per year, payable semi-annually (except annually with respect to year four and quarterly with respect to year five), with interest payable in the form of 8% Senior Notes (paid-in-kind) for the first three years. Interest for years four and five will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of 8% Senior Notes (paid-in-kind). Thereafter, interest will be payable in cash. The 8% Senior Notes mature on December 1, 2008 with a principal value of approximately $18.7 million, assuming interest in the first five years is paid in the form of 8% Senior Notes (paid-in-kind). The aggregate principal amount and carrying value of the 8% Senior Notes as of September 30, 2004 were $15.7 million and $11.2 million, respectively.

      On June 29, 2004, we purchased $55.5 million aggregate principal amount of the outstanding 8% Senior Notes. In connection therewith, the holders thereof agreed to, among other things, release the liens on the collateral securing the 8% Senior Notes and to eliminate substantially all of the restrictive covenants contained in the indenture governing the 8% Senior Notes. From time to time, we may offer to purchase at a substantial discount the remaining 8% Senior Notes through privately negotiated transactions, purchases in the public marketplace or otherwise.

Intercreditor Agreement

      On June 29, 2004, we entered into, along with our subsidiary guarantors, the lenders under our new revolving credit facility and the trustee under the Indenture, an intercreditor agreement (the “Intercreditor Agreement”), which sets forth the respective rights and obligations of the parties to the Intercreditor Agreement with respect to the collateral securing our revolving credit facility and the Notes. See “Description of the Notes — Collateral” and “Risk Factors — Risks Related to the Notes — Your right to exercise remedies with respect to certain collateral will be limited by an intercreditor agreement between the trustee and the lender under our revolving credit facility.”

DESCRIPTION OF THE NOTES

      We issued the Outstanding Notes under the Indenture. Pursuant to the Registration Rights Agreement, we agreed for the benefit of the Holders, at our cost, to effect this Exchange Offer pursuant to which we will offer to the Holders the opportunity to exchange the Outstanding Notes for Exchange Notes, which will also be issued under the Indenture and will have terms substantially identical in all material respects to the Outstanding Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or interest rate increases of the type described in the last sentence of this paragraph as more fully described in this prospectus), and in certain circumstances to register the Notes for resale under the Securities Act through a shelf registration statement. The failure to consummate an Exchange Offer or to register the Notes for resale under such shelf registration statement may result in our paying Additional Interest on the Notes.

      The Exchange Notes will be issued pursuant to the terms of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

      The Outstanding Notes are and the Exchange Notes will be senior secured obligations of the Company and will rank equally in right of payment with all other senior obligations of the Company and senior in right of payment with all Indebtedness that by its terms is subordinated to senior obligations of the Company (including, without limitation, the Notes). The Outstanding Notes are and the Exchange Notes will be secured by the assets of the Company as more fully described under “— Collateral” below. The Outstanding Notes and the Exchange Notes will be guaranteed, jointly and severally on a senior secured basis by the Guarantors, as set forth under “— Guarantees” below.

      The Trustee will initially act as paying agent and registrar for the Notes. You may present Notes for registration or transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate office. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. We may change any paying agent and registrar without notice to Holders. We will pay principal (and premium, if any) on the Notes at the Trustee’s corporate office in New York, New York. At our option, we may pay interest and Additional Interest, if any, at the Trustee’s corporate trust office or by check mailed to the registered address of each Holder.

      We summarize below the material provisions of the Indenture, but this summary does not include all of the provisions of the Indenture. You can obtain a copy of the Indenture in the manner described under “Available Information.” You can find definitions of certain capitalized terms used in this description under “— Certain Definitions.”

Brief Description of the Notes and the Guarantees

The Notes

      The Outstanding Notes are and the Exchange Notes will be:

•	senior secured obligations of the Company that rank equally in right of payment with all other senior obligations of the Company and senior in right of payment to all Indebtedness that by its terms is subordinated to the Notes;

•	secured by security interests in substantially all of the assets of the Company, subject to Permitted Liens; and

•	unconditionally guaranteed, jointly and severally on a senior secured basis by all of the Company’s future Domestic Restricted Subsidiaries (other than Immaterial Subsidiaries), if any, as set forth under “— Guarantees” below.

The Guarantees

      The Notes will be guaranteed by all of our future direct and indirect Domestic Restricted Subsidiaries (other than Immaterial Subsidiaries). Each Guarantee of a Guarantor will be:

•	senior secured obligations of such Guarantor that rank equally in right of payment with all other senior obligations of such Guarantor and senior in right of payment to all Indebtedness that by its terms is subordinated to the Guarantee of such Guarantor; and

•	secured by security interests in substantially all of the assets of such Guarantor, subject to Permitted Liens.

      Our two current Domestic Restricted Subsidiaries are Immaterial Subsidiaries and will not be Guarantors. When taken together, those two Subsidiaries had no revenues for the nine-month period ended September 30, 2004 and, as of September 30, 2004, a fair market value of less than $0.5 million. The Notes and the Guarantees will effectively be junior to any liabilities (including trade payables) of our Unrestricted Subsidiaries, Foreign Subsidiaries and Immaterial Subsidiaries.

      Pursuant to the terms of the Intercreditor Agreement, (i) the Lien of the Collateral Agent on the RCF Priority Collateral that secures the Notes and the Guarantees will be contractually subordinated only to a Lien securing the Credit Agreement, (ii) the Lien of the Administrative Agent on the Notes Priority Collateral that secures the Credit Agreement will be contractually subordinated only to a Lien securing the Notes and Guarantees and (iii) the Liens of the Collateral Agent that secure the Notes and the Guarantees and the Administrative Agent that secures the Credit Agreement, in each case, on the Shared Collateral will contractually be treated as ranking pari passu.

Principal, Maturity and Interest

      The Company will issue the Notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Notes are unlimited in aggregate principal amount. The Company may issue additional Notes (“Additional Notes”) from time to time, subject to the limitations set forth under “Certain Covenants — Limitation on Incurrence of Additional Indebtedness.” The Notes and any Additional Notes will be substantially identical other than the issuance dates and the dates from which interest will accrue. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the Notes include any Additional Notes actually issued. Any Outstanding Notes that remain outstanding after the completion of this Exchange Offer, together with the Exchange Notes issued in connection with this Exchange Offer, will be treated as a single class of securities under the Indenture. Any Additional Notes will be secured equally and ratably with the Notes. As a result, the issuance of Additional Notes will have the effect of diluting the security interest of the Collateral for the then outstanding Notes. Because, however, any Additional Notes may not be fungible with the Notes for federal income tax purposes, they may have a different CUSIP number or numbers, be represented by a different global note or notes and otherwise be treated as a separate class or classes of Notes for other purposes.

      The Notes will mature on June 15, 2011. Interest on the Notes will accrue at the rate of 11 1/2% per annum and will be due and payable semiannually in cash on each June 15 and December 15, commencing on December 15, 2004, to the Persons who are registered Holders at the close of business on each June 1 and December 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

Collateral

      Pursuant to the terms of the Collateral Agreements, the Notes and the Guarantees are secured by substantially all of the tangible and intangible assets of the Company and the Guarantors, including a pledge of the Capital Stock owned directly by the Company and the Guarantors. However, no such pledge will include more than 65% of the Voting Stock of any of our Foreign Subsidiaries directly owned by the Company or any Guarantor. Under certain limited circumstances, it is possible that assets acquired after the Issue Date by Foreign Restricted Subsidiaries of the Company may constitute Collateral. See “Risk Factors — Risks Related to the Notes — None of our foreign restricted subsidiaries, unrestricted subsidiaries or immaterial subsidiaries are guarantors with respect to the Notes, and therefore, any claims you may have in respect of the Notes are effectively subordinated to the liabilities of those subsidiaries” and “— Certain Covenants — Pledge of Future Foreign Assets.”

      The Collateral will not include any Capital Stock of any Subsidiary of the Company to the extent that the pledge of such Capital Stock results in the Company being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary to not be subject to such requirement. In addition, in the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that the Capital Stock of such Subsidiary secures the Notes, then the Capital Stock of such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Collateral Agreements may be amended or modified, without the consent of any holder of Notes, to the extent necessary to release the security interests in favor of the Trustee on the shares of the Capital Stock of such Subsidiary that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) the Capital Stock of such Subsidiary to secure the Notes in excess of the amount then pledged, without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement. As a result, Holders could lose their security interest in such portion of such Collateral if, and for so long as, any such rule is in effect. In addition, such release of Capital Stock of a Subsidiary in certain circumstances could result in less than a majority of the Capital Stock of a Subsidiary being pledged to secure the Notes, which could impair the ability of the Collateral Agent to sell a controlling interest in such Subsidiary or to otherwise realize value on its Lien in such Subsidiary’s Capital Stock or assets.

      The Collateral securing the Notes and the Guarantees (other than any Foreign Collateral) also serves as collateral to secure the obligations under the Credit Agreement. The Company, the Guarantors and the Collateral Agent, on behalf of itself, the Trustee and the Holders, and the Administrative Agent, on behalf of the Lenders, entered into the Intercreditor Agreement. The Intercreditor Agreement provides, among other things, that (1) Liens on assets of the Company and the Guarantors that constitute RCF Priority Collateral and secure the Notes and Guarantees are contractually subordinated only to the Liens thereon in favor of the Administrative Agent, for the benefit of itself and the Lenders, and consequently, the Administrative Agent and the Lenders are entitled to receive the net proceeds from the foreclosure of any such assets prior to the Collateral Agent, the Trustee and the Holders, (2) Liens on assets of the Company and the Guarantors that constitute Notes Priority Collateral and secure the Credit Agreement are contractually subordinated to the security interests in favor of the Collateral Agent, for the benefit of itself, the Trustee and the Holders, and consequently, the Collateral Agent, the Trustee and the Holders will be entitled to receive the net proceeds from the foreclosure of any such assets prior to the Administrative Agent and the Lenders, (3) Liens on assets of the Company and the Guarantors that constitute Shared Collateral and secure the Notes and the Guarantees and the Credit Agreement are contractually treated as ranking pari passu, and consequently, the Collateral Agent, the Trustee and the Holders and the Administrative Agent and the Lenders are entitled to receive the net proceeds from the foreclosure of any such assets on a pro rata basis, (4) the Collateral Agent has control or possession of any Shared Collateral in which a security interest may be perfected by a creditor by control or possession thereof and (5) during any insolvency proceedings, the Administrative Agent and the Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in the RCF Priority Collateral and the Notes Priority Collateral and the pari passu ranking of their security interests in the Shared Collateral. The Intercreditor Agreement also provides the procedure for enforcing the Liens on the

RCF Priority Collateral, the Notes Priority Collateral and the Shared Collateral, including (a) the distribution of sale, insurance or other proceeds of the RCF Priority Collateral, the Notes Priority Collateral or the Shared Collateral, as the case may be, (b) permitting the Administrative Agent to enter into and use real property constituting Notes Priority Collateral to the extent necessary to realize on the RCF Priority Collateral and (c) the process under which the Collateral Agent or the Administrative Agent may exercise any remedy in respect of any Shared Collateral. See “Risk Factors — Risks Related to the Notes — Your right to exercise remedies with respect to certain collateral will be limited by an intercreditor agreement between the trustee and the lender under our revolving credit facility.”

      Upon the occurrence of an Event of Default, the proceeds from the sale of Collateral securing the Notes and the Guarantees may be insufficient to satisfy the Company’s and the Guarantors’ obligations under the Notes and the Guarantees, respectively. No appraisals of any of the Collateral have been prepared. Additionally, (x) the Administrative Agent, on behalf of itself and the Lenders, will, subject to the terms of the Intercreditor Agreement, have sole control over all decisions and actions with respect to enforcement of the security interests thereunder in respect of the RCF Priority Collateral, and will be entitled to have sole control over all decisions regarding whether and when to foreclose upon all such Collateral; (y) the Collateral Agent will, subject to comparable terms therein, have sole control over decisions and actions relating to the Notes Priority Collateral and (z) the Collateral Agent will be subject to the provisions set forth in the Intercreditor Agreement that relate to the enforcement of its security interests in the Shared Collateral and be required pursuant to the terms thereof to turn over a pro rata portion of the net proceeds of any such enforcement action to the Administrative Agent to be shared with the Administrative Agent and the Lenders. Moreover, the amount to be received upon any such foreclosure sale whether or not conducted by Collateral Agent would be dependent upon numerous factors, including the condition, age and useful life of the Collateral at the time of the sale, as well as the timing and manner of the sale. By its nature, all or some of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral, if saleable, can be sold in a short period of time.

      The Intercreditor Agreement also provides that in connection with the foreclosure of any Collateral of the Company or the Guarantors, such Collateral and proceeds realized by the Administrative Agent or the Collateral Agent from such Collateral will be applied:

      (a) to the extent constituting or realized from RCF Priority Collateral:

•	first, to the costs and expenses relating to the foreclosure giving rise to such proceeds;

•	second, to amounts owing to the Administrative Agent and the Lenders under the Credit Agreement in accordance with the terms of the Credit Agreement; provided, however, that such amounts in respect of principal due thereto shall not exceed the Maximum RCF Debt Amount;

•	third, ratably to amounts owing to the Trustee in its capacity as such in accordance with the terms of the Indenture and to amounts owing to the Collateral Agent in its capacity as such in accordance with the terms of the Indenture and the Collateral Agreements;

•	fourth, to amounts owing to the Holders in accordance with the terms of the Indenture; and

•	fifth, to the Company and/or other persons legally entitled thereto;

      (b) to the extent constituting or realized from Notes Priority Collateral:

•	first, to the costs and expenses relating to the foreclosure giving rise to such proceeds;

•	second, ratably (i) to amounts owing to the Trustee in its capacity as such in accordance with the terms of the Indenture and (ii) to amounts owing to the Collateral Agent in its capacity as such in accordance with the terms of the Indenture and the Collateral Agreements;

•	third, to amounts owing to the Holders in accordance with the terms of the Indenture;

•	fourth, to amounts owing to the Administrative Agent and the Lenders under the Credit Agreement in accordance with the terms of the Credit Agreement; and

•	fifth, to the Company and/or other persons legally entitled thereto; and

      (c) to the extent constituting or realized from Shared Collateral:

•	first, to the costs and expenses relating to the foreclosure giving rise to such proceeds;

•	second, ratably (i) to amounts owing to the Trustee in its capacity as such in accordance with the terms of the Indenture, (ii) to amounts owing to the Collateral Agent in its capacity as such in accordance with the terms of the Indenture and the Collateral Agreements and (iii) to amounts owing to the Administrative Agent in its capacity as such in accordance with the terms of the Indenture;

•	third, ratably (i) to amounts owing to the Holders in accordance with the terms of the Indenture and (ii) to amounts owing to the Lenders under the Credit Agreement in accordance with the terms of the Credit Agreement (provided, however, that such amounts in respect of principal due thereto shall not exceed the Maximum RCF Debt Amount); and

•	fourth, to the Company and/or other persons legally entitled thereto.

      Subject to the terms of the Collateral Agreements, the Company, the Guarantors and any Foreign Grantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes, to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

      On the Issue Date, the security interests granted by the Company and the Guarantors that secure the Notes and the Guarantees will be junior to Permitted Liens securing less than $1.0 million of other existing Indebtedness. Subject to the restrictions on incurring Indebtedness in the Indenture, the Company and its Restricted Subsidiaries also have the right to grant Liens securing Capital Lease Obligations and Purchase Money Obligations constituting Permitted Indebtedness and to acquire any such assets subject to such Liens, and the Foreign Restricted Subsidiaries have the right to grant liens on their assets in connection with Permitted Indebtedness.

      To the extent third parties hold Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. Given the intangible nature of certain of the Collateral, any such sale of such Collateral separately from the assets of the Company as a whole may not be feasible. The ability of the Company, any Guarantor or any Foreign Grantor to grant a security interest in certain Collateral may be limited by legal or other logistical considerations. The ability of the Holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “Certain Bankruptcy and Other Limitations.”

      The Company is permitted to form new Restricted Subsidiaries and to transfer all or a portion of the Collateral to one or more of its Restricted Subsidiaries that are Domestic Restricted Subsidiaries; provided, that each such new Domestic Restricted Subsidiary is required to execute a Guarantee in respect of the Company’s obligations under the Notes and the Indenture and a supplement to each of the Security Agreement and the Pledge Agreement granting to the Collateral Agent a security interest in all of the assets of such Domestic Restricted Subsidiary on the same basis and subject to the same limitations as currently existing on the Restricted Subsidiaries on the Issue Date as described in this section.

      So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture, the Collateral Agreements and the Intercreditor Agreement with respect to the Collateral (other than the Foreign Collateral), each of the Company, the Guarantors and the Foreign Grantors, if any, are entitled to receive all cash dividends, interest and other payments made upon or with respect to the equity interests of any of its Subsidiaries and to exercise any voting, consensual rights and other rights pertaining to such equity interests pledged by it. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement with respect to the Collateral (other than the Foreign Collateral), upon notice from the Collateral Agent, (a) all rights of the Company, such Guarantor or such Foreign Grantor, as the case may be, to exercise such voting, consensual rights, or other rights shall to the extent constituting Collateral cease and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting, consensual rights or other rights, (b) all rights of the Company, such Guarantor or such Foreign Grantor, as the case may be, to receive cash dividends, interest and other payments made upon or with respect to the Collateral shall cease, and any such cash dividends, interest and other payments shall be paid to the Collateral Agent, and (c) the Collateral Agent may sell the Collateral or any part thereof in accordance with, and subject to the terms of, the Collateral Agreements. Subject to the Intercreditor Agreement with respect to the Collateral (other than the Foreign Collateral), all funds distributed under the Collateral Agreements and received by the Collateral Agent for the ratable benefit of the Holders shall be turned over to the Trustee for distribution by the Trustee in accordance with the provisions of the Indenture.

      The collateral release provisions of the Indenture permit the release of Collateral without substitution of collateral having at least equal value under certain circumstances, including asset sales or dispositions, defeasances and releases of Guarantors, in each case, made in compliance with the Indenture.

Certain Bankruptcy and Other Limitations

      The right of the Collateral Agent to repossess and dispose or otherwise exercise remedies in respect of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any of its Domestic Restricted Subsidiaries prior to the Collateral Agent having repossessed and disposed of the Collateral or otherwise completed the exercise of its remedies with respect to the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that, under the Bankruptcy Code, the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral securing the obligations owed to it and may include cash payments or the granting of additional security, if and at such times as the bankruptcy court in its discretion determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes or the Guarantees could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

      In addition, if any Foreign Restricted Subsidiary of the Company were to grant a security interest in any assets acquired by it after the Issue Date to secure the Notes and the Guarantees, applicable foreign bankruptcy or insolvency laws and statutes may similarly prevent, limit and/or delay the exercise of any remedies by the Collateral Agent with respect to such assets.

      Moreover, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property because a secured creditor that holds a lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Collateral Agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders.

      In addition, because a portion of the Collateral consists of pledges of a portion of the Capital Stock of certain of our Foreign Subsidiaries and could possibly include assets acquired by our Foreign Restricted Subsidiaries after the Issue Date, the validity of those pledges under applicable foreign law, and the ability of the Holders to realize upon that Collateral under applicable foreign law, to the extent applicable, may be limited by such law, which limitations may or may not affect such Liens.

      The Collateral Agent’s ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Collateral Agent’s Lien on the Collateral.

Guarantees

      The full and prompt payment of the Company’s payment obligations under the Notes and the Indenture will be guaranteed, jointly and severally, by all future direct and indirect Domestic Restricted Subsidiaries, other than Immaterial Subsidiaries. Each Guarantor will fully and unconditionally guarantee on a senior secured basis (each, a “Guarantee” and, collectively, the “Guarantees”), jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company’s Obligations under the Indenture and the Notes, including the payment of principal of, interest on, premium, if any, on and Additional Interest, if any, on the Notes. The Guarantee of each Guarantor will rank senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor and equally in right of payment with all other existing and future senior Indebtedness of such Guarantor. The obligations of each Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution. Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation. See “— Certain Covenants — Mergers, Consolidation and Sale of Assets” and “— Limitation on Asset Sales.”

      Notwithstanding the foregoing, a Guarantor will be released from its Guarantee (and the Liens on its assets in favor of the Trustee shall be released) without any action required on the part of the Trustee or any Holder:

(1) if (a) all of the Capital Stock issued by such Guarantor or all or substantially all of the assets of such Guarantor is sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Company or any of its Domestic Restricted Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and we otherwise comply, to the extent applicable, with the covenant described below under the caption “Certain Covenants — Limitation on Asset Sales”;

(2) if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the covenant described below under the caption “Certain Covenants — Limitation on Restricted Payments”;

(3) if the Company exercises its legal defeasance option or its covenant defeasance option as described below under the caption “Legal Defeasance and Covenant Defeasance”; or

(4) upon satisfaction and discharge of the Indenture or payment in full in cash of the principal of and premium, if any, accrued and unpaid interest and Additional Interest, if any, on the Notes and all other Obligations that are then due and payable.

      At the Company’s request and expense, the Trustee will execute and deliver an instrument evidencing such release. A Guarantor may also be released from its obligations under its Guarantee in connection with a permitted amendment of the Indenture. See “— Modification of the Indenture” below.

      As of the date of the Indenture, all of our Domestic Subsidiaries were Restricted Subsidiaries. However, under certain circumstances described below under the subheading “— Certain Covenants — Limitation on Restricted Payments,” the Company is permitted to designate certain of its Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture and will not guarantee the Notes. Also, as of the date of the Indenture, none of the Company’s Foreign Subsidiaries or Immaterial Subsidiaries guaranteed the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors and be subject to the applicable laws of their countries of residence before they will be able to distribute any of their assets to the Company. As of September 30, 2004, the non-Guarantor Subsidiaries represented approximately 45% of the Company’s consolidated assets and 41% of revenues for the nine-month period ended September 30, 2004.

Redemption

      Optional Make-Whole Redemption Prior to June 15, 2008. At any time prior to June 15, 2008, the Company may redeem the Notes, at its option, in whole or in part, upon not less than 30 nor more than 60 days notice, at a redemption price equal to the greater of (1) 100% of the aggregate principal amount of the Notes being redeemed and (2) the sum of the present values of 105 3/4% of the aggregate principal amount of such Notes and scheduled payments of interest on such Notes to and including June 15, 2008, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together with, in each case, accrued and unpaid interest and Additional Interest, if any, to the date of redemption.

      Optional Redemption on or After June 15, 2008. At any time on or after June 15, 2008, the Company may redeem the Notes, at its option, in whole or in part, upon not less than 30 nor more than 60 days notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on June 15, of the year set forth below:

Year	Percentage

2008	105	3/4%
2009	102	7/8%
2010 and thereafter	100%

      In addition, the Company must pay accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed.

      Optional Redemption Upon Equity Offerings. At any time, or from time to time, on or prior to June 15, 2007, the Company may, at its option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued under the Indenture at a redemption price of 111 1/2% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of redemption; provided that:

(1) at least 65% of the sum of (i) $90,000,000 (the initial aggregate principal amount of the Notes issued in the Offering) and (ii) the initial aggregate principal amount of Additional Notes issued under the Indenture after the Issue Date remain outstanding immediately after any such redemption; and

(2) the Company makes such redemption not more than 120 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

      In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2) if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate.

      If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. No Notes of a principal amount of $1,000 or less shall be redeemed in part and Notes of a principal amount in excess of $1,000 may be redeemed in part in integral multiples of $1,000 only.

      Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. If Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. A new

Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in the Global Note will be made).

      The Company will pay the redemption price for any Note together with accrued and unpaid interest and Additional Interest thereon, if any, through the date of redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

      The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described below under the captions “— Excess Cash Flow Offer,” “— Repurchase upon Change of Control” and “— Certain Covenants — Limitation on Asset Sales.” The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Excess Cash Flow Offer

      Within 90 days after the end of each fiscal year of the Company (beginning 90 days after the fiscal year of the Company ending in 2006) for which Excess Cash Flow was greater than or equal to $2,000,000, the Company must offer (the “Excess Cash Flow Offer”) to all Holders to purchase the maximum principal amount of Notes that may be purchased with 50% of Excess Cash Flow for such fiscal year at a purchase price in cash equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest and Additional Interest, if any, to the date of such purchase (such amount, the “Excess Cash Flow Offer Amount,” and such date, the “Excess Cash Flow Offer Purchase Date”); provided, that the Excess Cash Flow Offer Amount shall be reduced by the aggregate principal amount of Notes purchased in open market purchases during the period ending one day prior to such Excess Cash Flow Offer Purchase Date and commencing on the later of (x) the day that is 365 days immediately preceding such Excess Cash Flow Offer Purchase Date and (y) the Excess Cash Flow Offer Purchase Date, if any, immediately preceding such Excess Cash Flow Offer Purchase Date. The Indenture requires that each Excess Cash Flow Offer remain open for a period of 20 business days and no longer, unless a longer period is required by law (the “Excess Cash Flow Offer Period”). Promptly after the termination of the Excess Cash Flow Offer Period, the Company will purchase and mail or deliver payment (up to the Excess Cash Flow Offer Amount) for the Notes or portions thereof tendered, pro rata (based on amounts tendered) or by such other method as may be required by law, or, if less than the Excess Cash Flow Offer Amount has been tendered, all Notes tendered pursuant to the Excess Cash Flow Offer. Upon receiving notice of the Excess Cash Flow Offer, Holders may elect to tender their Notes, in whole or in part, in integral multiples of $1,000 in exchange for cash. If any Excess Cash Flow remains after consummation of an Excess Cash Flow Offer, the Company may use such remaining Excess Cash Flow for any purpose not otherwise prohibited by the Indenture.

      Within the time period specified in the immediately preceding paragraph, the Company must send, by first class mail, postage prepaid, an offer to each Holder, with a copy to the Trustee, which offer will govern the terms of the Excess Cash Flow Offer. Such offer will state, among other things:

•	the purchase price;

•	the Excess Cash Flow Offer Period;

•	that the Company is making an Excess Cash Flow Offer;

•	that any Note not tendered will continue to accrue interest;

•	that unless the Company defaults on the payment of the purchase price, any Notes accepted for payment pursuant to the Excess Cash Flow Offer will cease to accrue interest after the Excess Cash Flow Offer Period; and

•	certain procedures that a Holder of Notes must follow to accept the Excess Cash Flow Offer or to withdraw such acceptance.

      Holders electing to have a Note purchased pursuant to an Excess Cash Flow Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the offer as a condition to receiving payment.

      Promptly after the termination of the Excess Cash Flow Offer Period, the Company will, to the extent lawful:

•	accept for payment all Notes or portions thereof properly tendered pursuant to the Excess Cash Flow Offer;

•	deposit with the paying agent an amount equal to the purchase price in respect of all Notes or portions thereof so tendered (including 101% of principal, and the accrued but unpaid interest and Additional Interest, if any, to the date of such purchase); and

•	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount at maturity of Notes or portions thereof being purchased by the Company.

      Notwithstanding the foregoing, the repurchase of Notes by the Company pursuant to this “Excess Cash Flow Offer” provision shall not be required if the RCF Excess Cash Flow Offer Conditions would not be satisfied immediately after giving effect to the consummation of such repurchase.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Excess Cash Flow Offer” provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached the Company’s obligations under the “Excess Cash Flow Offer” provisions of the Indenture by virtue thereof.

Repurchase upon Change of Control

      Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion (in integral multiples of $1,000) of such Holder’s Notes using immediately available funds pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase. Neither the Board of Directors of the Company nor the Trustee may waive the covenant to offer to purchase the Notes upon the occurrence of a Change of Control.

      Within 30 days following the date upon which the Change of Control occurred, the Company must send, by registered first-class mail, an offer to each Holder, with a copy to the Trustee, which offer shall govern the terms of the Change of Control Offer. Such offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”).

      Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date. If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.

      Notwithstanding the foregoing, if the Company believes that a Change of Control will occur in connection with a merger described under clause (10) of the second paragraph of the “Certain Covenants — Limitation on Restricted Payments” section, then the Company may, in lieu of the foregoing, consummate a Change of Control Offer pursuant to the foregoing terms; provided, however, that the Change of Control Payment Date shall instead be on the date on which such Change of Control is scheduled to occur and written notice of the Change of Control Offer is made at least 30 but not more than 60 days prior to the date that such Change of Control is scheduled to occur; provided further; however, that (i) the Company may, on at least ten business days’ written notice (which extension notice may only be given once), extend the Change of Control Payment Date to a date not in excess of 30 days following the original date on which such Change of Control is scheduled to occur; (ii) the Company may, on at least five business days’ written notice, rescind such Change of Control Offer and (iii) any Holder that properly tendered all or any portion of its Note(s) in connection with such Change of Control Offer may withdraw all or any portion of such Note(s) no later than one business day preceding the Change of Control Payment Date then in effect.

      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing and the terms of the Credit Agreement and/or the Indenture may restrict the ability of the Company to obtain such financing.

      Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management or the Board of Directors of the Company. Consummation of any such Asset Sales in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger, recapitalization or similar transaction.

      One of the events that constitutes a Change of Control under the Indenture is the disposition of “all or substantially all” of the Company’s assets under certain circumstances. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event Holders elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase under such circumstances.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Certain Covenants

      The Indenture contains, among others, the following covenants:

      Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness and after giving effect to the incurrence thereof (1) no Default or Event of Default shall be outstanding and (2) the Consolidated Fixed Charge Coverage Ratio of the Company will be greater than 2.0 to 1.0.

      Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends and distributions payable to the Company or another Restricted Subsidiary of the Company) on or in respect of shares of Capital Stock of the Company or its Restricted Subsidiaries to holders of such Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or its Restricted Subsidiaries (other than any such Capital Stock held by the Company or any Restricted Subsidiary);

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or a Guarantee; or

(4) make any Investment (other than Permitted Investments);

      (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “— Limitation on Incurrence of Additional Indebtedness” above; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property at the time of the making thereof) shall exceed the sum of:

(A) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Company earned during the period beginning on the first day of the first completed fiscal quarter after the Issue Date and ending on the last day of the Company’s most recent fiscal quarter ending prior to the date the Restricted Payment occurs for which financial statements are available (the “Reference Date”) (treating such period as a single accounting period); plus

(B) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company or options or warrants to acquire the same (excluding any net proceeds from an Equity Offering to the extent used to redeem Notes pursuant to the provisions described under “Redemption — Optional Redemption Upon Equity Offerings”); plus

(C) without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding any net proceeds from an Equity Offering to the extent used to redeem Notes pursuant to the provisions described under “Redemption — Optional Redemption Upon Equity Offerings”); plus

(D) 100% of the aggregate net cash proceeds received from the issuance (other than to a Subsidiary of the Company) of Indebtedness or shares of Disqualified Capital Stock of the Company that have been converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Issue Date and on or prior to the Reference Date; plus

(E) the sum of (1) without duplication of any amounts included in Consolidated Net Income in clause (iii)(A) above, the aggregate amount paid in cash or Cash Equivalents to the Company or a Restricted Subsidiary of the Company on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments, (2) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to the Company or a Subsidiary of the Company) and (3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the product of (x) the fair market value of such Subsidiary and (y) the percentage of the Capital Stock of such Unrestricted Subsidiary that is held by the Company or any of its Restricted Subsidiaries; provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

      In the case of clauses (iii)(B) and (C) above, any net cash proceeds from issuances and sales of Qualified Capital Stock of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, shall be excluded until and to the extent such borrowing is repaid.

      Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption, as the case may be, if such dividend or redemption, as the case may be, would have been permitted on the date of declaration or call for redemption, as the case may be;

(2) if no Event of Default shall have occurred and be continuing or would exist after giving effect thereto, the acquisition of any shares of Qualified Capital Stock of the Company, either (i) solely in exchange for other shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company within 60 days after such sale;

(3) the acquisition of any Indebtedness of the Company or the Guarantors that is subordinate or junior in right of payment to the Notes and Guarantees either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) within 60 days after such sale of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

(4) an Investment either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of the net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company within 60 days after such sale;

(5) if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the repurchase or other acquisition of shares of Capital Stock of the Company from employees, former employees, directors or former directors of the Company (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions in any calendar year shall not exceed the sum of (x) $1,000,000 and (y) the aggregate amount of Restricted Payments permitted (but not made) pursuant to this clause (5) in the immediately preceding calendar year;

(6) repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other similar rights if such Capital Stock represents a portion of the exercise price of such options, warrants or other similar rights;

(7) payments or distributions to dissenting stockholders of Capital Stock of the Company pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or any of its Restricted Subsidiaries;

(8) the application of the proceeds from the issuance of the Notes on the Issue Date as described in the offering circular related to the original Offering of the Notes;

(9) if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, payments on, purchases, defeasances, redemptions and prepayments of, and decreases and other acquisitions and retirement for value of, any of the 8% Senior Notes so long as the aggregate amount of consideration for any such 8% Senior Notes purchased, defeased, redeemed, prepaid or otherwise acquired or retired does not exceed 90% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon;

(10) if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, purchases, redemptions or other acquisitions or retirements for value of any Capital Stock of the Company concurrently with or after any merger of the Company with any other Person that is not a Subsidiary of the Company in accordance with the terms of the “— Merger, Consolidation and Sale of Assets” covenant below; provided, however, that (i) if the consideration paid or payable for such Capital Stock consists solely of Merger Proceeds (as defined below), or the aggregate consideration paid or payable for such Capital Stock so purchased, redeemed or otherwise acquired or retired for value shall not exceed the sum of (x) the aggregate Net Cash Proceeds received by such other Person from the issuance by such other Person of its Qualified Capital Stock and (y) the aggregate amount of capital contributions received by such other Person in cash (together with such Net Cash Proceeds, “Merger Proceeds”), in each case, concurrently with such merger; and (ii) if the consideration paid or payable for such Capital Stock does not consist solely of Merger Proceeds, immediately after giving effect thereto (including any other transactions related thereto), the Consolidated Leverage Ratio of the Company must be 0.5 times lower on a pro forma basis than the Consolidated Leverage Ratio of the Company immediately before the occurrence of such merger; provided further, however, that if a Change of Control shall have resulted in connection with such purchase, redemption or other acquisition or retirement for value or merger, no such purchase, redemption or other acquisition or retirement for value may be made until the Change of Control Offer related thereto shall have been consummated by the Company in accordance with the terms of “Repurchase upon Change of Control” above; and

(11) if no Default shall have occurred and be continuing or would exist after giving effect thereto, other Restricted Payments not to exceed $5,000,000 in the aggregate since the Issue Date.

      In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the first paragraph of this “— Limitation on Restricted Payments” covenant amounts expended pursuant to clauses (1), (2)(ii), 3(ii)(a), (4)(ii), (5), (7) and (11) shall be included in such calculation.

      Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company’s latest available internal quarterly financial statements.

      Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed;

(2) at least 70% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of any liabilities (as shown on the most recent applicable balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision to the extent that the documents governing such liabilities provide that there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities; and

(3) the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a) to the extent the assets and property sold pursuant to such Asset Sale constitute RCF Priority Collateral or Shared Collateral, to repay Indebtedness under the Credit Agreement;

(b) (i) to make an investment in properties and assets that replace the properties and/or assets that were the subject of such Asset Sale or in long-term properties and/or assets that will be used in a Related Business (“Replacement Assets”) or (ii) to make expenditures for maintenance, repair or improvement of existing long-term properties or assets; or

(c) a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

      On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), 3(b) or 3(c) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders and all holders of other Applicable Indebtedness (other than Indebtedness under the Credit Agreement) containing provisions similar to those set forth in this “— Limitation on Asset Sales” covenant on a pro rata basis, the maximum principal amount of Notes and such other Applicable Indebtedness that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount thereof (or if such Indebtedness was issued with original issue discount, 100% of the accreted value), plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase; provided, however, that (x) if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with this covenant and (y) notwithstanding anything to the contrary in this covenant, if within 360 days of any Asset Sale, the Company or any Domestic Restricted Subsidiary enters into one or more definitive agreements for the acquisition and/or construction of a Replacement Asset consisting of a manufacturing or distribution facility having a Fair Market Value of at least $1,000,000, the Net Cash Proceeds of such Asset Sale shall not constitute a Net Proceeds Offer Amount to the extent such

Net Cash Proceeds are applied in accordance with the terms of such definitive agreement for (aa) the acquisition of such manufacturing or distribution facility or the real property upon which such manufacturing or distribution facility is to be situated and/or (yy) the construction of such manufacturing or distribution facility.

      The Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5,000,000 resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5,000,000, shall be applied as required pursuant to the immediately preceding paragraph). Upon completion of each Net Proceeds Offer, the Net Proceeds Offer Amount will be reset at zero.

      In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “— Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

      Each notice of a Net Proceeds Offer shall be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue of such compliance.

      Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:

(a) applicable law;

(b) the Indenture, the Collateral Agreements and the Intercreditor Agreement;

(c) customary non-assignment and non-transfer provisions of any lease or license of any Restricted Subsidiary of the Company to the extent such provisions restrict the transfer of the lease or license or the property leased or licensed thereunder;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) the Credit Agreement;

(f) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(g) restrictions on the transfer of assets subject to any Lien permitted under the Indenture;

(h) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(i) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(j) restrictions contained in the terms of the Purchase Money Indebtedness or Capitalized Lease Obligations not incurred in violation of the Indenture; provided, that such restrictions relate only to the assets financed with such Indebtedness;

(k) restrictions in other Indebtedness incurred in compliance with the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (b), (e) and (f) above;

(l) restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business; or

(m) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d), (e), (f), (j) or (k) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to or more restrictive on the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d), (e), (f), (j) or (k) above.

      Limitation on Issuances and Sales of Capital Stock of Subsidiaries. The Company will not permit or cause any of its Restricted Subsidiaries to issue or sell any Capital Stock (other than to the Company or to a Wholly-Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own or hold any Capital Stock of any Restricted Subsidiary of the Company or any Lien or security interest therein (other than as required by applicable law); provided, however, that this provision shall not prohibit (1) any issuance or sale if, immediately after giving effect thereto, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “— Limitations on Restricted Payments” covenant if made on the date of such issuance or sale or (2) the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of the “— Limitations on Asset Sales” covenant.

      Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

      Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

      (1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, (i) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, interest and Additional Interest, if any, on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed thereunder and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of the Company under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

      (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including after giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction and any other transaction related thereto (including a merger described under clause (10) of the second paragraph of the “— Certain Covenants — Restricted Payments” section above)), the Company or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth at least equal to the lesser of (i) the Consolidated Net Worth of the Company immediately prior to such transaction or (ii) $25,000,000 and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “— Limitation on Incurrence of Additional Indebtedness” covenant;

      (3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

      (4) the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. With respect to the foregoing, although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the scope of the Company’s ability to sell assets without having sold “substantially all” of its assets within the meaning of the covenant may be uncertain.

      The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the surviving or the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such. Upon such substitution, the Company and any Guarantors that remain Subsidiaries of the Company shall be released from their respective obligations under the Indenture and the Guarantees.

      Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of this covenant and the “— Limitation on Asset Sales” covenant) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person, other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity assumes (a) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee and the performance of every covenant of the Guarantee, the Indenture and the Registration Rights Agreement and (b) by amendment, supplement or other instrument (in form and substance satisfactory to the Trustee and the Collateral Agent) executed and delivered to the Trustee and the Collateral Agent, all obligations of the Guarantor under the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

      Any merger or consolidation of (i) a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor or (ii) a Guarantor or the Company with an Affiliate organized solely for the purpose of reincorporating such Guarantor or the Company in another jurisdiction in the United States or any state thereof or the District of Columbia need only comply with:

(A) clause (4) of the first paragraph of this covenant; and

(B) (x) in the case of a merger or consolidation involving the Company as described in clause (ii), clause 1(b)(y) of the first paragraph of this covenant and (y) in the case of a merger or consolidation involving the Guarantor as described in clause (ii) of the immediately preceding paragraph.

      Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates (each an “Affiliate Transaction”), other than

(x) Affiliate Transactions permitted under paragraph (b) below, and

(y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

      Except with respect to paragraph (b) below, with respect to all Affiliate Transactions and except with respect to Affiliate Transactions involving aggregate payments or other property with a Fair Market Value of less than $500,000, the Company shall deliver an Officers’ Certificate to the Trustee certifying that such transactions are in compliance with clause (a)(y) of the preceding paragraph. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $5,000,000 shall be approved by a majority of the disinterested members of the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate Fair Market Value of more than $10,000,000, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be from an Independent Financial Advisor and file the same with the Trustee.

(b) The restrictions set forth in the first paragraph of this covenant shall not apply to:

(1) reasonable and customary (x) fees and compensation (including directors’ fees) paid to, (y) indemnity provided on behalf of and (z) employee benefit arrangements provided for the benefit of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company, in each case, entered into in the ordinary course of business and as determined in good faith by the Company’s Board of Directors;

(2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

(3) any agreement as in effect as of the Issue Date and any amendment thereto or replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4) Restricted Payments permitted by the Indenture; and

(5) any merger or other transaction with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction.

      Additional Subsidiary Guarantees. If (x) the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Person that is not a Guarantor but becomes a Domestic Restricted Subsidiary (other than an Immaterial Subsidiary) as a result of such transaction, (y) if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Person that is or becomes a Domestic Restricted Subsidiary (other than an Immaterial Subsidiary) that is not a Guarantor or (z) any Domestic Restricted Subsidiary that was an Immaterial Subsidiary is no longer an Immaterial Subsidiary, then the Company shall cause such Domestic Restricted Subsidiary that is not a Guarantor to:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture;

(2) (a) execute and deliver to the Collateral Agent such amendments to the Collateral Agreements as the Collateral Agent deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Holders and the Lenders, a perfected security interest in the Capital Stock of such new

Domestic Restricted Subsidiary and any debt securities of such new Domestic Restricted Subsidiary, subject to the Permitted Liens, which are owned by the Company or such new Domestic Restricted Subsidiary and required to be pledged pursuant to the Pledge Agreement, (b) deliver to the Collateral Agent any certificates representing such Capital Stock and debt securities, together with (i) in the case of such Capital Stock, undated stock powers or instruments of transfer, as applicable, endorsed in blank, and (ii) in the case of such debt securities, endorsed in blank, in each case executed and delivered by an Officer of the Company or such Subsidiary, as the case may be;

(3) take such actions necessary or as the Collateral Agent reasonably determines to be advisable to grant to the Collateral Agent for the benefit of the Holders a perfected security interest in the assets of such new Domestic Restricted Subsidiary, subject to Permitted Liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by any Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent;

(4) take such further action and execute and deliver such other documents specified in the Indenture or otherwise reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing; and

(5) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes legal, valid, binding and enforceable obligations of such Domestic Restricted Subsidiary and such other opinions regarding the perfection of such Liens in the assets of such Domestic Restricted Subsidiary as provided for in the Indenture.

      Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

      Impairment of Security Interest. Subject to the Intercreditor Agreement with respect to the Collateral (other than the Foreign Collateral), neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral. Neither the Company nor any of its Restricted Subsidiaries shall grant to any Person (other than the Collateral Agent), or permit any Person (other than the Collateral Agent), to retain any interest whatsoever in the Collateral other than Permitted Liens. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Notes, the Intercreditor Agreement with respect to the Collateral (other than the Foreign Collateral) and the Collateral Agreements. The Company shall, and shall cause each such Restricted Subsidiary to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements. The Company shall, and shall cause each such Restricted Subsidiary to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements at such times and at such places as the Collateral Agent or the Trustee may reasonably request. Notwithstanding anything to the contrary in this covenant, the Company shall not be required to use more than its reasonable best efforts to cause a Lien to be granted on any assets acquired after the Issue Date by any of its Foreign Restricted Subsidiaries to secure the Notes and the Guarantees and in any event, the Company shall have no such obligation, and no such Lien shall be granted, if the Company determines, in the good faith exercise of its sole discretion, that such Lien could in any way result (in the year such Lien is obtained or would be deemed to be obtained, or in any other year) in an adverse tax consequence of any kind to the Company or any successor entity.

      Minimum EBITDA. The Company will not permit, as of the last day of any of its fiscal quarters set forth in the table below, its Consolidated EBITDA for the four consecutive fiscal quarters ending on such day to be less than the amount set forth below opposite such fiscal quarter:

Minimum
Fiscal Quarter Ending	EBITDA

September 30, 2004 through September 30, 2006	$16,000,000
December 31, 2006 through September 30, 2008	$18,000,000
December 31, 2008 and thereafter	$20,000,000

unless the sum of (i) Unrestricted Cash of the Company and its Restricted Subsidiaries as of such day and (ii) the aggregate amount of advances that the Company is actually able to borrow under the Credit Agreement on such day (after giving effect to any borrowings thereunder on such day) is at least $15,000,000.

      Real Estate Mortgages and Filings. With respect to any fee interest in any real property (individually and collectively, the “Premises”) owned by the Company or a Domestic Restricted Subsidiary on the Issue Date or acquired by the Company or a Domestic Restricted Subsidiary after the Issue Date, with (i) a purchase price or (ii) as of the Issue Date, with a Fair Market Value, of greater than $1,000,000:

(1) the Company shall deliver to the Collateral Agent, as mortgagee, fully-executed counterparts of Mortgages, each dated as of the Issue Date or the date of acquisition of such property, as the case may be, duly executed by the Company or the applicable Domestic Restricted Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary or, in the reasonable opinion of the Collateral Agent desirable, to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(2) the Collateral Agent shall have received mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by such Mortgage and in form and substance and issued by insurers reasonably acceptable to the Collateral Agent, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens, and such policies shall also include, to the extent available, a revolving credit endorsement and such other endorsements as the Collateral Agent shall reasonably request and shall have the standard exceptions thereto deleted (other than the survey exception to the extent required below in (3)) and be accompanied by evidence of the payment in full of all premiums thereon; and

(3) the Company shall deliver to the Collateral Agent, with respect to each of the covered Premises, the most recent survey of such Premises and, solely to the extent that the title company insuring the Lien of the respective Mortgages shall deem such survey acceptable to remove the standard survey exception from the applicable title policy and/or to issue a survey endorsement with respect thereto, the Company shall have such survey exception deleted and such survey endorsement delivered to the Collateral Agent.

      Leasehold Mortgages and Filings. To the extent delivered to the Administrative Agent for the benefit of the Lenders under the Credit Agreement, the Company and each of its Domestic Restricted Subsidiaries (that is or is obligated under the Indenture to become a Guarantor) shall concurrently with such delivery deliver to the Collateral Agent, as mortgagee, Mortgages with respect to the Company’s leasehold interests in the premises (the “Leased Premises”) occupied by the Company or such Domestic Restricted Subsidiary pursuant to leases, together with landlord waivers, title insurance policies, survey, subordination agreements and other related documents to the extent delivered to the Administrative Agent and evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgages as may be necessary or, in the reasonable opinion of the Collateral Agent desirable, to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby.

      Landlord, Bailee and Consignee Waivers. Each of the Company and each of its Domestic Restricted Subsidiaries (that is or is obligated under the Indenture to become a Guarantor) that is a lessee of, or becomes a lessee of, real property on or in which it will maintain, store, hold or locate all or any of its assets that constitute Priority Collateral or Shared Collateral and have an aggregate fair market value of at least $250,000 and with respect to which it has not obtained a Mortgage with respect to its leasehold interests in such real property pursuant to the “— Leasehold Mortgages and Filings” covenant, is, and will be, required to use commercially reasonable efforts (which shall not require the expenditure of cash under any relevant lease that was in effect on the Issue Date or if such Domestic Restricted Subsidiary was not a Domestic Restricted Subsidiary of the Company on the Issue Date, the date such Domestic Restricted Subsidiary became a Domestic Restricted Subsidiary of the Company) to deliver to the Collateral Agent a landlord waiver, substantially in the form of the exhibit form thereof to be attached to the Indenture, executed by the lessor of such real property; provided that in the case where such lease is a lease in existence on the Issue Date or the lessee thereof that is a Domestic Restricted Subsidiary of the Company (that is or is obligated under the Indenture to become a Guarantor) was not a Domestic Restricted Subsidiary of the Company on the Issue Date, the Company or such Domestic Restricted Subsidiary that is the lessee thereunder shall have 90 days from the Issue Date to satisfy such requirement and shall be relieved of such obligation with respect to any landlord waiver to the extent such lessor has refused to deliver such a waiver following such Person’s use of such commercially reasonable efforts. Each of the Company and each of its Domestic Restricted Subsidiaries (that is or is obligated under the Indenture to become a Guarantor) that provides any of its assets that constitute Priority Collateral or Shared Collateral and have an aggregate fair market value of at least $250,000 to a bailee or consignee agrees to be bound by the terms of the immediately preceding sentence, mutatis mutandis; provided, that (i) the terms “landlord,” “lessee” and “lease” shall be replaced, respectively, with the terms “bailee” or “consignee,” as applicable, “bailor” or “consignor,” as applicable, and the “applicable agreement” and (ii) the condition that the lessee maintain, store, hold or locate all or any of its assets that constitute Priority Collateral or Shared Collateral and have an aggregate fair market value of at least $250,000 shall instead be replaced with the condition that the fair market value of the assets subject to the applicable bailment or consignment have a fair market value of at least $250,000. In addition, each of the Company and each such Domestic Restricted Subsidiary shall, to the extent it delivers a landlord, bailee or consignee waiver to the Administrative Agent for the benefit of the Lenders under the Credit Agreement and has not already delineated such a waiver under this covenant, concurrently with such delivery, deliver a comparable waiver from the applicable landlord, bailee or consignee to the Collateral Agent.

      Pledge of Future Foreign Assets. The Company shall use its reasonable best efforts to cause a Lien to be granted pursuant to one or more Foreign Collateral Agreements (each of which shall be prepared by the Company and be in form and substance reasonably satisfactory to the Collateral Agent) on all tangible and intangible assets acquired after the Issue Date by its Foreign Restricted Subsidiaries to secure the Notes and the Guarantees (a “Foreign Asset Lien”) so long as such assets do not include more than 65% of the Voting Stock of any Foreign Subsidiary. Notwithstanding anything to the contrary, the Company shall have no obligation whatsoever to obtain such a Foreign Asset Lien, and no such Foreign Asset Lien shall be granted, if the Company determines, in the good faith exercise of its sole discretion, that such Foreign Asset Lien could in any way result (in the year such Lien is obtained or would be deemed to be obtained, or in any other year) in an adverse tax consequence of any kind to the Company or any successor entity.

      Conduct of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses which are not Related Businesses.

      Reports to Holders. The Indenture requires that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company must furnish to the Trustee and to the Holders:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of

Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC’s rules and regulations; provided that following consummation of the Exchange Offer, such forms and reports may be so furnished no later than five business days following the end of such time periods.

      In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing). In addition, the Company has agreed that, prior to the consummation of the Exchange Offer, for so long as any Notes remain outstanding, it will furnish to the Holders upon their request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.

      Notwithstanding anything to the contrary in this covenant, solely with respect to any information delivery requirements relating to the quarter ended June 30, 2004 that would otherwise have been required to be delivered by August  16, 2004, the Company may, in lieu of complying with the requirements set forth in clause (1) of the first paragraph of this covenant on or prior to such date, (i) furnish to the Trustee and to the Holders, on or prior to August 16, 2004, an unaudited consolidated balance sheet as of June 30, 2004 and an unaudited consolidated statement of operations, an unaudited consolidated statement of cash flows and an unaudited consolidated statement of stockholders’ deficit/equity, in each case, for the three-month period ended June 30, 2004 and for the six-month period ended June 30, 2004, (ii) organize, on or prior to August 23, 2004 but not earlier than three business days after compliance with the immediately preceding clause (i), a telephonic conference call during normal business hours in which all holders of Notes, or the related Units and/or Warrants, may participate and with respect to which the Initial Purchaser has been provided reasonable advance notice, and (iii) comply, on or prior to August 31, 2004, with the requirements of clause (1) of the first paragraph of this covenant (without regard to the time periods applicable to such requirements specified in the SEC’s rules and regulations).

Possession, Use and Release of Collateral

      Unless an Event of Default shall have occurred and be continuing, the Company and the Restricted Subsidiaries shall have the right to remain in possession and retain exclusive control of the Collateral securing the Notes and the Guarantees (other than as set forth in the Collateral Agreements and the Intercreditor Agreement with respect to the Collateral (other than the Foreign Collateral)), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

      Release of Collateral. Upon compliance by the Company and the Restricted Subsidiaries with the conditions set forth below in respect of any release of items of Collateral, and upon delivery by the Company to the Collateral Agent of an Opinion of Counsel to the effect that such conditions have been met, the Collateral Agent will terminate and release its Lien on the applicable Released Interests (as hereinafter defined), and the Collateral Agent shall, at the sole cost and expense of the Company or such Restricted Subsidiary, execute and deliver to the Company or such Restricted Subsidiary such documents, without any representation, warranty or recourse of any kind whatsoever, as the Company or such Restricted Subsidiary shall reasonably request to evidence such termination.

      Asset Sale Release. The Company and the Restricted Subsidiaries have the right to obtain a release of items of Collateral (the “Released Interests”) subject to an Asset Sale permitted hereunder upon compliance with the condition that the Company deliver to the Collateral Agent an Officers’ Certificate of the Company stating that: (i) the release of such Released Interests would not be expected to interfere in any material respect with the Collateral Agent’s ability to realize the value of the remaining Collateral and will not impair in any material respect the maintenance and operation of the remaining Collateral, (ii) such Asset Sale covers only the Released Interests and complies with the terms and conditions of the Indenture with respect to Asset

Sales; (iii) there is no Default or Event of Default in effect or continuing on the date thereof, the Valuation Date or the date of such Asset Sale; (iv) the release of the Collateral will not result in a Default or Event of Default under the Indenture; and (v) all conditions precedent in the Indenture relating to the release in question have been or will be complied with.

      If the Company or any Restricted Subsidiary engages in any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value of any Collateral of the type described in clause (a), (c), (d) or (e) of the proviso to the definition of the term “Asset Sale,” the Liens of the Collateral Agent on such Collateral shall automatically terminate and be released without any action by the Collateral Agent, and the Collateral Agent shall, at the sole cost and expense of the Company or such Restricted Subsidiary, execute and deliver to the Company or such Restricted Subsidiary such documents, without any representation, warranty or recourse of any kind whatsoever, as the Company or such Restricted Subsidiary shall reasonably request to evidence such termination.

      Release of Inventory and Accounts Receivable Collateral. Notwithstanding any provision to the contrary in the Indenture, Collateral comprised of inventory and accounts receivable, or the proceeds of the foregoing shall be subject to release upon sales of such inventory, collection of the proceeds of such accounts receivable and the use of such proceeds, in each case, in the ordinary course of business pursuant to transactions not otherwise prohibited by the Indenture. If requested in writing by the Company, the Trustee shall instruct the Collateral Agent to execute and deliver such documents, instruments or statements and to take such other action as the Company may request to evidence or confirm that the Collateral falling under this “Release of Inventory and Accounts Receivable Collateral” provision has been released from the Liens of each of the Collateral Agreements. The Collateral Agent shall execute and deliver such documents, instruments and statements and shall take all such actions promptly upon receipt of such instructions from the Trustee.

      Release upon Satisfaction or Defeasance of all Outstanding Obligations. The security interests on, and pledges of, all Collateral will also be terminated and released upon (i) payment in full of the principal of, premium, if any, on, accrued and unpaid interest and Additional Interest, if any, on the Notes and all other Obligations under the Indenture, the Guarantees and the Collateral Agreements that are due and payable at or prior to the time such principal, premium, if any, accrued and unpaid interest and Additional Interest, if any, are paid, (ii) a satisfaction and discharge of the Indenture as described below under the caption “— Satisfaction and Discharge” and (iii) the later to occur of (A) a legal defeasance or covenant defeasance as described below under “— Legal Defeasance and Covenant Defeasance” and (B) the 91st day occurring subsequent to the making of the deposit required under clause (1) of the third paragraph of “— Legal Defeasance and Covenant Defeasance.”

Events of Default

      The following events are defined in the Indenture as “Events of Default”:

(1) the failure to pay interest and Additional Interest, if any, on any Notes or any other amount (other than principal for the Notes) when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal of or premium, if any, on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to an Excess Cash Flow Offer, a Change of Control Offer or a Net Proceeds Offer);

(3) a default in the observance or performance of any other covenant or agreement contained in the Indenture (other than the payment of the principal of, or premium, if any, or interest and Additional Interest, if any, on any Note) or any Collateral Agreement which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the “— Merger, Consolidation and Sale of

Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $5,000,000 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $10,000,000 shall have been rendered against the Company or any of its Restricted Subsidiaries (other than any judgment as to which a reputable and solvent third-party insurer has accepted full coverage) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries, with customary grace periods with respect to involuntary bankruptcies;

(7) any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Collateral Agreement;

(8) any of the Company, the Guarantors or the Foreign Grantors, if any, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement; or

(9) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

      If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and premium, if any, accrued interest and Additional Interest, if any, on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

      If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

      The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest or Additional Interest, if any, that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, and Additional Interest, if any, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and its advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

      No such rescission shall affect any subsequent Default or impair any right consequent thereto.

      The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, interest or Additional Interest, if any, on any Notes.

      Subject to the provisions of the Intercreditor Agreement, holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to the provisions of the Indenture, the Intercreditor Agreement and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

      No past, present or future director, officer, employee, incorporator, or stockholder of the Company or a Guarantor, as such, shall have any liability for any payment obligations of the Company or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

      Under the Indenture, the Company is required to provide an Officers’ Certificate to the Trustee promptly upon any Officer obtaining knowledge of any Default or Event of Default (provided that such Officers’ Certificate shall be provided at least annually whether or not such Officers know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors and any Foreign Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, interest and Additional Interest, if any, on the Notes when such payments are due;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or

Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Additional Interest, if any, on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit pursuant to clause (1) of this paragraph (except such Default or Event of Default resulting from the failure to comply with “Certain Covenants — Limitations on Incurrence of Additional Indebtedness” as a result of the borrowing of funds required to effect such deposit) or insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) the Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary qualifications and exclusions) to the effect that the trust resulting from the deposit is not required to register as an investment company under the Investment Company Act of 1940.

Satisfaction and Discharge

      The Indenture (and all Liens on Collateral securing the Notes and the Guarantees) will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, interest and Additional Interest, if any, on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under the Indenture and the Collateral Agreements by the Company; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

      From time to time, the Company, the Guarantors, any Foreign Grantors, the Trustee and, if such amendment, modification or supplement relates to any Collateral Agreement, the Collateral Agent, without the consent of the Holders, may amend, modify, waive or supplement the Indenture, the Notes, the Guarantees, the Registration Rights Agreement and the Collateral Agreements:

(1) to cure any ambiguity, defect or inconsistency contained therein;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders in accordance with the covenant described under “Certain Covenants — Merger Consolidation and Sale of Assets”;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under the Indenture, the Notes, the Guarantees, the Registration Rights Agreement or the Collateral Agreements;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(6) to allow any Subsidiary or any other Person to guarantee the Notes;

(7) to release a Guarantor as permitted by the Indenture and the relevant Guarantee, or

(8) if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or Collateral Agreements, so long as such amendment, modification, waiver or supplement does not, in the opinion of the Trustee and, if such amendment, modification, waiver or supplement relates to any Collateral Agreement, the Collateral Agent, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, each of the Trustee and, if such amendment, modification or supplement relates to any Collateral Agreement, the Collateral Agent, will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel.

      Other amendments of, modifications to, waivers of and supplements to the Indenture, the Notes, the Guarantees, the Registration Rights Agreement and the Collateral Agreements may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that

(a) without the consent of each Holder affected thereby, no amendment may:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the Notes;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, or Additional Interest on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefore (other than any advance notice requirement with respect to any redemption of the Notes);

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, interest and Additional Interest, if any, on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6) amend, change or modify in any material respect the obligation of the Company to make and consummate an Excess Cash Flow Offer with respect to any fiscal year of the Company following the ending thereof, make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, modify any of the provisions or definitions with respect thereto (other than any advance notice requirement with respect to any redemption of the Notes); or

(7) subordinate the Notes or any Guarantee in right of payment to, or the Liens granted under the Collateral Agreements to any Lien on all or substantially all of any of (i) the Notes Priority Collateral, (ii) the Shared Collateral, (iii) except as otherwise provided in the Intercreditor Agreement with respect to Liens securing the Credit Agreement, the RCF Priority Collateral or (iv) any Foreign Collateral to secure, any other Indebtedness of the Company, any Guarantor or any Foreign Grantor; or

(b) without the consent of Holders of 66 2/3% of the then outstanding Notes issued under the Indenture:

(1) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

(2) release all or substantially all of the Collateral otherwise than in accordance with the terms of the Indenture and the Collateral Agreements.

      The Indenture provides that notwithstanding anything to the contrary set forth in Section 316(a) of the TIA (the provisions of which shall be excluded by the Indenture), (i) in determining whether the Holders of the required principal amount of Notes have concurred in any request, demand, authorization, notice, direction, amendment, supplement, waiver or consent, Notes owned of record or beneficially by the Company or any Subsidiary of the Company or any other obligor on the Notes shall be considered as though they are not outstanding (but the Notes owned of record or beneficially by any other Affiliates shall be deemed outstanding for all purposes under the Indenture) and (ii) in determining whether the Trustee shall be protected in relying on any such request, demand, authorization, notice, direction, amendment, supplement, waiver or consent, only Notes owned by the Company, its Subsidiaries or any other obligor on the Notes which the Trustee knows are so owned shall be considered as though they are not outstanding.

Governing Law

      The Indenture provides that it, the Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

      The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

      The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

      “8% Senior Notes” means the Company’s 8% Senior Subordinated Secured Notes due 2008.

      “Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Company or any of its Subsidiaries (other than in the event of such a merger, consolidation or acquisition of assets in which the Company or any of its Subsidiaries is the surviving entity or assumes such Indebtedness) or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary of the Company or the time of such acquisition, merger or consolidation.

      “Administrative Agent” means (i) the initial Lender under the Credit Agreement until such time as an agent is appointed to act on behalf of the Lenders thereunder and (ii) from and after the appointment of such agent, such agent.

      “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that Beneficial Ownership of 10% or more of the Voting Stock of the Person shall be deemed to be control. The terms “controlling” and “controlled” have meanings correlative of the foregoing.

      “Applicable Indebtedness” means:

(1) in respect of any asset that is the subject of an Asset Sale at a time when such asset is included in the Collateral, Indebtedness that is pari passu with the Notes and secured at such time by Collateral; or

(2) in respect of any other asset, Indebtedness that is pari passu with the Notes.

“Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

(2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

      “Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases or non-exclusive licenses, in each case, entered into in the ordinary course of business), assignment or other transfer (other than a Lien in accordance with the Indenture) for value by (x) the Company or any of its Restricted Subsidiaries to any Person other than the Company or a Guarantor or (y) a Foreign Restricted Subsidiary to any Person other than the Company or a Wholly-Owned Subsidiary of the Company of:

(1) any Capital Stock of any Restricted Subsidiary of the Company; or

(2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

provided, however, that Asset Sales shall not include:

(a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $500,000;

(b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “Certain Covenants — Merger, Consolidation and Sale of Assets”;

(c) any Restricted Payment permitted under “Certain Covenants — Limitation on Restricted Payments” including a Permitted Investment;

(d) sales of inventory in the ordinary course of business;

(e) the sale of Cash Equivalents; and

(f) the sale or other disposition of used, worn out, obsolete or surplus equipment.

      “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§ 101 et seq.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have meanings correlative to the foregoing.

      “Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

      “Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

      “Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

(3) any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

      “Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

      “Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250,000,000;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

      “Change of Control” means the occurrence of one or more of the following events:

(1) any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than a transaction in which the transferee is controlled by one or more Permitted Holders;

(2) any Person or Group, other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly whether by merger or consolidation, of a majority of the total outstanding Voting Stock of the Company as measured by voting power; provided that there shall be no Change of Control pursuant to this clause (2) if the Permitted Holders continue to have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company;

(3) the adoption of a plan for the liquidation or dissolution of the Company; or

(4) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; provided, that there shall be no Change of Control pursuant to this clause (4) if since the Issue Date the Permitted Holders continue to own, directly or indirectly, (a) at least 90% of the Voting Stock of the Company held by the Permitted Holders as of the Issue Date, (b) more Voting Stock than any other Person or Group (other than a Group consisting solely of Merrill Lynch and Co., Inc., Northeast Investors Trust and their respective Affiliates), (c) more Voting Stock than Merrill Lynch & Co., Inc. and its Affiliates and (d) more Voting Stock than Northeast Investors Trust and its Affiliates.

      Notwithstanding anything to the contrary in the immediately preceding sentence, none of the events described in clauses (1) through (4) thereof shall be deemed to constitute a “Change of Control” if (x) such event shall have occurred (aa) prior to the second anniversary of the Issue Date or (bb) subsequent to such second anniversary within 10 business days of the receipt by the relevant parties of any requisite governmental approval or consent relating to the transaction giving rise to such event and the only reason with respect to which such transaction could not have occurred prior to such second anniversary was the failure of such parties to have obtained such governmental approval or consent, and (y) immediately after giving effect thereto, (i) the Consolidated Leverage Ratio of the Company is 0.5 times lower on a pro forma basis than the Consolidated Leverage Ratio of the Company immediately before the occurrence of such event (i.e., the Consolidated Leverage Ratio of the Company immediately before the occurrence of such event minus 0.5) and (ii) no Default or Event of Default shall have occurred and be continuing.

      “Collateral” shall mean collateral as such term is defined in the Security Agreement, all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Collateral Agreement.

      “Collateral Agent” means the collateral agent and any successor under the Indenture.

      “Collateral Agreements” means, collectively, the Security Agreement, the Pledge Agreement, the Control Agreements (as defined in the Security Agreement), the Intellectual Property Security Agreement (as defined in the Security Agreement), each Mortgage and each Foreign Collateral Agreement, in each case, as the same may be in force from time to time.

      “Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

      “Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer appointed by the Company as having a maturity comparable to the remaining term of the Notes (as if the final maturity of the Notes was June 15, 2008) that would be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (as if the final maturity of the notes was June 15, 2008).

      “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (B) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

      “Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b) Consolidated Interest Expense and interest expense attributable to amortization or write-offs of deferred financing costs; and

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

      “Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four consecutive full fiscal quarters (the “Four Quarter Period”) most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period.

      In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) (a) the incurrence or repayment of any Indebtedness (other than in respect of the Credit Agreement) of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (b)(i) if a Specified Transaction is occurring on, or has occurred prior to, the Transaction Date, the deemed incurrence of Indebtedness under the Credit Agreement on the first day of the Four Quarter Period and for such entire Four Quarter Period and the Transaction Date at a rate of interest equal to the maximum non-default rate of interest applicable to extensions of credit thereunder and in an aggregate principal amount equal to the Maximum RCF Debt Amount then in effect regardless of whether the Company could have obtained extensions of credit thereunder in an aggregate principal amount equal to the Maximum RCF Debt Amount then in effect and (ii) if a Specified Transaction is not occurring on, and has not occurred prior to, the Transaction Date, the deemed incurrence of Indebtedness under the Credit Agreement on the first day of the Four Quarter Period and for such entire Four Quarter Period and the Transaction Date at a rate of interest equal to the rate of interest applicable to extensions of credit thereunder and in an aggregate principal amount equal to the outstanding aggregate principal amount of extensions of credit thereunder, in each case, immediately after giving effect to such transaction or event; and

(2) any Asset Sale or other disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Sale or other disposition or Asset Acquisition and any expense or costs savings (calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets that are the subject of the Asset Sale or other disposition or Asset Acquisition; provided that (x) such expense or cost savings were identified and quantified in an Officers’ Certificate delivered to the Trustee at the time of the consummation of such Asset Sale or other disposition or Asset Acquisition and such Officers’ Certificate states that such officers believe in good faith that actions will be commenced or initiated within 90 days of the consummation of such Asset Sale or other disposition or Asset Acquisition to effect such expense or cost savings and sets forth the specific steps to be taken within such 90 day period to accomplish such expense or cost savings, and (y) with respect to each Asset Sale or other disposition or Asset Acquisition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company or any of its Restricted Subsidiaries within 90 days of such acquisition, merger or consolidation to effect the expense and cost savings identified in such Officers’ Certificate) occurred on the first day of the Four Quarter Period provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includible pursuant to the definition of “Consolidated Net Income.” If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

      Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(b) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

      “Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all dividend payments on any Disqualified Capital Stock of such Person and any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

      “Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the interest expense (excluding amortization or writeoff of deferred financing costs) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization or accretion of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such

Person and its Restricted Subsidiaries during such period; and (c) net cash costs under all Interest Swap Obligations (including amortization of fees).

      “Consolidated Leverage Ratio” means, with respect to any Person, as of any Transaction Date, the ratio of (x) Consolidated Total Debt of such Person as of the Transaction Date to (y) Consolidated EBITDA of such Person for the four consecutive full fiscal quarters (the “Four Quarter Period”) most recently ending on or prior to the Transaction Date for which financial statements are available (the “Transaction Date”).

      In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Total Debt” and “Consolidated EBITDA” shall be calculated after giving effect on a pro forma basis for the period of such calculation and the Transaction Date, as applicable, to:

(1) (a) the incurrence or repayment of any Indebtedness (other than in respect of the Credit Agreement) of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (b) (i) if a Specified Transaction is occurring on, or has occurred prior to, the Transaction Date, the deemed incurrence of Indebtedness under the Credit Agreement on the first day of the Four Quarter Period and for such entire Four Quarter Period and the Transaction Date at a rate of interest equal to the maximum non-default rate of interest applicable to extensions of credit thereunder and in an aggregate principal amount equal to the Maximum RCF Debt Amount then in effect regardless of whether the Company could have obtained extensions of credit thereunder in an aggregate principal amount equal to the Maximum RCF Debt Amount then in effect and (ii) if a Specified Transaction is not occurring on, and has not occurred prior to, the Transaction Date, the deemed incurrence of Indebtedness under the Credit Agreement on the first day of the Four Quarter Period and for such entire Four Quarter Period and the Transaction Date at a rate of interest equal to the rate of interest applicable to extensions of credit thereunder and in an aggregate principal amount equal to the outstanding aggregate principal amount of extensions of credit thereunder, in each case, immediately after giving effect to such transaction or event; and

(2) any Asset Sale or other disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Sale or other disposition or Asset Acquisition and any expense or costs savings (calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets that are the subject of the Asset Sale or other disposition or Asset Acquisition; provided that (x) such expense or cost savings were identified and quantified in an Officers’ Certificate delivered to the Trustee at the time of the consummation of such Asset Sale or other disposition or Asset Acquisition and such Officers’ Certificate states that such officers believe in good faith that actions will be commenced or initiated within 90 days of the consummation of such Asset Sale or other disposition or Asset Acquisition to effect such expense or cost savings and sets forth the specific steps to be taken within such 90 day period to accomplish such expense or cost savings, and (y) with respect to each Asset Sale or other disposition or Asset Acquisition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company or any of its Restricted Subsidiaries within 90 days of such acquisition, merger or consolidation to effect the expense and cost savings identified in such Officers’ Certificate) occurred on the first day of the Four Quarter Period provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includible pursuant to the definition of “Consolidated Net Income.” If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees

Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

      “Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary or nonrecurring gains and losses;

(3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4) the net income of any Person, other than the referent Person or a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly-Owned Subsidiary of the referent Person by such Person;

(5) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7) all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

(8) the cumulative effect of a change in accounting principles;

(9) non-cash charges resulting from the impairment of intangible assets; and

(10) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

      “Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of the Company, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

      “Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash items and expenses of such Person and its Restricted Subsidiaries to the extent they reduce Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

      “Consolidated Total Debt” means, with respect to any Person, as of any date, the consolidated Indebtedness of such Person and its Restricted Subsidiaries of the nature referred to in clauses (1), (2), (3), (4), (5) and (9) of the definition of the term “Indebtedness.”

      “Consolidated Working Capital” means, with respect to any Person, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries on such date, but excluding (i) the current portion of liabilities in respect of pension contributions and postretirement benefits of such Person and its Restricted Subsidiaries to the extent not included in clauses (D) and (E), respectively, of clause (ii) of the definition of the term “Excess Cash Flow” and (ii) any Funded Debt.

      “Credit Agreement” means the Loan and Security Agreement dated as of the Issue Date, among the Company and the lender or lenders party thereto (together with its or their successors and assigns, the “Lender” or “Lenders”) and the Administrative Agent, together with the related documents thereto (including, without limitation, any notes, guarantee agreements and security documents), in each case as such agreement and related documents may be amended, restated, supplemented or otherwise modified from time to time, in whole or in part, including any amendment, restatement, supplement or other modification extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings does not exceed the aggregate amount of Indebtedness permitted under clauses (2) and (16) of the definition of the term “Permitted Indebtedness”) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders, but excluding any amendment, restatement, supplement or other modification that provides for terms more adverse to the Holders or less favorable or more onerous to the Company and its Restricted Subsidiaries.

      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

      “Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

      “Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the 91st day after the final maturity date of the Notes for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such 91st day.

      “Domestic Restricted Subsidiary” means, with respect to any Person, a Domestic Subsidiary of such Person that is a Restricted Subsidiary of such Person.

      “Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is not a Foreign Subsidiary of such Person.

      “Eligible Accounts Receivable” mean the accounts receivable (net of any reserves and allowances for doubtful accounts in accordance with GAAP) of the Company and the Guarantors that are not more than 90 days past their due date and that were entered into in the ordinary course of business on normal payment terms as shown on the most recent financial consolidated balance sheet of the Company and the Guarantors, all in accordance with GAAP.

      “Eligible Inventory” means inventory of the Company and the Guarantors consisting of finished goods held by the Company or any Guarantor for sale in the ordinary course of business.

      “Eligible Raw Inventory” means inventory of the Company and the Guarantors consisting of raw material to be consumed or used by the Company or any Guarantor in the production of goods to be held by the Company or any Guarantor for sale in the ordinary course of business.

      “Eligible WIP Inventory” means inventory of the Company and the Guarantors consisting of work-in-process relating to the production of goods to be held by the Company or any Guarantor for sale in the ordinary course of business.

      “Equity Offering” means an underwritten public offering of Common Stock of the Company or any holding company of the Company pursuant to a registration statement filed with the SEC (other than on Form S-8) or any private placement of Common Stock of the Company or any holding company of the Company to any Person other than issuances upon exercise of options by employees of any holding company, the Company or any of the Restricted Subsidiaries.

      “Excess Cash Flow” means, with respect to any fiscal year of the Company, the excess of (i) the sum of (A) Consolidated EBITDA of the Company and its Restricted Subsidiaries for such fiscal year and (B) decreases in Consolidated Working Capital of the Company and its Restricted Subsidiaries for such fiscal year over (ii) the sum of (A) consolidated capital expenditures actually made in cash by the Company and its Restricted Subsidiaries during such fiscal year, (B) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such fiscal year but only to the extent such Consolidated Interest Expense was actually paid in cash during such fiscal year, (C) income taxes actually paid in cash by the Company and its Restricted Subsidiaries during such fiscal year, (D) pension contributions actually made in cash by the Company and its Restricted Subsidiaries during such fiscal year but only to the extent such contributions were not deducted in calculating such Consolidated EBITDA, (E) postretirement benefits actually paid in cash by the Company and its Restricted Subsidiaries during such fiscal year but only to the extent such payments were not deducted in calculating such Consolidated EBITDA and (F) increases in Consolidated Working Capital of the Company and its Restricted Subsidiaries for such fiscal year.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

      “Exchange Offer” means an Exchange Offer that may be made by the Company, pursuant to the Registration Rights Agreement, to exchange for any and all the Notes a like aggregate principal amount of Notes having substantially identical terms to the Notes registered under the Securities Act.

      “Fair Market Value” means, with respect to any asset or property, the price of which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

      “Foreign Collateral” means the tangible and intangible assets of any Foreign Restricted Subsidiary of the Company in which a Lien has been granted in favor of the Collateral Agent pursuant to a Foreign Collateral Agreement.

      “Foreign Collateral Agreement” means each agreement executed and delivered by any Foreign Restricted Subsidiary of the Company pursuant to which such Foreign Restricted Subsidiary has granted a Lien on any of its tangible or intangible assets in favor of the Collateral Agent.

      “Foreign Grantor” means each Foreign Restricted Subsidiary of the Company that has granted a Lien on any of its tangible or intangible assets in favor of the Collateral Agent pursuant to a Foreign Collateral Agreement.

      “Foreign Restricted Subsidiary” means any Restricted Subsidiary that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

      “Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

      “Funded Debt” means all Indebtedness for borrowed money of the Company and its Restricted Subsidiaries that matures more than one year from the date of its incurrence or matures within one year from such date and is renewable or extendable, at the option of the Company or one of its Restricted Subsidiaries, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders thereunder to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Company, Indebtedness in respect of the Notes.

      “GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

      “Guarantor” means each of the Company’s Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

      “Holder” means the Person in whose name a Note is registered on the registrar’s books.

      “Immaterial Subsidiary” means any Restricted Subsidiary of the Company that has (1) assets with a Fair Market Value or book value (whichever is greater) less than $500,000 and (2) revenues not exceeding $1,000,000 during the last twelve months preceding the Issue Date and, thereafter, during the twelve months preceding the Company’s most recent fiscal quarter.

      “Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person, other than Capital Lease Obligations that are not or will not be included in the audited consolidated financial statements of such Person prepared in accordance with GAAP due to the immateriality, as determined in good faith by such Person, of such obligations;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs consistent with the Company’s past practice);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clauses (7) through (9) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) above and clauses (8) and (9) below which are secured by any Lien on any property or asset of such Person, the amount of any such Obligation being deemed to be the lesser of the Fair Market Value of the property or asset securing such Obligation or the amount of such Obligation;

(8) all Interest Swap Obligations and all Obligations under Currency Agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

      For purposes hereof, (a) the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the

Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock and (b) the outstanding principal amount of any Indebtedness with original issue discount as of any date shall be the accreted value thereof.

      “Independent Financial Advisor” means a nationally-recognized accounting, appraisal or investment banking firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

      “Initial Purchaser” means Jefferies & Company, Inc.

      “Intercreditor Agreement” means the Intercreditor Agreement among the Administrative Agent, the Trustee, the Collateral Agent, the Company and the Guarantors, dated as of the Issue Date, as the same may be amended, supplemented or modified from time to time.

      “Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

      “Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee, but excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be, that are recorded as accounts receivable on the balance sheet of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the “— Limitation on Restricted Payments” covenant, (i) “Investment” shall include and be valued at the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of a Restricted Subsidiary (including any issuance of Capital Stock by a Restricted Subsidiary) such that, after giving effect to any such sale or disposition, such Restricted Subsidiary would cease to be a Subsidiary of the Company, the Company shall be deemed to have made an “Investment” on the date of any such sale or disposition equal to sum of the Fair Market Value of the Capital Stock of such former Restricted Subsidiary held by the Company or any Restricted Subsidiary immediately following such sale or other disposition.

      “Issue Date” means the date of original issuance of the Notes.

      “Lenders” has the meaning set forth in the definition of the term “Credit Agreement.”

      “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

      “Maximum RCF Debt Amount” means as of any date occurring (1) prior to the date that a Specified Transaction has occurred, the excess of (x) $20,000,000 over (y) the aggregate amount of repayments of Indebtedness under the Credit Agreement with the proceeds of Shared Collateral pursuant to clause (3)(a) of “Certain Covenants — Limitation on Asset Sales” and (2) on or subsequent to the date that a Specified Transaction has occurred, the excess of (x) the greater of (a) $20,000,000 and (b) the sum of (i) 90% of the aggregate amount of all Eligible Accounts Receivable, (ii) 70% of the value of all Eligible Inventory, in each case, on such date (iii) 70% of the value of all Eligible WIP Inventory and (iv) 70% of the value of all Eligible Raw Inventory and (y) the aggregate amount of repayments of Indebtedness under the Credit Agreement with the proceeds of Shared Collateral pursuant to clause (3)(a) of “Certain Covenants — Limitation on Asset Sales.”

      “Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises and/or the Leased Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

      “Net Cash Proceeds” means, with respect to any Asset Sale or Specified Issuance, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale or such Specified Issuance, as the case may be, net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale or such Specified Issuance, as the case may be (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) all taxes and other costs and expenses actually paid or estimated by the Company (in good faith) to be payable in cash or accruing or to be accrued in connection with such Asset Sale or such Specified Issuance, as the case may be;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale or such Specified Issuance, as the case may be; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or such Specified Issuance, as the case may be.

      “Notes Priority Collateral” means all existing and after-acquired real property, fixtures and improvements thereon, equipment and proceeds thereof of the Company and the Guarantors.

      “Obligations” means all obligations for principal, premium, interest, Additional Interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Offering” means the offering of the Notes hereunder.

      “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President or the Treasurer of the Company.

      “Officers’ Certificate” means a certificate signed by two Officers of the Company, at least one of whom shall be the principal financial officer of the Company, and delivered to the Trustee.

      “Opinion of Counsel” means a written opinion of counsel who shall be reasonably acceptable to the Trustee.

      “Permitted Holders” means Carl C. Icahn and his Affiliates.

      “Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Notes issued in the Offering or in the Exchange Offer in an aggregate outstanding principal amount not to exceed $90,000,000 and the related Guarantees;

(2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the Maximum RCF Debt Amount;

(3) Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness evidenced by the Notes or under the Credit Agreement);

(4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by the Indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap Obligation relates;

(5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6) (a) Intercompany Indebtedness of the Company or a Guarantor for so long as such Indebtedness is held by the Company or a Guarantor; provided that (i) such Indebtedness shall be unsecured and contractually subordinated in all respects to the obligations of the Company under the Notes or such Guarantor under its Guarantee, as the case may be, and (ii) if as of any date any Person other than the Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness and (b) intercompany Indebtedness of any Foreign Restricted Subsidiary for so long as such Indebtedness is held by (i) the Company or any Guarantor and is permitted to be made by the Company or such Guarantor in such Restricted Subsidiary pursuant to clause (1)(b)(i) of the definition of the term “Permitted Investment” or (ii) any other Foreign Restricted Subsidiary; provided that if as of any date any Person other than the Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

(7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(8) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(9) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing)) not to exceed $10,000,000 at any time outstanding;

(10) Refinancing Indebtedness;

(11) Indebtedness represented by guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of the Indenture;

(12) Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition;

(13) Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the net proceeds thereof are concurrently with the incurrence thereof used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case, in accordance with the Indenture;

(14) obligations of the Company or any of its Restricted Subsidiaries in respect of performance and surety bonds and completion guarantees incurred in the ordinary course of business;

(15) Indebtedness of Foreign Restricted Subsidiaries of the Company in an aggregate outstanding principal amount not to exceed $2,000,000; and

(16) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding (which amount may, but need not be, incurred in whole or in part under the Credit Agreement).

      For purposes of determining compliance with the “— Limitation on Incurrence of Additional Indebtedness” covenant, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once and (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “— Limitations on Incurrence of Additional Indebtedness” covenant.

      “Permitted Investments” means:

(1) (a) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate with or into the Company or a Guarantor, or that transfers or conveys all or substantially all of its assets to the Company or a Guarantor and (b) Investments in any Person that is or will become immediately after such Investment a Foreign Restricted Subsidiary by (i) the Company or any Guarantor so long as the aggregate amount of all such Investments are in the form of intercompany loans entered into in the ordinary course of business that rank equally in right of payment with all other senior obligations of such Person, are not subordinated in right of payment to any other Indebtedness of such Person and do not exceed $15,000,000 at any time outstanding and (ii) any other Foreign Restricted Subsidiary;

(2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company’s Obligations under the Notes and the Indenture;

(3) Investments in cash and Cash Equivalents;

(4) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the Indenture;

(5) Investments in the Notes;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers;

(7) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “— Limitation on Asset Sales” covenant;

(8) Investments in existence on the Issue Date;

(9) loans and advances, including advances for travel and moving expenses, to employees, officers and directors of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1,000,000 at any time outstanding;

(10) advances to suppliers and customers in the ordinary course of business; and

(11) additional Investments not to exceed $2,000,000 at any time outstanding.

      “Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) any judgment Lien not giving rise to an Event of Default;

(5) easements, rights-of-way, zoning restrictions, covenants, conditions, restrictions, minor imperfections in title and other charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (9) of the definition of “Permitted Indebtedness”; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(7) Liens securing Purchase Money Indebtedness permitted pursuant to clause (9) of the definition of “Permitted Indebtedness”;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(12) Liens securing Indebtedness under Currency Agreements that are permitted under the Indenture;

(13) Liens securing Acquired Indebtedness incurred in accordance with the “— Limitation on Incurrence of Additional Indebtedness” covenant; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(14) Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (3) of the definition of the term “Permitted Indebtedness” to the extent and in the manner such Liens are in effect on the Issue Date;

(15) Liens securing the Notes and all other monetary obligations under the Indenture and the Guarantees;

(16) Liens securing Indebtedness under the Credit Agreement to the extent such Liens are subject to the provisions of the Intercreditor Agreement and such Indebtedness is permitted under clause (2) or (16) of the definition of the term “Permitted Indebtedness” and all other Obligations thereunder;

(17) Liens securing Indebtedness of Foreign Restricted Subsidiaries to the extent such Indebtedness is permitted under clause (15) of the definition of the term “Permitted Indebtedness”; provided, however, that no asset of the Company or any Domestic Restricted Subsidiary shall be subject to any such Lien; and

(18) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and which has been incurred in accordance with the “— Limitation on Incurrence of Additional Indebtedness” provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced.

      “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

      “Pledge Agreement” means the Pledge Agreement, dated as of the Issue Date, made by the Company and the Guarantors that become parties thereto in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

      “Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

      “Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided, that (1) the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, (2) such Indebtedness shall not be secured by a Lien on any property or assets of the Company or any Restricted Subsidiary of the Company other than such property or assets so acquired or constructed and improvements thereto with such financing and (3) such Indebtedness is incurred either concurrently or within 30 days of such acquisition, installation, construction or improvement.

      “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

      “RCF Excess Cash Flow Offer Conditions” means, as of any date of determination, (i) both before and after giving effect to the payment to be made pursuant to an Excess Cash Flow Offer, no default or event of default shall have occurred and be continuing under the Credit Agreement, and (ii) (A) if the Company will not borrow under the Credit Agreement to make such payment, the Company shall have had the ability to draw at least $5,000,000 under the Credit Agreement for the thirty-day period ending on the date of such payment and believes that it will continue to have such ability for the thirty-day period commencing on such date, and (B) if the Company will borrow under the Credit Agreement to make all or any portion of such payment, the Company shall have had the ability to draw at least $10,000,000 under the Credit Agreement for the thirty-day period ending on the date of such payment and believes that it will continue to have such ability for the thirty-day period commencing on such date. Each condition set forth in the immediately preceding sentence shall only be applicable to the extent the Credit Agreement contains a covenant containing such condition that prohibits the Company from consummating any Excess Cash Flow Offer.

      “RCF Priority Collateral” means all existing and after-acquired inventory, accounts receivable, lockboxes, deposit accounts into which payments therefor are deposited and proceeds thereof of the Company and the Guarantors.

      “Reference Treasury Dealer” means any primary U.S. government securities dealer in the City of New York selected by the Company.

      “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

      “Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

      “Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the “— Limitation on Incurrence of Additional Indebtedness” covenant (other than pursuant to Permitted Indebtedness) or clauses (1), (3) or (10) of the definition of Permitted Indebtedness, in each case that does not:

(1) have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (x) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing, (y) the amount of accrued but unpaid interest thereon and any premium required to be paid thereon under the terms of the instrument governing such Indebtedness and (z) the amount of reasonable fees, expenses and defeasance costs relating to the Refinancing of such Indebtedness being Refinanced;

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

(3) if the obligor of the Indebtedness that is being Refinanced is the Company, change the obligor or add any additional obligors on such Refinancing Indebtedness;

(4) affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness); or

(5) afford the holders of such Refinancing Indebtedness covenants, defaults, rights or remedies more burdensome to the obligors than those contained in the Indebtedness being refinanced.

      If such Indebtedness being Refinanced is subordinate or junior by its terms to the Notes, then such Refinancing Indebtedness shall be subordinate by its terms to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

      “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, between the Company, the Guarantors and the Initial Purchaser, as the same may be amended or modified from time to time in accordance with the terms thereof.

      “Related Businesses” means any business in which the Company or any Restricted Subsidiary of the Company was engaged on the Issue Date and any other businesses that in the good faith judgment of the Board of Directors of the Company are similar or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

      “Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary. Unless the context otherwise requires, references to Restricted Subsidiaries shall be deemed to be references to Restricted Subsidiaries of the Company.

      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

      “Security Agreement” means the Security Agreement, dated as of the Issue Date, made by the Company and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

      “Shared Collateral” means all Collateral other than the Notes Priority Collateral, the RCF Priority Collateral and any Foreign Collateral.

      “Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

      “Specified Issuance” means any issuance of Qualified Capital Stock described in clause (10) of the second paragraph of the “— Limitation on Restricted Payments” covenant.

      “Specified Transaction” means any transaction consummated after the Issue Date pursuant to which (1) the Company or any Restricted Subsidiary of the Company acquires (a) all of the Capital Stock of any Person engaged in a Related Business or (b) all or substantially all of the assets of any Person constituting a business or business line that is a Related Business, or (2) any Person engaged in a Related Business acquires all of the Capital Stock or all or substantially all of the assets of the Company in accordance with the “— Merger, Consolidation and Sale of Assets” covenant and pursuant thereto becomes the issuer of the Notes, in each such case, for aggregate consideration in excess of $1,000,000.

      “Subsidiary” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

      “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption period.

      “Unrestricted Cash” means, at any time, cash and Cash Equivalents of the Company and its Restricted Subsidiaries to the extent such cash and Cash Equivalents is (i)(a) not subject to any Lien (other than a Permitted Lien described in clause (15) or (16) of the definition thereof) or (b) on deposit in, or credited to, any escrow or similar account and (ii) included in “cash and cash equivalents” and not “restricted cash” on the consolidated balance sheet of the Company or any such Restricted Subsidiary.

      “Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

      The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, provided that:

(1) the Company certifies to the Trustee that such designation complies with the “— Limitation on Restricted Payments” covenant; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “— Limitation on Incurrence of Additional Indebtedness” covenant; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

      Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

      “Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying:

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

      “Wholly-Owned Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Subsidiary of such Person.

Exchange Offer; Registration Rights

      The Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Initial Purchaser on the original issue date of the Units (“Issue Date”) pursuant to which the Company agreed that, at its expense, for the benefit of the holders of the Notes, it will use its reasonable best efforts to:

•	on a date that is within 120 days after the Issue Date (the “Filing Date”), file a registration statement on an appropriate registration form (the “Exchange Offer Registration Statement”) with respect to a registered offer (the “Exchange Offer”) to exchange the Outstanding Notes for the Exchange Notes, guaranteed on a senior secured basis by the Guarantors, which Exchange Notes will have terms substantially identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions); and

•	cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 210 days after the Issue Date.

      Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes (and the related Guarantees) in exchange for surrender of the Outstanding Notes (and the related Guarantees). The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders. For each of the Outstanding Notes surrendered to the Company pursuant to the Exchange Offer, the holder who surrendered such Outstanding Note will receive an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note. Interest on each Exchange Note will accrue:

      (A) from the later of:

•	the last interest payment date on which interest was paid on the Outstanding Note surrendered in exchange therefor; or

•	if the Note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date; or

      (B) if no interest has been paid on such Note, from the Issue Date.

      Under existing interpretations of the SEC contained in several no-action letters to third parties, the Exchange Notes (and the related Guarantees) will be freely transferable by holders (other than our affiliates) after the Exchange Offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its Outstanding Notes for Exchange Notes will be required to represent:

•	that any Exchange Notes to be received by it will be acquired in the ordinary course of its business;

•	that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the Exchange Notes in violation of the Securities Act;

•	that it is not an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) or ours;

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes; and

•	if such holder is a broker-dealer (a “Participating Broker-Dealer”) that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such Exchange Notes.

      The Company has agreed to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Exchange Notes.

      If:

•	because of any change in law or in currently prevailing interpretations of the Staff of the SEC, the Company is not permitted to effect the Exchange Offer;

•	the Exchange Offer is not consummated within 45 days from the date the Exchange Offer Registration Statement was declared effective;

•	in certain circumstances, certain holders of unregistered Exchange Notes so request; or

•	in the case of any holder that participates in the Exchange Offer, such holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws, then in each case, the Company will (x) promptly deliver to the holders and the Trustee written notice thereof and (y) at the Company’s sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Notes (the “Shelf Registration Statement”), and (b) use its reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable Notes have been sold thereunder.

      The Company will, in the event that a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder that sells Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

      Notwithstanding anything to the contrary in the Registration Rights Agreement, upon notice to the holders of the Notes, the Company may postpone the filing of, or suspend the effectiveness of, any registration statement or amendment thereto, or suspend use of any prospectus and shall not be required to amend or supplement the registration statement, any related prospectus or any document incorporated therein by reference (other than an effective registration statement being used for an underwritten offering) in the event that, and for a period of time (a “Blackout Period”) not to exceed an aggregate of 60 days in any twelve-month period, the Company’s Board of Directors determines, in good faith, that (1) an event or circumstance occurs and is continuing as a result of which the registration statement, any related prospectus or any document incorporated therein by reference as then amended or supplemented or proposed to be filed would contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (2) (a) the disclosure of such event, occurrence or other item at such time could reasonably be expected to have a material adverse effect on our business, operations or prospects, or (b) permitting such sales would interfere with any material business transaction that has not been publicly disclosed and our Board of Directors also determines, in good faith, that any disclosure thereof would jeopardize the success of the transaction or that disclosure of the transaction is prohibited pursuant to the terms thereof.

      If the Company fails to meet the targets listed above, then additional interest (the “Additional Interest”) shall become payable in respect of the Notes as follows:

(1) if (A) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is filed with the SEC on or prior the 120th day after the Issue Date or (B) notwithstanding that the Company has consummated or will consummate an Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.25% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

(2) if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the SEC on or prior to the 210th day after the Issue Date or (B) notwithstanding that the Company has consummated or will consummate an Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the SEC on or prior to the later of (x) the 90th day following the date such Shelf Registration Statement was filed and (y) the 210th day after the Issue Date, then, commencing on the day after either such required effective date, Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.25% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

(3) if (A) the Company has not exchanged Exchange Notes for all Outstanding Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the date that is 45 days from the date the Exchange Offer Registration Statement was required to be declared effective or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than during any Blackout Period relating to such Shelf Registration Statement or after such time as all Notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.25% per annum for the first 90 days commencing on (x) the 46th day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective, in the case of (B) above, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

provided, however, that Additional Interest will not accrue under more than one of the foregoing clauses (1), (2) or (3) at any one time; provided further, however, that the amount of Additional Interest accruing will not exceed 1.0% per annum; provided further, however, that (a) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (1) above), (b) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (2) above), or (c) upon the exchange of Exchange Notes for all Notes tendered (in the case of clause (3)(A) above), or upon the effectiveness of the Shelf Registration Statement that had ceased to remain effective (in the case of clause (3)(B) above), Additional Interest on the Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

      Any amounts of Additional Interest that have accrued pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the Notes.

      This summary of the provisions of the Registration Rights Agreement does not purport to be complete, but it does discuss the provisions that are, in our view, material for investors in the Notes, and is subject to all the provisions of the Registration Right Agreement, a copy of which is available from us upon request.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the material United States federal income tax consequences relating to the Exchange Offer and the acquisition, ownership and disposition of the Outstanding Notes and the Exchange Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, and are subject to different interpretations. The following summary is not binding on the IRS and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by the Company from the IRS on any tax matters relating to the Outstanding Notes, the Exchange Notes or the Exchange Offer.

      This summary does not purport to address all of the possible federal income tax consequences or any state, local or foreign tax consequences of the Exchange Offer or the acquisition, ownership and disposition of the Outstanding Notes or the Exchange Notes. It is limited to investors who purchased the Outstanding Notes in the original offering at the offering price, and who will hold the Outstanding Notes or the Exchange Notes as capital assets. It does not address the federal income tax consequences that may be relevant to particular investors in light of their unique circumstances or to certain types of investors (such as dealers in securities, insurance companies, financial institutions, banks and tax-exempt entities) or to investors that will hold the Outstanding Notes or the Exchange Notes as a part of a straddle, hedge, constructive sale or synthetic security transaction for federal income tax purposes, all of whom may be subject to special treatment under federal income tax laws.

      Investors are expected to consult with their own tax advisors as to the particular tax consequences to them of the Exchange Offer and the acquisition, ownership and disposition of the Outstanding Notes and the Exchange Notes, including the effect and applicability of state, local or foreign tax laws or any tax treaty.

      For purposes of this summary, the term “U.S. holder” means:

(1) an individual who is a citizen or resident of the U.S.;

(2) an entity taxable as a corporation for U.S. federal income tax purposes, which is created or organized in or under the laws of the United States, any state therein or the District of Columbia;

(3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

(4) a trust, if (a) a court within the U.S. is able to exercise primary supervision over such trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (b) the trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

      If a partnership (including any entity treated as a partnership or other pass-through entity for United States federal income tax purposes) is a holder of an Outstanding Note or an Exchange Note, the United States federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners and partnerships should consult their own tax advisors as to the particular federal income tax consequences applicable to them of the partnership’s acquisition, ownership and disposition of the Outstanding Notes and the Exchange Notes.

      For purposes of this summary, the term “non-U.S. holder” means a holder that is not a U.S. holder.

U.S. Holders

      Exchange Offer. Because the Exchange Notes have terms that are substantially identical to the terms of the Outstanding Notes, the exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable transaction for federal income tax purposes. As a result, (a) a U.S. holder will not recognize gain or loss as a result of the exchange of the Outstanding Notes for the Exchange Notes, and (b) a

U.S. holder will have the same tax basis and holding period in the Exchange Notes received as in the Outstanding Notes surrendered in exchange therefor.

      Payments of Interest. Payments of interest to a U.S. holder on an Outstanding Note or an Exchange Note are includible in income as ordinary interest income in accordance with the U.S. holder’s usual method of accounting for federal income tax purposes.

      Disposition of Outstanding Notes or Exchange Notes. Upon the sale, exchange, redemption or other disposition of an Outstanding Note or an Exchange Note, except in the case of an exchange pursuant to the Exchange Offer (see “ — U.S. Holders — Exchange Offer” above), a U.S. holder generally will recognize gain or loss equal to the difference between (a) the amount of cash plus the fair market value of any property received by the U.S. holder upon such sale, exchange, redemption or other taxable disposition of the Outstanding Note or the Exchange Note (other than amounts attributable to accrued but unpaid interest which, if not previously included in the U.S. holder’s income, will be treated as interest paid on the notes and included in income) and (b) the U.S. holder’s adjusted tax basis in such debt instrument. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Outstanding Notes or the Exchange Notes have been held for more than one year at the time of the sale or other disposition. The deductibility of capital losses is subject to certain limitations.

      Information Reporting and Backup Withholding. In general, information reporting requirements will apply to certain payments of principal and interest on the Outstanding Notes and the Exchange Notes and the proceeds of sale of the Outstanding Notes and the Exchange Notes unless the U.S. holder is an exempt recipient. A backup withholding tax (the rate of which currently is 28%) will apply to such payments if the U.S. holder fails to provide its taxpayer identification number or certification of exempt status, provides an incorrect taxpayer identification number, or has been notified by the IRS that it is subject to backup withholding.

      Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS, provided the required information is properly furnished to the IRS on a timely basis. U.S. holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

      Exchange Offer. Because the Exchange Notes have terms that are substantially identical to the terms of the Outstanding Notes, the exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable transaction for federal income tax purposes. See “— U.S. Holders — Exchange Offer.” As a result, there will be no federal income tax consequences to non-U.S. holders exchanging the Outstanding Notes for Exchange Notes pursuant to the Exchange Offer.

      Payments of Interest. Subject to the discussion below concerning information reporting and backup withholding, payments of interest to non-U.S. holders on an Outstanding Note or an Exchange Note will not be subject to federal income or withholding tax provided that the interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (or, if a tax treaty applies, such interest is not attributable to a permanent establishment in the United States), so long as the non-U.S. holder, among other things, (a) does not actually or constructively own 10% or more of the total combined voting power of all classes of Company stock entitled to vote, (b) is not, for federal income tax purposes, a controlled foreign corporation that is related to the Company through stock ownership, a foreign tax-exempt organization, or foreign private foundation for federal income tax purposes, and (c) certifies, on the IRS Form W-8BEN (or successor form) under penalty of perjury, that it is a non-U.S. holder and provides its name and address. If none of these three exceptions apply, the non-U.S. holder’s interest on such note would generally be subject to withholding tax at a flat rate of 30% or a lower applicable treaty rate.

      Non-U.S. partnerships and certain other non-U.S. entities that would otherwise be required to make the certification described in clause (c) of the prior paragraph generally will be required to provide an IRS

Form W-8IMY (or successor form) and appropriate certification from each partner or member. Non-U.S. holders should consult their tax advisors regarding these and possible additional reporting requirements applicable to them in their particular circumstances.

      If a non-U.S. holder is engaged in a trade or business in the United States and interest on an Outstanding Note or an Exchange Note is effectively connected with the conduct of that trade or business (and, if a tax treaty applies, such interest is attributable to a permanent establishment in the United States), the non-U.S. holder will be subject to federal income tax on that interest on a net income basis (but will be exempt from withholding tax) in the same manner as if the holder was a United States person. In addition, a non-U.S. holder that is a corporation may be subject to branch profits tax equal to 30% (or a lower applicable treaty rate) of its earnings and profits for the taxable year, subject to certain adjustments.

      Payments of interest on an Outstanding Note or an Exchange Note may also be subject to tax under tax laws applicable to certain U.S. expatriates.

      Disposition of Outstanding Notes or Exchange Notes. A non-U.S. holder will generally not be subject to federal income tax on gain recognized on a sale, redemption, or other disposition of the Outstanding Notes or the Exchange Notes unless (a) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if a tax treaty applies, the gain is attributable to a permanent establishment in the United States), (b) in the case of a non-U.S. holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met, or (c) the non-U.S. holder is a nonresident alien individual who is subject to laws applicable to certain U.S. expatriates. In this case, any such gain will be subject to federal income tax on a net income basis in the same manner as if such holder were a United States person. If such holder is a corporation, such gain may also be subject to the branch profits tax described above in “— Non U.S. Holders — Payments of Interest.”

      Information Reporting and Backup Withholding. The Company will, when required, report to the IRS and to each non-U.S. holder the amount of any interest paid on the Outstanding Notes or the Exchange Notes in each calendar year, and the amount of tax withheld, if any, with respect to the payments. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides. Interest paid on the Outstanding Notes or the Exchange Notes generally will not be subject to backup withholding provided that the non-U.S. holder satisfies the certification requirements described above in “— Non U.S. Holders — Payments of Interest.”

      Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of the Outstanding Notes or the Exchange Notes effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements will apply, and backup withholding may apply, to a payment of the proceeds of a sale of the Outstanding Notes or the Exchange Notes effected outside the United States by a foreign office of a U.S. broker or a foreign broker that has certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker of the proceeds of a sale of the Outstanding Notes or the Exchange Notes will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s federal income tax liability provided the required information is properly furnished to the IRS.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the Exchange Offer, we have agreed that for a period of up to 180 days after the registration statement with respect to the Exchange Notes becomes effective, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. In addition, until        ●       , 2004, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an underwriter within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

      For a period of 180 days after the registration statement with respect to the Exchange Notes becomes effective, or such shorter period as will terminate when all Outstanding Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and such Exchange Notes have been resold by such broker-dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

LEGAL MATTERS

      The enforceability of the Exchange Notes will be passed upon for the Company by Jenner & Block LLP, Chicago, Illinois.

EXPERTS

      The financial statements as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP (“PwC”), independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The financial statements as of December 31, 2003 and for the year ended December 31, 2003 included in this prospectus have been so included in reliance on the report of Grant Thornton LLP (“Grant Thornton”), independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      On September 15, 2003, the Company dismissed PwC and engaged Grant Thornton as our independent registered public accounting firm. The decision to change such firms was recommended by our audit committee and unanimously ratified by our board of directors. The reports of PwC on our financial statements as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 contained no adverse opinion or disclaimer of opinion and, except as noted in the next sentence, were not qualified or modified as to uncertainty, audit scope or accounting principle. PwC’s report on such financial statements included an explanatory paragraph that described substantial doubt about our ability to continue as a going concern. During the two years in the period ended December 31, 2002 and through September 15, 2003, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its report on our financial statements for such years; nor were there any “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K. In addition, we did not consult with Grant Thornton with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

FORWARD-LOOKING STATEMENTS

      This prospectus includes “forward-looking statements.” Forward-looking statements are those that do not relate solely to historical fact. These statements relate to future events or our future financial performance and implicate known and unknown risks, uncertainties and other factors that may cause the actual results, performances or levels of activity of our business or our industry to be materially different from that expressed or implied by any such forward-looking statements. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. In some cases, you can identify forward-looking statements by use of words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “would,” “could,” “predict,” “propose,” “potential,” “may” or words or phrases of similar meaning. Statements concerning our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, plans, references to future success and other similar matters are forward-looking statements. Forward-looking statements may relate to, among other things:

•	our ability to meet liquidity requirements and to fund necessary capital expenditures;

•	the strength of demand for our products, prices for our products and changes in overall demand;

•	assessment of market and industry conditions and changes in the relative market shares of industry participants;

•	consumption patterns and consumer preferences;

•	the effects of competition;

•	our ability to realize operating improvements and anticipated cost savings, including with respect to the planned termination of certain postretirement medical and pension benefits;

•	pending or future legal proceedings and regulatory matters, including but not limited to proceedings, claims or problems related to environmental issues, or the impact of any adverse outcome of any currently pending or future litigation on the adequacy of our reserves;

•	general economic conditions and their effect on our business;

•	changes in the cost or availability of raw materials;

•	the cost of and compliance with environmental laws and other governmental regulations;

•	our results of operations for future periods;

•	our anticipated capital expenditures;

•	our ability to pay, and our intentions with respect to the payment of, dividends on shares of our capital stock;

•	our ability to protect our intellectual property; and

•	our strategy for the future.

      These forward-looking statements are not guarantees of future performance. Forward-looking statements are based on management’s expectations that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include those discussed in “Risk Factors.” Other risks besides those listed in “Risk Factors” can adversely affect us, and new risk factors can emerge from time to time. It is not possible for us to predict all of these risks, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, we urge you to read this prospectus completely and with the understanding that actual future results may be materially different from what we plan or expect. We will not update these forward-looking statements even if our situation changes in the future.

INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF

VISKASE COMPANIES, INC. AND SUBSIDIARIES

Page

Report of Grant Thornton LLP, Independent Registered Public Accounting Firm	F-2
Report of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of December 31, 2002 and 2003	F-4
Consolidated Statements of Operations for the Years Ended December 31, 2001 and 2002, the Period January 1 through April 2, 2003, and the Period April 3 through December 31, 2003	F-5
Consolidated Statements of Stockholders’ Deficit as of December 31, 2001 and 2002, April 2, 2003 and December 31, 2003	F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2001 and 2002, the Period January 1 through April 2, 2003 and the Period April 3 through December 31, 2003	F-7
Notes to Consolidated Financial Statements	F-8
Schedule II — Valuation and Qualifying Accounts	F-43
Consolidated Balance Sheets as of September 30, 2004 and December 31, 2003 (unaudited)	F-44
Unaudited Consolidated Statements of Operations for the Three Months Ended September 30, 2004 and September 30, 2003 and for the Nine Months Ended September 30, 2004 and the Period January 1, 2003 through April 2, 2003 and April 3, 2003 through September 30, 2003
F-45
Unaudited Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2004 and the Period January 1, 2003 through April 2, 2003 and April 3, 2003 through September 30, 2003	F-46
Notes to Interim Consolidated Financial Statements — Unaudited	F-47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Viskase Companies, Inc.

      We have audited the accompanying consolidated balance sheet of Viskase Companies, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2003, and the related consolidated statements of income, stockholders’ deficit and cash flows for the period from January 1, 2003 through April 2, 2003 and April 3, 2003 through December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Viskase Companies, Inc. and Subsidiaries as of and for the year ended December 31, 2002 and for each of the two years in the period then ended, were audited by other auditors, whose report thereon, dated March 14, 2003, included an explanatory paragraph that described the Company’s filing of its voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code, which raised substantial doubt about the Company’s ability to continue as a going concern and that the financial statements were prepared assuming the Company and its subsidiaries will continue as a going concern.

      We conducted our audit in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      As discussed in Note 2 to the consolidated financial statements, the Company’s plan of reorganization under Chapter 11 of the United States Bankruptcy Code became effective on April 2, 2003. As a result of the adoption of “fresh-start” reporting in accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” the consolidated financial statements as of and for the year ended December 31, 2003 and for the period from April 3, 2003 to December 31, 2003 are presented on a different basis than the periods before the emergence from bankruptcy, and are therefore not comparable.

      In our opinion, the 2003 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Viskase Companies, Inc. and Subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the period from January 1, 2003 through April 2, 2003 and April 3, 2003 through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Grant Thornton LLP

Chicago, Illinois
April 4, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Viskase Companies, Inc.

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Viskase Companies, Inc. and its subsidiaries (the “Company”) at December 31, 2002, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, the accompanying financial statement schedule for each of the two years in the period ended December 31, 2002 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying consolidated financial statements have been prepared assuming that Viskase Companies, Inc. and its subsidiaries will continue as a going concern. As more fully described in Note 2 to the consolidated financial statements, on November 13, 2002, Viskase Companies, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s intentions with respect to this matter are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

Chicago, Illinois
March 14, 2003

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Predecessor Company	Reorganized Company
	Year Ended	Year Ended
	December 31, 2002	December 31, 2003

	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$27,700	$23,160
Restricted cash	28,347	26,245
Receivables, net	25,563	29,065
Inventories	30,587	31,738
Other current assets	7,245	8,309

Total current assets	119,442	118,517
Property, plant and equipment, including those under capital leases	246,434	99,839
Less accumulated depreciation and amortization	154,088	17,109

Property, plant and equipment, net	92,346	82,730
Deferred financing costs, net	39	222
Other assets	6,854	10,624

Total assets	$218,681	$212,093

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Short-term debt including current portion of long-term debt and obligations under capital leases	$64,283	$21,303
Accounts payable	11,649	14,893
Accrued liabilities	27,918	28,276
Current deferred income taxes	1,597	1,844

Total current liabilities	105,447	66,316
Current liabilities subject to compromise	188,198	—
Long-term debt including obligations under capital leases	85	69,850
Accrued employee benefits	75,621	100,652
Noncurrent deferred income taxes	24,476	16,375
Commitments and contingencies	—	—
Stockholders’ deficit
Preferred stock, $0.01 par value; none outstanding	—	—
Common stock, $0.01 par value; issued and outstanding, 15,314,562 shares at December 31, 2002 and 10,670,053 shares at December 31, 2003	153	106
Paid in capital	138,007	894
Accumulated (deficit)	(291,904)	—
Accumulated (deficit) from April 3 through December 31, 2003	—	(46,627)
Accumulated other comprehensive income (loss)	(21,323)	4,547
Unearned restricted stock issued for future service	(79)	(20)

Total stockholders’ (deficit)	(175,146)	(41,100)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$218,681	$212,093

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Predecessor Company			Reorganized
				Company
				April 3
	Year Ended December 31,		January 1	Through
			Through	December 31,
	2001	2002	April 2, 2003	2003

	(In thousands, except for number of shares and per share amounts)
Net sales	$189,315	$183,577	$45,402	$152,408
Costs and expenses
Cost of sales	156,258	146,841	38,031	119,989
Selling, general and administrative	40,027	38,526	8,890	24,664
Amortization of intangibles	2,000	2,000	500	809
Restructuring expense (income)	4,766	(6,132)	—	954
Asset write-down and charge for goodwill impairment	—	—	—	46,805

Operating income (loss)	(13,736)	2,342	(2,019)	(40,813)
Interest income	2,479	1,161	323	517
Interest expense	25,520	22,222	1,204	10,362
Other (income) expense, net	3,445	(1,493)	(1,505)	(3,844)
Gain on early extinguishment of debt net of income tax provision of $0 in 2003 and 2001	(8,137)	—	(153,946)	—

(Loss) income from continuing operations before reorganization expense and income taxes	(32,085)	(17,226)	152,551	(46,814)
Reorganization expense	—	3,401	399	403

(Loss) income from continuing operations before income taxes	(32,085)	(20,627)	152,152	(47,217)
Income tax (benefit) provision	(3,370)	(1,297)	279	(590)

(Loss) income from continuing operations	(28,715)	(19,330)	151,873	(46,627)
Discontinued operations Gain on sale from discontinued operations net of income tax provision of $0 in 2001	3,189	—	—	—

Net (loss) income	(25,526)	(19,330)	151,873	(46,627)
Other comprehensive income (loss), net of tax (see Note 18)
Foreign currency translation adjustments	(129)	3,711	(845)	4,547
Minimum pension liability adjustments	(5,172)	(21,573)	—	—

Other comprehensive income (loss) net of tax	(5,301)	(17,862)	(845)	4,547

Comprehensive (loss) income	$(30,827)	$(37,192)	$151,028	$(42,080)

Weighted average common shares — basic and diluted	15,309,616	15,316,183	15,314,553	10,670,053

Per share amounts
(Loss) earnings per share — basic and diluted
Continuing operations	$(1.88)	$(1.26)	$9.91	$(4.37)
Discontinued operations	—	—	—	—
Gain on sale from discontinued operations	0.21	—	—	—

Net (loss) income	$(1.67)	$(1.26)	$9.91	$(4.37)

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

				Accumulated Other
				Comprehensive
				(Loss) Income
						Restricted
				Foreign	Minimum	Stock	Total
				Currency	Pension	Issued for	Stockholders’
	Common	Paid-In	Accumulated	Translation	Liability	Future	Equity
	Stock	Capital	(Deficit)	Adjustments	Adjustments	Service	(Deficit)

	(In thousands)
Predecessor Company
Balance December 31, 2000	$153	$137,967	$(247,048)	$1,840	$—	$(309)	$(107,397)
Net loss	—	—	(25,526)	—	—	—	(25,526)
Issuance of common stock	—	47	—	—	—	124	171
Other comprehensive (loss)	—	—	—	(129)	(5,172)	—	(5,301)

Balance December 31, 2001	153	138,014	(272,574)	1,711	(5,172)	(185)	(138,053)
Net loss	—	—	(19,330)	—	—	—	(19,330)
Issuance of common stock	—	(7)	—	—	—	106	99
Other comprehensive income (loss)	—	—	—	3,711	(21,573)	—	(17,862)

Balance December 31, 2002	153	138,007	(291,904)	5,422	(26,745)	(79)	(175,146)
Net income	—	—	151,873	—	—	—	151,873
Issuance of common stock	—	(3)	—	—	—	26	23
Other comprehensive loss	—	—	—	(845)	—	—	(845)

Balance April 2, 2003	153	138,004	(140,031)	4,577	(26,745)	(53)	(24,095)
Reorganization adjustments	(153)	(138,004)	140,031	(4,577)	26,745	53	24,095

Reorganized Company
Distribution of equity in accordance with plan	106	894	—	—	—	(31)	969

Balance April 3, 2003	106	894	—	—	—	(31)	969
Net loss	—	—	(46,627)	—	—	—	(46,627)
Issuance of common stock	—	—	—	—	—	11	11
Other comprehensive income	—	—	—	4,547	—	—	4,547

Balance December 31, 2003	$106	$894	$(46,627)	$4,547	$—	$(20)	$(41,100)

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Predecessor Company
				Reorganized
				Company
	Year Ended		January 1	April 3
	December 31,		Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

	(In thousands)
Cash flows from operating activities
Net (loss) income	$(25,526)	$(19,330)	$151,873	$(46,627)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization under capital leases	21,125	20,959	4,838	9,258
Amortization of intangibles	2,000	2,000	500	809
Amortization of deferred financing fees and discount	185	18	3	68
Reorganization expense	—	3,401	399	403
Decrease in deferred income taxes	(698)	(718)	(339)	(1,052)
Foreign currency transaction (gain) loss	533	(920)	311	(1,251)
Gain on disposition of assets	(2,807)	(27)	(330)	(195)
Bad debt provision	425	558	113	448
Net property, plant and equipment write-off	4,766	1,029	—	—
Goodwill and intangibles write-off	—	—	—	46,805
Gain on debt extinguishment	(8,137)	—	(153,946)	—
Changes in operating assets and liabilities
Receivables	803	2,746	(1,358)	(179)
Inventories	9,596	507	(1,407)	2,638
Other current assets	6,361	2,860	(2,143)	1,563
Accounts payable and accrued liabilities	(30,111)	4,432	(1,429)	(119)
Other	4,155	749	(404)	4,076

Total adjustments	8,196	37,594	(155,192)	63,272

Net cash provided by (used in) operating activities before reorganization expense	(17,330)	18,264	(3,319)	16,645
Net cash used for reorganization items	—	(1,259)	(386)	(403)
Cash flows from investing activities
Capital expenditures	(5,882)	(3,824)	(527)	(3,764)
Proceeds from disposition of assets	11,156	575	1,302	2,373
Restricted cash	14,480	(1,789)	(4)	2,106

Net cash provided by (used in) investing activities	19,754	(5,038)	771	715
Cash flows from financing activities
Deferred financing costs	(2,047)	—	—	(253)
Repayment of revolving loan, long-term borrowings and capital lease obligations	(29,448)	(8,882)	(15,242)	(4,265)

Net cash (used in) financing activities	(31,495)	(8,882)	(15,242)	(4,518)
Effect of currency exchange rate changes on cash	(739)	(925)	354	843

Net increase (decrease) in cash and equivalents	(29,810)	2,160	(17,822)	13,282
Cash and equivalents at beginning of period	55,350	25,540	27,700	9,878

Cash and equivalents at end of period	$25,540	$27,700	$9,878	$23,160

Supplemental cash flow information and non-cash investing and financing activities
Interest paid less capitalized interest	$11,716	$3,150	$3,311	$1,107
Income taxes paid (refunded)	4,690	(1,210)	843	2,212

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Nature of Operations

      The Company is a producer of non-edible cellulosic and plastic casings used to prepare and package processed meat products, and to provide value-added support services relating to these products, for some of the largest global consumer products companies. The Company operates seven manufacturing facilities and eight distribution centers in North America, Europe and Latin America and, as a result, are able to sell our products in most countries throughout the world.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Viskase Companies, Inc. and its wholly-owned subsidiaries (the “Company”). Intercompany accounts and transactions have been eliminated in consolidation.

Reclassification

      Reclassifications have been made to the prior years’ financial statements to conform to the 2003 presentation.

Use of Estimates in the Preparation of Financial Statements

      The preparation of financial statements includes the use of estimates and assumptions that affect a number of amounts included in the Company’s financial statements, including, among other things, pensions and other post-retirement benefits and related disclosures, inventories valued under the last-in-first-out method, reserves for excess and obsolete inventory, restructuring charges and income taxes. Management bases its estimates on historical experience and other assumptions that they believe are reasonable. If actual amounts are ultimately different from previous estimates, the revisions are included in the Company’s results for the period in which the actual amounts become known. Historically, the aggregate differences, if any, between the Company’s estimates and actual amounts in any year have not had a significant effect on the Company’s consolidated financial statements.

Cash Equivalents (Dollars in Thousands)

      For purposes of the statement of cash flows, the Company considers cash equivalents to consist of all highly liquid debt investments purchased with an initial maturity of approximately three months or less. Due to the short-term nature of these instruments, the carrying values approximate the fair market value. Cash equivalents and restricted cash include $44,172 and $52,193 of short-term investments at December 31, 2003 and December 31, 2002, respectively. The 2003 restricted cash is principally cash held as collateral for outstanding letters of credit with a commercial bank.

Inventories

      Domestic inventories are valued primarily at the lower of last-in, first-out (“LIFO”) cost or market. Remaining inventories, primarily foreign, are valued at the lower of first-in, first-out (“FIFO”) cost or market.

Property, Plant and Equipment

      The Company carries property, plant and equipment at cost less accumulated depreciation. Property and equipment additions include acquisition of property and equipment and costs incurred for computer software purchased for internal use including related external direct costs of materials and services and payroll costs for employees directly associated with the project. Upon retirement or other disposition, cost and related

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accumulated depreciation are removed from the accounts, and any gain or loss is included in results of operations. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from (1) building and improvements — 10 to 32 years, (2) machinery and equipment — 4 to 12 years, (3) furniture and fixtures — 3 to 12 years and (4) auto and trucks — 2 to 5 years.

Deferred Financing Costs

      Deferred financing costs are amortized on a straight-line basis over the expected term of the related debt agreement. Amortization of deferred financing costs is classified as interest expense.

Patents

      Patents are amortized on the straight-line method over an estimated average useful life of 10 years.

Goodwill and Intangible Assets (Dollars in Thousands)

      Goodwill and intangible assets that have an indefinite useful life are not amortized and are tested at least annually for impairment. Due to the prepackaged nature of the Bankruptcy Plan, goodwill was tested for impairment by comparing the fair value with its recorded amount. As a result of adopting Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” the Company used a discounted cash flow methodology for determining fair value. This methodology identified an impairment and goodwill in the amount of $44,430 was written off in the fourth quarter of the current year. As part of Fresh-Start Accounting, the Company recognized intangible assets that are being amortized. Non-compete agreements in the amount of $1,236 are being amortized over two years. The intangible backlog in the amount of $2,375 was amortized in its entirety during 2003.

Long-Lived Assets (Dollars in Thousands)

      The Company continues to evaluate the recoverability of long-lived assets including property, plant and equipment, patents and other intangible assets. Impairments are recognized when the expected undiscounted future operating cash flows derived from long-lived assets are less than their carrying value. If impairment is identified, valuation techniques deemed appropriate under the particular circumstances will be used to determine the asset’s fair value. The loss will be measured based on the excess of carrying value over the determined fair value. The review for impairment is performed at least once a year or when circumstances warrant.

Accounts Payable (Dollars in Thousands)

      The Company’s cash management system provides for the daily replenishment of its bank accounts for check-clearing requirements. The outstanding check balances of $79 and $420 at December 31, 2003 and 2002, respectively, are not deducted from cash but are reflected in Accounts Payable in the consolidated balance sheets.

Pensions and Other Post-Retirement Benefits

      The North American operations of the Company and the Company’s operations in Germany have defined benefit retirement plans covering substantially all salaried and full time hourly employees. Pension cost is computed using the projected unit credit method. The discount rate used approximates the average yield for high-quality corporate bonds as of the valuation date. The Company’s funding policy is consistent with funding requirements of the applicable Federal and foreign laws and regulations.

      The North American operations of the Company have postretirement health care and life insurance benefits. The Company accrues for the accumulated postretirement benefit obligation that represents the

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

actuarial present value of the anticipated benefits. Measurement is based on assumptions regarding such items as the expected cost of providing future benefits and any cost sharing provisions.

Income Taxes

      Deferred tax assets and liabilities are measured using enacted tax laws and tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. In addition, the amounts of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be realized on a more likely than not basis.

Net Loss Per Share

      Net loss per share of common stock is based upon the weighted-average number of shares of common stock outstanding during the year.

Other Comprehensive Income

      Comprehensive income includes all other non-shareholder changes in equity. As of December 31, 2003, changes in other comprehensive income resulted from changes in foreign currency translation adjustments.

Revenue Recognition

      Substantially all of the Company’s revenues are recognized at the time products are shipped to customer under F.O.B. Shipping Point terms or under F.O.B. Port Terms. Revenues are net of any discounts, rebates and allowances. The Company records all labor, raw materials, in-bound freight, plant receiving and purchasing, warehousing, handling and distribution costs as a component of cost of goods sold.

Accounting Standards

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Emerging Issues Task Force (“EITF”) No. 00-21, “Revenue Arrangements With Multiple Deliverables.” EITF No. 00-21 provides guidance on how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF No. 00-21 is effective for arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF No. 00-21 did not have a material impact on the Company’s results of operations or financial position.

      In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities — an Interpretation of Art No. 51.” FIN 46 clarified the application of Accounting Research Bulletin Number 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Qualifying special-purpose entities as defined by FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are excluded from the scope of FIN 46. FIN 46 applied immediately to all variable interest entities created after January 31, 2003, and was originally effective for fiscal periods beginning after July 1, 2003, for existing variable interest entities. In October 2003, the FASB postponed the effective date of FIN 46 to December 31, 2003. The Company does not have any variable interest entities and, therefore, believes that the adoption of the provisions of FIN 46 will not have a material impact on the Company’s results of operations or financial position.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In December 2003, a revised version of FIN 46 (“Revised FIN 46”) was issued by the FASB. The revisions clarify some requirements, ease some implementation problems, add new scope exceptions, and add applicability judgments. Revised FIN 46 is required to be adopted by most public companies no later than March 31, 2004. The Company believes that the adoption of Revised FIN 46 will not have a material impact on the Company’s results of operations or financial position.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instrument and Hedging Activities.” SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the Company’s results of operations or financial position.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. In November 2003, the FASB issues FASB Staff Position Number 150-3, which deferred indefinitely the effective date of SFAS No. 150 as it relates to certain mandatory redeemable non-controlling interests. SFAS No. 150 was effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company’s results of operations or financial position.

      In December 2003, the FASB issued SFAS No. 132, “Employers’ Disclosures About Pensions and Other Postretirement Benefits — an Amendment of FASB Statements No. 87, 88, and 106.” The statement was developed in response to concerns expressed by users of financial statements regarding more information about pension plan assets, obligations, benefit payments, contributions and net benefit cost. Disclosures about post-retirement benefits other than pensions are required. All new provisions for domestic plans are effective for fiscal years ending after December 15, 2003. Foreign and non-public entities disclosures are required effective for fiscal years ending after June 15, 2004. The Company is considering the standard and its effect on the Company’s financial statements.

      On December 17, 2003, the Staff of Securities and Exchange Commission (“SEC” or the “Staff”) issued Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition,” which amends SAB 101, “Revenue Recognition in Financial Statements.” SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF No. 00-21. Additionally, SAB 104 rescinds the SEC’s “Revenue Recognition in Financial Statements Frequently Asked Questions and Answers” (the “FAQ”) issued with SAB 101 (that had been codified in SEC Topic 13, “Revenue Recognition”). Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF No. 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on the Company’s results of operations or financial position.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The statement is applicable for fiscal years beginning after May  15, 2002 and requires, among other things, that any gain or loss on extinguishment of debt that does not meet criteria in Opinion 30, as amended, no longer be classified as an extraordinary item. The Company adopted SFAS No. 145 in 2003 and accordingly reclassified extraordinary gains as a separate caption in accordance with this statement.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Reorganization Under Chapter 11 and Basis of Presentation (Dollars in Thousands, Except Number of Shares and Per Share and Per Bond Amounts)

      As a result of the Company’s emergence from Chapter 11 bankruptcy on April 3, 2003 and the application of Fresh-Start Accounting (see Note 3 Fresh-Start Accounting), consolidated financial statements for the Company for the periods subsequent to the effective date of the Company’s plan of reorganization in the bankruptcy proceedings are referred to as the “Reorganized Company” and are not comparable to those for the periods prior to this date, which are referred to as the “Predecessor Company.” The March 31, 2003 unaudited consolidated financial statements were used for the predecessor period ended April 2, 2003; subsequent to March 31, 2003 through the end of the period ending April 2, 2003, net income reflects a $153,946 gain representing the gain on debt extinguishment (see Note 3). A black line has been drawn in the audited consolidated financial statements to distinguish, for accounting purposes, the periods associated with the Reorganized Company and the Predecessor Company. Aside from the effects of fresh-start accounting and new accounting pronouncements adopted as of the effective date of the plan of reorganization, the Reorganized Company follows the same accounting policies as the Predecessor Company.

      On April 3, 2003, the Company consummated its prepackaged Chapter 11 bankruptcy plan, as modified (the “Plan”), which had previously been confirmed by order of the Bankruptcy Court. Under the Plan, holders of the Company’s 10.25% Notes due 2001 (“Old Senior Notes”) received just over 90% of the Company’s equity on a fully diluted basis. Suppliers and other trade creditors were not affected by the consummation of the Plan.

Summary of the Plan

      Under the terms of the Plan, the Company’s wholly-owned operating subsidiary, Viskase Corporation, was merged into the Company with the Company being the surviving corporation.

      The holders of the Company’s outstanding $163,060 of Old Senior Notes received a pro rata share of $60,000 face value of 8% Senior Subordinated Notes due December 1, 2008 (“8% Senior Notes”), and 10,340,000 shares of new common stock (“New Common Stock”) issued by the Company on a basis of $367.96271 principal amount of 8% Senior Notes and 63.4122 shares of New Common Stock for each one thousand dollar ($1,000) principal amount of Old Senior Notes.

      The 8% Senior Notes bear interest at a stated rate of 8% per year, and accrue interest from December 1, 2001, payable semi-annually (except annually with respect to year four and quarterly with respect to year five), with interest payable in the form of 8% Senior Notes (paid-in-kind) for the first three years. The first interest payment date on the 8% Senior Notes was June 30, 2003 (paid-in-kind). Interest for years four and five will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of 8% Senior Notes (paid-in-kind). Thereafter, interest will be payable in cash. The 8% Senior Notes mature on December 1, 2008, with an accreted value of approximately $88,894, assuming interest in the first five years is paid in the form of 8% Senior Notes (paid-in-kind). The 8% Senior Notes are secured by substantially all of the Company’s personal Property other than assets subject to the Company’s capital lease obligations.

      Shares of common stock (“Old Common Stock”), including the stock issued to employees to celebrate the Company’s 75th anniversary, and options of the Company outstanding prior to the Company’s emergence from bankruptcy were canceled pursuant to the Plan. In addition, the Company’s stockholder rights plan was terminated pursuant to the Plan. Holders of the Old Common Stock received a pro rata share of 306,291 warrants (“2010 Warrants”) to purchase shares of New Common Stock. The 2010 Warrants have a seven year term expiring on April 2, 2010, and an exercise price of $10.00 per share.

      Under the restructuring, 660,000 shares of Restricted Stock were authorized for Company management and employees under a new Restricted Stock Plan. Any such shares that are issued are subject to a vesting schedule with acceleration upon the occurrence of certain events.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company also entered into a three-year $20,000 working capital facility to provide the Company with additional financial flexibility. The working capital facility is senior to the 8% Senior Notes. The credit facility is a three-year facility. Interest under the credit facility is prime plus 200 basis points. The credit facility contains one financial covenant that requires a minimum level of earnings before depreciation, interest, amortization and taxes calculated on a rolling four-quarter basis.

      Following the approval of the Plan, the Company adopted Statement of Position (“SOP”) 90-7, “Fresh-Start” accounting, resulting in recording all assets and liabilities at fair value. As a result, the effects of the adjustments on reported amounts of individual assets and liabilities resulting from the adoption of fresh-start accounting and the effects of the forgiveness of debt are reflected in the Company’s historical statement of operations. Upon emergence from bankruptcy, the amounts and classifications reported in the consolidated historical financial statements materially changed.

      The conversion of $163,060 of Old Senior Notes to 8% Senior Notes and New Common Stock results in a $103,060 reduction of debt, which represents cancellation of debt income (“COD”) which is governed by Internal Revenue Code Section 108. Under Section 108, the Company will not recognize any taxable income for calendar year 2003 but must reduce tax attributes up to the extent of the COD income. This tax attribute reduction will be used to eliminate the Company’s Net Operating Loss carryforward and reduce the tax basis of assets that the Company had previously written off for book purposes.

      On November 13, 2002, Viskase Companies, Inc., a stand-alone-entity (“VCI”), filed a prepackaged Chapter 11 bankruptcy in the Bankruptcy Court. The Chapter 11 filing was for VCI only and did not include any domestic or foreign subsidiaries.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Condensed financial information of VCI subsequent to November 13, 2002, the date on which VCI filed the prepackaged Chapter 11 bankruptcy, is presented below:

VISKASE COMPANIES, INC.

CHAPTER 11 FILING ENTITY
DEBTOR-IN-POSSESSION BALANCE SHEET
(Unaudited)

December 31, 2002

(Dollars in
thousands)
ASSETS
Current assets
Other current assets	$169

Total current assets	169
Property, plant and equipment, net	0
Deferred financing	39
Intercompany receivables	411,629
Investment in affiliate entities	(348,254)

Total assets	$63,583

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities not subject to compromise
Overdrafts payable	$52
Accounts payable	407
Accrued liabilities	54

Total current liabilities not subject to compromise	513
Current liabilities subject to compromise	188,198
Deferred income taxes	50,018

Total liabilities	238,729
Stockholders’ deficit	(175,146)

Total Liabilities and Stockholders’ Deficit	$63,583

VISKASE COMPANIES, INC.

CHAPTER 11 FILING ENTITY
DEBTOR-IN-POSSESSION STATEMENT OF OPERATIONS
(Unaudited)

November 13, 2002
Through
December 31, 2002

(Dollars in
thousands)
Selling, general and administrative	$49
Other (income) expense, net	30
Intercompany interest income, net	5,049

Income from continuing operations before taxes and reorganization items	4,970
Reorganization expense	452
Income tax provision	—

NET INCOME	$4,518

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

VISKASE COMPANIES, INC.

CHAPTER 11 FILING ENTITY
DEBTOR-IN-POSSESSION CONDENSED STATEMENT OF CASH FLOWS
(Unaudited)

November 13, 2002
Through
December 31, 2002

(Dollars in
thousands)
Cash flows from operating activities
Net income	$4,518
Adjustments to reconcile net income to net cash
Changes in operating assets and liabilities
Other current assets	(169)
Accrued liabilities	461
(Decrease) in deferred tax	(26)
Intercompany accounts	(4,855)
Other	19

Net cash (used in) operating activities	(52)
Net decrease in cash and equivalents	(52)
Cash and cash equivalents at petition date	—

Cash and cash equivalents at end of period	$(52)

Liquidity

      As discussed above the Company emerged from bankruptcy on April 3, 2003. For the nine months ended December 31, 2003, the company recorded a net loss of $46,627 and positive cash flow from operating activities before reorganization expense of $16,645. In connection with its emergence from bankruptcy, the Company restructured its debt and equity. In addition the amounts due under capital leases were renegotiated with the lessor. As of December 31, 2003, the Company had positive working capital of approximately $52,201 and unrestricted cash of $23,160, with additional amounts available under its revolving credit facility. While the Company could decide to raise additional amounts through the issuance of new debt or equity, management believes that the existing resources available to it will be adequate to satisfy current and planned operations for at least the next twelve months.

3.	Fresh-Start Accounting (Dollars in Thousands)

      As previously discussed, the accompanying consolidated financial statements reflect the use of fresh-start accounting as required by SOP 90-7 because the reorganized value of the Company’s assets immediately before emergence from bankruptcy was less than all post-petition liabilities, and the Predecessor Company’s stockholders received less than 50% of the Reorganized Company’s voting shares upon emergence from bankruptcy. The reorganization value of the Company was based upon the compilation of many factors and various valuation methods, including: (i) discounted cash flow analysis using five-year projected financial information applying discount rates between 16% and 18% and terminal cash flow multiples of 5.0X to 6.0X based upon review of selected publicly traded company market multiples of certain companies operating businesses viewed to be similar to that of the Company; and (ii) other applicable ratios and valuation techniques believed by the Company and its financial advisors to be representative of the Company’s business and industry. Under fresh-start accounting, the Company’s assets and liabilities were adjusted to fair values

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and a reorganization value for the entity was determined by the Company based upon the estimated fair value of the enterprise before considering values allocated to debt. The portion of the reorganization value, which could not be attributed to specific tangible or identified intangible assets of the Reorganized Company, totaled $44,430. In accordance with SFAS No. 142, this amount is reported as “Goodwill” in the consolidated financial statements. Fresh-start accounting results in the creation of a new reporting entity with no accumulated deficit as of April 3, 2003.

      The valuation was based upon a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies beyond the control of the Company.

      Upon the adoption of fresh-start accounting, as of April 3, 2003, the Company recorded goodwill of $44,430, which equals the reorganization value in excess of amounts allocable to identifiable net assets recorded in accordance with SOP 90-7. In the fourth quarter of 2003, the Company performed its first annual goodwill impairment analysis under SFAS No. 142. Due to the fact the fair value of the Company’s single reporting unit, as estimated by the Company’s market capitalization, was significantly less than the net book value at December 31, 2003, goodwill was evaluated for impairment. As a result of the Company’s impairment test, the entire $44,430 goodwill balance was written off in the fourth quarter of 2003.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor					Reorganized
	Company	Adjustments				Company
	March 31,					April 3,
	2003	Reorganization		Fresh-Start		2003

Assets
Current assets
Cash and cash equivalents	$9,878	$—		$—		$9,878
Restricted cash	28,351	—		—		28,351
Receivables, net	26,715	—		—		26,715
Inventories	32,235	—		(399	)(10)	31,836
Other current assets	9,376	—		—		9,376

Total current assets	106,555	—		(399)		106,156
Property, plant and equipment, including those under capital leases	246,238	—		(160,696	)(11)	85,542
Less accumulated depreciation and amortization	158,903	—		(158,903	)(11a)	—

Property, plant and equipment, net	87,335	—		(1,793)		85,542
Deferred financing costs, net	36	—		—		36
Other assets	6,375	—		6,371	(12)	12,746
Excess reorganization value/goodwill	—	30,495	(1)	13,935	(13)	44,430

Total assets	$200,301	$30,495		$18,114		$248,910

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities not subject to compromise
Short-term debt, including current portion of long-term debt and obligations under capital leases	$14,894	$—		$—		$14,894
Accounts payable	12,387	—		—		12,387
Accrued liabilities	25,284	40	(2)	3,150	(14)	28,474
Current deferred income taxes	1,597	—		—		1,597

Total current liabilities not subject to compromise	54,162	40		3,150		57,352
Current liabilities subject to compromise	188,198	(188,198	)(3)	—		—
Long-term debt including obligations under capital leases not subject to compromise	34,235	39,643	(4)	—		73,878
Accrued employee benefits	77,581	—		22,662	(15)	100,243
Non-current deferred income taxes	24,166	—		(7,698	)(16)	16,468
Commitments and contingencies
Stockholders’ equity (deficit)
Old Common Stock, $.01 par value; 15,314,562 shares issued and outstanding	153	(153	)(5)	—		—
New Common Stock, $.01 par value; 10,670,053 shares issued and outstanding	—	106	(6)	—		106
Paid-in capital	138,004	(137,110	)(7)	—		894
Accumulated deficit	(293,977)	293,977	(8)	—		—
Accumulated other comprehensive (loss)	(22,168)	22,168	(5)	—		—
Unearned restricted stock issued for future service	(53)	22	(9)	—		(31)

Total stockholders’ equity (deficit)	(178,041)	179,010		—		969

Total liabilities and stockholders’ equity (deficit)	$200,301	$30,495		$18,114		$248,910

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reorganization Adjustments

1.	Excess reorganization value consisted of the following:
	a.	Eliminate the accumulated other comprehensive loss	$22,168
	b.	Eliminate the unearned restricted stock	53
	c.	Eliminate the accumulated deficit	140,031
	d.	Recognize the accreted interest for the period December 1, 2001 through March 31, 2003	6,400
	e.	Eliminate the par value of Old Common Stock	(153)
	f.	Eliminate the paid-in capital for Old Common Stock	(138,004)

			$30,495

2.	To reclassify the pre-petition other current liabilities to accrued liabilities		$40
3.	The adjustment to liabilities subject to compromise consisted of the following:
	a.	Pursuant to the Plan, the Old Senior Notes were exchanged for 8% Senior Notes	$(163,060)
	b.	Pursuant to the Plan, eliminate the accrued interest payable on the Old Senior Notes	(25,098)
	c.	Reclassify the pre-petition other current liabilities	(40)

			$(188,198)

4.	The adjustment to long-term debt consisted of the following:
	a.	Pursuant to the Plan, issuance of 8% Senior Notes at fair market value	$33,243
	b.	Recognize the accreted paid-in-kind (PIK) and effective interest on the 8% Senior Notes for the period December 1, 2001 to March 31, 2003	6,400

			$39,643

5.	Eliminate Old Common Stock of ($153) and the accumulated other comprehensive loss of $22,168
6.	Adjustments to New Common Stock consist of the following:
	a.	Pursuant to the Plan, represents the par value of equity at fair market value exchanged for Old Senior Notes	$103
	b.	Pursuant to the Plan, represents the par value of shares issued to management for the new Restricted Stock Plan	3

			$106

7.	The adjustment to paid-in capital consists of the following:
	a.	Eliminate the paid-in capital for Old Common Stock	$(138,004)
	b.	Recognize the paid-in capital on equity at fair market value exchanged for Old Senior Notes	866
	c.	Recognize the paid-in capital value of shares at fair market value issued to management from the new Restricted Stock Plan	28

			$(137,110)

8.	The adjustment to the accumulated deficit consists of the following:
	a.	Pursuant to the Plan, the issuance of 8% Senior Notes at fair market value	$(33,243)
	b.	Recognize the equity at fair market value exchanged for Old Senior Notes	(969)
	c.	Pursuant to the Plan, the Old Senior Notes were exchanged for 8% Senior Notes	163,060

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	d.	Pursuant to the Plan, eliminate the accrued interest payable on the Old Senior Notes	25,098
	e.	Eliminate accumulated deficit	140,031

			$293,977

9.	a. Recognize the fair market value of the new Restricted Stock Plan shares issued to management		$(31)
	b.	Eliminate the old unearned restricted stock	53

			$22

10.	Represents adjustment to write down inventories to net realizable value		$(399)
11.	Adjustments to Property, plant and equipment consist of the following:
	a.	Eliminate accumulated depreciation	$(158,903)
	b.	Write up U.S. Property, plant and equipment to fair market value	8,323
	c.	Write up Chicago East Plant to fair market value	1,493
	d.	Write up Europe Property, plant and equipment to fair market value	2,747
	e.	Write off Property, plant and equipment for Brazil	(3,436)
	f.	Write down GECC assets for fair market value	(10,920)

			$(160,696)

12.	Adjustments to other assets consist of the following:
	a.	Adjustment to write up patents to fair market value	$3,098
	b.	Fair market value of non-compete agreements	1,236
	c.	Fair market value of customer backlog	2,375
	d.	Write off intangible pension assets	(338)

			$6,371

13.	The adjustments to reorganization value in excess of amounts allocable to identifiable assets and liabilities:
	a.	Represents adjustment to write down inventories to net realizable value	$399
	b.	Write up U.S. Property, plant and equipment to fair market value	(8,323)
	c.	Adjustment to write up patents to fair market value	(3,098)
	d.	Recognize a liability for the foreign and domestic projected benefit obligation (“PBO”) in excess of plan assets	22,662
	e.	Recognize a liability due to emergence	3,150
	f.	Write up Chicago East Plant to fair market value	(1,493)
	g.	Write up Europe Property, plant and equipment to fair market value	(2,747)
	h.	Write off Property, plant and equipment for Brazil	3,436
	i.	Fair market value of non-compete agreements	(1,236)
	j.	Fair market value of customer backlog	(2,375)
	k.	Write off intangible pension assets	338
	l.	Adjust the deferred tax liability to fair market value	(7,698)
	m.	Write down GECC assets to fair market value	10,920

			$13,935

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Recognize a liability for severance obligation due to former
14.	chief chang of re conti	executive officer and president that was triggered by e of control upon emergence from bankruptcy and recognition serves for legal services related to specific loss ngencies	$3,150
15.	To recognize a liability for the foreign and domestic PBO in excess of plan assets		$22,662
16.	To adjust the deferred tax liability to fair market value		$(7,698)

4.	Receivables (Dollars in Thousands)

      Receivables consisted primarily of trade accounts receivable and were net of allowances for doubtful accounts of $438 and $1,334 at December 31, 2003 and 2002, respectively.

		Balance at	Provision				Balance
		Beginning	Charged to				at End
	Description	of Period	Expense	Write-offs	Recoveries	Other	of Period

Reorganized Company 2003	For the period April 3 through December 31 Allowance for doubtful accounts	$—	$448	$(85)	$44	$31	$438
Predecessor Company 2003	For the period January 1 through April 2 Allowance for doubtful accounts	$1,334	$113	$—	$1	$(8)	$1,440

      The Company has a broad base of customers, with no single customer accounting for more than 6% of sales or 4% of receivables.

5.	Inventories (Dollars in Thousands)

      Inventories consisted of:

	Predecessor	Reorganized
	Company	Company
	2002	2003

Raw materials	$3,872	$4,328
Work in process	13,394	13,679
Finished products	13,321	13,731

	$30,587	$31,738

      Approximately 47% and 52% of the Company’s inventories at December 31, 2003 and 2002, respectively, were valued at LIFO. Remaining inventories, primarily foreign, are valued at the lower of FIFO cost or market. At December 31, 2003 and 2002, the LIFO values exceeded current manufacturing cost by approximately $317 and $687, respectively. During 2002, the Company wrote down $383 of LIFO inventories to its lower of cost or market value. The charge is included in cost of sales. Inventories were net of reserves for obsolete and slow-moving inventory of $0 and $2,725 at December 31, 2003 and 2002, respectively.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Property, Plant and Equipment (Dollars in Thousands)

	Predecessor	Reorganized
	Company	Company
	2002	2003

Property, plant and equipment
Land and improvements	$4,253	$4,733
Buildings and improvements	28,631	24,273
Machinery and equipment	121,185	56,254
Construction in progress	3,428	5,079
Capital leases
Machinery and equipment	88,937	9,500

	$246,434	$99,839

      Capitalized interest for the reorganized period in 2003 and predecessor period in 2002 and 2001 totaled $98, $81 and $290, respectively. Maintenance and repairs charged to costs and expenses for 2003, 2002 and 2001 aggregated $14,548, $13,142, and $12,789 respectively. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Estimated useful lives of land improvements range from 15 to 30 years; building and improvements range from 10 to 32 years; and machinery and equipment, including capital leases, range from 2 to 15 years.

      Land and buildings include property held for sale; these properties have a net book value of $2,293 and $4,162 at December 31, 2003 and December 31, 2002, respectively. During 2003, properties held for sale had a net book value of $4,963, of which property with a net book value of $2,179 was disposed of during the reorganized period.

7.	Other Assets (Dollars in Thousands)

	Predecessor	Reorganized
	Company	Company
	2002	2003

Patents	$20,000	$4,598
Less accumulated amortization	18,000	345

Patents, net	2,000	4,253
Other intangibles	—	1,236
Less accumulated amortization	—	464

Other intangibles, net	—	772
Miscellaneous	4,854	5,599

	$6,854	$10,624

      Patents are amortized on the straight-line method over an estimated average useful life of 10 years. Other intangibles, established in fresh-start, represent the fair market value of non-compete agreements and is being amortized over two years, the term of the non-compete agreement. Miscellaneous other assets include an income tax refund receivable in the amount of $4,969 and $3,870 at December 31, 2003 and 2002, respectively.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Accrued Liabilities Not Subject to Compromise (Dollars in Thousands)

      Accrued liabilities were comprised of:

	Predecessor	Reorganized
	Company	Company
	2002	2003

Compensation and employee benefits	$13,528	$15,990
Taxes	3,911	2,525
Accrued volume and sales rebates	2,285	1,566
Restructuring (see note 12)	2,773	1,840
Other	5,421	6,355

	$27,918	$28,276

9.	Debt Obligations (Dollars and Shares in Thousands, Except for Number of Shares and Per Share and Per Bond Amounts)

      Outstanding short-term and long-term debt consisted of:

	Predecessor	Reorganized
	Company	Company
	2002	2003

Short-term debt, current maturity of long-term debt and capital lease obligations not subject to compromise
Revolving Credit Facility
Viskase Capital Lease Obligation	$64,106	$21,299
Other	177	4

Total short-term debt not subject to compromise	$64,283	$21,303

Current liabilities subject to compromise 10.25% Senior Notes due 2001	$163,060	$—
Accrued interest	25,098	—
Other current liabilities	40	—

Total current liabilities subject to compromise	$188,198	$—

Long-term debt not subject to compromise 8% Senior Subordinated Secured Notes	$—	$46,248
Viskase Capital Lease Obligation		23,500
Other	85	102

Total long-term debt not subject to compromise	$85	$69,850

Reorganized Company

Revolving Credit Facility

      The Company has a secured revolving credit facility (“Revolving Credit Facility”) with an initial availability of $10,000 with Arnos Corp., an affiliate of Carl C. Icahn. During February 2004, the amount of the Revolving Credit Facility availability increased by $10,000 to an aggregate amount of $20,000. The Revolving Credit Facility expires on April 3, 2006. Borrowings under the Revolving Credit Facility bear interest at a rate per annum at the prime rate plus 200 basis points. The average interest rates for borrowings during 2003 were 6.2%. There were no short-term borrowings during 2002.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Revolving Credit Facility is secured by a collateral pool comprised of (1) all domestic accounts receivables (including intercompany receivables) and inventory, (2) all patents, trademarks and other intellectual property (subject to non-exclusive licensing agreements), (3) substantially all domestic fixed assets (other than assets subject to the Company’s lease agreement with General Electric Capital Corporation (“GECC”)) and (4) a pledge of 65% of the capital stock of Viskase Europe Limited and Viskase Brasil Embalagens Ltda. The Revolving Credit Facility is also guaranteed by the significant domestic subsidiaries. Such guarantees and substantially all of such collateral are shared by the lender under the Revolving Credit Facility, the holders of the 8% Senior Notes and GECC under the GECC lease pursuant to an intercreditor agreement. Pursuant to such intercreditor agreement, the security interest of Revolving Credit Facility has priority over all other liens on such collateral.

      Under the terms of the Revolving Credit Facility, the Company is required to maintain a minimum annual level of earnings before depreciation, interest, amortization and taxes of $16,000 calculated at the end of each calendar quarter. The Revolving Credit Facility contains covenants with respect to Viskase and its subsidiaries limiting (subject to a number of important qualifications), among other things, (1) the ability to pay dividends or redeem or repurchase common stock, (2) incurrence of indebtedness, (3) creation of liens, (4) certain affiliate transactions, (5) the ability to merge into another entity, (6) the ability to consolidate with or merge with another entity and (7) the ability to dispose of assets. The Company is in compliance with the covenant at December 31, 2003.

8% Senior Notes

      The 8% Senior Notes bear interest at a rate of 8% per year, and will accrue interest from December 1, 2001, payable semi-annually (except annually with respect to year four and quarterly with respect to year five), with interest payable in the form of 8% Senior Notes (paid-in-kind) for the first three years. Interest for years four and five will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of New 8% Senior Notes (paid-in-kind). Thereafter, interest will be payable in cash. The 8% Senior Notes would mature on December 1, 2008, with an accreted value of approximately $88,894, assuming interest in the first five years is paid-in-kind. The 8% Senior Notes were recorded on the books at April 3, 2003, at their discounted value of $33,242. The carrying value of the 8% Senior Notes at December 31, 2003, is $46,248.

      The 8% Senior Notes are secured by a collateral pool comprised of (1) all domestic accounts receivable and inventory, (2) all patents, trademarks and other intellectual property (subject to non-exclusive licensing agreements), (3) all instruments, investment property and other intangible assets, and (4) substantially all domestic fixed assets, but excluding assets subject to the GECC lease, certain real estate and certain assets subject to prior liens. Pursuant to an intercreditor agreement, the security interest of the holders of the 8% Senior Notes in such collateral is subordinated to the lender under the Revolving Credit Facility and are senior to the security interest of GECC under the GECC lease.

      The 8% Senior Notes were valued at market in Fresh-Start Accounting. The discount to face value is being amortized using the effective-interest rate methodology through maturity with an effective interest rate of 10.46%. The following table summarizes the carrying value of the 8% Senior Notes at December 31:

	2004	2005	2006	2007

8% Senior Subordinated Secured Notes
Accreted value	$76,041	$82,124	$88,894	$88,894
Discount	20,107	15,725	10,863	5,466

Carrying value	$55,934	$66,399	$78,031	$83,428

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Letter of Credit Facility

      Letters of credit in the amount of $25,441 were outstanding under letter of credit facilities with commercial banks, and were cash collateralized at December 31, 2003.

      The Company finances its working capital needs through a combination of internally generated cash from operations, cash on hand, and the Revolving Credit Facility.

GECC

      The Company and GECC amended certain lease documents upon the emergence from bankruptcy. The amendment permanently waived prior non-compliance with the Fixed Charge Coverage Ratio and established a new Fixed Charge Coverage Ratio for the remainder of the lease term. The amendment also changed the February 28, 2004 lease payment, with $11,750 due on February 28, 2004, and $11,749 due on August 28, 2004.

      In April 2004, the Company renegotiated and amended its lease arrangement with GECC. Under terms of the amended lease, six payments of approximately $6,092 are due semi-annually on February 28 and August 28 beginning in February 2005. As part of the renegotiation of the lease, the Company agreed to purchase the assets at their fair market value of $9,501. The Company has the option to terminate the lease early upon payment of $33,000 through February 28, 2005, thereafter the amount of the early termination payment will decrease upon payment of each semi-annual capital lease payment. The equipment will transfer to the Company free and clear of all liens on the earlier of (i) the payment of the early termination amount, plus any accrued interest due and payable at 6% per annum or (ii) the payment of the final installment due August 28, 2007.

      The following is a schedule of minimum future lease payments under the GECC capital lease obligations together with the present value of the net minimum lease payments as of December 31, 2004, 2005, 2006 and 2007. The lease payment maturities conform to contractual payments under the lease:

Year ending December 31,
2004	$23,500
2005	12,183
2006	12,183
2007	12,184

Net minimum lease payments	60,050
Less amount representing interest	5,750

$54,300

Other

      The fair value of the Company’s debt obligations (excluding capital lease obligations) is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for the debt of the same remaining maturities. At December 31, 2003, the carrying amount and estimated fair value of debt obligations (excluding capital lease obligations) were $46,248 and $45,697, respectively.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Aggregate maturities of debt for each of the next five years are:

	2004	2005	2006	2007	2008

8% Senior Notes	—	—	—	—	$88,894
GECC	$21,300	$23,500	—	—	—
Other	3	—	—	—	—

	$21,303	$23,500	$—	$—	$88,894

Predecessor Company

Old Senior Notes

      On November 13, 2002, the Company filed a prepackaged Chapter 11 bankruptcy in the United States Bankruptcy Court for the Northern District of Illinois (“Bankruptcy Court”). The Chapter 11 filing was for the Company only and did not include any of the Company’s domestic or foreign subsidiaries. On December 20, 2002, the Bankruptcy Court confirmed the Plan, as modified. The Company emerged from Chapter 11 bankruptcy on April 3, 2003.

      Cash flows from operations for the Company were insufficient to pay the Old Senior Notes when they matured on December 1, 2001, and, accordingly, the Company did not pay the $163,060 principal and $8,357 interest that became due at that time. In September 2001, certain of the holders of the Old Senior Notes formed an Ad Hoc Committee to participate in the development of a plan to restructure the Company’s capital structure and address its future cash flow needs. On July 15, 2002, the Company executed a restructuring agreement with the Ad Hoc Committee for the restructuring of the Old Senior Notes. Under terms of the restructuring agreement, on or about August 21, 2002, the Company initiated an exchange offer to exchange the Old Senior Notes for New 8% Senior Notes and shares of preferred stock. The proposed exchange offer was subject to acceptance by holders of 100% of the outstanding Old Senior Notes, unless waived by the Company and approved by the Ad Hoc Committee. The exchange offer was conducted simultaneously with a solicitation for the Plan by the Company which required the consent of a majority in number of the holders and at least 66 2/3% in principal amount of Old Senior Notes actually voting in the solicitation. Under the restructuring agreement, if less than 100% of the outstanding Old Senior Notes accepted the exchange offer, but a sufficient number of holders and aggregate amount of Old Senior Notes voted in favor of acceptance of the Plan, the Company agreed to commence a voluntary Chapter 11 petition to seek confirmation of the Plan. The Plan contained substantially the same economic terms as the exchange offer.

      On November 13, 2002, the Company filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court to seek confirmation of the Plan.

      Under the terms of the Plan, the Company’s wholly-owned operating subsidiary, Viskase Corporation, was merged with and into the Company immediately prior to or upon consummation of the Plan, with the Company being the surviving corporation. Holders of Old Senior Notes received 8% Senior Notes and shares of New Common Stock on a basis of $367.96271 principal amount of 8% Senior Notes (i.e., $60,000) and 63.4122 shares of New Common Stock (i.e., 10,340,000 shares or 94% of the New Common Stock) for each one thousand dollar principal amount of Old Senior Notes. The existing shares of Old Common Stock of the Company were canceled. Holders of the Old Common Stock received Warrants with a term of seven years to purchase shares of New Common Stock equal to 2.7% of the Company’s New Common Stock on a fully diluted basis at an exercise price of $10.00 per share. Assuming all Warrants are exercised, holders of the Old Senior Notes received approximately 91.5% of the New Common Stock and approximately 5.8% of the New Common Stock was issued or reserved for issuance to the Company’s management and employees.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under the proposed restructuring, 660,000 shares of New Common Stock, initially representing 6% of the New Common Stock, were reserved for Company management and employees. Such shares will be subject to a vesting schedule with acceleration upon the occurrence of certain events.

Current Liabilities Subject to Compromise

      Under Chapter 11, certain claims against the Company (the “Debtor”) in existence prior to the Petition Date (November 13, 2002) were stayed while the Company continued business operations as a debtor-in-possession. These claims are reflected in the December 31, 2002 balance sheet as “Current liabilities subject to compromise.” As of the Petition Date, the Company stopped accruing interest on the Old Senior Notes.

      The principal categories of claims reclassified in the Consolidated Balance Sheets and included in Current liabilities subject to compromise are identified below. At the Petition Date the amounts reflected below are for the Old Senior Notes and accrued interest through the Petition Date. Current liabilities subject to compromise are as follows (in thousands):

Old Senior Notes	$163,060
Accrued interest	25,098
Other current liabilities	40

$188,198

10.	Operating Leases (Dollars in Thousands)

      The Company has operating lease agreements for machinery, equipment and facilities. The majority of the facilities leases require the Company to pay maintenance, insurance and real estate taxes.

      Future minimum lease payments for operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2003, are:

2004	$2,097
2005	1,925
2006	1,830
2007	1,546
2008	1,520
Total thereafter	1,919

Total minimum lease payments	$10,837

      Total rent expense during 2003, 2002 and 2001 amounted to $2,259, $1,971 and $1,682, respectively.

11.	Retirement Plans

      The Company and its subsidiaries have defined contribution and defined benefit plans varying by country and subsidiary.

      At December 31, 2003, the North American operations of the Company maintained several non-contributory defined benefit retirement plans. The plans cover substantially all salaried and full-time hourly employees, and benefits are based on final average compensation and years of credited service. The Company’s policy is to fund the minimum actuarially computed annual contribution required under the Employee Retirement Income Security Act of 1974. The discount rate used approximates the average yield for high-quality corporate bonds as of the valuation date.

      In December of 2002, the Company recognized a minimum pension liability adjustment that is due to changes in plan return assumptions and asset performance (see note 18, Comprehensive Gain (Loss)).

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pensions and Other Postretirement Benefits Plans — North America (Dollars in Thousands)

	Pension Benefits

	Predecessor Company			Reorganized
				Company
			January 1	April 3
			Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Accumulated benefit obligation (ABO)	$93,215	$102,190	$105,878	$113,127
Change in benefit obligation
Projected benefit obligation at beginning of year	$103,641	$107,251	$115,186	$117,453
Service cost	1,806	1,924	545	1,556
Interest cost	7,347	7,521	1,872	5,634
Actuarial losses	1,946	5,711	2,389	6,644
Benefits paid	(7,136)	(7,275)	(1,654)	(5,818)
Effect of special termination benefits	—	—	(1,237)	—
Plan amendment	—	(4)	—	—
Translation	(353)	58	352	618

Estimated benefit obligation at end of period	$107,251	$115,186	$117,453	$126,087

Change in plan assets
Fair value of plan assets at beginning of period	$98,687	$89,058	$75,119	$72,161
Actual return on plan assets	(6,308)	(7,888)	(798)	13,768
Employer contribution	4,162	1,164	345	633
Benefits paid	(7,136)	(7,275)	(2,855)	(5,818)
Translation	(347)	56	350	609

Estimated fair value of plan assets at end of period	$89,058	$75,115	$72,161	$81,353

Reconciliation of accrued benefit cost at end of period Funded status	$(18,193)	$(40,071)	$(45,292)	$(44,734)
Unrecognized net (gain) loss	13,117	33,940	—	(2,683)
Unrecognized prior service cost	499	437	—	—

Accrued benefit cost	$(4,577)	$(5,694)	$(45,292)	$(47,417)

Amounts recognized in statement of financial position
Prepaid benefit cost	$—	$29	$—	$—
Accrued benefit liability	(10,134)	(32,806)	(45,292)	(47,517)
Intangible asset	385	338	—	—
Accumulated other comprehensive loss	5,172	26,745	—	100

Net amount recognized	$(4,577)	$(5,694)	$(45,292)	$(47,417)

Weighted-average assumptions as of end of period
Discount rate	7.22%	6.75%	6.75%	6.50%
Expected return on plan assets	8.81%	8.89%	8.67%	8.67%
Rate of compensation increase	4.25%	3.75%	3.75%	3.50%

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Other Benefits

	Predecessor Company			Reorganized
				Company
			January 1	April 3
			Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Accumulated benefit obligation (ABO)
Change in benefit obligation
Projected benefit obligation at beginning of period	$41,404	$44,615	$50,846	$53,038
Service cost	762	777	227	709
Interest cost	3,021	3,270	837	2,585
Actuarial losses	1,458	4,481	1,502	3,542
Benefits paid	(1,877)	(2,322)	(574)	(2,603)
Translation	(153)	25	200	431

Estimated benefit obligation at end of period	$44,615	$50,846	$53,038	$57,702

Change in plan assets
Fair value of plan assets at beginning of period	$—	$—	$—	$—
Actual return on plan assets	—	—	—	—
Employer contribution	1,877	2,322	574	2,603
Benefits paid	(1,877)	(2,322)	(574)	(2,603)

Estimated fair value of plan assets at end of period	$—	$—	$—	$—

Reconciliation of accrued benefit cost at end of period
Funded status	$(44,615)	$(50,846)	$(53,038)	$(57,702)
Unrecognized net loss	5,118	9,236	—	—
Unrecognized prior service cost	—	—	—	3,401

Accrued benefit cost	$(39,497)	$(41,610)	$(53,038)	$(54,301)

Weighted-average assumptions as of end of period
Discount rate	7.23%	6.73%	6.50%	6.27%

      For measurement purposes, a 7.0% and 9.0% annual rate of increase in the per capita cost of covered health care benefits was assumed in 2003 for the U.S. and Canadian plans, respectively. The rates were assumed to decrease to 6.5% in 2004 for the U.S. plan and gradually decrease to 5% through 2007 for the Canadian plan.

      On December 8, 2003, President Bush signed into law a bill that expands Medicare, primarily by adding a prescription drug benefit for Medicare-eligible retirees starting in 2006. Pursuant to instructions in Financial Accounting Standards Board Staff Position 106-1 and the election by Viskase to defer recognition, the retiree medical obligations and costs reported in this financial statement do not yet reflect the impact of those new Medicare benefits. By 2006, the Company expects to modify its retiree medical plans to coordinate with the new Medicare prescription drug program. As a result, the Company anticipates that its overall obligations and costs will be lower once those modifications are reflected.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Pension Benefits

	Predecessor Company			Reorganized
				Company
			January 1	April 3
			Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Component of net period benefit cost
Service cost	$1,806	$1,924	$545	$1,556
Interest cost	7,347	7,522	1,872	5,634
Expected return on plan assets	(8,627)	(7,686)	(1,396)	(4,585)
Amortization of net pension obligation	—	—	—	—
Amortization of prior service cost	67	56	14	144
Amortization of actuarial (gain) loss	91	463	532	—

Net periodic benefit cost	684	2,279	1,567	2,749
One-time recognition of unamortized balance	—	—	38,376	—

Total net periodic benefit cost	$684	$2,279	$39,943	$2,749

      Upon emergence from bankruptcy, the liabilities of the plans were remeasured as of April 2, 2003. A one-time charge of $38,376 was recorded to immediately recognize all unrecognized gains and losses.

	Other Benefits

	Predecessor Company			Reorganized
				Company
			January 1	April 3
			Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Component of net period benefit cost
Service cost	$762	$777	$227	$709
Interest cost	3,021	3,270	837	2,585
Expected return on plan assets	—	—	—	—
Amortization of net pension obligation	—	—	—	—
Amortization of prior service cost	—	—	—	141
Amortization of actuarial (gain) loss	136	363	112	—

Net periodic benefit cost	3,919	4,410	1,176	3,435
One-time recognition of unamortized balance	—	—	10,627	—

Total net periodic benefit cost	$3,919	$4,410	$11,803	$3,435

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Assumed health care cost trend rates have a significant effect on the amounts reported for healthcare plans. A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

	Other Benefits

	Predecessor Company			Reorganized
				Company
			January 1	April 3
			Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Effect of 1% change in medical trend cost
Based on a 1% increase
Change in accumulated postretirement benefit obligation	$2,018	$2,272	$2,244	$2,450
Change in service cost and interest	162	179	45	184
Based on a 1% decrease
Change in accumulated postretirement benefit obligation	(2,311)	(2,593)	(2,563)	(2,792)
Change in service cost and interest	(190)	(207)	(51)	(210)

Savings Plans (Dollars in Thousands)

      The Company also has defined contribution savings and similar plans, which vary by subsidiary, and, accordingly, are available to substantially all full-time United States employees not covered by collective bargaining agreements. The defined contribution savings plans allow employees to choose among various investment alternatives. The Company’s aggregate contributions to these plans are based on eligible employee contributions and certain other factors. The Company expense for these plans was $684, $754 and $762 in 2003, 2002 and 2001, respectively.

International Plans (Dollars in Thousands)

      The Company maintains various pension and statutory separation pay plans for its European employees. The expense for these plans in 2003, 2002 and 2001 was $285, $42 and $301, respectively. As of their most recent valuation dates, in plans where vested benefits exceeded plan assets, the actuarially computed value of vested benefits exceeded those plans’ assets by approximately $3,478.

12.	Restructuring Charges (Dollars in Millions)

      During the third and fourth quarters of 2003, the Company committed to a restructuring plan to address the industry’s competitive environment. The plan resulted in a before-tax charge of $2.6 million. Approximately 2% of the Company’s worldwide workforce was laid off due to the 2003 restructuring plan. The Company reversed an excess reserve of $1.6 million, of which $1.3 million was Nucel® technology third-party license fees that had been renegotiated. The Nucel® technology third-party license fees were originally reflected in the 2000 restructuring reserve. The remaining $0.3 million represents an excess reserve for employee costs that were originally reflected in the 2002 restructuring reserve.

      During the second quarter of 2002, the Company committed to a restructuring plan to address the industry’s competitive environment. The plan resulted in a before-tax charge of $3.2 million. Approximately 2% of the Company’s worldwide workforce was laid off due to the 2002 restructuring plan. In connection with the restructuring, the Company wrote off the remaining net book value of the Nucel® equipment and the costs associated with the decommissioning of this equipment. The Company also reversed an excess reserve of $9.3 million for Nucel® technology third-party license fees that had been renegotiated during the second

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

quarter of 2002. The Nucel® technology license fees were originally reflected in the 2000 restructuring reserve.

      In the fourth quarter of 2002 and the year-to-date period, the Company paid third-party license fees of approximately $0.6 million and $2.3 million, respectively. The renegotiated Nucel® technology third-party license fee payments remaining are estimated at $0.9 million, $0.4 million, $0.2 million, $0.2 million and $0.5 million for the year periods 2003 to 2007 and are included in the 2000 restructuring reserve.

2003 Restructuring

				2003
				Restructuring
				Reserve as of
	2003		Other	December 31,
	Charge	Payments	Adjustments	2003

Employee costs	$2.6	$(1.0)	$—	$1.6

Total restructuring charge	2.6	$(1.0)	$—	$1.6

Reversal of 2000 and 2002 restructuring	(1.6)

Restructuring expense	$1.0

2002 Restructuring

      The following table provides details of the 2002 restructuring reserve for the year ended December 31, 2003:

	2002			2002
	Restructuring			Restructuring
	Reserve as of			Reserve as of
	December 31,		Other	December 31,
	2002	Payments	Adjustments	2003

Employee costs	$0.5	$(0.2)	$(0.3)	$—
Decommissioning	0.1	(0.1)	—	—

Total restructuring reserve	$0.6	$(0.3)	$(0.3)	$—

      The following table provides details of the 2002 restructuring reserve for the year ended December 31, 2002:

				2002
				Restructuring
				Reserve as of
	2002		Write-	December 31,
	Charge	Payments	Down	2002

Employee costs	$1.4	$(0.9)	$—	$0.5
Nucel® equipment	1.0	—	(1.0)	—
Decommissioning	0.8	(0.7)	—	0.1

Total restructuring charge	3.2	$(1.6)	$(1.0)	$0.6

Reversal of 2000 excess reserve	(9.3)

Restructuring income	$(6.1)

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2000 Restructuring

      The following table provides details of the 2000 restructuring reserve for the year ended December 31, 2003:

	2000			2000
	Restructuring			Restructuring
	Reserve as of			Reserve as of
	December 31,		Other	December 31,
	2002	Payments	Adjustments	2003

Nucel® license fees	$2.2	$(0.8)	$(1.2)	$0.2
Decommissioning	0.1	(0.1)	—	—

Total restructuring reserve	$2.3	$(0.9)	$(1.2)	$0.2

      The following table provides details of the 2000 restructuring reserve for the year ended December 31, 2002:

	2000			2000
	Restructuring			Restructuring
	Reserve as of			Reserve as of
	December 31,		Other	December 31,
	2001	Payments	Adjustments	2002

Employee costs	$1.0	$(1.0)	$—	$—
Nucel® license fees	13.8	(2.3)	(9.3)	2.2
Decommissioning	0.3	(0.2)	—	0.1

Total restructuring reserve	$15.1	$(3.5)	$(9.3)	$2.3

      The following table provides details of the 2000 restructuring reserve for the year ended December 31, 2001:

	2000			2000
	Restructuring			Restructuring
	Reserve as of			Reserve as of
	December 31,		Other	December 31,
	2000	Payments	Adjustments	2001

Employee costs	$11.2	$(9.8)	$(0.4)	$1.0
Nucel® license fees	15.3	(1.6)	0.1	13.8
Decommissioning	0.6	(0.3)	—	0.3

Total restructuring reserve	$27.1	$(11.7)	$(0.3)	$15.1

      During 2001, the Company incurred a restructuring charge of $4.8 million for the write-down of facilities held for sale. These facilities are included in property held for sale (see note 6).

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table provides details of the 2000 restructuring reserve for the year ended December 31, 2000:

					Year
	2000		Write-	Other	Ended
	Charge	Payments	Down	Adjustments	2000

Employee costs	$13.4	$(2.1)	$—	$(0.1)	$11.2
Write-down of building and equipment	13.4	—	(13.4)	—	—
Nucel® building and equipment	42.4	—	(42.4)	—	—
Nucel® other	24.2	(3.0)	—	(5.9)	15.3
Decommissioning	2.3	(0.1)	—	(1.6)	0.6

Total restructuring charge	95.7	$(5.2)	$(55.8)	$(7.6)	$27.1

Reversal of excess reserve	(0.8)

Restructuring charge	$94.9

      Approximately 15% of the Company’s worldwide workforce was laid off due to the 2000 restructuring plan.

13.	Income Taxes (Dollars in Thousands)

	Predecessor Company
				Reorganized
				Company
	Year Ended		January 1	April 3
	December 31,		Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Pretax income (loss) from continuing operations consisted of
Domestic	$(28,353)	$(18,417)	$151,141	$(47,739)
Foreign	(11,869)	(2,210)	1,011	522

Total	$(40,222)	$(20,627)	$152,152	$(47,217)

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The provision (benefit) for income taxes from continuing operations consisted of:

	Predecessor Company
				Reorganized
				Company
	Year Ended		January 1	April 3
	December 31,		Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Current
Federal	$—	$(2,145)	$—	$—
Foreign	(2,810)	1,530	614	449
State	138	36	4	13

Total current	(2,672)	(579)	618	462
Deferred Federal	—	—	—	—
Foreign	(698)	(718)	(339)	(1,052)
State	—	—	—	—

Total deferred	(698)	(718)	(339)	(1,052)

Total	$(3,370)	$(1,297)	$279	$(590)

      A reconciliation from the statutory Federal tax rate to the effective tax rate for continuing operations follows:

	Predecessor Company
				Reorganized
				Company
	Year Ended		January 1	April 3
	December 31,		Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Statutory Federal tax rate	35.00%	35.00%	35.00%	35.00%
Increase (decrease) in tax rate due to State and local taxes net of related Federal tax benefit	(0.34)	(0.17)	—	0.03
Net effect of taxes relating to foreign operations	(1.61)	(2.03)	(0.07)	2.28
Reversal of overaccrued taxes
Valuation allowance changes and other	(24.67)	(26.50)	(34.75)	(35.89)
Other	—	—	0.01	(0.06)

Effective tax rate from continuing operations	8.38%	6.30%	0.19%	1.36%

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Temporary differences and carryforwards that give rise to a significant portion of deferred tax assets and liabilities for 2003 and 2002 are as follows:

	Year 2003

	Temporary Difference		Tax Effected

	Deferred	Deferred	Deferred	Deferred
	Tax	Tax	Tax	Tax
	Assets	Liabilities	Assets	Liabilities

Depreciation basis differences	$—	$66,358	$—	$25,880
Inventory basis differences	—	4,743	—	1,850
Lease transaction	44,799	—	17,472	—
Pension and health care	73,947	—	28,838	—
Employee benefits accruals	5,084	—	1,983	—
Self insurance accruals and reserves	3,153	—	1,230	—
Other accruals and reserves	15	—	6	—
Foreign exchange and other	—	23,943	—	9,338
Valuation allowances	—	78,670	—	30,680

	$126,998	$173,714	$49,529	$67,748

	Year 2002

	Temporary Difference		Tax Effected

	Deferred	Deferred	Deferred	Deferred
	Tax	Tax	Tax	Tax
	Assets	Liabilities	Assets	Liabilities

Depreciation basis differences	$—	$57,415	$—	$22,392
Inventory basis differences	—	4,609	—	1,798
Intangible basis differences	—	2,000	—	780
Lease transaction	64,105	—	25,001	—
Pension and health care	47,955	—	18,702	—
Employee benefits accruals	6,006	—	2,342	—
Loss and other carryforwards	56,875	—	22,181	—
AMT carryover	9,749	—	3,412	—
Restructuring reserve	20,510	—	7,999	—
Self insurance accruals and reserves	3,354	—	1,308	—
Other accruals and reserves	551	—	216	—
Foreign exchange and other	—	23,526	—	9,175
Valuation allowances	—	187,407	—	73,089

	$209,105	$274,957	$81,161	$107,234

      During the calendar year 2003, the Company emerged out of bankruptcy with the conversion of $163 million of Old Senior Notes being converted to 8% Senior Notes and stock. This results in a $103 million reduction of debt, which represents cancellation of debt income (“COD”), which is governed by Internal Revenue Code Section 108. Under Section 108, the Company will not recognize any taxable income for calendar year 2003 but must reduce tax attributes up to the extent of the COD income. This tax attribute reduction will be used to eliminate the Company’s Net Operating Loss carryforward and reduce the tax basis of assets that the Company had previously written off for book purposes.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company joins in filing a United States consolidated Federal income tax return including all of its domestic subsidiaries.

14.	Commitments (Dollars in Thousands)

      As of December 31, 2003 and 2002, the Company had capital expenditure commitments outstanding of approximately $7,373 and $332, respectively.

15.	Contingencies

      In 1988, Viskase Canada Inc. (“Viskase Canada”), a subsidiary of the Company, commenced a lawsuit against Union Carbide Canada Limited and Union Carbide Corporation (“Union Carbide”) in the Ontario Superior Court of Justice, Court File No.: 292270188 seeking damages resulting from Union Carbide’s breach of environmental representations and warranties under the Amended and Restated Purchase and Sale Agreement, dated January 31, 1986 (“Agreement”). Pursuant to the Agreement, Viskase Corporation and various affiliates (including Viskase Canada) purchased from Union Carbide and Union Carbide Films Packaging, Inc., its cellulosic casings business and plastic barrier films business (“Business”), which purchase included a facility in Lindsay, Ontario, Canada (“Site”). Viskase Canada is claiming that Union Carbide breached several representations and warranties and deliberately and/or negligently failed to disclose to Viskase Canada the existence of contamination on the Site.

      In November 2000, the Ontario Ministry of the Environment (“MOE”) notified Viskase Canada that it had evidence to suggest that the Site was a source of polychlorinated biphenyl (“PCB”) contamination. Viskase Canada has been working with the MOE in investigating the PCB contamination and developing and implementing, if appropriate, a remedial plan for the Site and the affected area. Viskase Canada and others have been advised by the MOE that the MOE expects to issue certain Director’s Orders requiring remediation under applicable environmental legislation against Viskase Canada, The Dow Chemical Company (corporate successor to Union Carbide) (“Dow”), and others in the next few months. Dow, which has replaced or soon will replace Union Carbide as the defendant in the lawsuit against Union Carbide, has consented to and amendment to the lawsuit, which Viskase Canada will file with the court as soon as the claim can be adequately quantified, that alleges that any PCB contamination at or around the Site was generated from Union Carbide’s plastics extrusion business, which was operated at the Site by Union Carbide prior to the purchase of the Business. Union Carbide’s plastics extrusion business was not part of the Business purchased by Viskase Corporation and its affiliates. Viskase Canada will be asking the court to require Union Carbide to repurchase the Site from Viskase Canada and award Viskase Canada damages in excess of $2.0 million (Canadian). The Company has reserved $0.75 million (U.S.) for the property remediation. The lawsuit is still pending and is expected to proceed to trial in 2005.

      In 1993, the Illinois Department of Revenue (“IDR”) submitted a proof of claim against Envirodyne Industries, Inc. (our former corporate name) and its subsidiaries in the Bankruptcy Court, Bankruptcy Case Number 93 B 319 for alleged liability with respect to the IDR’s denial of the Company’s allegedly incorrect utilization of certain loss carryforwards of certain of its subsidiaries. In September 2001, the Bankruptcy Court denied the IDR’s claim and determined the debtors were not responsible for 1998 and 1999 tax liabilities, interest and penalties. The IDR appealed the Bankruptcy Court’s decision to the United States District Court, Northern District of Illinois, Case Number 01 C 7861; and in February 2002, the district court affirmed the Bankruptcy Court’s order. IDR appealed the district court’s order to United States Court of Appeals for the Seventh Circuit, Case Number 02-1632. On January 6, 2004, the appeals court reversed the judgment of the district court and remanded the case for further proceedings. The matter is now before the Bankruptcy Court for further determination.

      In August 2001, the Department of Revenue of the Province of Quebec, Canada issued an assessment against Viskase Canada in the amount of $2.7 million (Canadian) plus interest and possible penalties. This

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assessment is based upon Viskase Canada’s failure to collect and remit sales tax during the period July 1, 1997 to May 31, 2001. During this period, Viskase Canada did not collect and remit sales tax in Quebec on reliance of the written advice of its outside accounting firm. Viskase Canada filed a Notice of Objection in November 2001 with supplementary submission in October 2002. The Notice of Objection found in favor of the Department of Revenue. The Company has appealed the decision. The ultimate liability for the Quebec sales tax lies with the customers of Viskase Canada during the relevant period. Viskase Canada could be required to pay the amount of the underlying sales tax prior to receiving reimbursement for such tax from its customers. The Company has, however, provided for a reserve of $0.3 million (U.S.) for interest and penalties, if any, but has not provided for a reserve for the underlying sales tax. Viskase Canada is negotiating with the Quebec Department of Ministry to avoid having to collect the sales tax from customers who will then be entitled to credit for such sales tax collected.

      During 1999 and 2000, the Company and certain of its subsidiaries and one other sausage casings manufacturer were named in 10 virtually identical civil complaints filed in the United States District Court for the District of New Jersey. Each complaint brought on behalf of a purported class of sausage casings customers alleges that the defendants unlawfully conspired to fix prices and allocate business in the sausage casings industry. In 2001, all of the consolidated cases were transferred to the United States District Court for the Northern District of Illinois, Eastern Division. The Company strongly denies the allegations set forth in these complaints.

      In May 2004, the Company entered into a settlement agreement, without the admission of any liability (“Settlement Agreement”) with the plaintiffs. Under terms of the Settlement Agreement, the plaintiffs will fully released the Company and its subsidiaries from all liabilities and claims arising from the civil action in exchange for the payment of a $0.3 million settlement amount, which amount was reserved in the December 31, 2003 financial statements.

      The Company and its subsidiaries are involved in these and various other legal proceedings arising out of their business and other environmental matters, none of which is expected to have a material adverse effect upon results of operations, cash flows or financial condition.

16.	Capital Stock and Paid-In Capital

      Authorized shares of preferred stock ($0.01 par value per share) and common stock ($0.01 par value per share) for the Company are 50,000,000 shares and 50,000,000 shares, respectively. A total of 10,670,053 shares of common stock were issued and outstanding as of December 31, 2003.

      Under terms of the restructuring, 660,000 shares of common stock were reserved for grant to management and employees under the Viskase Companies, Inc. Restricted Stock Plan. On April 3, 2003, the Company granted 330,070 shares of restricted common stock (“Restricted Stock”) under the Restricted Stock Plan. Shares granted under the Restricted Stock Plan vested 12.5% on grant date; 17.5% on the first anniversary of grant date; 20% on the second anniversary of grant date; 20% on the third anniversary; and, 30% on the fourth anniversary of the grant date, subject to acceleration upon the occurrence of certain events. The Restricted Stock expense for the nine-month period ended December 31, 2003, for the Reorganized Company is $11 thousand. The value of the Restricted Stock was calculated based on the fair market value of the new common stock upon emergence from bankruptcy using a multiple of cash flow calculation to determine enterprise value and the related equity value.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Earnings Per Share

      Following are the reconciliations of the numerators and denominators of the basic and diluted EPS (in thousands, except for number of shares and per share amounts):

	Predecessor Company			Reorganized
				Company
			January 1	April 3
	Year Ended December 31,		Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Numerator
(Loss) income available to common stockholders
From continuing operations	$(28,715)	$(19,330)	$151,873	$(46,627)
Discontinued operations net of income taxes Gain on disposal	3,189	—	—	—

Net loss available to common stockholders for basic and diluted EPS	$(25,526)	$(19,330)	$151,873	$(46,627)

Denominator
Weighted-average shares outstanding for basic EPS	15,309,616	15,316,183	15,313,737	10,670,053
Effect of dilutive securities	—	—	—	—

Weighted-average shares outstanding for diluted EPS	15,309,616	15,316,183	15,313,737	10,670,053

      Common stock equivalents, consisting of common stock options (all of which were cancelled upon emergence from bankruptcy), are excluded from the weighted-average shares outstanding as the effect is antidilutive on the Predecessor Company.

      A total of 330,070 issued shares of Restricted Stock are included in the weighted-average shares outstanding for basic earnings per share for the Reorganized Company. The 2010 Warrants issued by the Reorganized Company, exercisable for a total of 304,127 shares of common stock, have been excluded as their effect is antidilutive.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Comprehensive Gain (Loss)

      The following sets forth the changes in the components of other comprehensive income (loss) and the related income tax (benefit) provision (in thousands):

	Predecessor Company			Reorganized
				Company
			January 1	April 3
	Year Ended December 31,		Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Other comprehensive income (loss)
Foreign currency translation adjustment(1)	$(129)	$3,711	$(845)	$4,547
Minimum pension liability adjustment(2)	(5,172)	(21,573)	—	—

Other comprehensive gain (loss), net of tax	$(5,301)	$(17,862)	$(845)	$4,547

(1)	Foreign currency translation adjustments, net of related tax provision of $0 for the predecessor period ended April 3, 2003, and $0 for the predecessor periods ended December 31, 2002 and 2001. Foreign currency translation adjustment, net of related tax of $0, for the Reorganized Company.

(2)	Minimum pension liability adjustment, net of a related tax provision of $0 in 2002 and 2001. The minimum pension liability adjustment is due to changes in plan return assumptions and asset performance.

19.	Fair Value of Financial Instruments

      The following table presents the carrying value and estimated fair value for the Reorganized Company as of December 31, 2003, of the Company’s financial instruments (refer to Note 9) (dollars in thousands):

	Carrying	Estimated
	Value	Fair Value

Assets
Cash and cash equivalents	$23,160	$23,160
Restricted cash	26,245	26,245
Liabilities
8% Senior Subordinated Secured Notes	46,248	45,697

20.	Research and Development Costs (Dollars in Thousands)

      Research and development costs from continuing operations for the Predecessor Company are expensed as incurred and totaled $970, $4,837 and $5,474 for 2003, 2002 and 2001, respectively. Research and development costs from continuing operations for the Reorganized Company are expensed as incurred and totaled $2,628 for the nine-month period.

21.	Related-Party Transactions (Dollars in Thousands)

      During the period from April to December 2003, Mr. Weber, the President and Chief Executive Officer of the Company, received a salary of $170,000 and other benefits (including 401(k) contributions and medical and life insurance) of approximately $10,000 from a wholly-owned subsidiary of Icahn Associates Corp. as compensation for Mr. Weber’s services to the Company and to other companies affiliated with Icahn Associates Corp.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Arnos Corp., an affiliate of Mr. Icahn, is the lender under the Company’s existing revolving credit facility. We paid Arnos Corp. origination fees, interest and unused commitment fees of $175 during the period from April 3 through December 31, 2003.

      Gregory R. Page, the President and Chief Operating Officer of Cargill, Inc., resigned as a director of the Company as of the date the Company emerged from bankruptcy in April 2003. During 2003, the Company had sales in the ordinary course of business of $613 to Cargill, Inc. and its affiliates, $200 of which occurred prior to Mr. Page’s resignation in April 2003.

22.	Business Segment Information and Geographic Area Information (Dollars in Thousands)

      The Company primarily manufactures and sells cellulosic food casings. The Company’s operations are primarily in North America, South America and Europe. Intercompany sales and charges (including royalties) have been reflected as appropriate in the following information. Certain items are maintained at the Company’s corporate headquarters and are not allocated to the segments. They include most of the Company’s debt and related interest expense and income tax benefits. Other expense for 2003 (for Reorganized Company and Predecessor Company), 2002 and 2001 includes net foreign exchange transaction gains (losses) of approximately $3,280, $1,474, $1,659 and $(2,309), respectively.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Area Information

	Predecessor Company			Reorganized
				Company
			January 1	April 3
	Year Ended December 31,		Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Net sales
United States	$120,300	$115,798	$29,470	$97,832
Canada	8,188	6,850	0	0
South America	7,861	7,424	1,606	5,857
Europe	70,058	66,458	17,939	60,705
Other and eliminations	(17,092)	(12,953)	(3,613)	(11,986)

Total	$189,315	$183,577	$45,402	$152,408

Operating (loss) income
United States	$(10,237)	$4,040	$(1,433)	$(37,063)
Canada	(520)	(449)	(98)	(376)
South America	(633)	(1,435)	(190)	(900)
Europe	(2,346)	186	(298)	(2,474)
Other and eliminations	—	—	—	—

Total	$(13,736)	$2,342	$(2,019)	$(40,813)

Identifiable assets
United States	$138,240	$131,447	$114,997	$115,711
Canada	6,762	1,466	770	745
South America	9,487	8,849	8,937	7,870
Europe	79,539	76,919	75,597	87,767
Other and eliminations	—	—	—	—

Total	$234,028	$218,681	$200,301	$212,093

23.	Quarterly Data (Unaudited)

      Quarterly financial information for 2003 and 2002 is as follows (in thousands, except for per share amounts):

	Predecessor	Reorganized Company
	Company
	January 1				April 3
	Through	Second	Third	Fourth	Through
2003	April 2	Quarter	Quarter	Quarter	December 31

Net sales	$45,402	$49,636	$51,458	$51,314	$152,408
Gross margin	7,371	10,762	11,684	9,973	32,419
Operating (loss) income	(2,019)	2,498	1,602	(44,913)	(40,813)
Net income (loss)	151,873	830	(1,295)	(46,162)	(46,627)
Net income (loss) per share — basic and diluted	9.91	0.08	(0.12)	(4.33)	(4.37)

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor Company

	First	Second	Third	Fourth
2002	Quarter	Quarter	Quarter	Quarter	Annual

Net sales	$43,387	$46,291	$48,673	$45,226	$183,577
Gross margin	8,676	10,003	9,972	8,085	36,736
Operating (loss) income	(2,435)	6,053	(2,920)	1,644	2,342
Net (loss) income	(7,883)	1,131	(8,683)	(3,895)	(19,330)
Net (loss) income per share — basic and diluted	(0.51)	0.07	(0.57)	(0.25)	(1.26)

      During the period January 1 through April 2, 2003, the Predecessor Company recognized the cancellation of debt and interest as income in the amount of $153,946 as a result of the Plan.

      During the second quarter of 2003, the Company recognized a reversal of $333 for an excess reserve related to the 2002 restructuring reserve. The restructuring income is the result of a revised estimate for employee costs.

      During the third quarter of 2003, the Company recognized restructuring expense of $1,500. The restructuring expense is a result of addressing the industry’s competitive environment and is composed of U.S. employee costs.

      During the fourth quarter of 2003, the Company recognized a write-off of goodwill of $44,430 and intangibles of $2,375. In addition, the Company recognized a European restructuring charge of $1,002 addressing the industry’s competitive environment. This amount was offset by a reversal of an excess reserve of $1,200 for the renegotiated Nucel® license fee, originally recognized in the 2000 restructuring reserve.

      During the second quarter of 2002, the Company recognized a net restructuring income of $6,132. The restructuring income is the result of a reversal of $9,289 of excess reserve from the year 2000 for the reduction of the Nucel® technology third party license fees, offset by a year 2002 restructuring charge of $3,157 (see note 12).

24.	Discontinued Operations (Dollars in Thousands)

      On January 17, 2000, the Company’s Board of Directors announced its intent to sell the Company’s plastic barrier and non-barrier shrink films business. The sale of the films business was completed on August 31, 2000. The aggregate proceeds of approximately $255,000, including a Working Capital Adjustment of $10,300, were used to retire debt, pay GECC and for general corporate purposes. The Company recognized a net gain in the amount of $3,189 in 2001.

      The operating results of the films business have been segregated from continuing operations and reported as a separate line item on the income statement under the heading Discontinued Operations.

25.	Subsequent Event

      In April 2004, the Company renegotiated and amended its lease arrangement with GECC. Under terms of the amended lease, six payments of approximately $6.1 million are due semi-annually on February 28 and August 28 beginning in February 2005. As part of the renegotiation of the lease, the Company agreed to purchase the assets at their fair market value of $9.5 million, which amount was reflected in Fresh-Start Accounting. The Company has the option to terminate the lease early upon payment of $33.0 million through February 28, 2005, thereafter the amount of the early termination payment will decrease upon payment of each semi-annual capital lease payment. The equipment will transfer to the Company free and clear of all liens on the earlier of (i) the payment of the early termination amount, plus any accrued interest due and payable at 6% per annum or (ii) the payment of the final installment due August 28, 2007.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Balance at	Provision				Balance
		Beginning	Charged to				at End
	Description	of Period	Expense	Write-offs	Recoveries	Other(1)	of Period

2004	For the period January 1 to September 30 Allowance for doubtful accounts	$523	$144	$—	$81	$9	$757
2003	For the period April 3 to December 31 Allowance for doubtful accounts	$—	$448	$—	$44	$31	$523
2003	For the period January 1 to April 2 Allowance for doubtful accounts	1,334	113	—	1	(8)	1,440
2002	For the year ended December 31 Allowance for doubtful accounts	1,470	477	(711)	22	76	1,334
2001	For the year ended December 31 Allowance for doubtful accounts	1,675	425	(554)	54	(130)	1,470

2004	For the period January 1 to September 30 Reserve for obsolete and slow-moving inventories	1,722	314	—	—	7	2,043
2003	For the period April 3 to December 31 Reserve for obsolete and slow-moving inventories	—	1,605	—	—	117	1,722
2003	For the period January 1 to April 2 Reserve for obsolete and slow-moving inventories	2,725	171	(79)	—	6	2,823
2002	For the year ended December 31 Reserve for obsolete and slow-moving inventories	2,816	1,670	(1,877)	—	116	2,725
2001	For the year ended December 31 Reserve for obsolete and slow-moving inventories	5,029	1,150	(2,029)	—	(1,334)	2,816

(1)	Foreign currency translation

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003

ASSETS
Current assets:
Cash and cash equivalents	$30,539	$23,160
Restricted cash	2,710	26,245
Receivables, net	30,769	29,065
Inventories	30,535	31,738
Other current assets	9,343	8,309

Total current assets	$103,896	$118,517
Property, plant and equipment, including those under capital leases	107,701	99,839
Less accumulated depreciation and amortization	21,441	17,109

Property, plant and equipment, net	86,620	82,730
Deferred financing costs, net	3,754	222
Other assets	9,635	10,624

Total Assets	$203,545	$212,093

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Short-term debt including current portion of long-term debt and obligations under capital leases	$351	$21,303
Accounts payable	12,807	14,893
Accrued liabilities	25,270	28,276
Current deferred income taxes	1,844	1,844

Total current liabilities	40,272	66,316
Long-term debt including obligations under capital leases	100,368	69,850
Accrued employee benefits	103,422	100,652
Noncurrent deferred income taxes	15,309	16,375
Commitments and contingencies Stockholders’ deficit
Preferred stock, $.01 par value; none outstanding
Common stock, $.01 par value 10,670,053 shares issued and 9,864,783 outstanding at September 30, 2004 and 10,670,053 shares issued and outstanding at December 31, 2003	106	106
Paid in capital	1,895	894
Accumulated (deficit)	(61,729)
Accumulated (deficit) from April 3, 2003 to December 31, 2003		(46,627)
Less 805,270 treasury shares, at cost	(298)
Accumulated other comprehensive income	4,215	4,547
Unearned restricted stock issued for future service	(15)	(20)

Total stockholders’ (deficit)	(55,826)	(41,100)

Total Liabilities and Stockholders’ Deficit	$203,545	$212,093

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Reorganized Company
					Predecessor
	3 Months	3 Months	9 Months	April 3	Company
	Ended	Ended	Ended	Through	January 1
	September 30,	September 30,	September 30,	September 30,	Through
	2004	2003	2004	2003	April 2, 2003

NET SALES	$52,954	$51,458	$154,366	$101,094	$45,402
COSTS AND EXPENSES
Cost of sales	42,048	39,774	121,690	78,648	38,031
Selling, general and administrative	7,373	8,313	22,779	16,645	8,890
Amortization of intangibles	269	269	808	539	500
Restructuring expense	—	1,500	668	1,162

OPERATING INCOME (LOSS)	3,264	1,602	8,421	4,100	(2,019)
Interest income	131	145	349	354	323
Interest expense	3,409	3,496	9,747	6,821	1,204
Other (income) expense, net	(1,860)	(335)	1,436	(2,292)	(1,505)
Loss (gain) on early extinguishment of debt, net of income tax provision of $0 in 2004 and 2003	—	—	13,083	—	(153,946)

INCOME (LOSS) BEFORE REORGANIZATION EXPENSES AND INCOME TAXES	1,846	(1,414)	(15,496)	(75)	152,551
Reorganization expense	—	17	—	403	399

INCOME (LOSS) BEFORE INCOME TAXES	1,846	(1,431)	(15,496)	(478)	152,152
Income tax (benefit) provision	(154)	136	(393)	(13)	279

NET INCOME (LOSS)	2,000	(1,295)	(15,103)	(465)	151,873
Other comprehensive (loss) income:
Foreign currency translation adjustments	(659)	(1,596)	(332)	1,239	(845)

COMPREHENSIVE INCOME (LOSS)	$1,341	$(2,891)	$(15,435)	$774	$151,028

WEIGHTED AVERAGE COMMON SHARES — BASIC	9,864,783	10,670,053	10,393,792	10,670,053	15,314,553

PER SHARE AMOUNTS:
INCOME (LOSS) EARNINGS PER SHARE — basic
Net income (loss)	$.20	$(.12)	$(1.45)	$(.04)	$9.91

WEIGHTED AVERAGE COMMON SHARES — DILUTED	10,663,857	10,670,053	10,393,792	10,670,053	15,314,553

PER SHARE AMOUNTS:
INCOME (LOSS) EARNINGS PER SHARE — diluted
Net income (loss)	$.19	$(.12)	$(1.45)	$(.04)	$9.91

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Reorganized Company		Predecessor
			Company
	9 Months	April 3	January 1
	Ended	Through	Through
	September 30,	September 30,	April 2,
	2004	2003	2003

	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(15,103)	$(465)	$151,873
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization under capital lease	8,011	6,183	4,838
Amortization of intangibles	808	539	500
Amortization of deferred financing fees	223	41	3
Reorganization item		403	399
(Decrease) increase in deferred income taxes	(707)	1,362	(339)
Foreign currency translation (gain) loss	(17)	(236)	311
Loss (gain) in disposition of assets	144	(154)	(330)
Bad debt provision	122	259	113
Loss (gain) on debt extinguishment	13,083		(153,946)
Non-cash interest on 8% Notes	5,263
Payment of interest on 8% Notes	(2,196)
Changes in operating assets and liabilities:
Receivables	(2,255)	(2,540)	(1,358)
Inventories	770	1,422	(1,407)
Other current assets	(1,151)	1,114	(2,143)
Accounts payable and accrued liabilities	(4,606)	(3,405)	(1,429)
Other	11,888	5,489	(404)

Total adjustments	29,380	10,477	(155,192)

Net cash provided by (used in) operating activities before reorganization expense	14,277	10,012	(3,319)
Net cash used for reorganization		(403)	(386)
Cash flows from investing activities:
Capital expenditures	(3,898)	(1,349)	(527)
Reacquisition of leased assets	(9,500)	—
Proceeds from disposition of assets	(298)	2,341	1,302
Restricted cash	1,349	2,142	(4)

Net cash provided by investing activities	23,535	3,134	771
Cash flows from financing activities:
Deferred financing costs	11,188	(228)
Proceeds from issuance of long-term debt	(4,015)
Treasury stock purchase	89,348
Proceeds from issuance of warrants	1,001
Repayment of long-term borrowings and capital obligation	(104,273)	(4,253)	(15,242)

Net cash (used in) financing activities	(17,939)	(4,481)	(15,242)
Effect of currency exchange rate changes on cash	(147)	621	354

Net increase (decrease) in cash and equivalents	7,379	8,883	(17,822)
Cash and equivalents at beginning of period	23,160	9,878	27,700

Cash and equivalents at end of period	$30,534	$18,761	$9,878

Supplemental cash flow information:
Interest paid less capitalized interest	$3,218	$1,015	$3,311
Income taxes paid	$34	$295	$843

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1.	Reorganization Under Chapter 11 and Basis of Presentation In Thousands, Except Number of Shares and Per Share and Per Bond Amounts)

      Viskase Companies, Inc., a stand-alone-entity (“VCI”), filed a prepackaged Chapter 11 bankruptcy plan in the United States Bankruptcy Court for the Northern District of Illinois (“Bankruptcy Court”) on November 13, 2002. The Chapter 11 filing was for VCI only and did not include any domestic or foreign subsidiaries.

      On April 3, 2003, VCI consummated its prepackaged Chapter 11 bankruptcy plan, as modified (“Plan”), which had previously been confirmed by order of the Bankruptcy Court. Under the Plan, holders of the Company’s 10.25% Senior Notes due 2001 (“Old Senior Notes”) received just over 90% of the VCI’s equity on a fully diluted basis. Suppliers and other trade creditors were not affected by the consummation of the Plan.

      As a result of VCI’s emergence from Chapter 11 bankruptcy on April 3, 2003 and the application of fresh-start accounting (see Note 2 — Fresh-Start Accounting), consolidated financial statements for VCI and its domestic and foreign subsidiaries (collectively, the “Company”) for the periods subsequent to the effective date of VCI’s plan of reorganization in the bankruptcy proceedings are referred to as the “Reorganized Company” and are not comparable to those for the periods prior to this date, which are referred to as the “Predecessor Company.” The March 31, 2003 unaudited consolidated financial statements were used for the predecessor period ended April 2, 2003; subsequent to March 31, 2003 and through the period ending April 2, 2003, net income reflects a $153,946 gain representing the gain on debt extinguishment (refer to Item 2 Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 2). A black line has been drawn in the consolidated financial statements to distinguish, for accounting purposes, the periods associated with the Reorganized Company and the Predecessor Company. Aside from the effects of fresh-start accounting and new accounting pronouncements adopted as of the effective date of the plan of reorganization, the Reorganized Company follows the same accounting policies as the Predecessor Company.

      Condensed financial information of VCI subsequent to the Petition Date is presented below:

VISKASE COMPANIES, INC.

CHAPTER 11 FILING ENTITY
DEBTOR-IN-POSSESSION STATEMENT OF OPERATIONS
(Unaudited)

	January 1, 2003	November 13, 2002
	to	to
	March 31, 2003	December 31, 2002

	(Dollars in thousands)
Selling, general and administrative	$76	$49
Other expense, net	34	30
Intercompany (expense) income, net	(2,386)	5,049

Income (loss) before taxes and reorganization items	(2,496)	4,970
Reorganization expense	399	452
Income tax provision	—	—

NET INCOME (LOSS)	$(2,895)	$4,518

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

VISKASE COMPANIES, INC.

CHAPTER 11 FILING ENTITY
DEBTOR-IN-POSSESSION CONDENSED STATEMENT OF CASH FLOWS
(Unaudited)

	January 1, 2003	November 13, 2002
	to	to
	March 31, 2003	December 31, 2002

	(Dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$(2,895)	$4,518
Adjustments to reconcile net income to net cash:
Changes in operating assets and liabilities
Other current assets	(1)	(169)
Accrued liabilities	1	513
Decrease in deferred tax	(12)	(26)
Intercompany accounts	2,904	(4,855)
Other	3	19

Net cash (used in) operating activities	—	—
Net decrease in cash and equivalents	—	—
Cash and equivalents at beginning of period	—	—

Cash and equivalents at end of period	$—	$—

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

VISKASE COMPANIES, INC.

CHAPTER 11 FILING ENTITY
DEBTOR-IN-POSSESSION BALANCE SHEET
(Unaudited)

	March 31, 2003	December 31, 2002

	(Dollars in thousands)
ASSETS
Current assets
Other current assets	$170	$169

Total current assets	170	169
Deferred financing	36	39
Intercompany receivables	418,647	411,629
Investment in affiliate entities	(358,176)	(348,254)

Total assets	$60,677	$63,583

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities not subject to compromise:
Overdrafts payable	$52	$52
Accounts payable	364	407
Accrued liabilities	98	54

Total current liabilities not subject to compromise	514	513
Current liabilities subject to compromise	188,198	188,198
Deferred income taxes	50,006	50,018

Total liabilities	238,718	238,729
Stockholders’ deficit	(178,041)	(175,146)

Total Liabilities and Stockholders’ Deficit	$60,677	$63,583

Liquidity

      As discussed above, VCI emerged from bankruptcy on April 3, 2003. For the nine months ended September 30, 2004, the Company recorded a net loss of $(15,103) and cash flow provided by operating activities of $14,277. In connection with its emergence from bankruptcy, the Company restructured its debt and equity, and the amount due under its capital lease was renegotiated with the lessor. As of September 30, 2004, the Company had positive working capital of approximately $63,624 including restricted cash of $2,710, with additional amounts available under its revolving credit facility. While the Company could decide to raise additional amounts through the issuance of new debt or equity, management believes that the existing resources available to it will be adequate to satisfy current and planned operations for at least the next twelve months.

Summary of the Plan

      Under the terms of the Plan, the Company’s wholly owned operating subsidiary, Viskase Corporation, was merged into the Company with the Company being the surviving corporation.

      The holders of the Company’s outstanding $163,060 of Old Senior Notes received a pro rata share of $60,000 face value of new 8% Senior Subordinated Secured Notes due December 1, 2008 (“8% Notes”) and

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10,340,000 shares of new common stock (“New Common Stock”) issued by the Company on a basis of $367.96271 principal amount of 8% Notes and 63.4122 shares of New Common Stock for each one thousand dollar ($1,000) principal amount of Old Senior Notes.

      The 8% Notes bear interest at a stated rate of 8% per year, and accrue interest from December 1, 2001, payable semi-annually (except annually with respect to year four and quarterly with respect to year five), with interest payable in the form of 8% Notes (paid-in-kind) for the first three years. The first interest payment date on the 8% Notes was June 30, 2003. Interest for years four and five will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of 8% Notes (paid-in-kind). Thereafter, interest will be payable in cash. The 8% Notes mature on December 1, 2008.

      The 8% Notes were originally secured by a collateral pool consisting of substantially all of the Company’s personal property other than assets that were subject to the Company’s capital lease obligations. On June 29, 2004, in accordance with the indenture for the 8% Notes, holders of at least 66 2/3% of the 8% Notes consented to the release of all of the collateral and the related liens. As of June 29, 2004, the 8% Notes are no longer secured by the collateral pool nor are the 8% Notes senior to the other existing senior secured debt of the Company.

      Shares of common stock (“Old Common Stock”), including the stock issued to employees to celebrate the Company’s 75th Anniversary, and options of the Company outstanding prior to the Company’s emergence from bankruptcy were canceled pursuant to the Plan. In addition, the Company’s Stockholder Rights Plan was terminated pursuant to the Plan. Holders of the Old Common Stock received a pro rata share of 306,291 warrants (“2010 Warrants”) to purchase shares of New Common Stock. The 2010 Warrants have a seven-year term expiring on April 2, 2010, and have an exercise price of $10.00 per share.

      Under the restructuring, 660,000 shares of Restricted Stock were authorized for Company management and employees under a new Restricted Stock Plan. Any such shares that are issued are subject to a vesting schedule with acceleration upon the occurrence of certain events.

      The Company also entered into a three year $20,000 revolving credit facility (“Old Revolving Credit Facility”) to provide the Company with additional financial flexibility. The Old Revolving Credit Facility, which was subsequently terminated and replaced with a new revolving credit facility, was senior to the 8% Notes. The Old Revolving Credit Facility was a three-year facility. Interest under the Old Revolving Credit Facility was prime plus 200 basis points. The Old Revolving Credit Facility contained one financial covenant that required a $16.0 million minimum level of earnings before depreciation, interest, amortization and taxes (“EBITDA”) calculated on a rolling four-quarter basis.

      Following the approval of the Plan, the Company adopted Statement of Position (“SOP”) 90-7, “Fresh Start” accounting, resulting in recording all assets and liabilities at fair value. As a result, the effects of the adjustments on reported amounts of individual assets and liabilities resulting from the adoption of fresh-start accounting and the effects of the forgiveness of debt are reflected in the Company’s historical statement of operations. Upon emergence from bankruptcy, the amounts and classifications reported in the consolidated historical financial statements materially changed.

      The conversion of $163,060 of Old Senior Notes to 8% Notes and New Common Stock resulted in a $103,060 reduction of debt, which represented cancellation of debt income (“COD”), which is governed by Internal Revenue Code Section 108. Under Section 108, the Company did not recognize any taxable income for calendar year 2003, but must reduce tax attributes up to the extent of the COD income. This tax attribute reduction was used to eliminate the Company’s Net Operating Loss carryforward and reduce the tax basis of assets that the Company had previously written off for book purposes.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Fresh-Start Accounting (Dollars in Thousands)

      As previously discussed, the accompanying consolidated financial statements reflect the use of fresh-start accounting as required by SOP 90-7, because the reorganized value of the Company’s assets immediately before emergence from bankruptcy was less than all post-petition liabilities, and the Predecessor Company’s stockholders received less than 50% of the Reorganized Company’s voting shares upon emergence from bankruptcy. Under fresh-start accounting, the Company’s assets and liabilities were adjusted to fair values and a reorganization value for the entity was determined by the Company based upon the estimated fair value of the enterprise before considering values allocated to debt. The portion of the reorganization value, which could not be attributed to specific tangible or identified intangible assets of the Reorganized Company, totaled $44,430. In accordance with SFAS No. 142, this amount is reported as “Goodwill” in the consolidated financial statements. Fresh-start accounting resulted in the creation of a new reporting entity with no accumulated deficit as of April 3, 2003. The reorganization value of the Company was based upon the compilation of many factors and various valuation methods, including: (i) discounted cash flow analysis using five-year projected financial information applying discount rates between 16% and 18% and terminal cash flow multiples of 5.0X to 6.0X based upon review of selected publicly traded company market multiples of certain companies operating businesses viewed to be similar to that of the Company; and (ii) other applicable ratios and valuation techniques believed by the Company and its financial advisors to be representative of the Company’s business and industry.

      The valuation was based upon a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies beyond the control of the Company.

      Upon the adoption of fresh-start accounting, as of April 3, 2003, the Company recorded goodwill of $44,430, which equals the reorganization value in excess of amounts allocable to identifiable net assets recorded in accordance with SOP 90-7. In the fourth quarter of 2003, the Company performed its first annual goodwill impairment analysis under SFAS No. 142. Due to the fact the fair value of the Company’s single reporting unit, as estimated by the Company’s market capitalization, was significantly less than the net book

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value at December 31, 2003, the Company wrote off the entire $44,430 goodwill balance in the fourth quarter of 2003.

	Predecessor					Reorganized
	Company	Adjustments				Company
	March 31,					April 3,
	2003	Reorganization		Fresh-Start		2003

ASSETS
Current assets:
Cash and cash equivalents	$9,878					$9,878
Restricted cash	28,351					28,351
Receivables, net	26,715					26,715
Inventories	32,235			(399	)(10)	31,836
Other current assets	9,376					9,376

Total current assets	106,555	—		(399)		106,156
Property, plant and equipment, including those under capital leases	246,238			(160,696	)(11)	85,542
Less accumulated depreciation and amortization	158,903			(158,903	)(11a)	—

Property, plant and equipment, net	87,335	—		(1,793)		85,542
Deferred financing costs, net	36					36
Other assets	6,375			6,371	(12)	12,746
Excess reorganization value/goodwill		30,495	(1)	13,935	(13)	44,430

Total Assets	$200,301	$30,495		$18,114		$248,910

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor					Reorganized
	Company	Adjustments				Company
	March 31,					April 3,
	2003	Reorganization		Fresh-Start		2003

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities not subject to compromise:
Short-term debt including current portion of long-term debt and obligations under capital leases	$14,894					14,894
Accounts payable	12,387					12,387
Accrued liabilities	25,284	40	(2)	3,150	(14)	28,474
Current deferred income taxes	1,597					1,597

Total current liabilities not subject to compromise	54,162	40		3,150		57,352
Current liabilities subject to compromise	188,198	(188,198	)(3)			0
Long-term debt including obligations under capital leases not subject to compromise	34,235	39,643	(4)			73,878
Accrued employee benefits	77,581			22,662	(15)	100,243
Noncurrent deferred income taxes	24,166			(7,698	)(16)	16,468
Commitments and contingencies Stockholders’ (deficit) equity:
Old common stock, $.01 par value; 15,314,562 shares issued and outstanding	153	(153	)(5)			0
New common stock, $.01 par value; 10,670,053 shares issued and outstanding		106	(6)			106
Paid in capital	138,004	(137,110	)(7)			894
Accumulated (deficit)	(293,977)	293,977	(8)			0
Accumulated other comprehensive (loss)	(22,168)	22,168	(5)			0
Unearned restricted stock issued for future service	(53)	22	(9)			(31)

Total stockholders’ (deficit) equity	(178,041)	179,010		0		969

Total Liabilities and Stockholders’ (Deficit) Equity	$200,301	$30,495		$18,114		$248,910

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reorganization Adjustments:

(1)	Excess reorganization value consisted of the following:
	a.	Eliminate the accumulated other comprehensive loss	$22,168
	b.	Eliminate the unearned restricted stock	53
	c.	Eliminate the accumulated deficit	140,031
	d.	Recognize the accreted interest for the period December 1, 2001 through March 31, 2003	6,400
	e.	Eliminate the par value of Old Common Stock	(153)
	f.	Eliminate the paid in capital for Old Common Stock	(138,004)

			$30,495

(2)	To reclassify the pre-petition other current liabilities to accrued liabilities		$40
(3)	The adjustment to liabilities subject to compromise consisted of the following:
	a.	Pursuant to the Plan, the Old Senior Notes were exchanged for 8% Senior Notes	$(163,060)
	b.	Pursuant to the Plan, eliminate the accrued interest payable on the Old Senior Notes	(25,098)
	c.	Reclassify the pre-petition other current liabilities	(40)

			$(188,198)

(4)	The adjustment to long-term debt consisted of the following:
	a.	Pursuant to the Plan, issuance of 8% Senior Notes at fair market value	$33,243
	b.	Recognize the accreted paid-in-kind (PIK) and effective interest on the 8% Senior Notes for the period December 1, 2001 to March 31, 2003	6,400

			$39,643

(5)	Eliminate Old Common Stock of ($153) and the accumulated other comprehensive loss of $22,168
(6)	Adjustments to New Common Stock consist of the following:
	a.	Pursuant to the Plan, represents the par value of equity at fair market value exchanged for Old Senior Notes	$103
	b.	Pursuant to the Plan, represents the par value of shares issued to management for the new Restricted Stock Plan	3

			$106

(7)	The adjustment to paid in capital consists of the following:
	a.	Eliminate the paid in capital for Old Common Stock	$(138,004)
	b.	Recognize the paid in capital on equity at fair market value exchanged for Old Senior Notes	866
	c.	Recognize the paid in capital value of shares at fair market value issued to management from the new Restricted Stock Plan	28

			$(137,110)

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(8)	The adjustment to the accumulated deficit consists of the following:
	a.	Pursuant to the Plan, the issuance of New 8% Senior Notes at fair market value	$(33,243)
	b.	Recognize the equity at fair market value exchanged for Old Senior Notes	(969)
	c.	Pursuant to the Plan, the Old Senior Notes were exchanged for New 8% Senior Notes	163,060
	d.	Pursuant to the Plan, eliminate the accrued interest payable on the Old Senior Notes	25,098
	e.	Eliminate accumulated deficit	140,031

			$293,977

(9)	a.	Recognize the fair market value of the new Restricted Stock Plan shares issued to management	$(31)
	b.	Eliminate the old unearned restricted stock	53

			$22

Fresh-Start Adjustments:

(10)	Represents adjustment to write down inventories to net realizable value		$(399)

(11)	Adjustments to property, plant and equipment consist of the following:
	a.	Eliminate accumulated depreciation	$(158,903)
	b.	Write-up U.S. property, plant and equipment to fair market value	8,323
	c.	Write-up Chicago East Plant to fair market value	1,493
	d.	Write-up Europe property, plant and equipment to fair market value	2,747
	e.	Write-off property, plant and equipment for Brazil	(3,436)
	f.	Write-down GECC assets for fair market value	(10,920)

			$(160,696)

(12)	Adjustments to other assets consist of the following:
	a.	Adjustment to write-up patents to fair market value	$3,098
	b.	Fair market value of non-compete agreements	1,236
	c.	Fair market value of customer backlog	2,375
	d.	Write-off intangible pension assets	(338)

			$6,371

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(13)	The adjustments to reorganization value in excess of amounts allocable to identifiable assets and liabilities:
	a.	Represents adjustment to write down inventories to net realizable value	$399
	b.	Write-up U.S. property, plant and equipment to fair market value	(8,323)
	c.	Adjustment to write-up patents to fair market value	(3,098)
	d.	Recognize a liability for the foreign and domestic projected benefit obligation (PBO) in excess of plan assets	22,662
	e.	Recognize a liability due to emergence	3,150
	f.	Write-up Chicago East Plant to fair market value	(1,493)
	g.	Write-up Europe property, plant and equipment to fair market value	(2,747)
	h.	Write-off property, plant and equipment for Brazil	3,436
	i.	Fair market value of non-compete agreements	(1,236)
	j.	Fair market value of customer backlog	(2,375)
	k.	Write-off intangible pension assets	338
	l.	Adjust the deferred tax liability to fair market value	(7,698)
	m.	Write-down GECC assets to fair market value	10,920

			$13,935

	Recognize a liability for severance obligation due to former
(14)	chief chang of re conti	executive officer and president that was triggered by e of control upon emergence from bankruptcy and recognition serves for legal services related to specific loss ngencies	$3,150

(15)	To recognize a liability for the foreign and domestic PBO in excess of plan assets		$22,662

(16)	To adjust the deferred tax liability to fair market value		$(7,698)

3.	Cash and Cash Equivalents (Dollars in Thousands)

	September 30, 2004	December 31, 2003

Cash and cash equivalents	$30,539	$23,160
Restricted cash	2,710	26,245

	$33,249	$49,405

As of September 30, 2004, cash equivalents and restricted cash of $27,422 are invested in short-term investments.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Inventories (Dollars in Thousands)

      Inventories consisted of:

	September 30, 2004	December 31, 2003

Raw materials	$4,598	$4,328
Work in process	11,920	13,679
Finished products	14,017	13,731

	$30,535	$31,738

      Approximately 47% of the Company’s inventories at September 30, 2004 are valued at LIFO. Remaining inventories, primarily foreign, are valued at the lower of first-in, first-out (“FIFO”) cost or market.

5.	Debt Obligations (Dollars in Thousands, Except for Number of Shares and Warrants and Per Share, Per Warrant and Per Bond Amounts)

      On June 29, 2004, the Company issued $90,000 of new 11.5% Senior Secured Notes due 2011 (“11.5% Senior Secured Notes”) and 90,000 warrants (“New Warrants”) to purchase an aggregate of 805,230 shares of common stock of the Company. The proceeds of the 11.5% Senior Secured Notes and the 90,000 New Warrants totaled $90,000. The 11.5% Senior Secured Notes have a maturity date of, and the New Warrants expire on June 15, 2011. The $90,000 proceeds were used for the (i) repurchase $55,527 principal amount of the 8% Notes at a price of 90% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon; (ii) early termination of the General Electric Capital Corporation (“GECC”) capital lease and repurchase of the operating assets subject thereto for a purchase price of $33,000; and (iii) payment of fees and expenses associated with the refinancing and repurchase of existing debt. In addition, the Company entered into a new $20,000 revolving credit facility with a financial institution. The revolving credit facility is a five-year facility with a June  29, 2009 maturity date.

      Each of the 90,000 New Warrants entitles the holder to purchase 8.947 shares of the Company’s common stock at an exercise price of $.01 per share. The New Warrants were valued for accounting purposes using the Black-Scholes model. Using the Black-Scholes model, each of the 90,000 New Warrants was valued at $11.117 for an aggregate fair value of the warrant issuance of $1,001. The remaining $88,899 of aggregate proceeds were allocated to the carrying value of the 11.5% Senior Secured Notes as of June 29, 2004.

      Outstanding short-term and long-term debt consisted of:

	September 30, 2004	December 31, 2003

Short-term debt, current maturity of long-term debt, and capital lease obligation:
Capital Lease Obligation		$21,299
Other	$351	4

Total short-term debt	$351	$21,303

Long-term debt:
11.5% Senior Secured Notes	$89,035
8% Notes	11,234	$46,248
Capital Lease Obligation		23,500
Other	99	102

Total long-term debt	$100,368	$69,850

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

New Revolving Credit Facility

      On June 29, 2004, the Company entered into a new $20,000 secured revolving credit facility (“New Revolving Credit Facility”). The New Revolving Credit Facility includes a letter of credit subfacility of up to $10,000 of the total $20,000 maximum facility amount. The New Revolving Credit Facility expires on June 29, 2009. Borrowings under the loan and security agreement governing this New Revolving Credit Facility are subject to a borrowing base formula based on percentages of eligible domestic receivables and eligible domestic inventory. Under the New Revolving Credit Facility, we will be able to choose between two per annum interest rate options: (i) the lender’s prime rate and (ii) LIBOR plus a margin of 2.50% (which margin will be subject to performance based increases up to 2.50% and decreases down to 2.00%); provided that the minimum interest rate shall be at least equal to 3.00%. Letter of credit fees will be charged a per annum rate equal to the then applicable LIBOR rate margin less 50 basis points. The New Revolving Credit Facility also provides for an unused line fee of 0.375% per annum.

      Indebtedness under the New Revolving Credit Facility is secured by liens on substantially all of the Company and the Company’s domestic subsidiaries’ assets, with liens (i) on inventory, account receivables, lockboxes, deposit accounts into which payments are deposited and proceeds thereof, will be contractually senior to the liens securing the 11.5% Senior Secured Notes and the related guarantees pursuant to an intercreditor agreement, (ii) on real property, fixtures and improvements thereon, equipment and proceeds thereof, will be contractually subordinate to the liens securing the 11.5% Senior Secured Notes and such guarantees pursuant to such intercreditor agreement, (iii) on all other assets, will be contractually pari passu with the liens securing the 11.5% Senior Secured Notes and such guarantees pursuant to such intercreditor agreement.

      The New Revolving Credit Facility contains various covenants which will restrict the Company’s ability to, among other things, incur indebtedness, enter into mergers or consolidation transactions, dispose of assets (other than in the ordinary course of business), acquire assets, make certain restricted payments, prepay any of the 8% Notes at a purchase price in excess of 90% of the aggregate principal amount thereof (together with accrued and unpaid interest to the date of such prepayment), create liens on our assets, make investments, create guarantee obligations and enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The New Revolving Credit Facility also requires that we comply with various financial covenants, including meeting a minimum EBITDA requirement and limitations on capital expenditures in the event our usage of the New Revolving Credit Facility exceeds 30% of the facility amount. The New Revolving Credit Facility also requires payment of a prepayment premium in the event that it is terminated prior to maturity. The prepayment premium, as a percentage of the $20,000 facility amount, is 3% through June 29, 2005, 2% through June 29, 2006, and 1% through June 29, 2007.

Old Revolving Credit Facility

      The Company had a secured revolving credit facility (“Old Revolving Credit Facility”) with an initial availability of $10,000 with Arnos Corp., an affiliate of Carl C. Icahn. During February 2004, the amount of the Old Revolving Credit Facility availability increased by $10,000 to an aggregate amount of $20,000. The Old Revolving Credit Facility was terminated on June 29, 2004 in connection with the issuance of the 11.5% Senior Secured Notes discussed below. Borrowings under the Old Revolving Credit Facility bore interest at a rate per annum at the prime rate plus 200 basis points.

      The Old Revolving Credit Facility was secured by a collateral pool (“Collateral Pool”) comprised of (i) all domestic accounts receivable (including intercompany receivables) and inventory; (ii) all patents, trademarks and other intellectual property (subject to non-exclusive licensing agreements); (iii) substantially all domestic fixed assets (other than assets subject to the Company’s lease agreement with GECC); and (iv) a pledge of 65% of the capital stock of Viskase Europe Limited and Viskase Brasil Embalagens Ltda. The Old Revolving Credit Facility was also guaranteed by the Company’s significant domestic subsidiaries. Such

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

guarantees and substantially all of such collateral were shared by the lender under the Old Revolving Credit Facility, the holders of the 8% Notes and GECC under the GECC lease pursuant to intercreditor agreements. Pursuant to such intercreditor agreements, the security interest of the Old Revolving Credit Facility had priority over all other liens on such Collateral Pool.

      Under the terms of the Old Revolving Credit Facility, the Company was required to maintain a minimum annual level of EBITDA of $16,000 calculated at the end of each calendar quarter. The Old Revolving Credit Facility contained covenants with respect to the Company limiting (subject to a number of important qualifications), among other things, (i) the ability to pay dividends or redeem or repurchase common stock, (ii) incurrence of indebtedness, (iii) creation of liens, (iv) certain affiliate transactions, (v) the ability to merge into another entity, (vi) the ability to consolidate with or merge with another entity and (vi) the ability to dispose of assets.

      The average interest rate for borrowings during 2003 under the Old Revolving Credit Facility was 6.2%.

      There were no short-term borrowings under either of the revolving credit facilities during the first nine months of 2004.

11.5% Senior Secured Notes

      On June 29, 2004, the Company issued $90,000 of 11.5% Senior Secured Notes that bear interest at a rate of 11.5% per annum, payable semi-annually in cash on June 15 and December 15, commencing on December 15, 2004. The 11.5% Senior Secured Notes mature on June 15, 2011.

      The 11.5% Senior Secured Notes will be guaranteed on a senior secured basis by all of our future domestic restricted subsidiaries that are not immaterial subsidiaries (as defined). The 11.5% Senior Secured Notes and the related guarantees (if any) are secured by substantially all of the tangible and intangible assets of the Company and guarantor subsidiaries (if any); and includes the pledge of the capital stock directly owned by the Company or the guarantors; provided that no such pledge will include more than 65% of any foreign subsidiary directly owned by the Company or the guarantor. The Indenture and the security documents related thereto provide that, to the extent that any rule is adopted, amended or interpreted that would require the filing with the SEC (or any other governmental agency) of separate financial statements for any of our subsidiaries due to the fact that such subsidiary’s capital stock secures the Notes, then such capital stock will automatically be deemed not to be part of the collateral securing the Notes to the extent necessary to not be subject to such requirement. In such event, the security documents may be amended, without the consent of any holder of Notes, to the extent necessary to release the liens on such capital stock.

      With limited exceptions, the 11.5% Senior Secured Notes require that the Company maintain a minimum annual level of EBITDA calculated at the end of each fiscal quarter as follows:

Fiscal quarter ending	Amount

September 30, 2004 through September 30, 2006	$16,000
December 31, 2006 through September 30, 2008	$18,000
December 31, 2008 and thereafter	$20,000

unless the sum of (i) unrestricted cash of the Company and its restricted subsidiaries as of such day and (ii) the aggregate amount of advances that the Company is actually able to borrow under the New Revolving Credit Facility on such day (after giving effect to any borrowings thereunder on such day) is at least $15.0 million. The minimum annual level of EBITDA covenant is not currently in effect as the Company’s unrestricted cash and the amount of available credit under the New Revolving Credit Facility exceeds $15.0 million.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The 11.5% Senior Secured Notes limit the ability of the Company to (i) incur additional indebtedness; (ii) pay dividends, redeem subordinated debt, or make other restricted payments, (iii) make certain investments or acquisitions; (iv) issue stock of subsidiaries; (v) grant or permit to exist certain liens; (vi) enter into certain transactions with affiliates; (vii) merge, consolidate, or transfer substantially all of our assets; (viii) incur dividend or other payment restrictions affecting certain subsidiaries; (ix) transfer, sell or acquire assets, including capital stock of subsidiaries; and, (x) change the nature of our business. At any time prior to June 15, 2008, the Company may redeem, at its option, some or all of the 11.5% Senior Secured Notes at a make-whole redemption price equal to the greater of (i) 100% of the aggregate principal amount of the 11.5% Senior Secured Notes being redeemed and (ii) the sum of the present values of 105 3/4% of the aggregate principal amount of such 11.5% Senior Secured Notes and scheduled payments of interest on such 11.5% Senior Secured Notes to and including June 15, 2008, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together with, in each case, accrued and unpaid interest and additional interest, if any, to the date of redemption. The make-whole redemption price as of September 30, 2004 is approximately 133%.

      On or after June 15, 2008, the Company may redeem, at its option, some or all of the 11.5% Senior Secured Notes at the following redemption prices, plus accrued and unpaid interest to the date of redemption:

For the periods below	Percentage

On or after June 15, 2008	105 3/4%
On or after June 15, 2009	102 7/8%
On or after June 15, 2010	100%

      Prior to June 15, 2007, the Company may redeem, at its option, up to 35% of the aggregate principal amount of the 11.5% Senior Secured Notes with the net proceeds of any equity offering at 111 1/2% of their principal amount, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the 11.5% Senior Secured Notes remains outstanding immediately following the redemption.

      Within 90 days after the end of each fiscal year ending in 2006 and thereafter, for which the Company’s Excess Cash Flow (as defined) was greater than or equal to $2.0 million, the Company must offer to purchase a portion of the 11.5% Senior Secured Notes at 101% of principal amount, together with accrued and unpaid interest to the date of purchase, with 50% of our Excess Cash Flow from such fiscal year (“Excess Cash Flow Offer Amount”); except that no such offer shall be required if the New Revolving Credit Facility prohibits such offer from being made because, among other things, a default or an event of default is then outstanding thereunder. The Excess Cash Flow Offer Amount shall be reduced by the aggregate principal amount of 11.5% Senior Secured Notes purchased in eligible open market purchases as provided in the indenture.

      If the Company undergoes a change of control (as defined), the holders of the 11.5% Senior Secured Notes will have the right to require the Company to repurchase their 11.5% Senior Secured Notes at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.

      If the Company engages in asset sales, it must either invest the net cash proceeds from such sales in its business within a certain period of time (subject to certain exceptions), prepay indebtedness under the New Revolving Credit Facility (unless the assets that are the subject of such sales are comprised of real property, fixtures or improvements thereon or equipment) or make an offer to purchase a principal amount of the 11.5% Senior Secured Notes equal to the excess net cash proceeds. The purchase price of each 11.5% Senior Secured Note so purchased will be 100% of its principal amount, plus accrued and unpaid interest to the date of purchase.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      8% Notes

      The 8% Notes bear interest at a rate of 8% per year, and accrue interest from December 1, 2001, payable semi-annually (except annually with respect to year four and quarterly with respect to year five), with interest payable in the form of 8% Notes (pay-in-kind) for the first three years. Interest for years four and five will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of 8% Notes (pay-in-kind). Thereafter, interest will be payable in cash. The 8% Notes mature on December 1, 2008.

      On June 29, 2004, the Company repurchased $55,527 aggregate principal amount of its 8% Notes, and the holders (i) released the liens on the collateral that secured the 8% Notes, (ii) contractually subordinated the Company’s obligations under the 8% Notes to obligations under certain indebtedness, including the new 11.5% Senior Secured Notes and the New Revolving Credit Facility; and (iii) eliminated substantially all of the restrictive covenants contained in the indenture governing the 8% Notes. The carrying amount of the remaining 8% Notes outstanding at September 30, 2004 is $11,234.

      Prior to June 29, 2004, the 8% Notes were secured by a collateral pool comprised of (1) all domestic accounts receivable and inventory; (2) all patents, trademarks and other intellectual property (subject to non-exclusive licensing agreements); (3) all instruments, investment property and other intangible assets, (4) substantially all domestic fixed assets and (5) a pledge of 100% of the capital stock of two of the Company’s domestic subsidiaries, but excluding assets subject to the GECC lease, certain real estate and certain assets subject to prior liens. Pursuant to an intercreditor agreement, the prior security interest of the holders of the 8% Notes in such collateral was subordinated to the lender under the Old Revolving Credit Facility and was senior to the security interest of GECC under the GECC lease. As of June 29, 2004, the 8% Notes are no longer secured by the collateral pool and accordingly, are effectively subordinated to the 11.5% Senior Secured Notes.

      The 8% Notes were valued at market in fresh-start accounting. The discount to face value is being amortized using the effective-interest rate methodology through maturity with an effective interest rate of 10.46%. The principal amount and the carrying amount of the remaining 8% Notes outstanding at September 30, 2004 are $15,675 and $11,234, respectively.

      The following table summarizes the carrying value of the 8% Notes at December 31 assuming interest through 2006 is paid in the form of 8% Notes (paid-in-kind):

	2004	2005	2006	2007

8% Notes
Principal	$15,983	$17,261	$18,684	$18,684
Discount	4,226	3,305	2,283	1,148

Carrying value	$11,757	$13,956	$16,401	$17,536

Letter of Credit Facility

      Letters of credit in the amount of $1,902 were outstanding under letter of credit facilities with commercial banks, and were cash collateralized at September 30, 2004.

      The Company finances its working capital needs through a combination of internally generated cash from operations and cash on hand. The New Revolving Credit Facility provides additional financial flexibility.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GECC

      In April 2004, the Company renegotiated and amended its lease arrangement with GECC. Under terms of the amended lease, six payments of approximately $6,092 were due semi-annually on February 28 and August 28 beginning in February 2005. As part of the renegotiation of the lease, the Company agreed to purchase the assets at their fair market value of $9,500. The Company obtained the option to terminate the lease early upon payment of $33,000 through February 28, 2005; thereafter the amount of the early termination payment would decrease upon payment of each semi-annual capital lease payment. The equipment would transfer to the Company free and clear of all liens on the earlier of (i) the payment of the early termination amount, plus any accrued interest due and payable at 6% per annum or (ii) the payment of the final installment due August 28, 2007.

      On June 29, 2004, the Company exercised its $33,000 early termination payment option, terminated the lease and acquired title to the leased equipment. The leased equipment was transferred to the Company free and clear of all liens.

6.	Contingencies

      In 1988, Viskase Canada Inc. (“Viskase Canada”), a subsidiary of the Company, commenced a lawsuit against Union Carbide Canada Limited and Union Carbide Corporation (“Union Carbide”) in the Ontario Superior Court of Justice, Court File No.: 292270188 seeking damages resulting from Union Carbide’s breach of environmental representations and warranties under the Amended and Restated Purchase and Sale Agreement, dated January 31, 1986 (“Agreement”). Pursuant to the Agreement, Viskase Corporation and various affiliates (including Viskase Canada) purchased from Union Carbide and Union Carbide Films Packaging, Inc., its cellulosic casings business and plastic barrier films business (“Business”), which purchase included a facility in Lindsay, Ontario, Canada (“Site”). Viskase Canada is claiming that Union Carbide breached several representations and warranties and deliberately and/or negligently failed to disclose to Viskase Canada the existence of contamination on the Site.

      In November 2000, the Ontario Ministry of the Environment (“MOE”) notified Viskase Canada that it had evidence to suggest that the Site was a source of polychlorinated biphenyl (“PCB”) contamination. Viskase Canada has been working with the MOE in investigating the PCB contamination and developing and implementing, if appropriate, a remedial plan for the Site and the affected area. Viskase Canada and others have been advised by the MOE that the MOE expects to issue certain Director’s Orders requiring remediation under applicable environmental legislation against Viskase Canada, The Dow Chemical Company, corporate successor to Union Carbide (“Dow”), and others in the next few months. Dow, which has replaced or soon will replace Union Carbide as the defendant in the lawsuit against Union Carbide, has consented to an amendment to the lawsuit, which Viskase Canada will file with the court as soon as the claim can be adequately quantified, that alleges that any PCB contamination at or around the Site was generated from Union Carbide’s plastics extrusion business, which was operated at the Site by Union Carbide prior to the purchase of the Business. Union Carbide’s plastics extrusion business was not part of the Business purchased by Viskase Corporation and its affiliates. Viskase Canada will be asking the court to require Union Carbide to repurchase the Site from Viskase Canada and award Viskase Canada damages in excess of $2.0 million (Canadian). The Company has reserved $0.75 million (U.S.) for the property remediation. The lawsuit is still pending and is expected to proceed to trial in 2005.

      In 1993, the Illinois Department of Revenue (“IDR”) submitted a proof of claim against Envirodyne Industries, Inc. (now known as Viskase Companies, Inc.) and its subsidiaries in Bankruptcy Court, Bankruptcy Case Number 93 B 319 for alleged liability with respect to the IDR’s denial of the Company’s allegedly incorrect utilization of certain loss carry-forwards of certain of its subsidiaries. In September 2001, the Bankruptcy Court denied the IDR’s claim and determined the debtors were not responsible for 1998 and 1999 tax liabilities, interest and penalties. The IDR appealed the Bankruptcy Court’s decision to the United States

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

District Court, Northern District of Illinois, Case Number 01 C 7861; and in February 2002 the district court affirmed the Bankruptcy Court’s order. IDR appealed the district court’s order to United States Court of Appeals for the Seventh Circuit, Case Number 02-1632. On January 6, 2004, the appeals court reversed the judgment of the district court and remanded the case for further proceedings. The matter is now before the Bankruptcy Court for further determination.

      In August 2001, the Department of Revenue of the Province of Quebec, Canada issued an assessment against Viskase Canada in the amount of $2.7 million (Canadian) plus interest and possible penalties. This assessment is based upon Viskase Canada’s failure to collect and remit sales tax during the period July 1, 1997 to May 31, 2001. During this period, Viskase Canada did not collect and remit sales tax in Quebec on reliance of the written advice of its outside accounting firm. Viskase Canada filed a Notice of Objection in November 2001 with supplementary submission in October 2002. The Notice of Objection found in favor of the Department of Revenue. The Company has appealed the decision. The ultimate liability for the Quebec sales tax lies with the customers of Viskase Canada during the relevant period. Viskase Canada could be required to pay the amount of the underlying sales tax prior to receiving reimbursement for such tax from its customers. The Company has, however, provided for a reserve of $0.3 million (U.S.) for interest and penalties, if any, but has not provided for a reserve for the underlying sales tax. Viskase Canada is negotiating with the Quebec Department of Ministry to avoid having to collect the sales tax from customers who will then be entitled to credit for such sales tax collected.

      During 1999 and 2000, the Company and certain of its subsidiaries and one other sausage casings manufacturer were named in ten virtually identical civil complaints filed in the United States District Court for the District of New Jersey. The District Circuit ordered all of these cases consolidated in Civil Action No. 99-5195-MLC (D.N.J.). Each complaint brought on behalf of a purported class of sausage casings customers alleges that the defendants unlawfully conspired to fix prices and allocate business in the sausage casings industry. In 2001, all of the consolidated cases were transferred to the United States District Court for the Northern District of Illinois, Eastern Division. The Company strongly denies the allegations set forth in these complaints.

      In May 2004, the Company entered into settlement agreement, without the admission of any liability (“Settlement Agreement”) with the plaintiffs. Under terms of the Settlement Agreement, the plaintiffs fully released the Company and its subsidiaries from all liabilities and claims arising from the civil action in exchange for the payment of a $0.3 million settlement amount, which amount was reserved in the December 31, 2003 financial statements.

      Under the Clean Air Act Amendments of 1990, various industries, including casings manufacturers, will be required to meet maximum achievable control technology (“MACT”) air emissions standards for certain chemicals. MACT standards applicable to all U.S. cellulosic casing manufacturers were promulgated June 11, 2002. The Company submitted extensive comments to the EPA during the public comment period. Compliance with these new rules is required by June 13, 2005, although the Company has obtained a one-year extension for both of its facilities. To date, the Company has over $2.9 million in capital expenditures, and expects to spend over $7.4 million over the next 12 months, to become compliant with MACT rules at our two U.S. extrusion facilities. Although the Company is in the process of installing the technology necessary to meet these emissions standards at our two extrusion facilities, our failure to do so, or our failure to receive a compliance extension from the regulatory agencies, could result in substantial penalties, including civil fines of up to $50,000 per facility per day or a shutdown of our U.S. extrusion operations.

      The Company is involved in these and various other legal proceedings arising out of their business and other environmental matters, none of which is expected to have a material adverse effect upon results of operations, cash flows or financial condition.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Restructuring Charge (Dollars in Millions)

      During the first quarter of 2004, the Company committed to a restructuring plan to continue to address the Company’s competitive environment. The plan resulted in a before tax charge of $0.8 million. Approximately 13% of the home office personnel were laid off due to the restructuring plan. The 2004 restructuring charge is offset by a reversal of an excess reserve of $0.1 million relating to the 2003 restructuring reserve.

      During the third and fourth quarters of 2003, the Company committed to a restructuring plan to address the industry’s competitive environment. The plan resulted in a before tax charge of $2.6 million. Approximately 2% of the Company’s worldwide workforce was laid off due to the 2003 restructuring plan. The Company reversed an excess reserve of $1.6 million of which $1.3 was Nucel® technology third party license fees that had been renegotiated. The Nucel® technology third party license fees were originally reflected in the 2000 restructuring reserve. The remaining $0.3 million represents an excess reserve for employee costs that were originally reflected in the 2002 restructuring reserve.

Restructuring Reserves

      The following table provides details of the 2004, 2003 and 2000 restructuring reserves for the period ended September 30, 2004:

	Restructuring
	Reserve as of				Restructuring
	December 31,	2004		Other	Reserve as of
	2003	Charge	Payments	Adjustments	September 30, 2004

2004 employee costs		$.8	$(.6)		$.2
2003 employee costs	$1.6		(1.3)		.3
2000 Nucel® license fees	.2				.2

Total restructuring charge	$1.8	$.8	$(1.9)		$.7

8.	New Warrants (Dollars in Thousands, Except Per Share and Per Warrant Amounts)

      On June 29, 2004, the Company issued $90,000 of 11.5% Senior Secured Notes together with the 90,000 New Warrants to purchase an aggregate of 805,230 shares of common stock of the Company. The aggregate purchase price of the 11.5% Senior Secured Notes and the 90,000 of New Warrants was $90,000. Each of the New Warrants entitles the holder to purchase 8.947 shares of the Company’s common stock at an exercise price of $.01 per share through the June 15, 2011 expiration date.

      The New Warrants were valued for accounting purposes using the Black-Scholes model. Using the Black-Scholes model, each of the New Warrants was valued at $11.117 for an aggregate fair value of the warrant issuance of $1,001.

9.	Treasury Stock (Dollars in Thousands)

      In connection with the June 29, 2004 refinancing transaction, the Company purchased 805,270 shares of its common stock from the underwriter for a purchase price of $298. The common stock has been accounted for as treasury stock. The treasury shares are being held for use in connection with any exercise of the New Warrants.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Earnings Per Share (“EPS”) (In Thousands, Except for Weighted Average Shares Outstanding)

      Following are the reconciliations of the numerators and denominators of the basic and diluted EPS.

	Reorganized Company
					Predecessor
	3 Months	3 Months	9 Months	April 3	Company
	Ended	Ended	Ended	through	January 1
	September 30,	September 30,	September 30,	September 30,	through
	2004	2003	2004	2003	April 2, 2003

NUMERATOR:
Income (loss) available to common stockholders:
Net income (loss)	$2,000	$(1,295)	$(15,103)	$(465)	$151,873

Net income (loss) available to common stockholders for basic and diluted EPS	$2,000	$(1,295)	$(15,103)	$(465)	$151,873

DENOMINATOR:
Weighted average shares outstanding for basic EPS	9,864,783	10,670,053	10,393,792	10,670,053	15,314,553

Effect of dilutive securities	799,074

Weighted average shares outstanding for diluted EPS	10,663,857	10,670,053	10,393,792	10,670,053	15,314,553

      For the 9 months ended September 30, 2004 and for the predecessor company, common stock equivalents are excluded from the loss per share calculations as the result is antidilutive.

11.	Retirement Plans (Dollars in Thousands)

Pension contributions

      The Company paid $5,032 during the third quarter of 2004 bringing the total to $6,724 for the year; and expects to contribute an additional $237 during the remainder of the year.

Pension expense

      The Company has expensed $210 in the third quarter of 2004 and expects its pension expense to be $2,324 for the year.

Postretirement benefits

      The Company has paid $963 of net contributions during the third quarter of 2004 and expects to pay approximately $947 for the remainder of the year, totaling $3,518 for the year.

Postretirement expense

      The Company has expensed $1,399 in the third quarter of 2004 and expects its postretirement benefits expense to be $5,075 for the year.

12.	Recent Accounting Pronouncements

      In December 2003, a revised version of FIN 46 (“Revised FIN 46”) was issued by the FASB. The revisions clarify some requirements, ease some implementation problems, add new scope exceptions, and add applicability judgments. Revised FIN 46 is required to be adopted by most public companies no later than

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

March 31, 2004. The Company believes that the adoption of Revised FIN 46 will not have a material impact on the Company’s results of operations or financial position.

      In December 2003, The FASB issued SFAS No. 132, “Employers’ Disclosures About Pensions and Other Postretirement Benefits — an Amendment of FASB Statements No. 87, 88, and 106.” The statement was developed in response to concerns expressed by users of financial statements regarding more information about pension plan assets, obligations, benefit payments, contributions and net benefit cost. Disclosures about postretirement benefits other than pensions are required. All new provisions for domestic plans are effective for fiscal years ending after December 15, 2003. Foreign and non-public entities disclosures are required effective for fiscal years ending after June 15, 2004. The Company has adopted the standard for the year 2004.

      On December 17, 2003, the Staff of Securities and Exchange Commission (“SEC” or the “Staff”) issued Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition,” which amends SAB 101, “Revenue Recognition in Financial Statements.” SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF No. 00-21. Additionally, SAB 104 rescinds the SEC’s “Revenue Recognition in Financial Statements Frequently Asked Questions and Answers” (the “FAQ”) issued with SAB 101 (that had been codified in SEC Topic 13, “Revenue Recognition”). Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF No. 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on the Company’s results of operations or financial position.

13.	Business Segment Information and Geographic Area Information (Dollars in Thousands)

      The Company primarily manufactures and sells cellulosic food casings. The Company’s operations are primarily in North America, South America and Europe. Intercompany sales and charges (including royalties) have been reflected as appropriate in the following information. Certain items are maintained at the Company’s corporate headquarters and are not allocated to the segments. They include most of the Company’s debt and related interest expense and income tax benefits.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table shows our net sales, operating (loss) income, identifiable assets and U.S. export sales by geographic region for the third quarter of 2004 and for the comparable prior year period (in millions):

	Predecessor
	Company
		Reorganized Company
	January 1
	Through	April 3 Through	January 1 Through
	April 2, 2003	September 30, 2003	September 30, 2004

Net Sales
United States	$29.5	$64.8	$98.4
Canada	—	—	—
South America	1.6	4.0	5.8
Europe	17.9	42.3	63.6
Other and eliminations	(3.6)	(8.0)	(13.4)

Total	$45.4	$101.1	$154.4

Operating (loss) income
United States	$(1.4)	$5.3	$10.3
Canada	(0.1)	(0.4)	(0.5)
South America	(0.2)	(0.4)	(0.7)
Europe	(0.3)	(0.4)	(0.7)
Other and eliminations	—	—	—

Total	$(2.0)	$4.1	$8.4

Identifiable Assets
United States	$115.0	$162.7	$111.6
Canada	0.8	0.8	0.6
South America	8.9	7.5	7.5
Europe	75.6	82.5	83.8
Other and eliminations	—	—	—

Total	$200.3	$253.5	$203.5

14.	Subsequent Events

      The Company will terminate postretirement medical benefits as of December 31, 2004 for all active employees and retirees in the United States who are not covered by a collective bargaining agreement. It is estimated that said termination will result in a projected $35 million reduction in the unfunded postretirement liability included in “Accrued Employee Benefits” on the Consolidated Balance Sheets.

$90,000,000

11 1/2% Senior Secured Notes Due 2011

EXCHANGE OFFER

PROSPECTUS

          ●          , 2004

        Until        ●       (90 days after the date of this prospectus), all dealers effecting transactions in the Exchange Notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

General Corporation Law

      The Company is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, a Delaware corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Certificate of Incorporation and Bylaws

      The Company’s Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

Liability Insurance

      The Company’s directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us with coverage up to $5.0 million.

Item 21.	Exhibits and Financial Statement Schedules.

      The exhibits listed below in the “Index to Exhibits” are part of this Registration Statement on Form S-4 and are numbered in accordance with Item 601 of Regulation S-K.

      All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 22.	Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by section 10(a)(3) of the Securities Act;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Viskase Companies, Inc. as duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Willowbrook, State of Illinois on December 22, 2004.

VISKASE COMPANIES, INC.

By:	/s/ GORDON S. DONOVAN

Gordon S. Donovan
Vice President and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title

/s/ ROBERT L. WEISMAN Robert L. Weisman	President and Chief Executive Officer (principal executive officer)

/s/ GORDON S. DONOVAN Gordon S. Donovan	Vice President and Chief Financial Officer (principal financial and accounting officer)

* Vincent J. Intrieri	Chairman of the Board, Director

* Eugene I. Davis	Director

* Thomas S. Hyland	Director

* James L. Nelson	Director

* Jon F. Weber	Director

/s/ GORDON S. DONOVAN Gordon S. Donovan	Attorney-in-Fact

* Executed by Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Document

3.1	Amended and Restated Certificate of Incorporation of Viskase Companies, Inc. (the “Company”), dated April 3, 2003*
3.2	Amended and Restated Bylaws of the Company*
4.1	Indenture, dated as of June 29, 2004, among the Company, as issuer, and LaSalle Bank National Association, as trustee and collateral agent**
4.2	Form of 11 1/2% Senior Secured Notes due 2011*
4.3	Registration Rights Agreement, dated as of June 29, 2004, by and between the Company and Jefferies & Company, Inc.*
4.4	Purchase Agreement, dated as of June 17, 2004, by and between the Company and Jefferies & Company, Inc.*
5.1	Opinion of Jenner & Block LLP regarding the legality of securities being offered, dated as of December **
10.1	Loan and Security Agreement, dated as of June 29, 2004, by and between the Company and Wells Fargo Foothill, Inc.**
10.2	Intellectual Property Security Agreement, dated as of June 29, 2004, by and between the Company and Wells Fargo Foothill, Inc.**
10.3	Pledge Agreement (domestic), dated as of June 29, 2004, by and between the Company and Wells Fargo Foothill, Inc.**
10.4	Pledge Agreement (foreign), dated as of June 29, 2004, by and between the Company and Wells Fargo Foothill, Inc.**
10.5	Intercreditor Agreement, dated as of June 29, 2004, by and among the Company, the Company’s subsidiaries, Wells Fargo Foothill, Inc, and LaSalle Bank National Association*
10.6	Indenture, dated as of April 3, 2003, among the Company, as issuer, and Wells Fargo Minnesota National Association as trustee for $60,000,000 of 8% Senior Subordinated Secured Notes due 2008*
10.7	First Supplemental Indenture, dated as of June 29, 2004, among the Company and Wells Fargo Bank National Association**
10.8	Restricted Stock Plan of the Company*
10.9	Management Incentive Plan for Fiscal Year 2004 of the Company**
10.10	Parallel Envirodyne Nonqualified Thrift Plan, dated as of January 1, 1987*
10.11	Amendment to the Company Parallel Nonqualified Savings Plan, dated as of July 29, 1999*
10.12	Employment Agreement, dated as of October 4, 2004, by and between the Company and Robert L. Weisman*
10.13	Employment Agreement, dated November 29, 2001, by and among the Company, Viskase Corporation and Gordon S. Donovan*
10.14	Severance Plan of the Company, dated as of July 22, 2003**
10.15	Restructuring Agreement, dated as of July 15, 2002, by and among the Company and High River Limited Partnership, Debt Strategies Fund, Inc., Northeast Investors Trust**
10.16	Security Agreement, dated as of June 29, 2004, by and among the Company, the Company’s Restricted Domestic Subsidiaries, and LaSalle Bank National Association**
10.17	Intellectual Property Security Agreement, dated as of June 29, 2004, by and between the Company and LaSalle Bank National Association**
10.18	Pledge Agreement, dated as of June 29, 2004, by and among the Company, the Company’s Restricted Domestic Subsidiaries, and LaSalle Bank National Association**
12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges*
16.1	Letter re: Change in Certifying Accountant*
21.1	List of Subsidiaries of the Company**

Exhibit No.	Document

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Company, dated as of December , 2004**
23.2	Consent of Grant Thornton LLP, independent registered public accounting firm for the Company, dated as of December , 2004**
24.1	Powers of Attorney (included on signature pages)*
25.1	Form T-1, statement of Eligibility and Qualification of Trustee*
99.1	Form of Letter of Transmittal**
99.2	Form of Notice of Guaranteed Delivery*

*	Previously filed

**	Filed herewith